Exhibit 10.1

U.S. $600,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

HOST HOTELS & RESORTS, L.P.,

as the U.S. Borrower

HOST EURO BUSINESS TRUST

as the U.S. Subsidiary Borrower

CERTAIN CANADIAN SUBSIDIARIES OF HOST HOTELS & RESORTS , L.P.,

as the Canadian Revolving Loan Borrowers,

VARIOUS LENDERS,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

BANK OF AMERICA, N.A.

as Syndication Agent

CITICORP NORTH AMERICA INC.

SOCIÉTÉ GÉNÉRALE

and

CALYON NEW YORK BRANCH

as Co-Documentation Agents

Dated as of May 25, 2007

DEUTSCHE BANK SECURITIES INC.

BANC OF AMERICA SECURITIES LLC

and

CITICORP NORTH AMERICA INC.

as Joint-Lead Arrangers and Joint Book Running Managers

Table of Contents

		Page
SECTION 1.	Definitions and Accounting Terms.	1
1.01.	Defined Terms.	1

SECTION 2.	Amount and Terms of Credit.	53
2.01.	The Commitments.	53
2.02.	Minimum Amount of Each Borrowing.	55
2.03.	Notice of Borrowing.	55
2.04.	Extension of Maturity Date.	56
2.05.	Disbursement of Funds.	56
2.06.	Revolving Notes.	57
2.07.	Conversions.	60
2.08.	Pro Rata Borrowings.	61
2.09.	Interest.	62
2.10.	Interest Periods.	64
2.11.	Increased Costs, Illegality, etc.	65
2.12.	Compensation.	68
2.13.	Lending Offices; Changes Thereto.	68
2.14.	Replacement of Lenders.	69
2.15.	Bankers’ Acceptance Provisions.	70
2.16.	Additional Revolving or Term Loan Commitments.	71
2.17.	Special Provisions Regarding RL Lenders and Alternate Currency Revolving Loans.	75
2.18.	Voluntary Adjustment or Termination of Total Maximum Canadian Dollar Revolving Loan Sub-Commitment and Total Canadian Dollar Revolving Loan Sub-Commitment.	78
2.19.	European Monetary Union.	80

SECTION 3.	Letters of Credit.	80
3.01.	Letters of Credit.	80
3.02.	Maximum Letter of Credit Outstandings; Final Maturities; etc.	81
3.03.	Letter of Credit Requests; Notices of Issuance.	82
3.04.	Letter of Credit Participations.	82
3.05.	Agreement to Repay Letter of Credit Drawings.	85
3.06.	Increased Letter of Credit Costs.	86

SECTION 4.	Commitment Commission; Canadian Commitment Commission; Fees; Reductions of Commitment.	86
4.01.	Fees.	86
4.02.	Voluntary Termination or Reduction of Total Unutilized Revolving Loan Commitment.	87

SECTION 5.	Prepayments; Payments; Taxes.	88
5.01.	Voluntary Prepayments.	88
5.02.	Mandatory Repayments and Commitment Reductions.	89
5.03.	Method and Place of Payment.	94
5.04.	Net Payments.	95

SECTION 6.	Conditions Precedent to Initial Credit Events.	98
6.01.	Execution of Agreement; Revolving Notes.	98
6.02.	Opinions of Counsel.	98
6.03.	Corporate Documents; Proceedings; etc.	98
6.04.	Fees, etc.	99
6.05.	Intentionally Omitted.	99
6.06.	Subsidiaries Guaranty.	99
6.07.	Adverse Change, etc.	99
6.08.	Litigation.	99
6.09.	Original Credit Agreement.	99
6.10.	Solvency Certificate; Insurance Certificates.	100
6.11.	Financial Statements; Projections.	100
6.12.	No Default; Representations and Warranties.	100

SECTION 7.	Conditions Precedent to All Credit Events.	100
7.01.	No Default; Representations and Warranties; Compliance with Applicable Financial Covenants.	101
7.02.	Notice of Borrowing; Letter of Credit Request.	101

SECTION 8.	Representations, Warranties and Agreements.	101
8.01.	Status.	101
8.02.	Power and Authority.	102
8.03.	No Violation.	102
8.04.	Governmental Approvals.	102
8.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc.	102
8.06.	Litigation.	104
8.07.	True and Complete Disclosure.	104
8.08.	Use of Proceeds; Margin Regulations.	104
8.09.	Tax Returns and Payments.	104
8.10.	Compliance with ERISA.	105
8.11.	The Pledge and Security Agreement; Equity Pledges.	106
8.12.	Properties.	107
8.13.	Subsidiaries.	107
8.14.	Compliance with Statutes, etc.	107
8.15.	Investment Company Act.	107
8.16.	[Intentionally Omitted].	107
8.17.	Environmental Matters.	107
8.18.	Labor Relations.	108
8.19.	Intellectual Property.	108
8.20.	Indebtedness.	108

8.21.	Status as REIT.	109

SECTION 9.	Financial Covenants.	109
9.01.	Maximum Leverage Ratio.	109
9.02.	Minimum Unsecured Interest Coverage Ratio.	109
9.03.	Minimum Consolidated Fixed Charge Coverage Ratio.	109
9.04.	Additional Financial Covenants and Limitations on Incurrence of Indebtedness.	110

SECTION 10.	Affirmative Covenants.	110
10.01.	Compliance with Laws, Etc.	110
10.02.	Conduct of Business.	110
10.03.	Payment of Taxes, Etc.	111
10.04.	Maintenance of Insurance.	111
10.05.	Preservation of Existence, Etc.	111
10.06.	Access; Annual Meetings with Lenders.	112
10.07.	Keeping of Books.	112
10.08.	Maintenance of Properties, Etc.	112
10.09.	Management Agreements, Operating Leases and Certain Other Contracts.	112
10.10.	Application of Proceeds.	113
10.11.	Information Covenants.	113
10.12.	Intentionally Omitted.	117
10.13.	Certain Subsidiaries.	117
10.14.	Foreign Subsidiaries Security.	117
10.15.	Additional Guarantors; Release of Guarantors and Collateral.	118
10.16.	End of Fiscal Years; Fiscal Quarters.	122
10.17.	Environmental Matters.	122

SECTION 11.	Negative Covenants.	122
11.01.	Liens.	122
11.02.	Indebtedness.	123
11.03.	Limitation on Certain Restrictions on Subsidiaries.	124
11.04.	Limitation on Issuance of Capital Stock.	124
11.05.	Modification and Enforcement of Certain Agreements.	124
11.06.	Limitation on Creation of Subsidiaries.	125
11.07.	Transactions with Affiliates.	125
11.08.	Sales of Assets.	126
11.09.	Consolidation, Merger, etc.	127
11.10.	Acquisitions; Investments.	128
11.11.	Dividends.	130
11.12.	Capital Expenditures.	131
11.13.	Limitation on Payments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Organizational Documents; etc.	133
11.14.	Business.	134
11.15.	Violation of Specified Indenture Covenants.	134

SECTION 12.	Events of Default.	134
12.01.	Payments.	134
12.02.	Representations, etc.	134
12.03.	Covenants.	134
12.04.	Default Under Other Agreements.	134
12.05.	Bankruptcy, etc.	135
12.06.	ERISA.	135
12.07.	Pledge and Security Agreement.	136
12.08.	Guaranty.	136
12.09.	Judgments.	136
12.10.	Change of Control.	136
12.11.	REIT Status; Cash Proceeds Retained by HHRI.	136
12.12.	General Partner Status.	137

SECTION 13.	The Agents.	138
13.01.	Appointment.	138
13.02.	Nature of Duties.	138
13.03.	Lack of Reliance on the Agents.	138
13.04.	Certain Rights of the Agents.	139
13.05.	Reliance.	139
13.06.	Indemnification.	139
13.07.	Each Agent in its Individual Capacity.	140
13.08.	Holders.	140
13.09.	Removal of or Resignation by the Agents.	140

SECTION 14.	Miscellaneous.	141
14.01.	Payment of Expenses, etc.	141
14.02.	Notices.	142
14.03.	Benefit of Agreement.	142
14.04.	No Waiver; Remedies Cumulative.	145
14.05.	Payments Pro Rata.	146
14.06.	Calculations; Computations.	146
14.07.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.	147
14.08.	Counterparts.	148
14.09.	Effectiveness.	148
14.10.	Headings Descriptive.	148
14.11.	Amendment or Waiver; etc.	148
14.12.	Survival.	150
14.13.	Domicile of Revolving Loans.	150
14.14.	Confidentiality.	151
14.15.	Register.	151
14.16.	Commercial Loan Transactions.	152
14.17.	Limitations on Recourse.	152
14.18.	Judgment Currency.	153
14.19.	Right of Setoff.	153
14.20.	Termination of Liens.	154

14.21.	Severability.	154
14.22.	USA Patriot Act Notice.	154
14.23.	Termination or Modification of Commitments under Original Credit Agreement.	154

SECTION 15.	Nature of Borrowers’ Obligations.	154
15.01.	Nature of Obligations.	154

SECTION 16.	U.S. Borrower Guaranty.	155
16.01.	The Guaranty.	155
16.02.	Bankruptcy.	155
16.03.	Nature of Liability.	155
16.04.	Guaranty Absolute.	156
16.05.	Independent Obligation.	156
16.06.	Authorization.	156
16.07.	Reliance.	157
16.08.	Subordination.	157
16.09.	Waivers.	158
16.10.	Guaranty Continuing.	159
16.11.	Binding Nature of Guaranties.	159
16.12.	Judgments Binding.	159
16.13.	Payments.	159

SCHEDULE I-A	Commitments
SCHEDULE I-B	Canadian Dollar Revolving Loan Sub-Commitments; Sterling Revolving Loan Sub-Commitments and Euro Revolving Loan Sub-Commitments
SCHEDULE II	Lender Addresses and Applicable Lending Offices
SCHEDULE III	Certain Provisions Relating to Bankers’ Acceptances
SCHEDULE IV	Subsidiaries
SCHEDULE V	Calculation of Mandatory Costs
SCHEDULE C-1	Alternative Currency Facility Valuation Dates
SCHEDULE 8.20	Indebtedness

EXHIBIT A	Notice of Borrowing
EXHIBIT B-1	Dollar Revolving Note
EXHIBIT B-2	Canadian Dollar Revolving Note
EXHIBIT B-3	Sterling Revolving Note
EXHIBIT B-4	Euro Revolving Note
EXHIBIT C	Letter of Credit Request
EXHIBIT D	Section 5.04(b)(ii) Certificate
EXHIBIT E-1	Opinion of Elizabeth A. Abdoo, Esq., General Counsel to HHRI, and counsel to the U.S. Borrower

EXHIBIT E-2	Opinion of Hogan & Hartson L.L.P., special counsel to the Credit Parties
EXHIBIT E-3	Opinion of Blake, Cassels & Graydon, LLP, special Canadian counsel to the Credit Parties
EXHIBIT E-4	Opinion of Cox, Hanson O’Reilly Matheson, special Canadian counsel to the Credit Parties
EXHIBIT F	Secretaries’ Certificate
EXHIBIT G	Pledge and Security Agreement
EXHIBIT H	Subsidiaries Guaranty
EXHIBIT I	Solvency Certificate
EXHIBIT J	Additional Revolving Loan Commitment Agreement
EXHIBIT K	Form of Corporate Forecast
EXHIBIT L	Assignment and Assumption Agreement
EXHIBIT M	Senior Note Indenture, the Twelfth Supplemental Indenture and the Specified Indenture

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 25, 2007, among HOST HOTELS & RESORTS, L. P. (f/k/a HOST MARRIOTT, L.P.), a Delaware limited partnership (the “U.S. Borrower”), HOST EURO BUSINESS TRUST, a Maryland business trust (the “U.S. Subsidiary Borrower”), each CANADIAN REVOLVING LOAN BORROWER from time to time party hereto, the LENDERS party hereto from time to time, and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the U.S. Borrower is party to the Original Credit Agreement (as defined below) and desires to amend and restate the Original Credit Agreement in its entirety with this Agreement as set forth below; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Absolute Rate” shall mean an interest rate (rounded to the nearest .0001) expressed as a decimal.

“Acceptance Fee” shall mean, in respect of a Bankers’ Acceptance, a fee calculated on the Face Amount of such Bankers’ Acceptance at a rate per annum equal to the Applicable Margin that would be payable with respect to a Revolving Loan of the Tranche under which such Banker’s Acceptance is incurred that is maintained as a Eurodollar Loan borrowed on the Drawing Date of such Bankers’ Acceptance. Acceptance Fees shall be calculated on the basis of the term to maturity of the Bankers’ Acceptance and a year of 365 days.

“Acceptance Fee Rebate” shall have the meaning provided in clause (g) of Schedule III hereto.

“Additional Acceptance Fee” shall have the meaning provided in clause (g) of Schedule III hereto.

“Additional Alternate Currency Revolving Loan Sub-Commitment” shall mean, for each Additional Revolving Loan Lender, any incremental commitment by such Additional Revolving Loan Lender to make Alternate Currency Revolving Loans pursuant to a given Alternate Currency Revolving Loan Sub-Tranche pursuant to Section 2.16 as agreed to by such Additional Revolving Loan Lender in the respective Additional Revolving Loan Commitment Agreement delivered pursuant to Section 2.16; it being understood, however, that on each date upon which an Additional Alternate Currency Revolving Loan Sub-Commitment of any

Additional Revolving Loan Lender becomes effective, such Additional Alternate Currency Revolving Loan Sub-Commitment of such Additional Revolving Loan Lender shall be added to (and thereafter become a part of) the relevant Alternate Currency Revolving Loan Sub-Commitment of such Additional Revolving Loan Lender to which such Additional Alternate Currency Revolving Loan Sub-Commitment relates for all purposes of this Agreement as contemplated by Section 2.16.

“Additional Revolving Loan Commitment” shall mean, for each Additional Revolving Loan Lender, any commitment to make Revolving Loans by such Lender pursuant to Section 2.16, in such amount as agreed to by such Lender in the respective Additional Revolving Loan Commitment Agreement; provided that on the Additional Revolving Loan Commitment Date upon which an Additional Revolving Loan Commitment of any Additional Revolving Loan Lender becomes effective, such Additional Revolving Loan Commitment of such Additional Revolving Loan Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Additional Revolving Loan Lender for all purposes of this Agreement as contemplated by Section 2.16.

“Additional Revolving Loan Commitment Agreement” shall mean an Additional Revolving Loan Commitment Agreement substantially in the form of Exhibit J (appropriately completed).

“Additional Revolving Loan Commitment Date” shall mean each date upon which an Additional Revolving Loan Commitment under an Additional Revolving Loan Commitment Agreement becomes effective as provided in Section 2.16(b).

“Additional Revolving Loan Lender” shall have the meaning provided in Section 2.16(b).

“Adjusted Funds From Operations” shall mean, for any period, Consolidated Net Income for such period plus (a) the sum of the following amounts for such period (without duplication) to the extent deducted in the determination of Consolidated Net Income for such period: (i) depreciation expense, (ii) amortization expense and other non-cash charges of HHRI and its Subsidiaries with respect to their real estate assets for such period, (iii) losses from Asset Sales, losses resulting from restructuring of Indebtedness, and extraordinary losses, (iv) amortization of financing cost, (v) minority interest expense and (vi) dividends on Qualified Preferred Stock; less (b) the sum of the following amounts to the extent included in the determination of Consolidated Net Income for such period: (i) gains from Asset Sales, gains resulting from restructuring of Indebtedness, and extraordinary gains, (ii) the applicable share of Consolidated Net Income of HHRI’s Unconsolidated Entities, and (iii) minority partner adjusted funds from operations; plus (without duplication of any amounts referred to in clause (a) above in this definition) (c) HHRI’s pro rata share of Adjusted Funds From Operations of HHRI’s Unconsolidated Entities based upon HHRI’s percentage ownership interest in such Unconsolidated Entities.

“Adjusted Total Assets” shall mean the sum of (i) Undepreciated Real Estate Assets of the U.S. Borrower and its Subsidiaries (or, in the case of any calculation pursuant to Section 5.02(b), of the U.S. Borrower and its Restricted Subsidiaries) and (ii) all other assets

(excluding intangibles) of the U.S. Borrower and its Subsidiaries (or, in the case of any calculation pursuant to Section 5.02(b), of the U.S. Borrower and its Restricted Subsidiaries) determined on a consolidated basis (it being understood that the accounts of Subsidiaries shall be consolidated with those of the U.S. Borrower only to the extent of the U.S. Borrower’s proportionate interest therein) as of any transaction date, as adjusted to reflect the application of the proceeds of the incurrence of Indebtedness and the issuance of Disqualified Stock on such transaction date. Adjusted Total Assets, as of any date of determination, shall mean the Adjusted Total Assets as of the end of the most recent fiscal quarter ending on or prior to the date of determination for which financial statements are required to have been delivered pursuant to Section 10.11 or prior to the first date such financial statements are required to be delivered, the fiscal quarter ending March 23, 2007.

“Adjustment Date” shall have the meaning provided in Section 2.18(b).

“Administrative Agent” shall mean DB in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor Administrative Agent appointed pursuant to Section 13.09.

“Affected Eurodollar Loans” shall have the meaning provided in Section 5.02(d).

“Affiliate” shall mean, with respect to any Person, any other Person (i) directly or indirectly controlling (including, but not limited to, all directors, officers and general partners of such Person) controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 10% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, provided that the right to designate a member of the board of directors or managers of a Person will not, by itself, be deemed to constitute control. Notwithstanding the foregoing, neither Marriott International nor any of its Subsidiaries shall be considered to be Affiliates of HHRI or any of its Subsidiaries.

“Affiliate Debt” shall mean any Indebtedness, whether now existing or hereafter incurred, owed by any Credit Party or any of its Subsidiaries to any other Credit Party or any of its Affiliates (including, without limitation, any Intercompany Existing Indebtedness).

“Affiliate Transaction” shall have the meaning provided for in Section 11.07.

“Agent” shall mean each of the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and Collateral Agent.

“Aggregate Alternate Currency Credit Exposure” at any time means the aggregate principal amount or Face Amount, as the case may be, of all Alternate Currency Revolving Loans then outstanding (for this purpose, using the Dollar Equivalent of the principal amount or Face Amount, as the case may be, of each Alternate Currency Revolving Loan then outstanding).

“Aggregate Individual Alternate Currency Credit Exposure” as to any Alternate Currency Revolving Loans of an Alternate Currency Revolving Loan Sub-Tranche, shall mean,

at any time, the aggregate principal amount or Face Amount, as applicable, of all Alternate Currency Revolving Loans of such Alternate Currency Revolving Loan Sub-Tranche then outstanding (for this purpose, at all times prior to the occurrence of a Sharing Event, using the Dollar Equivalent of the principal amount or Face Amount, as the case may be, of each Alternate Currency Revolving Loan then outstanding).

“Aggregate Revolving Credit Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount or Face Amount, as applicable, of all Revolving Loans then outstanding (for this purpose, at all times prior to the occurrence of a Sharing Event, using the Dollar Equivalent of the principal amount or Face Amount, as the case may be, of each Alternate Currency Revolving Loan then outstanding), plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Aggregate U.S. Revolving Exposure” at any time shall mean the sum of (i) the aggregate principal amount of all Dollar Revolving Loans then outstanding and (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Agreement” shall mean this Amended and Restated Credit Agreement, as modified, supplemented or amended (including any amendment and restatement hereof) from time to time.

“Alternate Currency” shall mean each of Canadian Dollars, Euros and Pounds Sterling.

“Alternate Currency Equivalent” shall mean the Canadian Dollar Equivalent, Euro Equivalent or Pounds Sterling Currency Equivalent, as the case may be.

“Alternate Currency Revolving Loan” shall have the meaning provided in Section 2.01.

“Alternate Currency Revolving Loan Borrower” shall mean (i) the U.S. Borrower with respect to each Sterling Revolving Loan, (ii) the U.S. Borrower or the U.S. Subsidiary Borrower, as applicable, with respect to each Euro Revolving Loan, and (iii) a Canadian Revolving Loan Borrower with respect to each Canadian Dollar Revolving Loan.

“Alternate Currency Revolving Loan Sub-Commitment” shall mean, as to any Alternate Currency RL Lender, the Pounds Sterling Revolving Loan Sub-Commitment, the Canadian Dollar Revolving Loan Sub-Commitment and the Euro Revolving Loan Sub-Commitment, as appropriate, of the respective Alternate Currency RL Lender.

“Alternate Currency Revolving Loan Sub-Commitment Sub-Limit” shall mean, with respect to the aggregate amount of Alternate Currency Revolving Loan Sub-Commitments with respect to any Alternate Currency Revolving Loan Sub-Tranche, the aggregate amount set forth opposite such Alternate Currency Revolving Loan Sub-Tranche in the table below:

Type of Sub-Tranche	Amount
Euro Revolving Loan Sub-Commitments	$300,000,000

Pounds Sterling Revolving Loan Sub-Commitments	$300,000,000

Canadian Dollar Revolving Loan Sub-Commitments	$150,000,000

; provided that the “Alternate Currency Revolving Loan Sub-Commitment Sub-Limit” for a given Alternate Currency Revolving Loan Sub-Tranche may exceed the amount set forth in the table above, so long as any such increase over the amount specified in the table above for such Alternate Currency Revolving Loan Sub-Tranche is notified to the Administrative Agent in writing in connection with an increase to the respective Alternate Currency Revolving Loan Sub-Commitments pursuant to Section 2.16.

“Alternate Currency Revolving Loan Sub-Tranche” shall mean the respective sub-facilities and Sub-Commitments made available by an Alternate Currency RL Lender (or its Affiliate) and utilized in making Alternate Currency Revolving Loans hereunder, with there being three separate Alternate Currency Revolving Loan Sub-Tranches, i.e., the Canadian Dollar Revolving Loan Sub-Commitment, the Pounds Sterling Revolving Loan Sub-Commitment and the Euro Revolving Loan Sub-Commitment.

“Alternate Currency RL Lender” shall mean (i) each Lender listed on Schedule I-B, and (ii) each additional Person that becomes an Alternate Currency RL Lender party hereto in accordance with Section 2.14, 2.16 or 14.04(b). An Alternate Currency RL Lender shall cease to be an “Alternate Currency RL Lender” when it has assigned all of its Alternate Currency Revolving Loan Sub-Commitments in accordance with Section 2.16 and/or 14.04(b). For purposes of this Agreement, (x) unless the context otherwise indicates, each reference to an Alternate Currency RL Lender which has one or more affiliates which act as an Alternate Currency RL Lender with respect to one or more other Alternate Currencies shall include such affiliate or affiliates and (y) the terms “Lender” and “RL Lender” include each Alternate Currency RL Lender unless the context otherwise requires.

“Alternate Currency RL Percentage” of any Lender at any time shall mean, with respect to a given Alternate Currency Revolving Loan Sub-Tranche, a fraction (expressed as a percentage) the numerator of which is the Alternate Currency Revolving Loan Sub-Commitment of such Alternate Currency RL Lender with respect to such Alternate Currency Revolving Loan Sub-Tranche at such time and the denominator of which is the aggregate amount of Alternate Currency Revolving Loan Sub-Commitments of all Alternate Currency RL Lenders with respect to such Alternate Currency Revolving Loan Sub-Tranche at such time.

“Alternative Facility Valuation Date” shall mean each date set forth on Schedule C-1 hereto (or, if such date is not a Business Day, the next Business Day immediately following such date); provided, however if the U.S. Borrower elects to change its fiscal quarters to end on

March 31, June 30, September 30 and December 31, each such date (or, if such date is not a Business Day, the next Business Day immediately following such date) shall thereafter become the Alternative Facility Valuation Dates in lieu of the dates set forth on Schedule C-l.

“Amended Senior Note Indenture” shall mean the Senior Note Indenture as in effect on the Effective Date, without giving effect to any covenant amendments pursuant to supplemental indentures other than (i) the amendments set forth in the Specified Indenture or (ii) such amendments as may be approved or otherwise become effective pursuant to the procedures described in the definition of “Covenant Amendment Effective Date.”

“Applicable Commitment Commission Percentage” shall mean, with respect to any quarterly period occurring between successive Quarterly Payment Dates (or, if shorter, the period through the termination of the Total Revolving Loan Commitment) during which the daily average Aggregate Revolving Credit Exposure is (i) less than 33% of the Total Revolving Loan Commitment, 0.15% per annum, (ii) greater than or equal to 33%, but less than 67%, of the Total Revolving Loan Commitment, 0.125% per annum; and (iii) greater than or equal to 67% of the Total Revolving Loan Commitment, 0.10% per annum; provided, however, that to the extent any portion of the Total Revolving Loan Commitment is not available pursuant to clause (vii) of Section 2.01(a), the Applicable Commitment Commission Percentage solely with respect to such portion shall be 0.10% per annum rather than the higher percentages set forth above in this definition.

“Applicable Covenants” shall mean, in connection with any determination required to be made by the U.S. Borrower with respect to its ability to comply with the covenants set forth in Section 9.01 through 9.03 inclusive, the covenants set forth therein that are applicable at the time of determination.

“Applicable Currency” shall mean, with respect to any Obligations, Dollars or, to the extent relating to Alternate Currency Revolving Loans, the respective Alternate Currency in which the respective Alternate Currency Revolving Loans or related amounts were incurred or are denominated; provided that in the event Revolving Loans maintained in an Alternate Currency are converted into Revolving Loans maintained in Dollars under the circumstances contemplated by Section 2.17, the Applicable Currency with respect to such Revolving Loans shall be Dollars.

“Applicable Margin” shall mean, with respect to any Revolving Loans, from and after any Start Date to and including the corresponding End Date, (i) the respective percentage per annum set forth below under the respective Type of Revolving Loan and opposite the respective Level (i.e., Level I, Level II, Level III, Level IV, Level V or Level VI, as the case may be) indicated to have been achieved on the Test Date immediately preceding such Start Date (as shown on the respective officer’s certificate delivered pursuant to Section 10.11(d) or the first proviso below) plus (ii) if any Excess Usage Amount exists as of the Test Date immediately preceding such Start Date, the Excess Usage Premium; provided, however, that the Excess Usage Premium shall be assessed only with respect to such Excess Usage Amount for so long as such amount remains outstanding following such Test Date and the Excess Usage Premium shall be adjusted between Test Dates each time that the Borrowers make a prepayment or conversion that reduces the Excess Usage Amount:

	Leverage Ratio	Base Rate Loans	Euro Rate Rate Loans
Level I	Less than 4:00:1.00	0.00%	0.65%

Level II	Greater than or equal to 4.00:1.00 but less than 4.50:1.00	0.00%	0.70%

Level III	Greater than or equal to 4.50:1.00 but less than 5.00:1.00	0.00%	0.75%

Level IV	greater than or equal to 5.00:1.00 but less than 6.00:1.00	0.00%	0.90%

Level V	greater than or equal to 6.00:1.00 but less than 7.00:1.00	0.25%	1.25%

Level VI	greater than or equal to 7.00:1.00	0.50%	1.50%

; provided, however, that if the U.S. Borrower fails to deliver the financial statements required to be delivered pursuant to Section 10.11(a) or (b) (accompanied by the officer’s certificate required to be delivered pursuant to Section 10.11(d) showing the applicable Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level VI pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Reduction Period is at a level which is less than Level VI (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided, further, that Level VI pricing shall apply at any time when any Specified Default or Event of Default is in existence. Notwithstanding anything to the contrary contained in the immediately preceding sentence (other than the second proviso thereof), Level I pricing shall apply for the period from the Effective Date to but not including the date which is the first Start Date after the Effective Date. If, as a result of any restatement of or other adjustment to the financial statements of the U.S. Borrower or for any other reason, (i) the Leverage Ratio as calculated by the U.S. Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the applicable Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the applicable Borrower under the Bankruptcy Code or similar law, automatically and without further action by the Administrative Agent, any other Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any other Lender or the Issuing Bank, as the case may be, under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margin for Canadian Revolving Loans which are Canadian Prime Rate Loans is the Applicable Margin determined above for Base Rate Loans that are Revolving Loans. The Applicable Margin for Acceptance Fees for Canadian Revolving Loans which are Bankers’ Acceptances is the Applicable Margin determined above for Euro Rate Loans.

“Approved Lessee” shall mean (i) a Taxable REIT Subsidiary of the U.S. Borrower or (ii) another lessee under an Operating Lease, which lessee must be approved by the Administrative Agent (such approval not to be unreasonably withheld) unless either such Operating Lease relates to Hotel Properties accounting, individually or with other leases of such lessee, for less than 10% of the Consolidated EBITDA of the U.S. Borrower or such lessee is a Permitted Facility Manager.

“Arrangers” means Deutsche Bank Securities Inc. and Banc of America Securities LLC, in each case as Joint-Lead Arrangers and Joint Book Running Managers.

“Asset Sale” shall mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the U.S. Borrower or any of its Subsidiaries to any Person other than the U.S. Borrower or any of its Subsidiaries of (i) all or any of the Capital Stock of any Subsidiary (including by issuance of such Capital Stock), (ii) all or substantially all of the property and assets of an operating unit or business of the U.S. Borrower or any of its Subsidiaries, or (iii) any other property and assets of the U.S. Borrower or any of its Subsidiaries (other than Capital Stock of a Person which is not a Subsidiary) outside the ordinary course of business of the U.S. Borrower or such Subsidiary and, in each case, that is not governed by Section 11.09; provided that “Asset Sale” shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets with a fair market value not in excess of $10 million in any transaction or series of related transactions, (c) leases of real estate assets, (d) Investments complying with Section 11.10 and (e) any transactions that, pursuant to clause (b) of Section 11.08, are not deemed not to be an “Asset Sale.”

“Asset Sale Period” shall have the meaning provided in Section 5.02(b).

“Assets” shall mean, with respect to any Person, all assets of such Person that would, in accordance with GAAP, be classified as assets of a company conducting a business the same as or similar to that of such Person, including without limitation, all hotels, mortgage loans, management agreements, franchise agreements, representation agreements, undeveloped land, joint ventures, hotel construction and available cash balances.

“Assignee Canadian Lender” shall have the meaning provided in Section 14.03(d).

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Authorized Financial Officer” of any Credit Party shall mean any of the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of such Credit Party or any other officer of such Credit Party designated in writing to the Administrative Agent by any of the foregoing officers of such Credit Party as being authorized to act in such capacity so long as such other officer is a financial person who works in such Credit Party’s controller’s or accounting office.

“Authorized Officer” of any Credit Party shall mean any of the Chief Executive Officer, the President, the Chief Operating Officer, any Authorized Financial Officer or any Vice-President of such Credit Party or any other officer of such Credit Party which is designated in writing to the Administrative Agent by any of the foregoing officers of such Credit Party as being authorized to give notices under this Agreement.

“Available Currency” shall mean (i) with respect to Dollar Revolving Loans and Dollar Letters of Credit, Dollars, and (ii) with respect to Alternate Currency Revolving Loans to be incurred under a given Alternate Currency Revolving Loan Sub-Tranche, the relevant Alternate Currency for such Alternate Currency Revolving Loan Sub-Tranche.

“BA Discount Proceeds” shall mean, in respect of any Bankers’ Acceptance to be purchased by a Canadian Lender on any date pursuant to Section 2.01 and Schedule III hereto, an amount rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up, calculated on such day by dividing:

(a)	the Face Amount of such Banker’s Acceptance; by

(b)	the sum of one plus the product of:

(i) the respective Canadian Lender’s Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance; and

(ii) a fraction, the numerator of which is the number of days in the term of maturity of such Banker’s Acceptance and the denominator of which is 365;

with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Bank of America” shall mean Bank of America, N.A., in its individual capacity.

“Bankers’ Acceptance” shall mean a Draft accepted by a Canadian Lender pursuant to Section 2.01 and Schedule III hereto.

“Bankers’ Acceptance Loans” shall mean the creation and discount of Bankers’ Acceptances as contemplated in Section 2.01 and Schedule III hereto.

“Bankruptcy Code” shall have the meaning provided in Section 12.05.

“Base Rate” at any time shall mean the higher of (i) 1/2 of 1% plus the overnight Federal Funds Rate and (ii) the Prime Lending Rate.

“Base Rate Loan” shall mean each Dollar Revolving Loan designated or deemed designated as such by the respective Borrower at the time of the incurrence thereof or conversion thereto.

“Borrowers” shall mean and include (i) the U.S. Borrower, (ii) all Canadian Revolving Loan Borrowers and (iii) the U.S. Subsidiary Borrower. Each reference in this Agreement or any other Credit Document to any “Borrower” shall mean, if the respective reference relates to the Obligations of a Borrower or its liabilities to make payments of principal, interest, fees or other amounts with respect to any outstanding Obligation, the respective Person which is the Borrower of the respective Revolving Loans. Each other reference in this Agreement or any other Credit Document to a Borrower (including without limitation for purposes of the representations and warranties, covenants and events of default) shall mean, unless the context otherwise indicates, any Person which, either individually or jointly and severally, is a Borrower hereunder (including the U.S. Borrower, the U.S. Subsidiary Borrower and each Canadian Revolving Loan Borrower).

“Borrowing” shall mean the borrowing by a Borrower of one Type of Revolving Loan from all the Lenders having Revolving Loan Commitments (or, in the case of an Alternate Currency Revolving Loan of a given Type, from all Alternate Currency RL Lenders having Alternate Currency Revolving Loan Sub-Commitments under the relevant Alternate Currency Revolving Loan Sub-Tranche) on a given date (or resulting from a conversion or conversions on such date) and having, in the case of Euro Rate Loans, the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.11(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) or clause (iii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Alternate Currency Loans, any day which is a Business Day described in clause (i) above and which is also (A) a day for trading by and between banks in deposits in such Alternate Currency in the relevant interbank market and a day on which banks are ordinarily open for the transaction of business in the country in whose Alternate Currency the respective payment is denominated and (B) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open and (iii) solely for purposes of Canadian Revolving Loans, any day except Saturday, Sunday and any day which shall be in Toronto, Ontario, Canada a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Calculation Period” shall mean the period of four consecutive fiscal quarters last ended before the date of the respective event or incurrence which requires calculations to be made on a Pro Forma Basis and for which financial information of the kind referred to in Sections 10.11(a) and (b) is available.

“Canadian Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Canadian Dollar Equivalent” shall mean, at any time for the determination thereof, the amount of Canadian Dollars which could be purchased with the amount of Dollars involved in such computation at the spot rate of exchange therefor as quoted by the Person serving as the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Canadian Dollar Revolving Loan Sub-Commitment” shall mean, as to any Canadian Lender, such Lender’s Canadian RL Percentage of the Total Canadian Dollar Revolving Loan Sub-Commitment as determined pursuant to Sections 2.18(a), (b), (c) and (e) from time to time. The Canadian Dollar Revolving Loan Sub-Commitments of the Canadian Lenders in no event may exceed the Maximum Canadian Dollar Revolving Loan Sub-Commitments of the Canadian Lenders.

“Canadian Dollar Revolving Notes” shall have the meaning provided in Section 2.06(a).

“Canadian Dollars” and “Cdn $” shall mean freely and transferable lawful money of Canada.

“Canadian Lender” shall mean (i) each Lender listed on Schedule I-B, and (ii) each additional Person that becomes a Canadian Lender party hereto as a lender in Canada to any Canadian Revolving Loan Borrower under the Maximum Canadian Dollar Revolving Loan Sub-Commitments in accordance with Section 2.14 or 14.03(b) (provided that a Canadian Lender must be (x) a person resident in Canada for purposes of the Income Tax Act (Canada), (y) an authorized foreign bank which at all times holds all of its interest in any Canadian Obligations in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada) or (z) able to establish to the satisfaction of the Canadian Revolving Loan Borrowers and the Administrative Agent based on applicable law in effect on the Effective Date or on such later date on which it becomes a Canadian Lender that such Lender is not subject to deduction or withholding of Canadian Taxes with respect to any payments to such Lender of interest, fees, commissions, or any other amount payable by any Canadian Revolving Loan Borrower under the Credit Documents, on the Effective Date or such other date on which it becomes a Canadian Lender), in each case, in their capacities as lenders in Canada to the Canadian Revolving Loan Borrowers under the Maximum Canadian Dollar Revolving Loan Sub-Commitments. A Canadian Lender shall cease to be a “Canadian Lender” when it has assigned all of its Maximum Canadian Dollar Revolving Loan Sub-Commitment in accordance with Section 2.14 and/or 14.03(b). For purposes of this Agreement, (x) unless the context otherwise indicates, each reference to a Canadian Lender which has one or more affiliates which act as a Canadian Lender shall include such affiliate or affiliates and (y) the terms “Lender” and “RL Lender” include each Canadian Lender unless the context otherwise requires.

“Canadian Obligations” shall have the meaning provided in Section 16.01.

“Canadian Prime Rate” shall mean, at any time, the greater of (i) the per annum rate of interest quoted, published and commonly known as the “prime rate” of Deutsche Bank AG, Canada Branch which Deutsche Bank AG, Canada Branch establishes at its main office in Toronto, Ontario as the reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars to its Canadian borrowers, adjusted automatically with each quoted or published change in such rate, all without necessity of any notice to any Borrower or any other Person and (ii) the sum of (x) the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the Reuters Screen CDOR Page as of 10:00 A.M. (Toronto time) on the date of determination, as reported by Deutsche Bank AG, Canada Branch (and if such screen is not available, any successor or similar services may be selected by Deutsche Bank AG, Canada Branch), and (y) 0.75%.

“Canadian Prime Rate Loans” shall mean any Canadian Revolving Loan designated or deemed designated as such by the respective Canadian Revolving Loan Borrower at the time of the incurrence thereof or conversion thereof.

“Canadian Revolving Loan” shall mean a Revolving Loan made to a Canadian Revolving Loan Borrower pursuant to Section 2.01.

“Canadian Revolving Loan Borrowers” shall mean Calgary Charlotte Partnership, HMC Toronto Air Company, HMC Toronto EC Company and HMC AP Canada Company.

“Canadian RL Percentage” of any Canadian Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Maximum Canadian Dollar Revolving Loan Sub-Commitment of such Canadian Lender at such time and the denominator of which is the Total Maximum Canadian Dollar Revolving Loan Sub-Commitment at such time. Notwithstanding anything to the contrary contained above, if the Canadian RL Percentage of any Canadian Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the Canadian RL Percentages of the Canadian Lenders shall be determined immediately prior (and without giving effect) to such termination.

“Canadian Taxes” shall have the meaning provided in Section 5.04(e).

“Capital Expenditures” shall mean, with respect to any Person, without duplication, all expenditures by such Person which should be capitalized in accordance with GAAP, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and, without duplication, the amount of Capitalized Lease Obligations of such Person.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, and participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Cash Available for Distribution” of any Person for any period shall mean Consolidated EBITDA of such Person less the sum of (w) 5% of Gross Revenues received during such period from all Hotel Properties, (x) Consolidated Interest Expense for such period, (y) scheduled amortization (other than balloon payments) for such period plus (z) cash Taxes for such period.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Lender that is a commercial bank or (y) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank or Lender, an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition, (iv) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

“CDOR” shall mean, for any day and relative to Bankers’ Acceptances having any specified term, the arithmetic average of the bid rates of interest (expressed as an annual percentage rate) rounded to the nearest one-hundred-thousandth of one percent (with 0.000005 being rounded up) for Canadian Dollar bankers’ acceptances having a term to maturity equal to such specified term (or a term as closely as possible comparable to such specified term) of those of Bank of Montreal, Canadian Imperial Bank of Commerce, Royal Bank of Canada, The Bank of Nova Scotia and The Toronto-Dominion Bank that appears on the Reuters Screen CDOR Page as of 10:00 A.M. (Toronto time) on such day (or, if such day is not a Business Day, as of 10:00 A.M. on the next preceding Business Day), provided that if fewer than two such bid rates appear on the Reuters Screen CDOR Page as of such time on such day, CDOR for such day will be the arithmetic average of the bid rates of interest (expressed as an annual percentage rate and rounded as set forth above) for Canadian Dollar bankers’ acceptances, with a term to maturity equal to such specified term (or a term as closely as possible comparable to such specified term) for same day settlement as quoted by such of the principal Toronto offices of Bank of Montreal, Canadian Imperial Bank of Commerce, Royal Bank of Canada, The Bank of Nova Scotia and The Toronto-Dominion Bank as may quote such a rate as of 10:00 A.M. (Toronto time) on such day as determined by the Administrative Agent.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) HHRI shall at any time cease to own 100% of the general partnership interests of the U.S. Borrower, (ii) any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Relevant Capital Stock of the U.S. Borrower (or HHRI for so long as HHRI is a parent of the U.S. Borrower immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable, (iii) during any period of 12 consecutive months after the Effective Date (for so long as HHRI is a parent of the U.S. Borrower immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the board of HHRI (together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising the board who were either members of the board at the beginning of such period or whose election, designation or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of HHRI then in office or (iv) any “change of control” or similar event shall occur under any Qualified Preferred Stock, the Senior Notes or any other Indebtedness (other than Non-Recourse Indebtedness) of HHRI or the U.S. Borrower with an aggregate principal amount of $50,000,000 or more which results in a default under such Indebtedness beyond the period of grace (if any) or a declaration of such Indebtedness to be due and payable prior to the scheduled maturity thereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all “Collateral” as defined in the Pledge and Security Agreement or any other Security Document and all cash and Cash Equivalents delivered as collateral pursuant to Section 3, 5.02 or 12.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Pledge and Security Agreement.

“Collateral Release Date” shall have the meaning provided in Section 10.15(d).

“Commitment” shall mean any of the commitments of any Lender.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Consolidated” or “consolidated” shall mean, with respect to any Person, the consolidation of the accounts of the Subsidiaries of such Person with those of such Person; provided that “consolidation” will not include consolidation of the accounts of any other Person other than a Subsidiary of such Person with such Person (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein). The terms “consolidated” and “consolidating” have correlative meanings to the foregoing.

“Consolidated EBITDA” shall mean, for any Person and for any period on a Pro Forma Basis, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, (A) the sum of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income (to the extent of such Person’s proportionate interest therein), (iii) depreciation and amortization expense (to the extent of such Person’s proportionate interest therein), (iv) any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person’s proportionate interest therein), (v) any dividends or distributions during such period to such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) from any other Person which is not a Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting, to the extent that such dividends or distributions are not included in the Consolidated Net Income of such Person for such period and (vi) any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (B) of this definition, minus (B) the sum of (i) all non-cash items increasing the Consolidated Net Income of such Person (to the extent of such Person’s proportionate interest therein) for such period and (ii) any cash expenditures of such Person (to the extent of such Person’s proportionate interest therein) during such period to the extent such cash expenditures (a) did not reduce the Consolidated Net Income of such Person for such period and (b) were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person (to the extent of such Person’s proportionate interest therein) when reserved or accrued; all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (x) Consolidated EBITDA for such period, less the sum for such period of (a) 5% of Gross Revenues received from Hotel Properties and (b) 3% of Gross Revenues received from all other real estate to (y) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Interest Expense for such period, (ii) preferred stock dividends (or the equivalent thereof) accrued and/or paid in cash by the U.S. Borrower during such period on a Pro Forma Basis, (iii) scheduled amortization payments (other than balloon payments) during such period and (iv) cash taxes on ordinary income for such period.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (x) Consolidated EBITDA for such period to (y) Consolidated Interest Expense.

“Consolidated Interest Expense” of any Person shall mean, for any period on a Pro Forma Basis, the aggregate amount (without duplication and determined in each case on a consolidated basis) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations but excluding (x) the amortization of fees or expenses incurred in order to consummate the sale of the Senior Notes or to establish the credit facility implemented under this Agreement, and (y) amounts attributable to the prepayment of Indebtedness (including prepayment premiums) and acceleration of deferred financing costs), of such Person and its Consolidated Subsidiaries during such period, including (i) original issue discount and noncash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letter of credit financings and Interest Rate Protection Agreements and Other Hedging Agreements, in each case to the extent attributable to such period, and (b) dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Disqualified Stock (other than by Subsidiaries of such Person to such Person or, to the extent of such Person’s proportionate interest therein, such Person’s Subsidiaries); provided, however, that any such interest, dividends or other payments or accruals (referenced in clauses (a) or (b)) of a Consolidated Subsidiary that is not a Wholly-Owned Subsidiary shall be included only to the extent of the proportionate interest of the referent Person in such Consolidated Subsidiary. For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the U.S. Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period, determined on a consolidated basis (it being understood that the net income of Consolidated Subsidiaries shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries); provided that (i) net income (or loss) of any other Person which is not a Subsidiary of the Person, or that is accounted for by such specified Person by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Subsidiary of such Person, (ii) the net income (or loss) of any other Person acquired by such specified Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) all gains and losses which are (x) extraordinary (as determined in accordance with GAAP), (y) unusual or nonrecurring (including any gain from the sale or other disposition of assets or from the issuance or sale of any Capital Stock) or (z) resulting from the prepayment of Indebtedness (including prepayment premiums) and acceleration of deferred financing costs shall be excluded, and (iv) the net income, if positive, of any of such Person’s Consolidated Subsidiaries other than Consolidated Subsidiaries that are not Guarantors to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary shall be excluded; provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (ii), (iii) and (iv), such amounts shall be excluded only to the extent included in computing such net income (or loss) on a consolidated basis and without duplication; provided, further, that Consolidated Net Income for any period shall be increased by the amount of any insurance proceeds in respect of any Hotel Property or other Real Property received by the U.S. Borrower or any of its Subsidiaries for business interruption or time element losses for such period to the extent that such Insurance Proceeds have not already been included in the computation of such Consolidated Net Income for such period.

“Consolidated Total Debt” shall mean, at any time, the difference, if positive, of (x) the sum of (without duplication) (i) the amount of all Indebtedness of the U.S. Borrower and its Subsidiaries as would be required to be reflected on the liability side of a balance sheet prepared in accordance with GAAP and determined on a consolidated basis at such time (it being understood that the amounts of Indebtedness of Subsidiaries shall be consolidated with that of the U.S. Borrower only to the extent of the U.S. Borrower’s interest in such Subsidiaries) and (ii) guarantees of third party debt, letters of credit issued to support third party debt and secured obligations in favor of hotel managers in connection with jointly funded hotel renovations, less (y) the sum of (i) unrestricted cash on hand (excluding any amounts of cash on hand that have been designated by the U.S. Borrower for application to prepay Indebtedness described in clause (y)(iii)) in excess of $100,000,000 plus (ii) the Leisure Park Guarantee Exclusion Amount plus (iii) any Indebtedness outstanding on the date of determination in respect of which an irrevocable prepayment notice has been delivered that results in such Indebtedness being due and payable not later than 30 days after such prepayment notice, to the extent the U.S. Borrower either shall have unrestricted cash reserves for such payment or shall have committed cash reserves for such payment pursuant to a deposit arrangement or otherwise.

“Contingent Obligation” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or, for all purposes of this Agreement other than determining compliance with Section 11.02(ii) or computing the Applicable Margin with respect to any Revolving Loan, the Leisure Park Guarantee Exclusion Amount; provided, further, that if the U.S. Borrower or a Subsidiary has received a letter of credit or other similar credit support from a bank or a Person with a long term unsecured credit rating of at least “BBB-“ or higher from S&P or “Baa” from Moody’s (or, if not from a Person that has a rating, a Person that, in the sole discretion of the Required Lenders, is capable of performing and will perform its obligations under such credit support) or cash collateral in which the U.S. Borrower or such Subsidiary has a first priority perfected security interest and which is immediately available to the U.S. Borrower or such Subsidiary in the event of a payment by it under the related Contingent Obligation (or cash collateral has been deposited with the obligee (or a trustee for such obligee) under such Contingent Obligation under similar circumstances, including a defeasance trust), the amount of the Contingent Obligation shall be reduced by the amount payable under such letter of credit or other similar credit support but only so long as such letter of credit or other similar credit support or cash collateral remains in effect and meets such requirements or such Person providing the credit support satisfies such criteria.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement (including. without limitation, any management or franchise agreement), undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Credit Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

“Covenant Amendment Effective Date” shall mean the date specified in a certificate delivered by an Authorized Officer of the U.S. Borrower to the Administrative Agent as the date on which (a) the amendments in the U.S. Borrower’s Specified Indenture became the most restrictive covenants relating to Indebtedness issued under the Senior Note Indenture and Indebtedness issued under the New Senior Note Indenture, and (b) as of such specified date no Default or Event of Default has occurred and is continuing (other than solely as a result of a breach of covenants to the extent that such breach will no longer exist under this Agreement after giving effect to the modification of any covenants hereunder (including any such covenants incorporated by reference) resulting from the occurrence of the Covenant Amendment Effective Date). In the event that the U.S. Borrower is not able to make the certification set forth in clause (a) above as a result of the existence of a New Senior Note Indenture or a supplemental indenture to the Senior Note Indenture delivered subsequent to the date of the Specified Indenture that contains certain covenants that are more restrictive than covenants included in the Specified Indenture, (i) the U.S. Borrower may, in lieu of making the certification set forth in clause (a) above, deliver a certificate describing such more restrictive covenants in reasonable detail and certifying that, except for such specified covenants, the covenants contained in the Specified Indenture constitute the most restrictive covenants relating to Indebtedness issued under the Senior Note Indenture and Indebtedness under the New Senior Note Indenture. In such event, the Required Lenders shall, within 30 days after receipt of the certification, at their election, determine whether the covenants set forth in the Specified Indenture or in such later Senior Note Indenture or supplemental indenture shall take effect as the Amended Senior Note Indenture. In the event no election is made by the Required Lenders, the Amended Senior Note Indenture, giving effect to the amendments set forth in such more restrictive supplemental indenture or the New Senior Note Indenture, shall be deemed to be the Senior Note Indenture.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Revolving Note, each Bankers’ Acceptance, the Subsidiaries Guaranty, the Pledge and Security Agreement and any other guaranties, pledge agreements or additional security documents executed and delivered in accordance with the requirements of Section 10.14 or 10.15.

“Credit Event” shall mean the making of any Revolving Loan or the issuance of any Letter of Credit. For clarity, it does not include continuations of Borrowings or conversions of outstanding Revolving Loans from one Type to another except to the extent additional Borrowings are made.

“Credit Party” shall mean each Borrower and each Guarantor.

“Credit Party Subsidiary” shall mean each Person which is a Subsidiary of any Credit Party.

“Customary Non-Recourse Exclusions” shall mean usual and customary exceptions and non-recourse carve-outs in non-recourse debt financings of Real Property and other carve-outs appropriate in the good faith determination of the U.S. Borrower to the financing, including, without limitation, exceptions by reason of (i) any fraudulent misrepresentation made by the U.S. Borrower or any of its Subsidiaries in or pursuant to any document evidencing any Indebtedness, (ii) any unlawful act on the part of the U.S. Borrower or any of its Subsidiaries in respect of the Indebtedness or other liabilities of any Subsidiary of the U.S. Borrower,(iii) any waste or misappropriation of funds by the U.S. Borrower or any of its Subsidiaries in contravention of the provisions of the Indebtedness or other liabilities of any Subsidiary, (iv) customary environmental indemnities associated with the Real Property of any Subsidiary of the U.S. Borrower, (v) voluntary bankruptcy, or (vi) failure of the U.S. Borrower or any of its Subsidiaries to comply with applicable special purpose entity covenants but excluding exceptions by reason of (a) non-payment of the debt incurred in such non-recourse financing (other than usual and customary exceptions in respect of the first debt service payment), or (b) the failure of the relevant Subsidiary of the U.S. Borrower to comply with financial covenants.

“DB” shall mean Deutsche Bank AG New York Branch in its individual capacity.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Determination Date” shall have the meaning provided in the definition of “Pro Forma Basis”.

“Discount Rate” shall mean, as at any Drawing Date, the discount rate, expressed as a rate per annum, which the Administrative Agent determines (i) in the case of a Canadian Lender which is named in Schedule I to the Bank Act (Canada), as CDOR for such Drawing Date, and (ii) in the case of a Canadian Lender which is named in Schedule II or III to the Bank Act ( Canada), as the discount rate (expressed to two decimal places and rounded upward, if not an increment of 1/100th of 1%, the nearest 0.01%) quoted by such Canadian Lender as the percentage discount rate at which such Canadian Lender would, in accordance with its normal practice, at or about 10:00 A.M. (Toronto time) on such date, be prepared to purchase bankers’ acceptances having a face amount and term comparable to the Face Amount and term of such Bankers’ Acceptance, provided however that no Discount Rate calculated pursuant to this clause (ii) shall exceed the Discount Rate calculated pursuant to clause (i) above in respect of the same issue of Bankers’ Acceptances plus 0.10% per annum.

“Disqualified Stock” shall have the meaning provided in the Governing Senior Note Indenture.

“Dividends” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common stock or other common equity interests of such Person or Qualified Preferred Stock of HHRI or the U.S. Borrower) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other equity interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interest), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or any partnership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interest).

“Dollar Equivalent” of an amount denominated in a currency other than Dollars (the “Other Currency”) shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of Other Currency involved in such computation at the spot exchange rate therefor as quoted by the Person serving as the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date; provided that (1) for purposes of Section 2.17, the Dollar Equivalent of any amount (expressed in an Other Currency) shall be the amount of Dollars that the Administrative Agent determines, based upon the actual exchange rates which the Administrative Agent believes can be obtained on the date of conversion pursuant to Section 2.17, would be required to be paid in Dollars to purchase such amount of Other Currency, and (2) for purposes of (x) determining compliance with Sections 2.01, 3.02(a), 5.02(a)(i), 5.02(a)(ii), 5.02(a)(iii) and 5.02(a)(iv) and (y) calculating Fees pursuant to Section 4.01, the Dollar Equivalent of any amounts expressed in an Alternate Currency shall be revalued on a quarterly basis on each Alternative Facility Valuation Date using the spot exchange rate therefor quoted in the Wall Street Journal on such date; provided that, at any time during a calendar quarter, if the full principal amount of Alternate Currency Revolving Loans (including, without limitation, the Face Amount of Banker’s Acceptances) permitted to be incurred pursuant to this Agreement (i.e., up to the full amount of the respective Alternate Currency Revolving Loan Sub-Commitment Sub-Limit as then in effect) were incurred, and if the Dollar Equivalent as recalculated based on the exchange rate therefor quoted in the Wall Street Journal on the respective date of determination pursuant to this exception would result in an increase in the Dollar Equivalent as then in effect of such amounts of 10% or more, then at the discretion of the Administrative Agent or at the request of the Required Lenders, the Dollar Equivalent shall be reset based upon the exchange rates quoted on such date in the Wall Street Journal, which rates shall remain in effect until the last Business Day of such calendar quarter or such earlier date, if any, as the rate is reset pursuant to this proviso. Notwithstanding anything to the contrary contained in this definition, at any time that a Specified Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Credit Documents in a currency other than Dollars at such times as it may determine in its sole discretion.

“Dollar Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the U.S. Revolving Loan Sub-Commitment of such

Lender at such time and the denominator of which is the Total U.S. Revolving Loan Sub-Commitment at such time. Notwithstanding anything to the contrary contained above, if the Dollar Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the Dollar Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

“Dollar Revolving Loan” shall have the meaning provided in Section 2.01.

“Dollar Revolving Note” shall have the meaning provided in Section 2.06(a).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the U.S. Borrower incorporated or organized in the United States or any State or territory thereof.

“Draft” shall mean at any time either a depository bill within the meaning of the Depository Bills and Notes Act (Canada) or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by any Canadian Revolving Loan Borrower on a Canadian Lender and bearing such distinguishing letters and numbers as such Canadian Lender may determine, but which at such time has not been completed or accepted by such Canadian Lender.

“Drawing” shall have the meaning provided in Section 3.05(c).

“Drawing Date” shall mean any Business Day fixed pursuant to Schedule III for the creation and purchase of Bankers’ Acceptances by a Canadian Lender pursuant to Schedule III.

“Effective Date” shall have the meaning provided in Section 14.09.

“Eligible Transferee” shall mean and include a commercial bank, a financial institution, any fund that invests in bank loans and any other “accredited investor” (as defined in Regulation D under the Securities Act).

“EMU Legislation” shall mean the legislation measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislation measures to implement the third stage of the European Monetary Union.

“End Date” shall mean, for any Margin Reduction Period, the last day of such Margin Reduction Period.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising from alleged injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or relating to Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the U.S. Borrower or a Subsidiary of the U.S. Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) or, for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“EURIBOR” shall mean (x) the rate per annum for deposits in Euros for a period corresponding to the duration of the relevant Interest Period which appears on the Reuters Screen which displays the rate of the Banking Federation of the European Union for the Euro (being currently page “EURIBOR01”) at approximately 11:00 A.M. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period (for delivery on the first day of such Interest Period) or, if such page shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Administrative Agent, after consultation with Alternate Currency RL Lenders with Euro Revolving Loan Sub-Commitments and the U.S. Borrower, shall select or (y) if such rate is not available at such time for any reason, and the Administrative Agent has not selected an alternative service on which a quotation is displayed, then the “EURIBOR” for the relevant Interest Period shall be the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Administrative Agent at its request) at which each Euro Reference Bank was offering to prime banks in the European interbank market deposits in Euros for the relevant Interest Period at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Interest Period; provided, however, that in the event the Administrative Agent has made any determination pursuant to Section 2.11(a)(i) in respect of

Euro Revolving Loans, or in the circumstances described in clause (i) to the proviso to Section 2.11(b) in respect of Euro Revolving Loans, EURIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent (or such other Lender) to fund a Borrowing of Euro Revolving Loans with maturities comparable to the Interest Period applicable thereto.

“Eurodollar Loan” shall mean each Dollar Revolving Loan designated as such by the U.S. Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable to such Eurodollar Loan, the rate per annum that is obtained by dividing (a) (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen LIBOR01 Page (or any successor page) which displays an average British Bankers Associate Interest Settlement Rate for deposits (for delivery of the first day of such Interest Period) with a term equivalent to such Interest Period and for an amount equal to the amount of such Eurodollar Loan at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) is not quoted, the arithmetic average as determined by the Administrative Agent of the rates at which deposits in immediately available Dollars in an amount equal to the amount of such Eurodollar Loan having a maturity approximately equal to such Interest Period are offered to four reference banks to be selected by the Administrative Agent in the London interbank market, at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Euro Equivalent” shall mean, at any time for the determination thereof, the amount of Euros which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefore as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Euro Rate” shall mean and include each of the Eurodollar Rate, EURIBOR and each other Pounds Sterling LIBOR Rate.

“Euro Rate Loan” shall mean each Eurodollar Loan, each Euro Revolving Loan, and each Sterling Revolving Loan,

“Euro Reference Banks” means, as to the Euro Revolving Loans of any Alternate Currency Revolving Loan Borrower organized in a given jurisdiction, the principal offices in such jurisdiction of each of DB, Bank of America and/or the relevant affiliate of any of the foregoing (or any successor to any of the foregoing) and any other bank or financial institution appointed as such by the Administrative Agent.

“Euro Revolving Loan” shall mean each Alternate Currency Revolving Loan denominated in Euros at the time of the incurrence thereof made by an Alternate Currency RL Lender with a Euro Revolving Loan Sub-Commitment.

“Euro Revolving Loan Sub-Commitment” means, as to any Alternate Currency RL Lender, the amount, if any, set forth opposite such Alternate Currency RL Lender’s name in Schedule I-B directly below the column entitled “Maximum Euro Revolving Loan Sub-Commitment,” as same may be (x) reduced from time to time pursuant to Sections 2.17, 5.01, 5.02, and/or 12, (y) increased from time to time pursuant to Sections 2.16, or (z) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.14 or 14.03(b). The Euro Revolving Loan Sub-Commitment of each Alternate Currency RL Lender is a sub-limit of the Revolving Loan Commitment of the respective Alternate Currency RL Lender (or its respective affiliate which is a Lender with the related Revolving Loan Commitment) and not an additional commitment and, in no event, may exceed at any time, when added to the sum of all other Sub-Commitments of the respective Alternate Currency RL Lender (or its respective affiliates) at such time, the Revolving Loan Commitment of such Alternate Currency RL Lender (or its respective affiliate which is a Lender with the related Revolving Loan Commitment).

“Euro Revolving Notes” shall have the meaning provided in Section 2.06(a).

“Euros” and the sign “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty.

“Event of Default” shall have the meaning provided in Section 12.

“Excess Proceeds” shall have the meaning provided in Section 5.02(b).

“Excess Usage Amount” means, as of any determination date, the amount by which the Aggregate Revolving Credit Exposure exceeds the availability limitation in effect under Section 2.01(vii) on such date.

“Excess Usage Premium” shall mean the respective percentage per annum set forth below opposite the respective Excess Usage Amount.

Excess Usage Amount	Excess Usage Premium
Less than or equal to $100,000,000	0.25%

Greater than $100,000,000 but equal to or less than $200,000,000	0.50%

Greater than $200,000,000 but equal to or less than $300,000,000	0.75%

Greater than $300,000,000	1.00%

“Excluded Person” shall mean, in the case of the U.S. Borrower, HHRI or any Wholly-Owned Subsidiary of HHRI.

“Exempted Affiliate Transactions” shall have the meaning provided in Section 11.07.

“Existing Indebtedness” shall have the meaning provided in Section 8.20.

“Face Amount” shall mean, in respect of a Bankers’ Acceptance, the amount payable to the holder thereof on its maturity. The Face Amount of any Bankers’ Acceptance Loan shall be equal to the Face Amounts of the underlying Bankers’ Acceptances.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“FF&E” shall mean, with respect to any Hotel Property, any furniture, fixtures and equipment, including any beds, lamps, bedding, tables, chairs, sofas, curtains, carpeting, smoke detectors, mini bars, paintings, decorations, televisions, telephones, radios, desks, dressers, towels, bathroom equipment, heating, cooling, lighting, laundry, incinerating, loading, swimming pool, landscaping, garage and power equipment, machinery, engines, vehicles, fire prevention, refrigerating, ventilating and communications apparatus, carts, dollies, elevators, escalators, kitchen appliances, restaurant equipment, computers, reservation systems, software, cash registers, switchboards, cleaning equipment or other items of furniture, fixtures and equipment typically used in hotel properties (including furniture, fixtures and equipment used in guest rooms, lobbies and common areas (other than those items of furniture, fixtures and equipment owned by the occupant or tenant in any such room)).

“Final Proceeds Application Date” shall have the meaning set forth in Section 5.02(c).

“Financial Condition Test” shall mean, with respect to any acquisition, Investment or issuance of capital stock, the requirement that at the time of such acquisition, Investment or issuance of capital stock (a) no Specified Default or Event of Default then exists or would result therefrom and, (b) based on calculations made by the U.S. Borrower on a Pro Forma Basis after giving effect to such acquisition, Investment or issuance of capital stock and as if such acquisition, Investment or issuance of capital stock had occurred on the first day of the respective Calculation Period, no Default or Event of Default will exist in respect of, or would have existed during the Test Period last reported (or required to be reported pursuant to

Section 10.11(a) or 10.11(b), as the case may be) prior to the date of the respective acquisition, Investment or issuance of capital stock in respect of, the financial covenants contained in Sections 9.01 through 9.03, inclusive.

“Financial Covenants” shall mean the covenants set forth in Sections 9.01(a), 9.02(a) and 9.03.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of such Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code and which Plan, fund or similar program could result in liability or other obligation or lien to any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate.

“Foreign Subsidiary” shall mean each Subsidiary of the U.S. Borrower other than a Domestic Subsidiary.

“Franchise Agreements” shall mean all franchise or similar agreements entered into with respect to a Hotel Property.

“GAAP” shall mean (A) except as provided in clause (B), generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are in effect on the Effective Date and consistent with those used in the preparation of the audited consolidated financial statements of the U.S. Borrower and its Subsidiaries referred to in Section 8.05(a); provided, however, all computations made under this Agreement (whether or not such computations specifically reference GAAP) relating to the notional amount of acquired indebtedness or interest expense associated with such indebtedness shall be made without giving effect to any generally accepted accounting principles requiring that such acquired indebtedness be marked to market, and (B) in the case of any computations made under Sections 5.02(b), 9.04, 11.10(b) (other than the computation of the Leverage Ratio) and 11.11(b) (other than the computation of the Leverage Ratio) and any other section of this Agreement referring to computations under such sections means generally accepted accounting principles in the United States of America as in effect as of August 5, 1998 (or such other date as may be applicable pursuant to the Governing Senior Note Indenture), including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States of America.

“Governing Senior Note Indenture” shall mean (a) initially, the Senior Note Indenture, as amended by the Twelfth Supplemental Indenture, and (b) upon and after the occurrence of the Covenant Amendment Effective Date, the Amended Senior Note Indenture.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity duly exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Revenues” shall mean all revenues and receipts of every kind derived by U.S. Borrower and its Consolidated Subsidiaries from operating a Hotel Property or other real estate and parts thereof (it being understood that the revenues and receipts of Consolidated Subsidiaries shall be included in the Gross Revenues of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries), including, but not limited to: income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Hotel Property or other real estate); service charges, to the extent not distributed to the employees at such Hotel Property or other real estate as, or in lieu of, gratuities; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of such Hotel Property or other real estate, federal, state or municipal excise, sales, use or similar taxes collected directly from tenants, patrons or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from any sale of such Hotel Property or other real estate.

“Guaranteed Obligations” shall have the meaning provided in Section16.01.

“Guarantor” shall mean and include (i) the U.S. Borrower and (ii) each Subsidiary of the U.S. Borrower which executes and delivers the Subsidiaries Guaranty, or a counterpart thereof, as required by Section 10.15 or any other provision of this Agreement; provided that any such Subsidiary shall cease to be a Guarantor at such time, if any, as it is released from the Subsidiaries Guaranty in accordance with the express provisions hereof and thereof. As of the Effective Date, the Guarantors are listed in Part I of Schedule IV.

“Guaranty” shall have the meaning provided in Section 16.04.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definitions of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, which are regulated under any applicable Environmental Law.

“HHRI” shall mean Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation), a Maryland corporation.

“Hotel” shall mean any Real Property (including Improvements thereon and any retail, golf, tennis, spa or other resort amenities appurtenant thereto) comprising an operating facility offering hotel or lodging services.

“Hotel Business” shall mean the hotel, resort, extended stay lodging, other hospitality business, and any and all businesses that in the good faith judgment of the board of directors of HHRI are materially related businesses.

“Hotel Property” shall mean each Hotel owned or leased by the U.S. Borrower or any of its Subsidiaries (including the furniture, fixture and equipment thereon).

“Improvements” shall mean all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to any Real Property, including all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

“Indebtedness” shall mean, as to any Person, without duplication (i) all liabilities and obligations, contingent or otherwise, of such Person, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (d) evidenced by bankers’ acceptances, (e) for the payment of money relating to a Capitalized Lease Obligation, or (f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (ii) all net obligations of such Person under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement or arrangement; and (iii) all liabilities and obligations of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person.

“Individual Alternate Currency Revolving Loan Sub-Commitment Credit Exposure” of any Alternate Currency RL Lender under a given Alternate Currency Revolving Loan Sub-Tranche shall mean, at any time, the aggregate principal amount or Face Amount, as the case may be, of all Alternate Currency Revolving Loans made pursuant to such Alternate Currency Revolving Loan Sub-Tranche by such Alternate Currency RL Lender and then outstanding (for this purpose, using the Dollar Equivalent of the principal amount or Face Amount, as the case may be, of each such Alternate Currency Revolving Loan).

“Individual Revolving Credit Exposure” shall mean, for any RL Lender at any time, the sum of (i) the aggregate principal amount or Face Amount, as applicable, of all Revolving Loans made by such RL Lender (and its affiliates, if any, acting as Alternate Currency RL Lenders) (for this purpose, using the Dollar Equivalent of the principal amount or Face Amount, as the case may be, of all Alternate Currency Revolving Loans then outstanding from such RL Lender or any affiliate thereof acting as an Alternate Currency RL Lender), plus (ii) the product of (A) such RL Lender’s Dollar Percentage and (B) the aggregate amount of all Letter of Credit Outstandings at such time.

“Interest Determination Date” shall mean, with respect to any Euro Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Euro Rate Loan.

“Interest Period” shall have the meaning provided in Section 2.10.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investment” shall mean, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including without limitation by way of Contingent Obligation or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the U.S. Borrower and its Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person.

“IRS” means the Internal Revenue Service, or any successor thereto.

“Issuing Bank” shall mean DB.

“Judgment Currency” shall have the meaning provided in Section 14.18.

“Judgment Currency Conversion Date” shall have the meaning provided in Section 14.18.

“L/C Supportable Obligations” shall mean obligations of the U.S. Borrower or any of its Subsidiaries incurred in the ordinary course of business and which do not violate the applicable provisions, if any, of this Agreement.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Leisure Park Guarantee” shall mean the Guaranty Agreement dated as of December 1, 1997 by HHRI in favor of Marine Midland Bank, as trustee, relating to the $14,700,000 Revenue Bonds (Leisure Park Project), Series 1997A.

“Leisure Park Guarantee Exclusion Amount” shall mean up to $14,700,000 of obligations constituting the Leisure Park Guarantee to the extent that such obligations are the subject of an undisputed indemnity by Barceló Crestline Corporation in favor of the U.S. Borrower that is backed by an indemnity from Senior Housing Properties Trust (but only for such time as Senior Housing Properties Trust has a long term unsecured non credit-enhanced rating of at least “Ba2” or higher from Moody’s and “BB” or higher from S&P and the beneficiary of the Leisure Park Guarantee is not entitled to demand payment thereunder pursuant to the second paragraph of Section 1 thereof).

“Lender” shall mean each financial institution listed on Schedule I-A, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.14, 2.16 or 14.03(b). Unless the context otherwise requires, each reference in this Agreement to a Lender includes each Canadian Lender and, if the reference is to a specific Lender which has a Revolving Loan Commitment hereunder, shall include references to any Affiliate of any such Lender which is acting as a Canadian Lender.

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.04(c) or to purchase participating interests in Revolving Loans under Section 2.17 or 2.18, or (ii) a Lender having notified in writing any Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01 or 3 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section.

“Letter of Credit” shall have the meaning provided in Section 3.01.

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings in respect of Letters of Credit.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Request” shall have the meaning provided in Section 3.03.

“Leverage Ratio” shall mean, at any time, the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA for the Test Period then last ended (computed as of the end of such Test Period but on a Pro Forma Basis for events occurring after the end of such Test Period and on or prior to the relevant Determination Date).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, privilege, hypothecation, other encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) upon or with respect to any property of any kind now owned or hereafter acquired.

“Limited Partner Note” shall mean an existing unsecured note of the U.S. Borrower issued prior to the Effective Date to certain limited partners of a previous public partnership in which HHRI or a Subsidiary thereof was a general partner.

“Look-Through Subsidiary” shall mean a Wholly-Owned Subsidiary of the U.S. Borrower that is not recognized as existing and is treated as part of the U.S. Borrower for federal income tax purposes (such as, but not limited to, a single member limited liability company or a partnership in which the sole partners are the U.S. Borrower and/or other Look-Through Subsidiaries).

“Maintenance Capital Expenditures” shall mean, with respect to any Person, any Capital Expenditures made in the ordinary course of business for maintenance or upkeep of the assets of such Person.

“Management Agreements” shall mean all agreements with respect to the management of a Hotel Property or other Real Property owned or leased by the U.S. Borrower or any of its Subsidiaries. With respect to each Hotel Property acquired after the Effective Date, the terms and conditions of the Management Agreement with respect thereto shall be generally consistent with those contained in Management Agreements as in effect on the Effective Date, with any material inconsistencies which could reasonably be expected to adversely affect the U.S. Borrower’s ability to repay the Obligations, the rights and remedies of the Lenders under the Credit Documents or, in the U.S. Borrower’s reasonable estimation, the ability to comply with the financial covenants contained in Sections 9.01 through 9.03, inclusive, and Section 9.04(b) to be approved by the Administrative Agent, and the manager thereunder shall be a Permitted Facility Manager.

“Mandatory Cost” means the cost imputed to a Lender in complying with (i) in the case of any Obligation owing in Pounds Sterling, the requirements of the Financial Services Authority and/or the Mandatory Liquid Assets requirements of the Bank of England during the period in which a Sterling Revolving Loan is outstanding determined in accordance with Schedule V, (ii) in the case of any Obligation owing in Euros, any reserve asset requirements of the European Central Bank, as determined in accordance with Schedule V and (iii) in the case of any Obligation owing in any other Alternate Currency, such reserve requirements established by any foreign court or governmental agency, authority, instrumentality or regulatory body in respect of any such other Alternate Currency or any category of liabilities which includes deposits by reference to which the interest rate on the Loans denominated in such Alternate Currency is determined, in any such case as determined in good faith by the Administrative Agent.

“Majority Canadian Lenders” at any time shall mean those Canadian Lenders which at such time hold a majority of the then Maximum Canadian Dollar Revolving Loan Sub-Commitments.

“Margin Reduction Period” shall mean each period which shall commence on the date occurring after the Effective Date on which the respective officer’s certificates are delivered pursuant to Section 10.11(d) (or, if not so delivered, the latest date on which such officer’s certificates are required to be delivered) together with the related financial statements pursuant to Section 10.11(a) or 10.11(b), as the case may be and which shall end on the earlier of (i) the date of actual delivery of the next officer’s certificates pursuant to Section 10.11(d) (together with the related financial statements) and (ii) the latest date on which the next officer’s certificates are required to be delivered pursuant to Section 10.11(d) (together with the related financial statements).

“Margin Regulations” shall mean Regulations T, U and X, collectively.

“Margin Stock” shall have the meaning provided in Regulation U.

“Marriott Family Members” shall mean any of Alice Marriott (deceased), J.W. Marriott, Jr., Richard E. Marriott, any brother or sister of J.W. Marriott, Sr. (deceased), any children or grandchildren of any of the foregoing, any spouses of any of the foregoing, or any trust or other entity established primarily for the benefit of one or more of the foregoing.

“Marriott International” shall mean Marriott International, Inc., a Delaware corporation.

“Material Adverse Change” shall mean a material adverse change in any of (i) the business, operations, property, assets, liabilities or condition (financial or otherwise) of the U.S. Borrower and its Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of the Credit Documents taken as a whole, (iii) the ability of the U.S. Borrower to repay the Obligations or (iv) the rights and remedies of the Lenders or the Agents under the Credit Documents.

“Material Adverse Effect” shall mean an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

“Maturity Date” shall mean September 9, 2011, as such date may be extended pursuant to Section 2.04.

“Maximum Canadian Dollar Revolving Loan Sub-Commitment” shall mean, as to any Canadian Lender, the amount, if any, set forth opposite such Canadian Lender’s name in Schedule I-B directly below the column entitled “Maximum Canadian Dollar Revolving Loan Sub-Commitment”, as same may be (x) permanently reduced from time to time pursuant to Sections 2.17, 2.18(d), 4.02, 5.02 and/or 12, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.14 or 14.03(b) and (z) increased from time to time pursuant to Section 2.16. The Maximum Canadian Dollar Revolving Loan Sub-Commitment of each Canadian Lender is a sub-limit of the Revolving Loan Commitment of the respective Canadian Lender (or its respective affiliate which is a Lender with the related Revolving Loan Commitment) and not an additional commitment and, in no event, may exceed at any time the Revolving Loan Commitment of such Canadian Lender (or its respective affiliate which is a Lender with the related Revolving Loan Commitment).

“Maximum Alternative Currency Revolving Loan Sub-Commitment” shall mean 50% of the Total Revolving Loan Commitment. As of the Effective Date, the Maximum Alternative Currency Revolving Loan Sub-Commitment is $300,000,000.

“Minimum Borrowing Amount” shall mean, for each Type and Tranche of Revolving Loans hereunder, the respective amount specified below:

(i) in the case of a Borrowing of Euro Rate Loans, $5,000,000 (or the applicable Alternate Currency Equivalent thereof, in the case of a Borrowing of Alternate Currency Revolving Loans);

(ii) in the case of a Borrowing of Base Rate Loans, $5,000,000;

(iii) in the case of a Borrowing of Canadian Prime Rate Loans, Cdn $5,000,000; and

(iv) in the case of Bankers’ Acceptance Loans, the amount specified in Schedule III.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (i) with respect to any Asset Sale other than the sale of Capital Stock in a Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the U.S. Borrower or any of its Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all Taxes (including Taxes of HHRI) actually paid or payable as a result of such Asset Sale by the U.S. Borrower and its Subsidiaries, taken as a whole, (c) payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the Obligations or a Subsidiaries Guaranty) or any other obligations (other than the Obligations ) outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold or (II) is required to be paid as a result of such sale, (d) amounts reserved by the U.S. Borrower and its Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP and (e) unless Taxes thereon are paid by HHRI as set forth in clause (b) above, amounts required to be distributed as a result of the realization of gains from Asset Sales in order to maintain or preserve HHRI’s status as a REIT (provided, however, that with respect to an Asset Sale by any Person other than the U.S. Borrower or a Wholly-Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the U.S. Borrower’s direct or indirect percentage ownership interest in such Person) and (ii) with respect to any issuance or sale of any Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the U.S. Borrower or any of its Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountant’s fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof (provided, however, that with respect to an issuance or sale by any Person other than the U.S. Borrower or a Wholly-Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the U.S. Borrower’s direct or indirect percentage ownership interest in such Person). Notwithstanding the foregoing, Net Cash Proceeds in respect of any Asset Sale shall be net of any proceeds from such Asset Sale that are designated by the U.S. Borrower to be applied to the voluntary prepayment of Revolving Loans as to which there is a permanent reduction in the Total Revolving Loan Commitment.

“New Senior Note Indenture” shall mean any Indenture entered into after the date hereof by the U.S. Borrower and subsidiary guarantors to be named therein, together with all supplemental indentures, amendments or amendments and restatements relating thereto; provided, that the U.S. Borrower shall have delivered to the Administrative Agent a copy thereof certified by an Authorized Officer.

“New Term Lender” shall have the meaning provided in Section 2.16(d)

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Recourse Indebtedness” shall mean Indebtedness with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for Customary Non-Recourse Exclusions shall not, by itself, prevent any Indebtedness from being characterized as Non-Recourse Indebtedness; provided, further, that if a personal recourse claim is made in connection therewith, only the amount of such claim shall not constitute Non-Recourse Indebtedness for the purpose of this Agreement.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice of Conversion” shall have the meaning provided in Section 2.07.

“Notice Office” shall mean the applicable office of the Administrative Agent set forth below, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto: (a) with respect to any Borrowings other than Canadian Revolving Loan Borrowings, Deutsche Bank AG New York Branch, 100 Plaza One, 8th Floor, Jersey City, NJ 073311, ABA #021-001-033, Acct. # 60200119, Acct. Name: Commercial Loan Division, Attn: Deirdre Wall, Re: Host Hotels & Resorts, L.P., Operations contact: Deirdre Wall, Tel: 201-593-2170, Fax: 201-593-2309; (ii) with respect to Canadian Revolving Loan Borrowings, Royal Bank of Canada, Toronto, Ontario ROYCCAT2, Acct. # 071720000109, Acct. Name: Deutsche Bank AG, Canada Branch, Attn: Marcellus Leung, Re: Host Hotels & Resorts, L.P., Operations contact: Marcellus Leung, Tel: 416-682-8252, Fax: 416-682-8484.

“Obligation Currency” shall have the meaning provided in Section 14.18.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Syndication Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including obligations payable under Section 16.

“Operating Agreements” shall mean the asset or property management agreements, franchise agreements, lease agreements and other similar agreements between the U.S. Borrower, any Guarantor or any of their respective Restricted Subsidiaries, on the one hand, and Marriott International, SLC or another entity engaged in and having pertinent experience with the operation of such similar properties, on the other, relating to the operation of the real estate properties owned by the U.S. Borrower, any Guarantor or any of their respective Restricted Subsidiaries, provided that the management of the U.S. Borrower determines in good faith that such arrangements are fair to the U.S. Borrower and to such Restricted Subsidiary.

“Operating Lease” shall mean a lease or sublease involving the U.S. Borrower or any Subsidiary thereof, as lessor, which lease shall provide for rent payments which in the aggregate with all other existing Operating Leases, provide an economic return to the lessor thereunder generally comparable to the economic returns provided to the lessors from the rent payments under the Operating Leases in existence on the Effective Date. With respect to each Hotel Property acquired after the Effective Date, the terms and conditions of the Operating Lease with respect thereto shall be generally consistent with those contained in Operating Leases as in effect on the Effective Date, with any material inconsistencies which could reasonably be expected to adversely affect the U.S. Borrower’s ability to repay the Obligations or the rights and remedies of the Lenders under the Credit Documents or, in the U.S. Borrower’s reasonable estimation, the ability to comply with the financial covenants contained in Sections 9.01 through 9.03, inclusive, and Section 9.04(b) to be approved by the Administrative Agent.

“OP Units” shall mean the partnership units of the U.S. Borrower.

“Original Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of September 10, 2004, among, the U.S. Borrower, certain subsidiaries of the U.S. Borrower, various banks and Deutsche Bank Trust Company Americas, as Administrative Agent, as it may have been modified, supplemented or amended through the Effective Date.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

“Participant” shall have the meaning provided in Section 3.04.

“Participating Member State” shall mean, at any time, any member state of the European Union which has adopted the Euro as its lawful currency at such time.

“Payment Office” shall mean (i) in respect of Dollar Revolving Loans, Letters of Credit, Fees and, except as provided in clause (ii) below, all other amounts owing under this Agreement and the other Credit Documents, the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, ABA Number: 021-001-033, Credit to Commercial Loan Division, Account Name: Host Hotels & Resorts, Inc., Account Number: 99-401-268,

Attention: Wendy Williams, and (ii) in respect of Canadian Revolving Loans, Royal Bank of Canada, Toronto, Ontario Canada ROYCCAT2, Account Number: 071720000109 Account Name: Deutsche Bank AG, Canada Branch, Reference: Host or in each case such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto provided the Payment Office under clause (ii) shall be located in Canada.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permit” shall mean any permit, approval, authorization, license, variance, registration, permission or consent required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Facility Manager” shall mean, with respect to each Hotel Property, Marriott International, a Subsidiary of Marriott International, Starwood Hotels & Resorts, a Subsidiary of Starwood Hotels & Resorts, Interstate Hotels Corporation, a Subsidiary of Interstate Hotels Corporation, Hyatt Corporation, a Subsidiary of Hyatt Corporation, Four Seasons Hotel Limited, a Subsidiary of Four Seasons Hotel Limited, Swissôtel Management (U.S.) LLC, Crestline Capital Corporation, a Subsidiary of Crestline Capital Corporation, Westin Hotels & Resorts, a Subsidiary of Westin Hotels & Resorts, Hilton Hotels Corp., a Subsidiary of Hilton Hotels Corp., Fairmont Hotels & Resorts, a Subsidiary of Fairmont Hotels & Resorts, Barceló Crestline Corporation, a Subsidiary of Barceló Crestline Corporation, Intercontinental Hotels Group, a Subsidiary of Intercontinental Hotels Group (or, in the case of each of the foregoing, a successor thereto (so long as such successor remains a first-class nationally recognized hotel management company)), or another first-class hotel management company in good standing, as determined in the sole discretion of the U.S. Borrower.

“Permitted Investments” shall mean any of the following: (a) Investments in Cash Equivalents, (b) Interest Rate Protection Agreements and Other Hedging Agreements, (c) securities received in connection with an Asset Sale so long as such Asset Sale complied with this Agreement, including Section 11.08, (d) Permitted Mortgage Investments and (e) securities received from or in connection with the sale of FF&E at a Hotel Property to a Subsidiary of the U.S. Borrower that is an Approved Lessee so long as the U.S. Borrower shall have reasonably determined in good faith that such sale is necessary in order to avoid the characterization for tax purposes of any portion of the rent payable under the related Operating Lease as rent not attributable to real property (allowing reasonable margins with respect to applicable limitations).

“Permitted Liens” shall mean any of the following: (i) Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the U.S. Borrower in accordance with GAAP; (ii) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (a) the underlying obligations are not overdue for a period of more than 30 days, or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the U.S. Borrower in accordance with GAAP; (iii) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (iv) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; and (v) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation.

“Permitted Mortgage Investment” means an Investment in Indebtedness secured by real estate assets or Capital Stock of Persons (other than the U.S. Borrower or its Subsidiaries) owning such real estate assets; provided that (i) the U.S. Borrower is able to consolidate the operations of the real estate assets in its GAAP financial statements, (ii) such real estate assets are owned by a partnership, limited liability company or other entity which is controlled by the U.S. Borrower or a Subsidiary thereof as a general partner, managing member or through similar means, or (iii) the aggregate amount of such Permitted Mortgage Investments (excluding those referenced in clauses (i) and (ii) above), determined at the time each such Investment was made, does not exceed 10% of Adjusted Total Assets after giving effect to such Investment.

“Permitted REIT Subsidiary” shall mean a Wholly-Owned Subsidiary of HHRI which engages in no significant business, has no material liabilities and otherwise has no material assets other than (i) equity interests in other Permitted REIT Subsidiaries, (ii) OP Units, (iii) de minimis interests in Subsidiaries of the U.S. Borrower or (iv) de minimis equity interests in Persons other than Subsidiaries of HHRI provided that (A) in the case of this clause (iv), Investments in such Persons shall only be made for the purpose of effecting an acquisition by the U.S. Borrower or a Subsidiary thereof permitted under this Agreement and immediately following the consummation of such acquisition the applicable Permitted REIT Subsidiary shall not own any Investment other than those described in clauses (i) through (iii) of this definition and (B) the aggregate value of all Investments described in clauses (iii) and (iv) of this definition at any time outstanding (measured by the book value thereof as of the date each such Investment is made) shall not exceed $10,000,000.

“Permitted Sharing Arrangements” shall mean any contracts, agreements or other arrangements between the U.S. Borrower and/or one or more of its Subsidiaries and HHRI and/or one or more other Subsidiaries of HHRI, pursuant to which such Persons share centralized services, establish joint payroll arrangements, procure goods or services jointly or otherwise make payments with respect to goods or services on a joint basis, or allocate corporate expenses (other than taxes based on income) (provided that (i) such Permitted Sharing Arrangements are, in the determination of management of the U.S. Borrower, the Guarantors or their Subsidiaries in the best interests of the U.S. Borrower, the Guarantors or their Subsidiaries and (ii) the liabilities of the U.S. Borrower, the Guarantors and their Subsidiaries under such Permitted Sharing Arrangements are determined in good faith and on a reasonable basis).

“Permitted Tax Payments” shall mean payment of any liability of HHRI, the U.S. Borrower or any of their respective Subsidiaries for all Federal, state, provincial, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any domestic or foreign governmental authority responsible for the administration of any such taxes.

“Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Personal Property” shall mean, for any Person, to the extent owned by such Person, all machinery, equipment, fixtures (including but not limited to all heating, air conditioning, plumbing, lighting, communications, elevator fixtures, inventory and goods), inventory and articles of personal property and accessions thereto and renewals and replacements thereof and substitutions therefor (including, but not limited to, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, silverware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, ash and fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers), other customary hotel equipment and other tangible property of every kind and nature whatsoever, now or hereafter located upon the Hotels, or appurtenances thereto, or usable in connection with the present or future operation and occupancy of the Hotels and all building equipment, materials and supplies of any nature whatsoever, now or hereafter located upon the Hotels.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any Borrower or a Subsidiary of any Borrower or an ERISA Affiliate and any pension plan as defined in Section 3(2) of ERISA with respect to which any Borrower, or a Subsidiary of any Borrower or an ERISA Affiliate could have any liability.

“Pledge and Security Agreement” shall mean the Amended and Restated Pledge and Security Agreement, dated as of September 10, 2004, as the same may be further modified, amended or supplemented from time to time, including by the form of Second Amended and Restated Pledge Agreement attached hereto as Exhibit G.

“Pledge and Security Agreement Collateral” shall have the meaning provided in the Pledge and Security Agreement.

“Pledge and Security Agreement Requirement” means that each Credit Party shall have duly authorized, executed and delivered a Pledge and Security Agreement covering all of such Credit Party’s present and future Pledge and Security Agreement Collateral, together with (to the extent not theretofore delivered pursuant to the Original Credit Agreement, but shall be re-delivered if previously released as a result of the occurrence of a Collateral Release Date):

(1)	all of the certificated Pledged Securities, if any, referred to therein and then owned by such Credit Party, together with executed and undated stock powers in blank or such other instruments of transfer as may be reasonably requested by the Administrative Agent;

(2)	proper financing statements (Form UCC-1) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Pledge and Security Agreement;

(3)	certified copies of requests for information or copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name such Credit Party as debtor and that are filed in the jurisdictions referred to in clause (b) above, together with copies of such other financing statements that name such Credit Party as debtor (none of which shall cover the Pledge and Security Agreement Collateral except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) for filing);

(4)	evidence of the completion of (or the Administrative Agent shall be reasonably satisfied that arrangements are in place to complete) all other recordings and filings of, or with respect to, the Pledge and Security Agreement (and delivery of control agreements among the pledgor, pledgee and issuer) as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Pledge and Security Agreement; and

(5)	evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Pledge and Security Agreement have been taken (or the Administrative Agent shall be reasonably satisfied that arrangements are in place to perfect and protect such security interests).

“Pledged Limited Liability Company Interests” shall have the meaning provided in the Pledge and Security Agreement.

“Pledged Partnership Interests” shall have the meaning provided in the Pledge and Security Agreement.

“Pledged Securities” shall have the meaning provided in the Pledge and Security Agreement.

“Pledged Stock” shall have the meaning provided in the Pledge and Security Agreement.

“Pledgor” shall mean and include (i) the U.S. Borrower and (ii) each Subsidiary of the U.S. Borrower which executes and delivers the Pledge and Security Agreement, or a counterpart thereof, as required by Section 10.15 or any other provision of this Agreement; provided that any such Subsidiary shall cease to be a Pledgor at such time, if any, as it is released from the Pledge and Security Agreement in accordance with the express provisions hereof and thereof. As of the Effective Date, the Pledgors are listed in Part III of Schedule IV.

“Pounds Sterling” and the sign “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“Pounds Sterling Currency Equivalent” shall mean, with respect to Pounds Sterling, at any time of determination, the amount of such Pounds Sterling which could be purchased with the amount of Dollars involved in such computation at the spot rate of exchange therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of determination thereof for purchase on such date.

“Pounds Sterling LIBOR Rate” shall mean, with respect to Pounds Sterling (i) the rate per annum that appears on page LIBOR01 of the Reuters Screen (or any successor page) for such Pounds Sterling deposits with maturities comparable to the Interest Period applicable to the Alternate Currency Revolving Loans incurred in Pounds Sterling subject to the respective Borrowing commencing two Business Days thereafter as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of the respective Interest Period or (ii) if such a rate does not appear on page LIBOR01 of the Reuters Screen (or any successor page), then the “Pound Sterling LIBOR Rate” for the relevant Interest Period shall be the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Administrative Agent at its request) at which each Pounds Sterling Reference Bank was offering to prime banks in the European interbank market deposits in Pounds Sterling for the relevant Interest Period at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, in the event the Administrative Agent has made any determination pursuant to Section 2.11(a)(i) in respect of Alternate Currency Revolving Loans incurred in Pounds Sterling, or in the circumstances described in clause (i) to the proviso to Section 2.11(b) in respect of Sterling Revolving Loans, the “Pounds Sterling LIBOR Rate” determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent to fund such Alternate Currency Revolving Loan with maturities comparable to the Interest Period applicable thereto.

“Pounds Sterling Reference Bank” mean, as to the Sterling Revolving Loans of any Alternate Currency Revolving Loan Borrower organized in a given jurisdiction, the principal offices in such jurisdiction of each of DB, Bank of America and/or the relevant affiliate of any of the foregoing (or any successor to any of the foregoing) and any other bank or financial institution appointed as such by the Administrative Agent.

“Pounds Sterling Revolving Loan Sub-Commitment” means, as to any Alternate Currency RL Lender, the amount, if any, set forth opposite such Alternate Currency RL Lender’s name in Schedule I-B directly below the column entitled “Pounds Sterling Revolving Loan Sub-Commitment,” as same may be (x) reduced from time to time pursuant to Sections 2.17, 5.01, 5.02, and/or 12, (y) increased from time to time pursuant to Sections 2.16 or (z) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.14 or

1403(b). The Pounds Sterling Revolving Loan Sub-Commitment of each Alternate Currency RL Lender is a sub-limit of the Revolving Loan Commitment of the respective Alternate Currency RL Lender (or its respective affiliate which is a Lender with the related Revolving Loan Commitment) and not an additional commitment and, in no event, may exceed at any time, when added to the sum of all other Sub-Commitments of the respective Alternate Currency RL Lender (or its respective affiliates) at such time, the Revolving Loan Commitment of such Alternate Currency RL Lender (or its respective affiliate which is a Lender with the related Revolving Loan Commitment).

“Preferred Stock”, as applied to the Capital Stock of any Person, shall mean Capital Stock of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Prime Lending Rate” shall mean the rate which the Person serving as the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Person serving as the Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, with respect to (i) any incurrence, acquisition, assumption or repayment of Indebtedness or (ii) any acquisition or sale of a Hotel Property or other assets (or the equity interest of the Person or Persons owning such Hotel Property or other assets), the calculation of the consolidated results of the U.S. Borrower and its Subsidiaries otherwise determined in accordance with this Agreement as if the respective Indebtedness, acquisition or sale (and all other Indebtedness incurred, acquired, assumed or repaid or other such acquisitions or sales effected during the respective Calculation Period or thereafter and on or prior to the date of determination) (each such date, a “Determination Date”) had been effected on the first day of the respective Calculation Period; provided that all such calculations shall take into account the following assumptions:

(i) pro forma effect shall be given to (1) any Indebtedness incurred subsequent to the end of the Calculation Period and prior to the Determination Date, (2) any Indebtedness incurred during such period to the extent such Indebtedness is outstanding at the Determination Date and (3) any Indebtedness to be incurred on the Determination Date, in each case as if such Indebtedness had been incurred on the first day of such Calculation Period and after giving effect to the application of the proceeds thereof (but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition or Investment);

(ii) the Consolidated Interest Expense of a Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate (or, in the case that such Person or any of its Subsidiaries is a party to an Interest Rate Protection Agreement or hedging obligation (which Interest Rate Protection Agreement or hedging obligation is scheduled to remain in effect for not less than the shorter of (x) a 12-month period immediately following the Determination Date or (y) the remaining term of the Indebtedness to which it relates) that has the effect of causing fixed interest rate Indebtedness to be floating rate interest on the date of computation) shall be computed (other than when computed for the purposes of computing Consolidated EBITDA) on a pro forma basis as if the average rate in effect from the beginning of the period to the end of the period had been the applicable rate for the entire period, unless in the case of floating rate Indebtedness, such Person or any of its Subsidiaries is a party to an Interest Rate Protection Agreement or hedging obligation (which shall remain in effect for the 12-month period immediately following the end of the period) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used;

(iii) there shall be excluded from interest expense any interest expense related to any amount of Indebtedness that was outstanding during such Calculation Period or thereafter but that is not outstanding or is to be permanently repaid on the Determination Date;

(iv) pro forma effect shall be given to all acquisitions and sales of Hotel Properties and other assets (by excluding or including, as the case may be, the historical financial results for the respective Hotel Properties and/or such other assets) that occur during such Calculation Period or thereafter and on or prior to the Determination Date (including any Indebtedness assumed or acquired in connection therewith) as if they had occurred on the first day of such Calculation Period, provided that in connection with any such acquisitions, pro forma effect (for periods prior to such acquisition) shall be given to the management fees payable pursuant to the respective Management Agreement as if such management fees had been payable throughout the Calculation Period;

(v) any Indebtedness in respect of which an irrevocable prepayment notice has been delivered that results in such Indebtedness being due and payable not later than 30 days after such prepayment notice, the amount of such Indebtedness (and any interest attributable thereto) shall be excluded from the computation of such covenants to the extent the U.S. Borrower shall have unrestricted cash reserves for such payment or shall have committed cash reserves for such payment by way of a deposit arrangement or otherwise; and

(vi) any Qualified Preferred Stock in respect of which an irrevocable redemption or repurchase notice has been delivered that results in such Qualified Preferred Stock being due and payable not later than 30 days after such notice, the amount of such Qualified Preferred Stock shall be excluded from the computation of such covenants to the extent the U.S. Borrower shall have unrestricted cash reserves for such payment or shall have committed cash reserves for such payment by way of a deposit arrangement or otherwise.

In the case of any covenant, other than those set forth in Sections 9.01 through 9.04, which require compliance with the covenants of this Agreement on a Pro Forma Basis, compliance with the Financial Covenants shall be required only to the extent that there is any Revolving Credit Exposure after giving effect to the event giving rise to the need for compliance.

“Procurement Contracts” shall mean contracts for the procurement of goods and services entered into in the ordinary course of business and consistent with industry practices.

“Projections” shall have the meaning provided in Section 8.05(d).

“Qualified Preferred Stock” shall mean any preferred stock or other preference shares of HHRI or the U.S. Borrower, so long as the terms of such preferred stock or other preference shares (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by HHRI or any of its Subsidiaries, (iii) do not require any cash dividends or cash distributions (other than dividends or distributions payable when and if declared by the Board of Directors of HHRI or the general partner of the U.S. Borrower) or contain any mandatory put, redemption, repayment, sinking fund or other similar provision in each case occurring before September 10, 2009 (other than any such provision that can be satisfied, at the election of HHRI or the U.S. Borrower, by the issuance of OP Units or common stock or Qualified Preferred Stock of HHRI), (iv) do not contain any covenants other than periodic reporting requirements, (v) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law or listing requirements and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of HHRI, liquidations involving HHRI or dividend arrearages, and (vi) do not provide for the conversion into, or the exchange for (unless at the sole discretion of the issuer thereof), debt securities.

“Qualifying Indebtedness” means Indebtedness of the U.S. Borrower under the Senior Note Indenture, the New Senior Note Indenture, and any other Secured Indebtedness of the U.S. Borrower or any of its Subsidiaries (other than Indebtedness under the Credit Documents).

“Quarterly Payment Date” shall mean the last Business Day of each April, July, October and January occurring after the Effective Date.

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recourse Indebtedness” of any Person shall mean all Indebtedness of such Person and its Subsidiaries for which recourse for payment may be made against such Person for the obligations thereunder (and in any event shall include all Indebtedness of such Person which is not Non-Recourse Indebtedness).

“Register” shall have the meaning provided in Section 14.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Businesses” shall mean the businesses conducted by the U.S. Borrower and its Subsidiaries as of the Effective Date and any and all businesses that in the good faith judgment of the Board of Directors of the general partner of the U.S. Borrower are materially related businesses or real estate related businesses. Without limiting the generality of the foregoing, Related Business shall include the ownership and operation of lodging properties.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all capital stock, preferred stock and limited partnership units of the U.S. Borrower.

“Replaced Lender” shall have the meaning provided in Section 2.14.

“Replacement” shall have the meaning provided in Section 2.14.

“Replacement Lender” shall have the meaning provided in Section 2.14.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and Participations in Letter of Credit Outstandings) represent an amount greater than 50% of the Total Revolving Loan Commitment less the Revolving Loan Commitments of Defaulting Lenders (or after the termination of the Total Revolving Loan Commitment, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders, and the aggregate Participations of all Non-Defaulting Lenders in Letter of Credit Outstandings at such time). For purposes of determining Required Lenders, all outstanding Revolving Loans and Commitments, as the case may be, that are denominated in Dollars will be calculated in Dollars and all Revolving Loans and Commitments, as the case may be, denominated in an Alternate Currency will be calculated according to the Dollar Equivalent thereof.

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation, and by-laws or other organizational or governing documents of such Person, and all foreign, federal, state and local laws, rules and regulations, including, without limitation, Environmental Laws, ERISA, foreign, federal, state or local securities, antitrust and licensing laws, all food, health and safety laws, and all applicable trade laws and requirements, including, without limitation, all disclosure requirements of Environmental Laws and ERISA and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, in each case, applicable to and binding upon such Person, its business or any of its property.

“Restricted Payment” shall have the meaning given to it in the Governing Senior Note Indenture as in effect on the Effective Date except the term “Subordinated Indebtedness” used therein shall refer to Indebtedness of the Company or any Guarantor that is expressly subordinated in right of payment to the Revolving Loans (or other Indebtedness under the Credit Documents).

“Restricted Subsidiary” shall have the meaning given to it in the Governing Senior Note Indenture.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Credit Exposure” shall mean for any RL Lender at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender (and its affiliates, if any, acting as Canadian Lenders) (for this purpose, (x) at all times prior to the occurrence of any Sharing Event and the automatic conversion of Canadian Revolving Loans to Dollar Revolving Loans pursuant to Section 2.17, using the Dollar Equivalent of the principal amount or Face Amount, as the case may be, of all Canadian Revolving Loans then outstanding from such RL Lender or any affiliate thereof acting as a Canadian Lender and (y) at all times after the occurrence of any Sharing Event, giving effect to the conversions required by Section 2.17 and to all participations purchased by such RL Lender pursuant to Section 2.17), plus (ii) the product of (A) such Lender’s Dollar Percentage (or, after the occurrence of a Sharing Event, its RL Percentage) and (B) the aggregate amount of all Letter of Credit Outstandings at such time. For the purpose of determining whether the Financial Covenants shall be applicable, the amount of any Letter of Credit Outstandings and Bankers’ Acceptance Loans utilizing the Total Revolving Loan Commitment that are fully cash collateralized in accordance with the terms of this Agreement shall be deemed to be zero.

“Revolving Credit Period” shall mean the period from and including the Effective Date to but not including the Maturity Date.

“Revolving Loan” shall have the meaning provided in Section 2.01.

“Revolving Loan Commitment” shall mean, for each Lender, the amount of such Lender’s Revolving Loan Commitment set forth opposite such Lender’s name in Schedule I-A directly below the column entitled “Revolving Loan Commitment,” as the same may be (x) reduced from time to time pursuant to Sections 4.02, 5.02(f), and/or 12 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 2.14 or 14.03(b) or (z) increased from time to time pursuant to Section 2.16. For the avoidance of doubt, any limitations in effect from time to time pursuant to Section 2.01(vii) on amounts available for drawing shall not alter the Revolving Loan Commitment of any Lender.

“Revolving Notes” shall mean each Dollar Revolving Note, each Canadian Dollar Revolving Note, each Euro Note and each Sterling Revolving Note.

“RL Lender” shall mean, at any time, each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans at such time.

“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time. Notwithstanding anything to the contrary contained above, if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

“Roll Forward Amount” shall mean, with respect to any covenant that permits an action to be taken in a fiscal year with reference to Adjusted Total Assets, the cumulative unused Dollar amount relating to such action referred to in such covenant from all prior fiscal years commencing with and including the full fiscal year ending nearest to December 31, 2004, it being understood that such unused amounts shall be calculated independently for each covenant that references a Roll Forward Amount, irrespective of any application of such Roll Forward Amount for the purpose of another covenant. For purposes of computing the Roll Forward Amount attributable to any fiscal year, the unused Dollar amount shall be determined according to the Adjusted Total Assets measured as of the end of such fiscal year. The unused amount for any period during which the limitations in Section 11.10(a), 11.11(a) or 11.12(a) shall not be in effect shall be the unused amount as if the Leverage Ratio had been equal to or greater than 6.00:1:00 at all times from and after the Effective Date. In no event shall the Roll Forward Amount be negative.

“S&P” shall mean Standard & Poor’s Ratings Services.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b).

“Secured Creditors” shall have the meaning provided in the Pledge and Security Agreement.

“Secured Indebtedness” shall mean any Indebtedness or Disqualified Stock secured by a Lien (other than any Permitted Lien (as defined in the Governing Senior Note Indenture)) upon the property of the U.S. Borrower or any of its Subsidiaries.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, unless terminated at any time in accordance the provisions of this Agreement, the Pledge and Security Agreement and any other pledge or similar agreement executed and delivered after the Effective Date pursuant to Section 10.14, 10.15 or any other provision of this Agreement or the Pledge and Security Agreement.

“Senior Note Documents” shall mean the Governing Senior Note Indenture the New Senior Note Indenture the Senior Notes and each other document or agreement relating to the issuance of the Senior Notes.

“Senior Note Indenture” shall mean the Indenture, dated as of August 5, 1998, among the U.S. Borrower (successor to HMH Properties, Inc.), the subsidiary guarantors named therein and Marine Midland Bank as Trustee, together with all supplemental indentures, amendments or amendments and restatements relating to the Senior Notes but without giving effect to any covenant amendments implemented pursuant to such supplemental indentures, amendments or amendments and restatements.

“Senior Note Indenture Default” shall mean a Default or Event of Default under the Governing Senior Note Indenture or New Senior Note Indenture, in each case as defined therein.

“Senior Notes” shall mean each of the U.S. Borrower’s (i) $725,000,000 7 1/8% Series K Senior Notes due November 2013, (ii) $350,000,000 7% Series M Senior Notes due August 2012, (iii) $650,000,000 6 3/8% Series O Senior Notes due March 2015, (iv) $800,000,000 6 3/4% Series Q Senior Notes due June 2016, (v) $500,000,000 6 7/8% Series S Senior Notes due November 2014, (vi) $500,000,000 3 1/4% Exchangeable Senior Debentures due April 2024, (vii) $600,000,000 2 5/8% Exchangeable Senior Debentures due April 2027, (viii) $5,885,000 9 3/8% Marriott Corporation Debentures due June 2007, (ix) $6,848,000 10% Marriott Corporation Series L Senior Notes due May 2012 and (x) other issues of senior notes issued pursuant to the Senior Note Indenture or the New Senior Note Indenture.

“Sharing Event” shall mean (i) the occurrence of any Event of Default with respect to any Borrower pursuant to Section 12.05, (ii) the declaration of the Total Revolving Loan Commitment termination, or the acceleration of the maturity of any Revolving Loans, in each case pursuant to the last paragraph of Section 12 or (iii) the failure of any Borrower to pay any principal of, Face Amount of, or interest on, Revolving Loans or any Letter of Credit Obligations on the Maturity Date.

“Significant Subsidiary” shall mean any Subsidiary which is a “significant subsidiary” of the U.S. Borrower within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on August 5, 1998.

“Single Employer Plan” shall have the meaning provided in Section 8.10.

“Specified Default” shall mean any Default or Event of Default under Sections 12.01, 12.03 (solely as a result of a failure to comply with Section 10.11(a), 10.11(b), 10.11(d)), 12.05 or 12.08.

“Specified Indenture” shall mean the Nineteenth Supplemental Indenture dated April, 2006, supplementing the Senior Note Indenture, providing the issuance of the Borrower’s 6-3/4% Series P Senior Notes due 2016 and 6-3/4% Series Q Senior Notes due 2016.

“Start Date” shall mean, with respect to any Margin Reduction Period, the first day of such Margin Reduction Period.

“Starwood Acquisition” shall mean the acquisition of assets and equity interests by the U.S. Borrower and its Subsidiaries pursuant to the Starwood Acquisition Agreement.

“Starwood Acquisition Agreement” shall mean the Master Agreement and Plan of Merger dated as of November 14, 2005, among HHRI, the U.S. Borrower, Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, SHC, SLT Realty Limited Partnership and certain other parties listed as Sellers thereunder, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Starwood Tax Indemnity Agreement” shall mean the Tax Sharing and Indemnification Agreement dated as of November 14, 2005 among HHRI, the U.S. Borrower, Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub L.P. Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, SHC, and SLT Realty Limited Partnership, as such agreement may be amended, supplemented or otherwise modified from time to time to the extent such amendments, supplements and modifications do not adversely affect the interests of the Lenders in any material respect.

“Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder).

“Sterling Revolving Loan” shall mean each Alternate Currency Revolving Loan denominated in Pounds Sterling at the time of the incurrence thereof.

“Sterling Revolving Notes” shall have the meaning provided in Section 2.06(a).

“Stock Collateral” shall have the meaning provided in Section 10.15(d).

“Sub-Commitments” shall mean, with respect to any RL Lender, the Non-Alternate Currency Revolving Loan Sub-Commitment, if any, of such RL Lender, the Canadian Dollar Revolving Loan Sub-Commitment, if any, of such RL Lender (or its Affiliate which is acting as an Alternate Currency RL Lender), the Pounds Sterling Revolving Loan Sub-Commitment, if any, of such RL Lender (or its Affiliate which is acting as an Alternate Currency RL Lender) and the Euro Revolving Loan Sub-Commitment, if any, of such RL Lender (or its Affiliate which is acting as an Alternate Currency RL Lender).

“Subsidiaries Guaranty” shall have the meaning provided in Section 6.06.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the ordinary voting power of the outstanding Capital Stock is owned, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, (ii) any partnership (a) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and owns alone or together with the U.S. Borrower a majority of the partnership interests or (b) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and which is controlled by such Person in a manner sufficient to permit its financial statements to be consolidated with the financial statements of such Person in conformance with GAAP and the financial statements of which are so consolidated, and (iii) any Person, if so designated by the U.S. Borrower in writing to the Administrative Agent (which designation shall be deemed made if a similar designation is made under the Governing Senior Note Indenture), (x) in which the U.S. Borrower owns (directly or indirectly) at least 50% of the aggregate economic interests; (y) in which the U.S. Borrower or a Subsidiary participates in control as a general partner, a managing member or through similar means, and (z) which is not consolidated for financial reporting purposes with the U.S. Borrower under GAAP.

“Subsidiary Indebtedness” shall mean, without duplication, all Unsecured Indebtedness (including Contingent Obligations (other than Contingent Obligations incurred by Subsidiaries in respect of Secured Indebtedness)) of which a Subsidiary other than a Guarantor is the obligor. Obligations under this Agreement shall not constitute Subsidiary Indebtedness. A release under the Subsidiaries Guaranty of a Guarantor which remains a Subsidiary shall be deemed to be an incurrence of Subsidiary Indebtedness in amount equal to the U.S. Borrower’s proportionate interest in the Unsecured Indebtedness of such Guarantor.

“Syndication Agent” shall mean Bank of America, N.A.

“Tax Affiliate” shall mean, as to any Person, (i) any Subsidiary of such Person and (ii) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Taxable Income” shall mean Real Estate Investment Trust Taxable Income as defined in Section 857(b) of the Code.

“Taxable REIT Subsidiary” shall mean any Subsidiary of the U.S. Borrower that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code on or after January 1, 2001, or a Subsidiary of such Taxable REIT Subsidiary.

“Taxes” shall have the meaning provided in Section 5.04.

“Term Loans” shall have the meaning provided in Section 2.16(d).

“Test Date” shall mean the last day of each fiscal quarter ended after the Effective Date.

“Test Period” shall mean each period of four consecutive fiscal quarters of the U.S. Borrower then last ended (in each case taken as one accounting period).

“Total Canadian Dollar Revolving Loan Sub-Commitment” shall mean, at any time, (x) the sum of the Canadian Dollar Revolving Loan Sub-Commitments of all Canadian Lenders at such time or, if less, (y) the Total Canadian Dollar Revolving Loan Sub-Commitment as then in effect pursuant to Section 2.18.

“Total Maximum Canadian Dollar Revolving Loan Sub-Commitment” shall mean, at any time, the sum of the Maximum Canadian Dollar Revolving Loan Sub-Commitments of all Canadian Lenders at such time.

“Total Revolving Loan Commitment” shall mean the sum of the Revolving Loan Commimtents of all of the Lenders, being $600,000,000, as the same may be (x) reduced from time to time pursuant to Sections 4.02, 5.02(f), and/or 12 or (y) increased from time to time pursuant to Section 2.16.

“Total Unencumbered Assets” as of any date shall mean the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness and (ii) all other assets (but excluding intangibles and minority interests in Persons who are obligors with respect to outstanding secured debt) of the U.S. Borrower and its Subsidiaries not securing any portion of Secured Indebtedness, determined on a consolidated basis (it being understood that the accounts of the Subsidiaries shall be consolidated with those of the U.S. Borrower only to the extent of the U.S. Borrower’s proportionate interest therein).

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, the sum of the Unutilized Revolving Loan Commitments of each of the Lenders.

“Total U.S. Revolving Loan Sub-Commitment” at any time shall mean the sum of the U.S. Revolving Loan Sub-Commitments of all Lenders; provided that at no time shall the Total U.S. Revolving Loan Sub-Commitment exceed the Total Revolving Loan Commitment as then in effect.

“Twelfth Supplemental Indenture” shall mean the Amended and Restated Twelfth Supplemental Indenture dated July 28, 2004, to the Senior Note Indenture, as such Amended and Restated Twelfth Supplemental Indenture is in effect on the Effective Date.

“Treaty” means the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Eurodollar Loan, a Canadian Prime Rate Loan, a Bankers’ Acceptance Loan, a Sterling Revolving Loan or a Euro Revolving Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unconsolidated Entity” shall mean, with respect to any Person, at any date, any other Person in whom such Person holds an Investment, and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person, if such statements were prepared as of such date.

“Undepreciated Real Estate Assets” shall mean, as of any date, the cost (being the original cost to the U.S. Borrower, the Guarantors or any of their Subsidiaries plus capital improvements) of real estate assets of the U.S. Borrower, the Guarantors or any of their Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis (it being understood that the accounts of Subsidiaries shall be consolidated with those of the U.S. Borrower only to the extent of the U.S. Borrower’s proportionate interest therein).

“Unencumbered Consolidated EBITDA” shall mean, for any period, that portion of Consolidated EBITDA for such period attributable to those assets which are (i) not encumbered by Liens and (ii) not owned by Subsidiaries of the U.S. Borrower that have Subsidiary Indebtedness.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under such Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05.

“Unsecured Consolidated Interest Expense” shall mean, for any period, that portion of Consolidated Interest Expense attributable to Indebtedness that is neither Secured Indebtedness nor Subsidiary Indebtedness.

“Unsecured Indebtedness” shall mean any Indebtedness or Disqualified Stock of the U.S. Borrower or any of its Subsidiaries that is not Secured Indebtedness.

“Unsecured Interest Coverage Ratio” shall mean, for any period, the ratio of (x) Unencumbered Consolidated EBITDA for such period to (y) Unsecured Consolidated Interest Expense for such period.

“Unutilized Canadian Dollar Revolving Loan Sub-Commitment” shall mean, as to any Canadian Lender at any time, the Canadian Dollar Revolving Loan Sub-Commitment of such Canadian Lender at such time minus the Dollar Equivalent of the aggregate principal amount or Face Amount, as the case may be, of all Canadian Revolving Loans of such Canadian Lender then outstanding.

“Unutilized Canadian RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Unutilized Canadian Dollar Revolving Loan Sub-Commitment of such Lender (and its respective affiliates which act as Canadian Lenders) at such time and the denominator of which is the aggregate amount of Unutilized Canadian Dollar Revolving Loan Sub-Commitments of all Canadian Lenders at such time.

“Unutilized Revolving Loan Commitment” of the Revolving Loan Commitment with respect to any Lender, at any time, shall mean an amount equal to the remainder of (i) such Lender’s Revolving Loan Commitment at such time less (ii) the sum of (x) the aggregate principal amount of Revolving Loans of such Lender (including any Affiliate of any such Lender acting as a Alternative Currency RL Lender) then outstanding (taking the Dollar Equivalent of the principal amount or Face Amount, as the case may be, in the case of any Alternative Currency Revolving Loans then outstanding) and (y) such Lender’s Dollar Percentage (or, after a Sharing Event has occurred, its RL Percentage) of the Letter of Credit Outstandings at such time.

“U.S. Borrower” shall mean Host Hotels & Resorts, L.P., a Delaware limited partnership.

“U.S. Revolving Loan Sub-Commitment” shall mean, for any Lender at any time, such Lender’s Revolving Loan Commitment minus, in the case of a Lender that is, or whose Affiliate is, a Canadian Lender, the sum of such Lender’s and its Affiliates’ Canadian Dollar Revolving Loan Sub-Commitments.

“U.S. Subsidiary Borrower” shall mean Host Euro Business Trust, a Maryland business trust.

“U.S. Subsidiary Borrower Obligations” shall have the meaning provided in Section 16.01.

“Voting Stock” shall mean, as to any Person, any class or classes of outstanding Capital Stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly-Owned Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person which is both a Domestic Subsidiary and a Wholly-Owned Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person which is both a Foreign Subsidiary and a Wholly-Owned Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments. Subject to and upon the terms and conditions set forth herein, (x) each RL Lender severally agrees, at any time and from time to time during the Revolving Credit Period, to make a revolving loan or revolving loans, which revolving loans shall be made and maintained in Dollars (each a “Dollar Revolving Loan” and, collectively, the “Dollar Revolving Loans”) to the U.S. Borrower, and (y) each Alternate Currency RL Lender with an Alternate Currency Revolving Loan Sub-Commitment relating to a given Alternate Currency Revolving Loan Sub-Tranche severally agrees, at any time and from time to time during the Revolving Credit Period, to make a revolving loan or revolving loans to the respective Alternate Currency Revolving Loan Borrower(s) under such Alternate Currency Revolving Loan Sub-Tranche in the respective Available Currency elected by such Alternate Currency Revolving Loan Borrower (each, an “Alternate Currency Revolving Loan “ and, collectively, the “Alternate Currency Revolving Loans “) (with the revolving loans made to the various Borrowers pursuant to this Section 2.01 being herein called a “Revolving Loan” and, collectively, the “Revolving Loans”), which Revolving Loans:

(i) shall, in the case of Dollar Revolving Loans, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided herein, all Dollar Revolving Loans comprising the same Borrowing shall be of the same Type,

(ii) shall, in the case of Alternate Currency Revolving Loans, be made and maintained in the respective Alternate Currency elected by the respective Alternate Currency Revolving Loan Borrower, provided that all Canadian Revolving Loans shall, at the option of the respective Canadian Revolving Loan Borrower, be made by each Canadian Lender with a Canadian Dollar Revolving Loan Sub-Commitment either by means of (x) Canadian Prime Rate Loans in Canadian Dollars or (y) the creation and discount of Bankers’ Acceptances in Canadian Dollars on the terms and conditions provided for herein and in Schedule III hereto (the terms and conditions of which shall be deemed incorporated by reference into this Agreement), and provided, further, that only the Canadian Revolving Loan Borrowers shall be entitled to obtain Revolving Loans in Canadian Dollars, the Canadian Revolving Loan Borrowers shall only be entitled to obtain Revolving Loans in Canadian Dollars, and the U.S. Subsidiary Borrower shall only be entitled to obtain Euro Revolving Loans,

(iii) may be repaid and reborrowed in accordance with the provisions hereof,

(iv) shall not, in the case of Alternate Currency Revolving Loans made under a given Alternate Currency Revolving Loan Sub-Tranche by any Alternate Currency RL Lender, be made at any time if, at the time of making any such Alternate Currency Revolving Loans and after giving effect thereto, (A) the Individual Alternate Currency Revolving Loan Sub-Commitment Credit Exposure of such Alternate Currency RL Lender relating to such Alternate Currency Revolving Loan Sub-Tranche would exceed the Alternate Currency Revolving Loan Sub-Commitment of such Alternate Currency RL Lender relating to such Alternate Currency Revolving Loan Sub-Tranche at such time, or (B) the Aggregate Individual Alternate Currency Credit Exposure of all Alternate Currency RL Lenders relating to such Alternate Currency Revolving Loan Sub-Tranche would exceed the Alternate Currency Revolving Loan Sub-Commitment Sub-Limit relating to such Alternate Currency Revolving Loan Sub-Tranche,

(v) shall not, in the case of all Revolving Loans, be made at any time if, after giving effect thereto, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Loan Commitment at such time,

(vi) shall not, in the case of Dollar Revolving Loans, be made at any time if, at the time of making any such Dollar Revolving Loan and after giving effect thereto, (A) the Aggregate U.S. Revolving Exposure exceeds the Total U.S. Revolving Loan Sub-Commitment at such time or (B) subject to Section 2.08(b), for any Lender, such Lender’s Dollar Percentage of the Aggregate U.S. Revolving Exposure exceeds the U.S. Revolving Loan Sub-Commitment of such Lender at such time,

(vii) shall not, in the case of all Revolving Loans, be made at any time, if after giving effect thereto, the Aggregate Revolving Credit Exposure would exceed (A) $300,000,000, so long as the Leverage Ratio is equal to or greater than 7.00:1:00, and (B) $600,000,000, so long as such Leverage Ratio is less than 7.00:1:00, plus, in each case, any amounts under Additional Revolving Loan Commitments (as determined pursuant to Section 2.16(b)); provided, however, that, except as set forth in Section 5.02(a)(iii), the limitations contained in this clause (vii) shall apply only at the time of any Credit Event and in no event shall such limitations require any Borrower to prepay any Revolving Loan for which the conditions contained in this clause (vii) were satisfied at the time such Revolving Loan was incurred, and provided, further, that for purposes of calculating the Leverage Ratio pursuant to this clause (vii) the Leverage Ratio shall be computed for the most recently ended Test Period (calculated on a Pro Forma Basis as if the date of the Credit Event were the Determination Date, and after giving effect to the applications of proceeds of such Credit Event (but only to the extent that such procceds are applied within thirty (30) days of the date of such Credit Event)), and

(viii) shall not, in the case of Alternate Currency Revolving Loans, be made at any time, if after giving effect thereto, the Aggregate Alternate Currency Revolving Credit Exposure would exceed the Maximum Alternative Currency Revolving Loan Sub-Commitment at such time.

Notwithstanding the foregoing, in the event a Lender Default exists, the Canadian Lenders shall not be required to make Canadian Revolving Loans unless the Canadian Lenders have entered into arrangements satisfactory to them and the U.S. Borrower to eliminate the Canadian Lenders’ risk with respect to the participation arrangements set forth in Section 2.17 of the Defaulting Lender or Lenders, which may include cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the outstanding Canadian Revolving Loans.

All Canadian Revolving Loans shall constitute the several, and not joint or joint and several, obligations of the Canadian Revolving Loan Borrowers.

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount (or Face Amount, if applicable) of each Borrowing of Revolving Loans shall not be less than the respective Minimum Borrowing Amount for the respective Type of Revolving Loans to be made or maintained pursuant to the respective Borrowing. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than (i) ten Borrowings of Revolving Loans maintained as Eurodollar Loans and (ii) five Borrowings of Alternate Currency Revolving Loans under a given Alternate Currency Revolving Loan Sub-Commitment Sub-Limit maintained as Euro Rate Loans and/or Bankers’ Acceptance Loans.

2.03. Notice of Borrowing. (a) Whenever a Borrower desires to incur Revolving Loans hereunder (excluding Borrowings of Canadian Prime Rate Loans to the extent resulting from automatic conversions of Bankers’ Acceptance Loans as provided in clause (i) of Schedule III), it shall give the Administrative Agent at the Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan or Canadian Prime Rate Loan and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Euro Rate Loan or Bankers’ Acceptance Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Each such written notice or written confirmation of telephonic notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be given by the respective Borrower in the form of Exhibit A appropriately completed to specify (i) the name of such Borrower or Borrowers, (ii) the aggregate principal amount (or Face Amount, as the case may be) of the Revolving Loans to be incurred pursuant to such Borrowing (stated in the relevant Applicable Currency), (iii) the date of such Borrowing (which shall be a Business Day), (iv) in the case of Dollar Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans, (v) in the case of Canadian Revolving Loans, whether the Revolving Loans being made pursuant to such Borrowing are to be initially maintained as Canadian Prime Rate Loans or Bankers’ Acceptance Loans and, if Bankers’ Acceptance Loans, the term thereof (which shall comply with the requirements of clause (a) of Schedule III), (vi) in the case of Euro Rate Loans, the initial Interest Period to be applicable thereto, and (vii) whether the Revolving Loans are Dollar Revolving Loans, or, in the case of Alternate Currency Revolving Loans, the specific Alternate Currency Revolving Loan Sub-Tranche pursuant to which such Alternate Currency Revolving Loans are to be incurred. The Administrative Agent shall promptly give each Lender which is required to make Revolving Loans of the Alternate Currency Revolving Loan Sub-Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing. Notwithstanding anything to the contrary contained in this Agreement, unless the Administrative Agent otherwise agrees, no more than four Notices of Borrowing may be given in any 30 consecutive day period.

(b) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or the Issuing Bank (in the case of issuances of Letters of Credit), as the case may be, may act without liability upon the basis of such telephonic notice, believed by the Administrative Agent or the Issuing Bank, as the case may be, in good faith to be from an Authorized Officer of such Borrower prior to receipt of written confirmation. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s or Issuing Bank’s record of the terms of such telephonic notice.

2.04. Extension of Maturity Date. The U.S. Borrower may one time prior to the initial Maturity Date extend the initial Maturity Date to September 9, 2012 subject to the following terms and conditions: (a) not later than 60 days prior to the initial Maturity Date, the U.S. Borrower shall deliver a written notice indicating its intention to extend the initial Maturity Date to the Administrative Agent (which shall promptly notify each of the Lenders), (b) the U.S. Borrower shall pay to each Lender on or before the initial Maturity Date an extension fee equal to .125% of the Revolving Loan Commitment of such Lender being extended, (c) no Default or Event of Default shall exist on the initial Maturity Date, (d) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the initial Maturity Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (e) the Leverage Ratio (computed by taking into account the portion of any Revolving Loans that will continue to remain outstanding after the initial Maturity Date) may not exceed 6.75:1.00 as of the initial Maturity Date (computed as of the end of the fiscal quarter ending closest to June 30, 2011 but on a Pro Forma Basis for events occurring after such date through the initial Maturity Date) and (f) the U.S. Borrower shall deliver to the Administrative Agent on the initial Maturity Date a certificate of an Authorized Officer of the U.S. Borrower certifying as to the compliance with the foregoing provisions of this Section 2.04.

2.05. Disbursement of Funds. No later than 1:00 P.M. (local time in the city in which the proceeds of such Loans are to be made available in accordance with the terms hereof) on the date specified in each Notice of Borrowing, each Lender with a relevant Commitment will make available its pro rata portion (determined in accordance with Section 2.08) of each Borrowing requested to be made on such date in the manner provided below. All such amounts will be made available in Dollars (in the case of Dollar Revolving Loans) or the applicable Alternate Currency (in the case of Alternate Currency Revolving Loans), as the case may be, and in immediately available funds at the appropriate Payment Office of the Administrative Agent, and the Administrative Agent will make available to the relevant Borrower or Borrowers by depositing to its, or their, relevant account as directed by the respective Borrower or Borrowers, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the respective Borrower or Borrowers, and, to the extent such corresponding amount has previously been disbursed to such Borrower or Borrowers, such Borrower or Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or such Borrower or Borrowers, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the respective Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate as in effect from time to time for the first three days and the interest rate applicable to Dollar Revolving Loans maintained as Base Rate Loans for each day thereafter (or, in the case of an Alternate Currency Revolving Loan in a given Alternate Currency, the relevant Euro Rate (as determined on the basis provided in the proviso in the definition of the relevant Euro Rate) and (ii) if recovered from the respective Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.09. Nothing in this Section 2.05 shall be deemed to relieve any Lender from its obligation to make Revolving Loans hereunder or to prejudice any rights which the relevant Borrower or Borrowers may have against any Lender as a result of any failure by such Lender to make Revolving Loans required to be made by it hereunder.

2.06. Revolving Notes. (a) Subject to the provisions of Section 2.06(g), each Borrower’s obligation to pay the principal of (or the Face Amount of, as the case may be), and interest on, the Revolving Loans made by each Lender to such Borrower shall be evidenced (i) if Dollar Revolving Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a “Dollar Revolving Note” and, collectively, the “Dollar Revolving Notes”), (ii) if Canadian Revolving Loans, by a promissory note duly executed and delivered by the respective Canadian Revolving Loan Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a “Canadian Dollar Revolving Note” and, collectively, the “Canadian Dollar Revolving Notes”), (iii) if Sterling Revolving Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each a “Sterling Revolving Note” and, collectively, the “Sterling Revolving Notes”), and (iv) if Euro Revolving Loans, by a promissory note duly executed and delivered by the U.S. Borrower and the U.S. Subsidiary Borrower, as applicable, substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each a “Euro Revolving Note” and, collectively, the “Euro Revolving Notes”).

(b) The Dollar Revolving Note issued by the U.S. Borrower to each Lender that has a Revolving Loan Commitment or outstanding Dollar Revolving Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to the order of such Lender and be dated the

Effective Date (or, if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Dollar Revolving Loans of such Lender to the U.S. Borrower at such time) and be payable in Dollars in the outstanding principal amount of Dollar Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.09 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The Canadian Dollar Revolving Note issued by each Canadian Revolving Loan Borrower shall (i) be executed by the respective Canadian Revolving Loan Borrower, (ii) be payable to the order of the applicable Canadian Lender (or an affiliate designated by such Lender) and be dated the Effective Date (or, if issued thereafter, the date of issuance),(iii) be in a stated principal amount (expressed in Canadian Dollars) which exceeds by 25% the Canadian Dollar Equivalent (as of the date of issuance) of the respective Lender’s Maximum Canadian Dollar Revolving Loan Sub-Commitment; provided that if, because of fluctuations in exchange rates after the Effective Date, the amount of the Canadian Dollar Revolving Note of any Canadian Revolving Loan Borrower held by any Lender would not be at least as great as the outstanding principal amount of, and the Face Amount of, as applicable, Canadian Revolving Loans made by such Lender to such Canadian Revolving Loan Borrower and evidenced thereby, the respective Lender may request (and in such case the respective Canadian Revolving Loan Borrower shall promptly execute and deliver (provided that such Lender shall return to the Canadian Revolving Loan Borrower any Revolving Note or Revolving Notes theretofore delivered to such Lender pursuant to this Agreement marked “cancelled”, or if such Lender has lost or cannot find any such Revolving Note or Revolving Notes, such Lender will execute and deliver to such Borrower a lost note and indemnity agreement in form and substance as is usual and customary)) a new Canadian Dollar Revolving Note in an amount equal to the greater of (x) that amount (expressed in Canadian Dollars) which at that time exceeds by 25% the Canadian Dollar Equivalent of the respective Lender’s Maximum Canadian Dollar Revolving Loan Sub-Commitment or (y) the then outstanding principal amount of, and the Face Amount of, as applicable, all Canadian Revolving Loans made by such Lender to such Canadian Revolving Loan Borrower, (iv) be payable in Canadian Dollars in the outstanding principal amount of, and Face Amount of, as applicable, the Canadian Revolving Loans made to the respective Canadian Revolving Loan Borrower and evidenced thereby, (v) mature on the Maturity Date, (vi) bear interest as provided in the appropriate clause of Section 2.09 in respect of the Canadian Revolving Loans evidenced thereby, (vii) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02 and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) The Sterling Revolving Note issued by the U.S. Borrower to each Lender that has a Pounds Sterling Revolving Loan Sub-Commitment or outstanding Sterling Revolving Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to the order of such Lender (or an affiliate designated by such Lender) and be dated the Effective Date (or, if issued thereafter, the date of issuance), (iii) be in a stated principal amount (expressed in Pounds Sterling) which exceeds by 25% the Pounds Sterling Currency Equivalent (as of the date of issuance) of the respective Lender’s Pounds Sterling Revolving Loan Sub-Commitment;

provided that if, because of fluctuations in exchange rates after the Effective Date or issuance date, as applicable, the amount of the Sterling Revolving Note of the U.S. Borrower held by any Lender would not be at least as great as the outstanding principal amount of Sterling Revolving Loans made by such Lender at any time outstanding and evidenced thereby, the respective Lender may request (and in such case the U.S. Borrower shall promptly execute and deliver) a new Sterling Revolving Note in an amount equal to the greater of (x) that amount (expressed in Pounds Sterling) which at that time exceeds by 25% the relevant Sterling Currency Equivalent of the respective Lender’s Pounds Sterling Revolving Loan Sub-Commitment or (y) the then outstanding principal amount of all Sterling Revolving Loans made by such Lender to the U.S. such Alternate Currency Revolving Loan Borrower, (iv) subject to Section 2.17, be payable in Pounds Sterling in the outstanding principal amount of the Sterling Revolving Loans made to the U.S. Borrower and evidenced thereby, (v) mature on the Maturity Date, (vi) bear interest as provided in the appropriate clause of Section 2.09 in respect of the Sterling Revolving Loans evidenced thereby, (vii) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e) The Euro Revolving Note issued by the U.S. Borrower and the U.S. Subsidiary Borrower to each Lender that has a Euro Revolving Loan Sub-Commitment shall (i) be executed by the U.S. Borrower or the U.S. Subsidiary Borrower, as applicable, (ii) be payable to the order of such Lender (or an affiliate designated by such Lender) and be dated the Effective Date (or, if issued thereafter, the date of issuance), (iii) be in a stated principal amount (expressed in Euros) which exceeds by 25% the Euro Equivalent (as of the date of issuance) of the respective Lender’s Euro Revolving Loan Sub-Commitment, provided that if, because of fluctuations in exchange rates after the Effective Date or issuance date, as applicable, the amount of the Euro Revolving Note of the U.S. Borrower or the U.S. Subsidiary Borrower held by any Lender would not be at least as great as the outstanding principal amount of Euro Revolving Loans made by such Lender at any time outstanding and evidenced thereby, the respective Lender may request (and in such case the U.S. Borrower or the U.S. Subsidiary Borrower, as applicable, shall promptly execute and deliver) a new Euro Revolving Note in an amount equal to the greater of (x) that amount (expressed in Euros) which at that time exceeds by 25% the Euro Equivalent of the respective Lender’s Euro Revolving Loan Sub-Commitment or (y) the then outstanding principal amount of all Euro Revolving Loans made by such Lender to the U.S. Borrower, (iv) subject to Section 2.17, be payable in Euros in the outstanding principal amount of the Euro Revolving Loans evidenced thereby, (v) mature on the Maturity Date, (vi) bear interest as provided in the appropriate clause of Section 2.09 in respect of the Euro Revolving Loans made to the U.S. Borrower or the U.S. Subsidiary Borrower, as applicable, and evidenced thereby, (vii) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(f) Each Lender will note on its internal records the amount of each Revolving Loan made by it to each Borrower and each payment in respect thereof and will prior to any transfer of any of its Revolving Notes endorse on the reverse side thereof the outstanding principal amount of Revolving Loans (including, without limitation, the Face Amount of any Bankers’ Acceptances) evidenced thereby. Failure to make any such notation, or any error in such notation, shall not affect any Borrower’s obligations in respect of such Revolving Loans.

(g) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Revolving Notes shall only be delivered to Lenders with Revolving Loans which at any time specifically request the delivery of such Revolving Notes. No failure of any Lender to request or obtain a Revolving Note evidencing its Revolving Loans or to any Borrower shall affect or in any manner impair the obligations of the respective Borrower or Borrowers to pay the Revolving Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Revolving Note evidencing its outstanding Revolving Loans shall in no event be required to make the notations on a Revolving Note otherwise required in preceding clause (f). At any time when any Lender requests the delivery of a Revolving Note to evidence its Revolving Loans, the respective Borrower or Borrowers shall promptly execute and deliver to the respective Lender the requested Revolving Note or Revolving Notes in the appropriate amount or amounts to evidence such Revolving Loans.

2.07. Conversions. (a) The U.S. Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount (for the Type of Revolving Loan into which the conversion is being made), of the outstanding principal amount of Dollar Revolving Loans made to such Borrower pursuant to one or more Borrowings of one or more Types of Revolving Loans into a Borrowing of another Type of Revolving Loan, provided that, (i) Dollar Revolving Loans shall not be permitted to be converted into Alternate Currency Revolving Loans, (ii) if Eurodollar Loans are converted into Base Rate Loans on a date other than the last day of an Interest Period applicable to the Revolving Loans being converted, the respective Borrower shall compensate the applicable Lenders for any breakage costs incurred in connection therewith as set forth in Section 2.12, (iii) no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount for Eurodollar Loans, (iv) unless the Required Lenders otherwise agree, Base Rate Loans may not be converted into Eurodollar Loans if any Default or Event of Default exists on the date of conversion, and (v) no conversion pursuant to this Section 2.07 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the respective Borrower giving the Administrative Agent at the Notice Office, prior to 12:00 Noon (New York time), at least three (3) Business Days’ prior notice (each a “Notice of Conversion”) specifying the Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such Revolving Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Revolving Loans.

(b) Each Canadian Revolving Loan Borrower shall be entitled: (i) to convert from time to time any Canadian Prime Rate Loans then outstanding into Bankers’ Acceptance Loans in an aggregate Face Amount equal to the aggregate principal amount in Canadian Dollars of such outstanding Canadian Prime Rate Loans; provided that the applicable Canadian Revolving Loan Borrower shall pay the proceeds of such Bankers’ Acceptance Loans, together with such additional funds as may be required, to the Administrative Agent for the account of the Canadian Lenders to repay such outstanding Canadian Prime Rate Loans, and provided further that such Canadian Prime Rate Loans are repaid and such Bankers’ Acceptance Loans are obtained in accordance with Section 2 and any other applicable provisions of this

Agreement; and (ii) contemporaneously with the maturity of any Bankers’ Acceptance Loans outstanding under the Canadian Dollar Loan Sub-Commitments, to obtain Bankers’ Acceptance Loans or Canadian Prime Rate Loans in an aggregate Face Amount or principal amount as the case may be, equal to the aggregate Face Amount of such maturing Bankers’ Acceptance Loans, provided that the applicable Canadian Revolving Loan Borrower shall pay the proceeds of such new Canadian Revolving Loan together with such additional funds as may be required to the Administrative Agent for the account of the Canadian Lenders to repay such maturing Bankers’ Acceptance Loans, and provided further that such new Canadian Revolving Loans are obtained in accordance with Section 2 and any other applicable provisions of this Agreement.

(c) Mandatory conversions of Bankers’ Acceptance Loans into Canadian Prime Rate Loans shall be made in the circumstances, and to the extent, provided in clause (i) of Schedule III. Except as otherwise provided under Section 2.17, Bankers’ Acceptance Loans shall not be permitted to be converted into any other Type of Revolving Loan prior to the maturity date of the respective Bankers’ Acceptance Loan.

2.08. Pro Rata Borrowings.

(a) Subject to the provisions of Section 2.17(b) and the remainder of this Section 2.08, all Borrowings of Dollar Revolving Loans under this Agreement shall be incurred from the RL Lenders pro rata on the basis of their Dollar Percentages, and (ii) all Borrowings of Alternate Currency Revolving Loans in a given Alternate Currency made pursuant to a given Alternate Currency Revolving Loan Sub-Tranche shall be incurred from the Alternate Currency RL Lenders pro rata on the basis of their Alternate Currency RL Percentages relating to such Alternate Currency Revolving Loan Sub-Tranche. No Lender shall be responsible for any default by any other Lender of its obligation to make Revolving Loans hereunder and each Lender shall be obligated to make the Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Revolving Loans hereunder.

(b) In addition to the provisions of Section 2.17(b) and 2.18(e), if at the time of or as a result of any Borrowing both Alternate Currency Revolving Loans and Dollar Revolving Loans are or will be outstanding and the Individual Revolving Credit Exposure for any RL Lender is or will be less than such RL Lender’s pro rata share of the Aggregate Revolving Credit Exposure (based on its Dollar Percentage), the U.S. Borrower shall, in coordination with the Administrative Agent, repay outstanding Dollar Revolving Loans of certain of the Lenders, and incur additional Dollar Revolving Loans from certain other Lenders, in each case so that all of the Lenders participate in each outstanding Borrowing of Dollar Revolving Loans pro rata on the basis of their respective U.S. Revolving Loan Sub-Commitments (provided, that, if requested by the U.S. Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld), the Lenders shall in lieu thereof be required to purchase and sell (in each case in Dollars) undivided participating interests in the Dollar Revolving Loans outstanding to, and any Unpaid Drawings owing by, the U.S. Borrower) and the U.S. Borrower shall be obligated to pay to the respective Lenders the costs of the type referred to in Section 2.12 in connection with any such repayment (or purchases and sales). Nothing in this Section 2.08(b) shall require any Lender to make or purchase any Alternate Currency Revolving Loan in excess of such Lender’s Alternate Currency Revolving Loan Sub-Commitment or to make or purchase any Dollar Revolving Loans in excess of such Lender’s U.S. Revolving Loan Sub-Commitment.

2.09. Interest. (a) Each Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to it from the date of Borrowing until the earlier of (x) the maturity thereof (whether by acceleration, prepayment or otherwise) and (y) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.07, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) Each Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date of Borrowing until the earlier of (x) the maturity thereof (whether by acceleration, prepayment or otherwise) and (y) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.07, 2.10, or 2.11, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time plus the Eurodollar Rate for such Interest Period.

(c) Each Canadian Revolving Loan Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Canadian Prime Rate Loan made to such Borrower from the date of Borrowing (which shall, in the case of a conversion pursuant to clause (i) of Schedule III, be deemed to be the date upon which a maturing Bankers’ Acceptance is converted into a Canadian Prime Rate Loan pursuant to said clause (i), with the proceeds thereof to be equal to the full Face Amount of the maturing Bankers’ Acceptances) until the maturity thereof (whether by acceleration or otherwise) or earlier repayment thereof or conversion thereof pursuant to Section 2.17 at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Canadian Prime Rate, each as in effect from time to time.

(d) With respect to Bankers’ Acceptance Loans, Acceptance Fees shall be payable in connection therewith as provided in clause (g) of Schedule III. Until maturity of the respective Banker’s Acceptances, interest shall not otherwise be payable with respect thereto.

(e) Each Alternate Currency Revolving Loan Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Sterling Revolving Loan made to such Borrower from the date of the Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time plus the relevant Pounds Sterling LIBOR Rate for such Interest Period plus any Mandatory Costs.

(f) Each Alternate Currency Revolving Loan Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Euro Revolving Loan made to such Borrower from the date of the Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time plus EURIBOR for such Interest Period plus any Mandatory Costs.

(g) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Revolving Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum (1) in the case of overdue principal of, and interest or other amounts owing with respect to, Canadian Revolving Loans and any other amounts owing in Canadian Dollars, equal to 2% per annum plus the Applicable Margin (calculated based on “Level” VI pricing as shown in the definition of Applicable Margin) for Canadian Prime Rate Loans plus the Canadian Prime Rate, each as in effect from time to time, (2) in the case of overdue principal of, and interest or other amounts owing with respect to, Sterling Revolving Loans and any other amounts owing in Pounds Sterling, equal to 2% per annum in excess of the Applicable Margin (calculated based on “Level” VI pricing as shown in the definition of Applicable Margin) plus the Pounds Sterling LIBOR Rate for such successive periods not exceeding three months as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid plus any Mandatory Costs, (3) in the case of overdue principal of, and interest or other amounts owing in respect of, Euro Revolving Loans, equal to 2% per annum in excess of the Applicable Margin (calculated based on “Level” VI pricing as shown in the definition of Applicable Margin) plus EURIBOR for such successive periods not exceeding three months as the Administrative Agent may determine from time to time in respective amounts comparable to the amount not paid plus any Mandatory Costs, (4) in the case of overdue principal of, and interest owing on Dollar Revolving Loans, the rate which is 2% plus the rate then borne by such Revolving Loans (without giving effect to any increase in the rate borne by such Revolving Loans as a result of the operation of this clause (g)), and (5) in all other cases, equal to 2% per annum plus the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans (without giving effect to any increase in the rate borne by Revolving Loans as a result of the operation of this clause (g)).

(h) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan and each Canadian Prime Rate Loan, monthly in arrears on the last Business Day of each calendar month after the Effective Date, (ii) in the case of any Eurodollar Loan, on the date of any conversion to a Base Rate Loan pursuant to Section 2.07, 2.10 or 2.11, as applicable (on the amount so converted), (iii) in respect of each Euro Rate Loan, on the last day of each Interest Period applicable thereto (and, in addition in the case of any Interest Period with a duration of six months, at the date which occurs three calendar months after the first day of such Interest Period), (iv) in respect of each Revolving Loan (other than Bankers’ Acceptances), on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; provided that, in the case of Base Rate Loans and Canadian Revolving Loans, interest shall not be payable pursuant to this clause (iv) at the time of any repayment or prepayment thereof unless the respective repayment or prepayment is made in conjunction with a permanent reduction of the Total Revolving Loan Commitment, and (v) in respect of overdue interest on any Revolving Loan, on demand.

(i) Upon each Interest Determination Date, the Administrative Agent shall determine the respective Euro Rate for the respective Interest Period or Interest Periods to be applicable to Euro Rate Loans and shall promptly notify the respective Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.10. Interest Periods. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Euro Rate Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Euro Rate Loan (in the case of any subsequent Interest Period), the respective Borrower or Borrowers shall have the right to elect, by giving the Administrative Agent (and the Administrative Agent shall promptly give each affected Lender notice) notice thereof, the interest period (each an “Interest Period”) applicable to such Euro Rate Loan, which Interest Period shall, at the option of such Borrower, be a one, two, three or six month period (or, if agreed to by each Lender participating in a Borrowing of such Euro Rate Loan, a 7 or 14 day period), provided that:

(i) all Euro Rate Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Borrowing of Euro Rate Loans shall commence on the date of such Borrowing (including, in the case of Dollar Revolving Loans, the date of any conversion thereto from a Dollar Revolving Loan of a different Type) and each Interest Period occurring thereafter in respect of such Borrowing of Euro Rate Loans shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Euro Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when any Default or Event of Default is in existence;

(vi) no Interest Period in respect of any Borrowing of any Tranche of Revolving Loans shall be selected which extends beyond the Maturity Date; and

(vii) no Interest Period in respect of any Borrowing of Revolving Loans shall be selected if the U.S. Borrower then knows that such Interest Period extends beyond the date upon which a mandatory repayment of Revolving Loans will be required to be made under Section 5.02 if the aggregate principal amount of Revolving Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Revolving Loans permitted to be outstanding after such mandatory repayment.

Prior to the termination of any Interest Period applicable to Euro Rate Loans, the applicable Borrower may, at its option, designate that the respective Borrowing subject thereto be split into more than one Borrowing (for purposes of electing multiple Interest Periods to be subsequently applicable thereto), so long as each such Borrowing resulting from the action taken pursuant to this sentence meets the relevant Minimum Borrowing Amount. If upon the expiration of any Interest Period applicable to a Borrowing of Euro Rate Loans, the respective Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Euro Rate Loans as provided above, such Borrower shall be deemed to have elected (x) if Eurodollar Loans, to convert such Eurodollar Loans into Base Rate Loans and (y) if Alternate Currency Revolving Loans, to select a one-month Interest Period for such Alternate Currency Revolving Loans, in either case effective as of the expiration date of such current Interest Period.

2.11. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the respective Euro Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Euro Rate Loan because of (x) the adoption after the Effective Date or any change arising after the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Revolving Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office or other permanent establishment of such Lender is located or any subdivision thereof or therein) or (B) a change in official reserve requirements (other than Eurodollar reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate or otherwise covered by Section 2.11(d) in respect of Alternate Currency Revolving Loans or included in the computation of the applicable Euro Rate) or any special deposit, assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) and/or (y) other circumstances since the Effective Date affecting the applicable interbank market; or

(iii) at any time after the Effective Date, that the making or continuance of any Euro Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having the force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the applicable interbank market; or

(iv) at any time that any Alternate Currency is not available in sufficient amounts to fund any Borrowing of Alternate Currency Revolving Loans requested pursuant to Section 2.01;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) or (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the respective Borrower or Borrowers and, except in the case of clauses (i) and (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, (A) if Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the U.S. Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by any Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the respective Borrower, and (B) if any Alternate Currency Revolving Loan is so affected, the relevant Euro Rate shall be determined on the basis provided in the proviso appearing in the definition of the relevant Euro Rate, (x) in the case of clause (ii) above, the respective Borrower or Borrowers shall pay to such Lender, upon its written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the respective Borrower or Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 2.11(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Alternate Currency Revolving Loans (exclusive of Alternate Currency Revolving Loans which have theretofore been funded) shall no longer be available in the respective Alternate Currency or Alternate Currencies until such time as the Administrative Agent notifies the Alternate Currency Revolving Loan Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing given by any Alternate Currency Revolving Loan Borrower with respect to such Alternate Currency Revolving Loans which have not been incurred shall be deemed rescinded by the respective Alternate Currency Revolving Loan Borrower.

(b) At any time that any Euro Rate Loan is affected by the circumstances described in Section 2.11(a)(ii) or (a)(iii), the respective Borrower or Borrowers may (and in the case of a Euro Rate Loan affected by the circumstances described in Section 2.11(a)(iii) shall) either (x) if the affected Euro Rate Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent or (y) if the affected Euro Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, (A) in the case of a Eurodollar Loan, request the affected Lender to convert such Euro Rate Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 2.11(a)(iii)) shall occur no later than the last day of the Interest Period then applicable to such Euro Rate Loan (or such earlier date as shall be required by applicable law)) and (B) in the case of a Euro Rate Loan that is an Alternate Currency Revolving Loan, repay such Alternate Currency Revolving Loan in full; provided that (i) if the circumstances described in Section 2.11(a)(iii) apply to any Alternate Currency Revolving Loan, the respective Alternate Currency Revolving Loan Borrower may, in lieu of taking the actions described above, maintain such Alternate Currency Revolving Loan outstanding, in which case the applicable Euro Rate shall be determined on the basis provided in the proviso appearing in the definition of the relevant Euro Rate, unless the maintenance of such Alternate Currency Revolving Loan outstanding on such basis would not stop the conditions described in Section 2.11(a)(iii) from existing (in which case the actions described above, without giving effect to the proviso, shall be required to be taken) and (ii) if more than one Lender is affected at any time as described above in this clause (b), then all affected Lenders must be treated in the same way pursuant to this Section 2.11(b).

(c) If at any time after the date of this Agreement any Lender determines that the introduction of or any change in (which introduction or change shall have occurred after the Effective Date) any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the U.S. Borrower, the U.S. Subsidiary Borrower and the Canadian Revolving Loan Borrowers, as applicable, agree to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s reasonable good faith determination of compensation owing under this Section 2.11(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.11(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts and shall, absent manifest error, be final and conclusive and binding on all the parties hereto. In addition, each such Lender, upon determining that the circumstances giving rise to the payment of additional amounts pursuant to this Section 2.11(c) cease to exist, will give prompt written notice thereof to the U.S. Borrower.

(d) If any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Euro Rate Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Euro Rate Loan is determined or any category of extensions of credit or other assets which includes loans of the same or similar type as any Euro Rate Loans, then, unless such reserves are already being charged for pursuant to Section 2.11(a)(ii), such Lender shall promptly notify the U.S. Borrower or the U.S. Subsidiary Borrower, as applicable, in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the U.S. Borrower or the U.S. Subsidiary Borrower, as applicable, shall, and shall be obligated to, pay to such Lender such specified amounts as additional interest at the time that the U.S. Borrower or the U.S. Subsidiary Borrower, as applicable, is otherwise required to pay interest in respect of such Euro Rate Loans or, if later, on written demand therefor by such Lender.

(e) The Borrowers shall not be obligated to pay amounts under this Section 2.11 for which compensation is determined pursuant to the definition of Mandatory Costs payable under Section 2.09(e) and Section 2.09(f).

2.12. Compensation. The respective Borrower or Borrowers shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Euro Rate Loans, but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion from or into, Euro Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not rescinded or deemed rescinded pursuant to Section 2.11(a); (ii) if any repayment (including any repayment made pursuant to Sections 2.16, 5.01 or 5.02 or as a result of an acceleration of the Revolving Loans pursuant to Section 12) or conversion of any Euro Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any repayment (including any repayment made pursuant to Sections 2.16, 5.01 or 5.02 or as a result of an acceleration of the Revolving Loans pursuant to Section 12) of any Bankers’ Acceptance Loan occurs on a date which is not the maturity date of the respective Bankers’ Acceptance; (iv) if any prepayment of any Euro Rate Loans or Bankers’ Acceptance Loans is not made on any date specified in a notice of prepayment given by the respective Borrower or Borrowers; (v) as a consequence of (x) any other default by the respective Borrower or Borrowers to repay its Revolving Loans when required by the terms of this Agreement or any Revolving Note held by such Lender or (y) any election made pursuant to Section 2.11(b), (vi) as a result of any repayment or purchase contemplated by Section 2.18(e) or (vii) as a result of the replacement of any Lender pursuant to Section 2.14. A written notice as to the amount owed to a Lender pursuant to this Section 2.12 shall show in reasonable detail the basis of calculation of such amount and shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

2.13. Lending Offices; Changes Thereto. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Revolving Loans made, and Letters of Credit participated in, by such Lender (including by designating a separate lending office (or Affiliate) to act as such with respect to Dollar Revolving Loans and Letter of Credit Outstandings

versus Alternate Currency Revolving Loans); provided that, for designations made after the Effective Date, to the extent such designation shall result in increased costs or Taxes under Section 2.11, 3.06 or 5.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.11(a)(ii) or (iii), Section 2.11(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the applicable Borrower or Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.13 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.11, 3.06 and 5.04.

2.14. Replacement of Lenders. (a) (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Revolving Loans or fund Unpaid Drawings, (y) upon the occurrence of an event giving rise to the operation of Section 2.11(a)(ii), (iii) or (iv), Section 2.11(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of the refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.11, the U.S. Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, the Issuing Bank and, if the Person serving as the Administrative Agent is not a Canadian Lender, any Canadian Lender whose Maximum Canadian Dollar Revolving Loan Sub-Commitment is not exceeded by any other Canadian Lender; provided that:

(i) any Replacement Lender in a replacement pursuant to this Section 2.14(a) (with each such replacement being herein called a “Replacement”) shall be required to comply with the requirements of Section 14.03(b) and at the time of any Replacement the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.03(b) (and shall pay all fees payable pursuant to said Section 14.03(b)) (and the Administrative Agent is hereby authorized, but shall not be required, to execute any Assignment and Assumption Agreement on behalf of a Replaced Lender relating to the assignment of Revolving Loans (including the Face Amount of all Bankers’ Acceptance Loans) pursuant to which the Replacement Lender shall acquire all of the Commitments (and related Sub-Commitments) and/or Commitments of such Replaced Lender), and outstanding Revolving Loans of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof amounts (in the respective currencies in which such obligations are denominated) equal to the sum of (I) the principal of (including, without limitation, the Face Amount of Bankers’ Acceptance Loans), and all accrued interest on, all outstanding Revolving Loans of the Replaced Lender, (II) all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (III) all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, and (y) the Issuing Bank (in Dollars) an amount equal to such Replaced Lender’s Dollar Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Bank and

(ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

(b) Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 14.14 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Revolving Note or Revolving Notes executed by the respective Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.11, 2.12, 2.16, 3.06, 5.04, 13.06 and 14.01), which shall survive as to such Replaced Lender. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 2.14, each of the Borrowers hereby irrevocably authorizes the U.S. Borrower to take all necessary action, in the name of the U.S. Borrower, as described above in this Section 2.14 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 2.14. Upon the Replaced Lender ceasing to be a Lender hereunder, such Replaced Lender agrees to promptly return to the U.S. Borrower any Revolving Note or Revolving Notes theretofore delivered to such Replaced Lender pursuant to this Agreement marked “cancelled”, or if such Replaced Lender has lost or cannot find any such Revolving Note or Revolving Notes, such Replaced Lender will execute and deliver to the U.S. Borrower a customary lost note and indemnity agreement in form and substance reasonably satisfactory to the U.S. Borrower.

2.15. Bankers’ Acceptance Provisions. The parties hereto agree that the provisions of Schedule III shall apply to all Bankers’ Acceptances and Bankers’ Acceptance Loans created hereunder, and that the provisions of Schedule III shall be deemed incorporated by reference into this Agreement as if such provisions were set forth in their entirety herein.

2.16. Additional Revolving or Term Loan Commitments. (a) Additional Revolving Loan Commitments. So long as no Default or Event of Default then exists or would result therefrom, the U.S. Borrower shall have the right at any time and from time to time after the Effective Date and on or prior to 30 days prior to the initial Maturity Date (or, if extended pursuant to Section 2.04, 60 days prior to the Maturity Date (as extended)), and upon at least 15 Business Days prior written notice to the Administrative Agent (which shall promptly notify each of the Lenders), to request on up to five occasions (including those on which requests are made pursuant to Section 2.16(d)) that one or more Lenders (and/or one or more other Persons which will become Lenders as provided in clause (vii) below (a “New Lender”)) provide Additional Revolving Loan Commitments (which may in the case of Canadian Lenders (or, in the circumstances contemplated by clause (vii) below, any other Person that becomes a Canadian Lender (a “New Canadian Lender”)) include a Canadian Dollar Revolving Loan Sub-Commitment and with respect to Alternate Currency RL Lenders may include related Additional Alternate Currency Revolving Loan Sub-Commitments with respect to one or more Alternate Currency Revolving Loan Sub-Tranches) and, subject to the applicable terms and conditions contained in this Agreement, make Revolving Loans pursuant thereto, it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Additional Revolving Loan Commitment (or a related Additional Alternate Currency Revolving Loan Sub-Commitment) as a result of any such request by the U.S. Borrower, (ii) until such time, if any, as (x) such Lender has agreed in its sole discretion to provide an Additional Revolving Loan Commitment (and any related Additional Alternate Currency Revolving Loan Sub-Commitment) and executed and delivered to the Administrative Agent an Additional Revolving Loan Commitment Agreement in respect thereof as provided in Section 2.16(b) and such Additional Revolving Loan Commitment Agreement has become effective, and (y) the other conditions set forth in Section 2.16(b) shall have been satisfied, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment (or any Alternate Currency Revolving Loans under a given Alternate Currency Revolving Loan Sub-Tranche in excess of its Alternate Currency Revolving Loan Sub-Commitment relating to such Alternate Currency Revolving Loan Sub-Tranche), in each case as in effect prior to giving effect to such Additional Revolving Loan Commitment (and any related Additional Alternate Currency Revolving Loan Sub-Commitment) provided pursuant to this Section 2.16, (iii) any Lender or New Lender may so provide an Additional Revolving Loan Commitment (and any related Additional Alternate Currency Revolving Loan Sub-Commitment and any Canadian Lender or any New Canadian Lender may so provide a Canadian Revolving Loan Sub-Commitment) without the consent of any other Lender but with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld), (iv) each provision of Additional Revolving Loan Commitments (and any related Additional Alternate Currency Revolving Loan Sub-Commitment) on a given date pursuant to this Section 2.16 shall be in a minimum aggregate amount (for all Lenders (including, New Lenders)) of at least $10,000,000 and in integral multiples of $1,000,000 in excess thereof, (v) the aggregate amount of all Additional Revolving Loan Commitments, together with all Term Loans, permitted to be provided pursuant to this Section 2.16 shall not exceed $400,000,000, and, after giving effect to any Additional Alternate Currency Revolving Loan Subcommitments, no Alternate Currency Revolving Loan Sub-Commitment Sub-Limit shall exceed the Maximum Alternative Currency Revolving Sub-Commitment, (vi) the fees payable to any Lender (including any New Lender) providing an Additional Revolving Loan Commitment shall be as set forth in the relevant Additional Revolving Loan Commitment Agreement, (vii) if, after the U.S. Borrower has requested the then existing Lenders (other than Defaulting Lenders) to provide Additional Revolving Loan Commitments (and any related Additional Alternate Currency Revolving Loan Sub-Commitment) pursuant to this Section 2.16, the U.S. Borrower has not received Additional Revolving Loan Commitments (and any related Additional Alternate Currency Revolving Loan Sub-Commitment) in an aggregate amount equal to that amount of the Additional Revolving Loan Commitments (and any related Additional Alternate Currency Revolving Loan Sub-Commitment) which the U.S. Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the U.S. Borrower to the Administrative Agent as provided above), then the U.S. Borrower may request Additional Revolving Loan Commitments (and any related Additional Alternate Currency Revolving Loan Sub-Commitment) from Persons which would qualify as Eligible Transferees hereunder (or from Persons who qualify as a Canadian Lender in the case of the Canadian Dollar Revolving Loan Sub-Commitment) in an aggregate amount equal to such deficiency on terms which are no more favorable to such Eligible Transferee (or other Person qualifying as a Canadian Lender) in any respect than the terms offered to the Lenders, provided that any such Additional Revolving Loan Commitments (and any related Additional Alternate Currency Revolving Loan Sub-Commitment) provided by any such Eligible Transferee (or other Person qualifying as a Canadian Lender) which is not already a Lender shall be in a minimum amount (for such Eligible Transferee) of at least $10,000,000, and (viii) all actions taken by the U.S. Borrower pursuant to this Section 2.16 shall be done in coordination with the Administrative Agent.

(b) Deliverables In Connection with Additional Revolving Loan Commitments. At the time of any provision of Additional Revolving Loan Commitments pursuant to this Section 2.16, (i) the U.S. Borrower, the Administrative Agent and each Lender or other Eligible Transferee (each, an “Additional Revolving Loan Lender”) which agrees to provide an Additional Revolving Loan Commitment shall execute and deliver to the Administrative Agent an Additional Revolving Loan Commitment Agreement substantially in the form of Exhibit J (appropriately completed), subject to such modifications in form and substance reasonably satisfactory to the Administrative Agent as may be necessary or appropriate (with the effectiveness of such Additional Revolving Loan Lender’s Additional Revolving Loan Commitment (and any related Additional Alternate Currency Revolving Loan Sub-Commitments) to occur upon delivery of such Additional Revolving Loan Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith and the satisfaction of the other conditions in this Section 2.16(b) to the reasonable satisfaction of the Administrative Agent), (ii) [intentionally omitted] and (iii) if requested by the Administrative Agent, the U.S. Borrower shall deliver to the Administrative Agent an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the U.S. Borrower, the U.S. Subsidiary Borrower or the Canadian Borrowers and dated such date, covering such matters similar to those set forth in the opinions of counsel delivered to the Administrative Agent on the Effective Date pursuant to Section 6.02 and such other matters as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Lender as to the occurrence of each Additional Revolving Loan Commitment Date, and (v) on each such date, the Total Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Revolving Loan Commitments, (w) on each such date, each Alternate Currency Revolving Loan Sub-Commitment Sub-Limit under, and for all purposes of, this Agreement shall be increased by the aggregate amount of any Additional Alternate Currency Revolving Loan Sub-Commitments, if

any, made available under the respective Additional Revolving Loan Commitment Agreement with respect to such Alternate Currency Revolving Loan Sub-Commitment, (x) on each such date Schedule I-A shall be deemed modified to reflect the revised Revolving Loan Commitments of the affected Lenders, (y) on each such date on which an Alternate Currency Revolving Loan Sub-Commitment is provided, Schedule I-B shall be deemed modified to reflect the revised Alternate Currency Revolving Loan Sub-Commitment of the affected Lenders and (z) the availability amounts set forth in clauses (A) and (B) of clause (vii) of Section 2.01 shall each automatically be increased by the full amount of the increase in the Total Revolving Loan Commitment pursuant to this Section 2.16.

(c) Lender Allocation Adjustment. In connection with any provision of Additional Revolving Loan Commitments pursuant to this Section 2.16, the Lenders and the Borrowers hereby agree that, notwithstanding anything to the contrary contained in this Agreement, (i) the relevant Borrowers shall, in coordination with the Administrative Agent, (x) repay outstanding Dollar Revolving Loans and/or Alternate Currency Revolving Loans under certain Alternate Currency Revolving Loan Sub-Tranches owing to certain RL Lenders, and incur additional Dollar Revolving Loans and/or Alternate Currency Revolving Loans under certain Alternate Currency Revolving Loan Sub-Tranches from certain other RL Lenders (including the Additional Revolving Loan Lenders) or (y) take such other actions as may be reasonably required by the Administrative Agent (including by requiring new Dollar Revolving Loans or Alternate Currency Revolving Loans pursuant to a given Alternate Currency Revolving Loan Sub-Tranche to be incurred and added to then outstanding Borrowings of such Dollar Revolving Loans or such Alternate Currency Revolving Loans, even though as a result thereof such new Revolving Loans (to the extent required to be maintained as Euro Rate Loans) may have a shorter Interest Period than the then outstanding Borrowings of such Dollar Revolving Loans or such Alternate Currency Revolving Loans), in each case to the extent necessary so that (I) all of the RL Lenders effectively participate in each outstanding Borrowing of Dollar Revolving Loans pro rata on the basis of their Dollar Percentages (determined after giving effect to any increase in the Total Revolving Loan Commitment (and any increase in the Alternate Currency Revolving Loan Sub-Commitments of the Additional Revolving Loan Lenders) pursuant to this Section 2.16) and (II) all Alternate Currency RL Lenders with a given Alternate Currency Revolving Loan Sub-Commitment effectively participate in each outstanding Borrowing of Alternate Currency Revolving Loans under the related Alternate Currency Revolving Loan Sub-Tranche pro rata on the basis of their Alternate Currency RL Percentages relating to such Alternate Currency Revolving Loan Sub-Tranche (determined after giving effect to any increase in the Total Revolving Loan Commitment (and any increase in the Alternate Currency Revolving Loan Sub-Commitments of the Additional Revolving Loan Lenders) pursuant to this Section 2.16), (ii) the Borrowers shall pay (or cause to be paid) to the respective RL Lenders any costs of the type referred to in Section 2.12 in connection with any repayment and/or Borrowing required pursuant to preceding clause (i) and (iii) to the extent Dollar Revolving Loans or Alternate Currency Revolving Loans pursuant to a given Alternate Currency Revolving Loan Sub-Tranche are to be so incurred or added to the then outstanding Borrowings of the Dollar Revolving Loans or Alternate Currency Revolving Loans which are maintained as Euro Rate Loans, the Lenders that have made such Revolving Loans shall be entitled to receive from the Borrowers such amounts, as reasonably determined by the respective Lenders, to compensate them for funding the various Revolving Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period, based upon rates then applicable thereto). In coordinating the actions to be taken pursuant to this Section 2.16(c), the Administrative Agent shall act with an eye towards minimizing (but no express obligation to minimize) costs to the Borrowers. All determinations by any Lender pursuant to clause (iii) of the second preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(d) Addition of the Term Loan Tranche. So long as no Default or Event of Default then exists or would result therefrom, the U.S. Borrower shall have the right at any time and from time to time after the Effective Date and 30 days prior to the initial Maturity Date (or, if extended pursuant to Section 2.04, 60 days prior to the Maturity Date (as extended)), and upon at least 15 Business Days prior written notice to the Administrative Agent (which shall promptly notify each of the Lenders), to request on up to five occasions (including those on which requests are made pursuant to Section 2.16(a)) that one or more Lenders (and/or one or more other Persons which will become Lenders as provided in clause (iv) below (a “New Term Lender”)) provide one or more tranches of term loans (“Term Loans”) which may, subject to the applicable terms and conditions contained in this Agreement, make Term Loans pursuant thereto, it being understood and agreed, however, that (i) no Lender shall be obligated to provide a Term Loan as a result of any such request by the U.S. Borrower, (ii) any Lender or New Term Lender may so provide a Term Loan without the consent of any other Lender but with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld), (iii) the aggregate amount of all Term Loans together with all Additional Revolving Loan Commitments permitted to be provided pursuant to this Section 2.16 shall not exceed $400,000,000, (iv) if, after the U.S. Borrower has requested the then existing Lenders (other than Defaulting Lenders) to provide Term Loans pursuant to this Section 2.16, the U.S. Borrower has not received Term Loan in an aggregate amount equal to that amount of the Term Loans which the U.S. Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the U.S. Borrower to the Administrative Agent as provided above), then the U.S. Borrower may request Term Loans from Persons which would qualify as Eligible Transferees hereunder in an aggregate amount equal to such deficiency on terms which are no more favorable to such Eligible Transferee in any respect than the terms offered to the Lenders, provided that any such Term Loans provided by any such Eligible Transferee which is not already a Lender shall be in a minimum amount (for such Eligible Transferee) of at least $10,000,000, (v) all actions taken by the U.S. Borrower pursuant to this Section 2.16 shall be done in coordination with the Administrative Agent, (vi) the Term Loans (x) shall rank pari passu in right of payment and of security with the Revolving Loans, (y) shall not mature earlier than the Maturity Date of the Revolving Loans, and (z) except as set forth above, shall be treated substantially the same as the Revolving Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (A) the terms and conditions applicable to Term Loans may be materially different from those of the Revolving Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (B) the interest rates and amortization schedule applicable to the Term Loans shall be determined by the U.S. Borrower and the lenders thereof. Each notice from the U.S. Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Term Loan.

2.17. Special Provisions Regarding RL Lenders and Alternate Currency Revolving Loans.

(a) On the fifth Business Day after the occurrence of a Sharing Event, automatically (and without the taking of any action) (x) all then outstanding Alternate Currency Revolving Loans incurred by each Borrower shall be automatically converted into Dollar Revolving Loans maintained in, or Unpaid Drawings owing in, Dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount or Face Amount, as the case may be, of the respective Alternate Currency Revolving Loans or Unpaid Drawings, as the case may be, on the date such Sharing Event first occurred), which Dollar Revolving Loans or Unpaid Drawings shall (i) continue to be owed by the respective Alternate Currency Revolving Loan Borrower obligated to repay or reimburse the respective Alternate Currency Revolving Loan or Unpaid Drawing prior to such conversion and (ii) at all times thereafter be deemed to be Base Rate Loans, and (y) all principal, accrued and unpaid interest and other amounts owing with respect to such Revolving Loans and Unpaid Drawings (as so converted) shall be immediately due and payable in Dollars (taking the Dollar Equivalent of the principal, accrued and unpaid interest and other amounts of the Alternate Currency Revolving Loans or Unpaid Drawings so converted). The occurrence of any conversion as provided above in this Section 2.17(a) shall be deemed to constitute, for purposes of Section 2.12, a prepayment of Alternate Currency Revolving Loans before the last day of any Interest Period relating thereto.

(b) Upon the occurrence of a Sharing Event, each RL Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in the Revolving Loans to, and any Unpaid Drawings owing by, each Borrower in such amounts so that each RL Lender shall have a share of the outstanding Revolving Loans and Unpaid Drawings then owing by each Borrower equal to its RL Percentage thereof. Upon any such occurrence the Administrative Agent shall notify each RL Lender and shall specify the amount of Dollars required from such RL Lender in order to effect the purchases and sales by the various RL Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period from the last interest payment date through the date of the Sharing Event plus any additional amounts payable by any respective Borrower pursuant to Section 5.04 in respect of such accrued but unpaid interest); provided that in the event that a Sharing Event shall have occurred, each RL Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each RL Lender shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. If any RL Lender fails to so deliver such net amounts to the Administrative Agent, distributions of amounts otherwise payable under this Agreement to such RL Lender shall be distributed instead to the Canadian Lenders (and applied to the purchase price owing to such Canadian Lenders) until such payments are made by such defaulting RL Lender or the Canadian Lenders have received the purchase price owing to them by the Defaulting Lenders. The Administrative Agent shall promptly deliver the amounts so received to the various RL Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each RL Lender which has sold participations in any of its Revolving Loans (through the Administrative Agent) will deliver to each RL Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each RL Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various RL Lenders as required above.

(c) Upon, and after, the occurrence of a Sharing Event (i) no further Credit Events shall occur, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Alternative Currency Revolving Loans (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars (taking the Dollar Equivalents of all such amounts on the date of the occurrence of the respective Sharing Event, with all calculations after such Sharing Event being made as if the respective such Alternate Currency Revolving Loan had originally been made in Dollars) and shall be distributed by the relevant RL Lenders (or their affiliates) to the Administrative Agent for the account of the RL Lenders which are participating therein and (iii) the Revolving Loan Sub-Commitments of the various Canadian Lenders shall be automatically terminated (which shall result in a like increase to the U.S. Revolving Loan Sub-Commitments of the respective Lenders, except to the extent the Revolving Loan Commitments of the various Lenders are terminated as otherwise provided in this Agreement). Notwithstanding anything to the contrary contained above, the failure of any RL Lender to purchase its participating interests in any Revolving Loans upon the occurrence of a Sharing Event shall not relieve any other RL Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no RL Lender shall be responsible for the failure of any other RL Lender to purchase the participating interest to be purchased by such other RL Lender on any date.

(d) If any amount required to be paid by any RL Lender pursuant to Section 2.17(b) is paid to the Administrative Agent after the date such amount is required to be paid by such RL Lender but within three Business Days following the date upon which such RL Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to Section 2.17(b), such RL Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such RL Lender for the purchase of its participations times (ii) the daily average Federal Funds Rate, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent times (iii) a fraction of the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any RL Lender pursuant to Section 2.17(b) is not in fact made available to the Administrative Agent within three Business Days following the date upon which such RL Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such RL Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Dollar Revolving Loans maintained as Base Rate Loans hereunder. A certificate of the Administrative Agent submitted to any RL Lender with respect to any amounts payable under this Section 2.17 shall be conclusive in the absence of manifest error. Amounts payable by any RL Lender pursuant to this Section 2.17 shall be paid to the Administrative Agent for the account of the relevant RL Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such RL Lender the amounts owing to such RL Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

(e) Whenever, at any time after the relevant RL Lenders have received from any RL Lenders purchases of participations in any Revolving Loans pursuant to this Section 2.17, the various RL Lenders receive any payment on account thereof, such RL Lenders will distribute to the Administrative Agent, for the account of the various RL Lenders participating therein, such RL Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding but also taking into account the payment of any interest in connection with the purchase of such participating interest pursuant to Section 2.18(b)) in like funds as received; provided, however, that in the event that such payment received by any RL Lenders is required to be returned, the RL Lenders who received previous distributions in respect of their participating interests therein will return to the respective RL Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective RL Lenders.

(f) Each RL Lender’s obligation to purchase participating interests pursuant to this Section 2.17 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such RL Lender may have against any other RL Lender, the relevant Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person, (iv) any breach of this Agreement by any Borrower or any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each RL Lender which has purchased such participations shall be entitled to receive from the relevant Borrowers any reasonable increased costs and indemnities (including, without limitation, pursuant to Sections 2.11, 2.12, 2.16, 3.06 and 5.04) directly from the Borrowers to the same extent as if it were the direct Lender as opposed to a participant therein, which reasonable increased costs shall be calculated without regard to Section 2.13, Section 14.03(a) or the last sentence of Section 14.03(b). The Borrowers acknowledge and agree that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.17, increased Taxes may be owing by them pursuant to Section 5.04, which Taxes shall be paid (to the extent provided in Section 5.04) by the respective Borrowers, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.17.

(h) All determinations by the Administrative Agent pursuant to this Section 2.17 shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Revolving Loans and Letters of Credit hereunder in accordance with the provisions hereof. Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Borrowers and each of the Lenders. The Administrative Agent shall have no liability to any Borrower or any Lender hereunder for any determinations made by it hereunder (other than any determination as to the existence of a Sharing Event), except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.18. Voluntary Adjustment or Termination of Total Maximum Canadian Dollar Revolving Loan Sub-Commitment and Total Canadian Dollar Revolving Loan Sub-Commitment. (a) General. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that (i) the Total Canadian Dollar Revolving Loan Sub-Commitment shall be fixed by the U.S. Borrower from time to time in accordance with Section 2.18(b); (ii) in no event shall the Total Canadian Dollar Revolving Loan Sub-Commitment exceed the sum of the Canadian Dollar Revolving Loan Sub Commitments of the various Canadian Lenders as then in effect; (iii) in no event shall the Canadian Dollar Revolving Loan Sub-Commitment of any Canadian Lender exceed the Maximum Canadian Dollar Revolving Loan Sub-Commitment of such Lender; (iv) at no time shall the U.S. Borrower be permitted to request an extension of credit pursuant to the Total Revolving Loan Commitment (whether in the form of Revolving Loans or Letter of Credit Outstandings) and no such credit shall be made available, if after giving effect thereto, the sum of the aggregate principal amount of outstanding Revolving Loans (excluding for this purpose Canadian Revolving Loans), and the amount of the Letter of Credit Outstandings at such time would exceed an amount equal to the Total U.S. Revolving Loan Sub-Commitment as then in effect; (v) at no time shall any Canadian Revolving Loan Borrower be permitted to request an extension of credit in the form of Canadian Revolving Loans if, after giving effect thereto, the aggregate principal (and Face Amount, as applicable) of outstanding Canadian Revolving Loans (for this purpose, using the Dollar Equivalent of the principal and/or Face Amount, as appropriate, of Canadian Revolving Loans) would exceed the Total Canadian Dollar Revolving Loan Sub-Commitment; and (vi) the Canadian Dollar Revolving Loan Sub-Commitment of any Canadian Lender at any time shall be an amount equal to its pro rata share of the Total Canadian Dollar Revolving Loan Sub-Commitment at such time determined on the basis of the Canadian RL Percentages of the various Lenders. At all times from and after the date of this Agreement until an adjustment is made in accordance with this Section 2.18, the Total Canadian Dollar Revolving Loan Sub-Commitment shall be U.S. $0. The Total Canadian Dollar Revolving Loan Sub-Commitment shall not exceed the total amount set forth (or, in the case of an additional commitment as described in Section 2.16, deemed to be set forth) on Schedule I-B.

(b) Total Canadian Dollar Revolving Loan Sub-Commitment Adjustment Date. The U.S. Borrower may at any time (but not more than four (4) times in any calendar year) give written notice, which notice shall be irrevocable, to the Administrative Agent requesting an adjustment effective not earlier than the fifth Business Day following such request (each such date an “Adjustment Date”) to the amount of the Total Canadian Dollar Revolving Loan Sub-Commitment; provided that no reduction to the amount of the Total Canadian Dollar Revolving Loan Sub-Commitment may be made if, after giving effect to any such reduction, the Total Canadian Dollar Revolving Loan Sub-Commitment would be less than the sum of the aggregate Face Amount of all Bankers’ Acceptance Loans and the principal amount of all Canadian Prime Rate Loans (for this purpose, using the Dollar Equivalent of the Face Amounts or principal amounts thereof) then outstanding (other than any such Canadian Revolving Loans which will be repaid in full on or before the respective Adjustment Date). If any adjustment is made on an Adjustment Date as described in this Section 2.18, then on the respective Adjustment Date all repayments required by this Section 2.18 and Section 5.02 shall be made on such date to the extent required as a result of such adjustments and in manner provided in Section 5.02. At any time the U.S. Borrower may, but shall not be required, to request an estimate of adjustment costs by written request to the Administrative Agent. Upon receipt of such request, the Administrative Agent shall solicit from the Lenders estimates (and the Lenders shall provide such estimates not later than 5 Business Days after such solicitation, promptly after the receipt of which the Administrative Agent shall provide a summary thereof to the U.S. Borrower) of costs payable under Sections 2.12 and 2.18(e) as a result of the proposed adjustment. Such estimates shall be based upon circumstances at the time and shall not be binding upon any Lender or the Administrative Agent. Such request for an estimate by the U.S. Borrower shall not be binding upon the U.S. Borrower and shall not constitute the notice described in the first sentence of this Section 2.18(b).

(c) Effect of Adjustment Date on Canadian Loans. In connection with any adjustment to the Total Canadian Dollar Revolving Loan Sub-Commitment requested pursuant to Section 2.18(b), (i) if any such adjustment would result in an increase in the Total Canadian Dollar Revolving Loan Sub-Commitment, commencing on the Adjustment Date additional Canadian Revolving Loans shall be permitted to be incurred in accordance with the requirements of Section 2.01 and (ii) if any such adjustment would result in a decrease in the Total Canadian Dollar Revolving Loan Sub-Commitment, all Canadian Revolving Loans required to be repaid pursuant to Section 5.02(a)(ii) shall, to the extent required by Section 5.02(a)(ii), be repaid on the Adjustment Date by the time required by Section 5.03. It is understood and agreed that the Administrative Agent shall not have any liability to any Lenders if the payments contemplated above in this Section 2.18 are not actually made on the Adjustment Date, and that any failure to make the payments required to be made on an Adjustment Date pursuant to this Section 2.18 or Section 5.02(a)(ii) shall constitute an Event of Default in accordance with the terms of Section 12.01.

(d) Voluntary Reductions of Maximum Canadian Dollar Revolving Loan Sub-Commitments. On any date the U.S. Borrower may, at its option, permanently reduce or terminate the Maximum Canadian Dollar Revolving Loan Sub-Commitments (specifying the aggregate amount of such reduction); provided that (i) no such reduction shall be made in an amount which would cause the Dollar Equivalent of the then outstanding aggregate principal amount or Face Amount, as the case may be, of the Canadian Revolving Loans to exceed the Maximum Canadian Dollar Revolving Loan Sub-Commitments of the Canadian Lenders or the Canadian Dollar Revolving Loan Sub-Commitments of the Canadian Lenders after giving effect to the respective reduction pursuant to this Section 2.18(d), and (ii) each reduction pursuant to this Section 2.18(d) shall apply pro rata to reduce the Maximum Canadian Dollar Revolving Loan Sub-Commitments of the Canadian Lenders (based upon the relative amounts of such sub-commitments).

(e) Effect of Adjustment Date on Dollar Revolving Loans. In connection with any Adjustment Date for any adjustment to the Total Canadian Dollar Revolving Loan Sub-Commitment pursuant to this Section 2.18, on such Adjustment Date the U.S. Borrower shall, in coordination with the Administrative Agent, repay outstanding Dollar Revolving Loans of certain of the Lenders, and incur additional Dollar Revolving Loans from certain other Lenders, in each case so that all of the Lenders participate in each outstanding Borrowing of each Tranche of Dollar Revolving Loans pro rata on the basis of their respective U.S. Revolving Loan Sub-Commitments (after giving effect to any change to the U.S. Revolving Loan Sub-Commitments as a result of such adjustment to the Total Canadian Dollar Revolving Loan Sub-Commitment pursuant to this Section 2.18) (provided, that, if requested by the U.S. Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld), the Lenders shall in lieu thereof be required to purchase and sell (in each case in Dollars) undivided participating interests in the Dollar Revolving Loans outstanding to, and any Unpaid Drawings owing by, the U.S. Borrower) and the U.S. Borrower shall be obligated to pay to the respective Lenders the costs of the type referred to in Section 2.12 in connection with any such repayment (or purchases and sales).

2.19. European Monetary Union. The following provisions of this Section 2.19 shall come into effect on and from the date on which the United Kingdom becomes a Participating Member State. Each obligation under this Agreement which has been denominated in Pounds Sterling shall be redenominated into Euros in accordance with the relevant EMU Legislation. However, if and to the extent that the relevant EMU Legislation provides that an amount which is denominated in Pounds Sterling can be paid by the debtor either in Euros or in Pounds Sterling, each party to this Agreement shall be entitled to pay or repay any amount denominated or owing in Pounds Sterling hereunder either in Euros or in Pounds Sterling. Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in Pounds Sterling shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as the Administrative Agent may from time to time specify and (ii) except as expressly provided in this Section 2.19, this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in the United Kingdom, provided that this Section 2.19 shall not reduce or increase any actual or contingent liability arising under this Agreement.

SECTION 3. Letters of Credit.

3.01. Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the U.S. Borrower may request that the Issuing Bank issue, at any time and from time to time on and after the Effective Date and prior to the tenth Business Day prior to the Maturity Date, for the account of the U.S. Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations of the U.S. Borrower or any of its Subsidiaries, an irrevocable sight standby letter of credit, in a form customarily used by the Issuing Bank or in such other form as has been reasonably approved by the Issuing Bank (each such standby letter of credit, a “Letter of Credit”) in support of such L/C Supportable Obligations. The Issuing Bank shall not issue any commercial or trade letters of credit. Letters of Credit may, at the option of the Issuing Bank, provide that they are governed by the Uniform Customs and Practice for Documentary Credits or the International Standby Practices. Each Letter of Credit shall be denominated in Dollars.

(b) The Issuing Bank hereby agrees that it will (subject to the terms and conditions contained herein), at any time and from time to time on and after the Effective Date and prior to the tenth Business Day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue within five (5) Business Days for the account of the U.S. Borrower, subject to the terms and conditions of this Agreement, one or more Letters of Credit in support of such L/C Supportable Obligations of the U.S. Borrower or any of its or their Subsidiaries as are permitted to remain outstanding without giving rise to a Default or an Event of Default, provided that the Issuing Bank shall not issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Issuing Bank as of the date hereof and which the Issuing Bank reasonably and in good faith deems material to it; or

(ii) the Issuing Bank shall have received notice from the Administrative Agent at the direction of the Required Lenders prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 3.03(b).

3.02. Maximum Letter of Credit Outstandings; Final Maturities; etc. (a) Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed $10,000,000, (ii) no Letter of Credit shall be issued if, after giving effect thereto, (x) the Revolving Credit Exposure of any Lender would exceed its Revolving Loan Commitment as then in effect or (y) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Loan Commitment as then in effect, (iii) each Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit may be extendible for successive periods of up to 12 months, but not beyond the tenth Business Day prior to the Maturity Date (unless on or before the date of issuance of such Letter of Credit the U.S. Borrower cash collateralizes (it being understood such cash collateral will be held in an interest bearing account under the sole dominion and control of the Administrative Agent in which the Administrative Agent, for the benefit of the Secured Parties, has a first priority security interest) the reimbursement obligation with respect thereto with cash equal to 105% of the Stated Amount of such Letter of Credit or delivers a back-to-back letter of credit in form satisfactory to the Issuing Bank on terms acceptable to the Issuing Bank)) and (y) the tenth Business Day prior to the Maturity Date (unless on or before the Maturity Date the U.S. Borrower cash collateralizes the reimbursement obligation with respect thereto with cash equal to 105% of the Stated Amount of such Letter of Credit on terms acceptable to the Issuing Bank or delivers a back-to-back letter of credit in form satisfactory to the Issuing Bank), (iv) each Letter of Credit shall be denominated in Dollars and (v) the Stated Amount of each Letter of Credit shall be no less than $500,000, or such lesser amount as is acceptable to the Issuing Bank.

(b) Notwithstanding the foregoing, in the event a Lender Default exists, the Issuing Bank shall not be required to issue any Letters of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the U.S. Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, which may include cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

3.03. Letter of Credit Requests; Notices of Issuance. (a) Whenever it desires that a Letter of Credit be issued for its account, the U.S. Borrower shall give the Administrative Agent and the Issuing Bank written notice thereof prior to 1:00 P.M. (New York time) at least five Business Days’ (or such shorter period as is acceptable to the Issuing Bank) prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be in the form of Exhibit C (each a “Letter of Credit Request”) and may be delivered to the Administrative Agent and the Issuing Bank by facsimile.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the U.S. Borrower that (i) the requested Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02 and (ii) all of the applicable conditions set forth in Sections 6 and 7 shall be met at the time of such issuance. Unless the Issuing Bank has received notice from the Administrative Agent at the direction of the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 are not satisfied on the Effective Date or Section 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then the Issuing Bank shall issue the requested Letter of Credit for the account of the U.S. Borrower in accordance with the Issuing Bank’s usual and customary practices. Promptly after the issuance of or amendment to any Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the U.S. Borrower, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Promptly after receipt of such notice, the Administrative Agent shall notify each RL Lender in writing of such issuance or amendment and, if so requested by any RL Lender, the Administrative Agent shall furnish such RL Lender with a copy of the issued Letter of Credit or such amendment.

3.04. Letter of Credit Participations. (a) Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each RL Lender (other than the Issuing Bank) (each such Lender with respect to any Letter of Credit, in its capacity under this Section 3.04, a “Participant”), and each Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, in a percentage equal to such Participant’s Dollar Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the U.S. Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees shall be paid directly to the Administrative Agent for the ratable account of the RL Lenders based on their Dollar Percentages as provided in Section 4.01(c) and the Participants shall have no right to receive any portion of any Facing Fees); provided that, upon the occurrence of a Sharing Event, the participations described above shall be automatically adjusted so that each RL Lender shall have a participation in all then outstanding Letters of Credit, and related obligations as described above, in a percentage equal to its RL Percentage (which adjustments shall occur concurrently with the adjustments described in Section 2.17). Upon any change in the Revolving Loan Commitments or Dollar Percentages of the RL Lenders pursuant to this Agreement (or in the circumstances provided in the proviso to the immediately preceding sentence, the RL Percentages of the RL Lenders pursuant to this Agreement), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new Dollar Percentages or, in the circumstances described in the proviso to the immediately preceding sentence, the RL Percentages of the various RL Lenders.

(b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation relative to the Participants or any other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall not create for the Issuing Bank any resulting liability to the U.S. Borrower, any other Credit Party, any Lender or any other Person.

(c) If the Issuing Bank makes any payment under any Letter of Credit and the U.S. Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 3.05(a), the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the benefit of the Issuing Bank the amount of such Participant’s Dollar Percentage (or, after the occurrence of a Sharing Event, its RL Percentage) of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the benefit of the Issuing Bank, in Dollars, such Participant’s Dollar Percentage (or, after the occurrence of a Sharing Event, its RL Percentage) of the amount of such payment on such Business Day in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent for the benefit of the Issuing Bank its Dollar Percentage (or, after the occurrence of a Sharing Event, its RL Percentage) of such unreimbursed amount for (i) any wrongful payment made by the Issuing Bank under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction) and (ii) with respect to any Letter of Credit with an expiration date after the tenth Business Day prior to the Maturity Date, any payment made by the Issuing Bank in excess of the amount of cash collateral delivered by the U.S. Borrower pursuant to Section 3.02(a)(iii)(y). If and to the extent such Participant shall not have so made its Dollar Percentage (or, after the occurrence of a Sharing Event, its RL Percentage) of the amount of such payment available to the Administrative Agent for the benefit of the Issuing Bank, such Participant agrees to pay to the Administrative Agent for the benefit of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the benefit of the Issuing Bank at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Dollar Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter. The failure of any Participant to make available to the Issuing Bank its Dollar Percentage (or, after the occurrence of a Sharing Event, its RL Percentage) of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Issuing Bank its Dollar Percentage (or, after the occurrence of a Sharing Event, its RL Percentage) of any unreimbursed payment with respect to a Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the benefit of the Issuing Bank such other Participant’s Dollar Percentage (or, after the occurrence of a Sharing Event, its RL Percentage) of any such payment.

(d) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, the Issuing Bank shall pay to the Administrative Agent for the benefit of each Participant which has paid its Dollar Percentage (or, after the occurrence of a Sharing Event, its RL Percentage) thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, the Issuing Bank shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to the Administrative Agent for the benefit of the Issuing Bank with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever (except as otherwise provided in the proviso to the second sentence of Section 3.04(c)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which any Credit Party or any of its Subsidiaries or Affiliates may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, the Issuing Bank, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Credit Party or any Subsidiary or Affiliate of any Credit Party and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

(v) the occurrence of any Default or Event of Default; or

(vi) subject to the provisions of Section 3.04(c), the fact that the expiration date of any Letter of Credit is beyond the Maturity Date.

3.05. Agreement to Repay Letter of Credit Drawings. (a) Subject to Section 3.05(b), the U.S. Borrower hereby agrees to reimburse the Issuing Bank, by making payment in Dollars and in immediately available funds directly to the Administrative Agent at the Payment Office for the benefit of the Issuing Bank, for any payment or disbursement made by the Issuing Bank under any Letter of Credit issued by it (with each such amount so paid, until reimbursed, an “Unpaid Drawing”), immediately after, and in any event on the date of, such payment or disbursement, with interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 2:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Issuing Bank was reimbursed by the U.S. Borrower therefor at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Dollar Revolving Loans maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt of notice of such payment or disbursement or upon the occurrence of a Default or an Event of Default under Section 12.05, interest shall thereafter accrue on the amounts so paid or disbursed by the Issuing Bank (and until reimbursed by the U.S. Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Dollar Revolving Loans maintained as Base Rate Loans plus 2%, in each such case, with interest to be payable on demand. The Issuing Bank shall give the U.S. Borrower and the Administrative Agent prompt written notice of each Drawing under any Letter of Credit, provided that except as provided in the immediately preceding sentence, the failure to give any such notice shall in no way affect, impair or diminish the U.S. Borrower’s obligations hereunder.

(b) Notwithstanding the requirements of Section 3.05(a), unless otherwise requested by the U.S. Borrower prior to 2:00 P.M. on the date of such payment or disbursement made by the Issuing Bank under a Letter of Credit, any reimbursement of an Unpaid Drawing in an amount equal to or exceeding $1,000,000 shall be effected by having such Unpaid Drawing amount treated as a Base Rate Loan (which Base Rate Loan may be converted in accordance with the provisions of Section 2.07).

(c) The obligations of the U.S. Borrower under this Section 3.05 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the U.S. Borrower may have or have had against any Lender (including in its capacity as issuer of any Letter of Credit or as Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of such Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing or any other matter or circumstance referred to in clauses (i) through (v) of Section 3.04(f); provided that the Issuing Bank shall be responsible for any damages (excluding consequential damages) to the U.S. Borrower for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) in connection with drawings made under a Letter of Credit which did not comply or conform to the terms of the respective Letter of Credit.

3.06. Increased Letter of Credit Costs. Subject to the provisions of Section 2.13(b), if at any time after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any Participant with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Issuing Bank or participated in by any Participant, or (ii) impose on the Issuing Bank or any Participant any other conditions relating, directly or indirectly, to this Agreement; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by the Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits or franchise taxes based on net income of the Issuing Bank or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon written demand to the U.S. Borrower by the Issuing Bank or such Participant (a copy of which certificate shall be sent by the Issuing Bank or such Participant to the Administrative Agent), the U.S. Borrower shall pay to the Issuing Bank or such Participant such additional amount or amounts as will compensate the Issuing Bank or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. The Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the U.S. Borrower which notice shall include a certificate submitted to the U.S. Borrower by the Issuing Bank or such Participant (a copy of which certificate shall be sent by the Issuing Bank or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate the Issuing Bank or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the U.S. Borrower.

SECTION 4. Commitment Commission; Canadian Commitment Commission; Fees; Reductions of Commitment.

4.01. Fees. (a) The U.S. Borrower agrees to pay to the Administrative Agent in Dollars for distribution to each Non-Defaulting Lender with a Revolving Loan Commitment a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to, but excluding, the Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated), computed at a rate per annum equal to the Applicable Commitment Commission Percentage (as in effect from time to time) on the average daily Unutilized Revolving Loan Commitment of such Lender. Accrued Commitment Commission shall be due and payable in arrears on each Quarterly Payment Date and on the Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated. In addition, the U.S. Borrower agrees to pay to the Administrative Agent in Dollars for distribution to each Canadian Lender (other than a Defaulting Lender) an additional commitment commission (the “Canadian Commitment Commission”) for the period from and including the Effective Date to, but excluding, the Maturity Date (or such earlier date as the Total Maximum Canadian Dollar Revolving Loan Sub-Commitment shall have been terminated), computed at a rate per annum equal to .10% on the average daily Unutilized Canadian Dollar Revolving Loan Sub-Commitment of such Lender. Accrued Canadian Commitment Commission shall be due and payable in arrears on each Quarterly Payment Date and on the Maturity Date or such earlier date upon which the Total Maximum Canadian Dollar Revolving Loan Sub-Commitment is terminated. The fees referred to above shall be payable on a pro rata basis.

(b) The U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Revolving Loan Commitment (based on their respective Dollar Percentages or, for periods from and after the occurrence of a Sharing Event, their respective RL Percentages) in Dollars, a fee in respect of each Letter of Credit issued for the account of the U.S. Borrower hereunder (the “Letter of Credit Fee”), in each case for the period from and including the date of issuance of the respective Letter of Credit to and including the date of termination of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Revolving Loans that are maintained as Eurodollar Loans (as in effect from time to time) on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable on each Quarterly Payment Date after the Effective Date and on the Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.

(c) The U.S. Borrower agrees to pay to the Issuing Bank, for its own account, in Dollars, a facing fee in respect of each Letter of Credit issued for the account of the U.S. Borrower by the Issuing Bank (the “Facing Fee”), for the period from and including the date of issuance of such Letter of Credit to and including the date of the termination of such Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the daily Stated Amount of such Letter of Credit; provided that in no event shall the annual Facing Fee with respect to any Letter of Credit be less than $500. Accrued Facing Fees shall be due and payable in arrears on each Quarterly Payment Date and on the Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.

(d) The U.S. Borrower shall pay, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which the Issuing Bank is generally imposing for payment under, issuance of, or amendment to, Letters of Credit issued by it, not to exceed $500 per issuance or amendment.

(e) At the time of the incurrence of each Bankers’ Acceptance Loan, Acceptance Fees shall be paid by the respective Canadian Revolving Loan Borrower as required by, and in accordance with, clause (g) of Schedule III.

(f) The Borrowers shall pay to the Agents, for their own accounts, such other fees as have been agreed to in writing by the Borrowers and the Agents.

4.02. Voluntary Termination or Reduction of Total Unutilized Revolving Loan Commitment. Upon at least three Business Days’ prior notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the U.S. Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Loan

Commitment, provided that (x) any partial reduction pursuant to this Section 4.02 shall be in an amount of at least $1,000,000 or, if greater, in integral multiples of $1,000,000 thereof. Each reduction to the Total Unutilized Revolving Loan Commitment pursuant to this Section 4.02 shall apply to reduce the Revolving Loan Commitments of the various RL Lenders pro rata based on their respective RL Percentages. Each reduction to the Total Unutilized Revolving Loan Commitment pursuant to this Section 4.02 shall apply to reduce the Revolving Loan Commitments of the various RL Lenders pro rata based on their respective RL Percentages. Notwithstanding the foregoing, the amount of any reduction to the Revolving Loan Commitment of any Lender pursuant to this Section 4.02 shall reduce the U.S. Revolving Loan Sub-Commitment, the Alternative Currency Revolving Loan Sub-Commitments and the Maximum Canadian Dollar Revolving Loan Sub-Commitments of such Lender on a pro rata basis.

SECTION 5. Prepayments; Payments; Taxes.

5.01. Voluntary Prepayments. Each Borrower shall have the right to prepay the Revolving Loans made to such Borrower, without premium or penalty (other than amounts payable pursuant to Section 2.12), in whole or in part, at any time and from time to time on the following terms and conditions:

(i) such Borrower shall give the Administrative Agent at the Notice Office written notice (or telephonic notice promptly confirmed in writing) of (1) its intent to prepay such Revolving Loans, (2) whether Dollar Revolving Loans Alternate Currency Revolving Loans (including Canadian Revolving Loans) shall be prepaid) (3) the amount of such prepayment (stated in the Applicable Currency) and the Types of Revolving Loans to be prepaid and (4) in the case of Euro Rate Loans, the specific Borrowing or Borrowings to be prepaid. Such notice shall be given by such Borrower prior to 12:00 Noon (local time where the respective Payment Office is located) (x) at least one Business Day prior to the date of such prepayment in the case of Dollar Revolving Loans maintained as Base Rate Loans or Canadian Dollar Revolving Loans maintained as Canadian Prime Rate Loans, and (y) at least one Business Day prior to the date of such prepayment in the case of Loans maintained as Euro Rate Loans, and to be transmitted promptly by the Administrative Agent to each of the Lenders with Loans of the respective Type;

(ii) each prepayment shall be in an aggregate principal amount at least equal to $1,000,000 or, in the case of Alternate Currency Revolving Loans, Alternate Currency Revolving Loans having a Dollar Equivalent of $1,000,000 for the applicable Type of Revolving Loans, provided that if any partial prepayment of Euro Rate Loans made pursuant to any Borrowing shall reduce the outstanding Euro Rate Loans made pursuant to such Borrowing to an amount less than the respective Minimum Borrowing Amount for such Type of Revolving Loans, then such Borrowing (x) in the case of Dollar Revolving Loans, may not be continued as a Borrowing of Euro Rate Loans and shall be converted to Base Rate Loans and any election of an Interest Period with respect thereto shall have no force or effect and (y) in the case of Alternate Currency Revolving Loans, shall be repaid in full at such time;

(iii) prepayments of Bankers’ Acceptance Loans may not be made prior to the maturity date of the respective Bankers’ Acceptances; and

(iv) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans, provided that until the date on which the amount giving rise to a Lender Default of the applicable Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any defaulted Revolving Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms of Section 5.01, Section 5.02 or by a combination thereof), any prepayment in respect of Revolving Loans shall not be applied to any Revolving Loan of a Defaulting Lender.

5.02. Mandatory Repayments and Commitment Reductions.

(a) Excess Usage of Commitments (i) Aggregate Revolving Credit Exposure. On any day on which the Aggregate Revolving Credit Exposure exceeds the Total Revolving Loan Commitment as then in effect, the Borrowers shall repay the principal of outstanding Revolving Loans (other than Bankers’ Acceptance Loans where the underlying Bankers’ Acceptances have not yet matured) (allocated between Dollar Revolving Loans and Alternate Currency Revolving Loans as the Borrowers may elect); provided, however, that in each case, the repayment shall be allocated to the sub-facility in respect of which excess exposure exists (to the extent of such excess) in an amount (for this purpose, taking the Dollar Equivalent of payments made in any Alternate Currency with respect the Alternate Currency Revolving Loans) equal to such excess, but. if any such repayment shall effect a repayment of a Euro Rate Loan prior to the expiration of the applicable Interest Period, such repayment may be delayed until the date of such expiration subject to compliance with the provisions of Section 5.02(d); provided, that in determining whether such excess exists, the Dollar Equivalent of the Alternative Currency Revolving Loans shall be determined on a quarterly basis on each Alternative Currency Facility Valuation Date except as otherwise provided in the definition of the term “Dollar Equivalent”. If, after giving effect to the prepayment of all outstanding Revolving Loans required to be prepaid pursuant to this Section 5.02(a)(i) (other than Bankers’ Acceptance Loans as referenced in the immediately preceding sentence), the sum of the outstanding Bankers’ Acceptance Loans (for this purpose, using the Dollar Equivalent of the Face Amounts thereof) and Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment then in effect, (x) an amount equal to the lesser of such excess and the then outstanding Face Amount of all Bankers’ Acceptances shall be deposited (and, so long as no Default or Event of Default has occurred and is continuing, on any subsequent date on which any such excess is determined, any such cash collateral shall be returned to the applicable Borrower to the extent it exceeds the excess, if any, determined on such subsequent date) by the respective Borrower with the Administrative Agent as cash collateral for the obligations of the respective Canadian Revolving Loan Borrower or Borrowers to the Canadian Lenders (rounded up to the nearest integral multiple of Cdn $100,000) in respect of an equivalent Face Amount of outstanding Bankers’ Acceptances accepted by the Canadian Lenders which shall be paid to and applied by the Canadian Lenders, in satisfaction of the obligations to the Canadian Lenders of the respective Canadian Revolving Loan Borrower or Borrowers in respect of such Banker’s Acceptances, on the maturity date thereof, and (y) to the extent such excess exceeds the amount applied pursuant to preceding clause (x), the respective Borrowers shall pay to the Administrative Agent cash or Cash Equivalents in an amount equal to the amount of such excess (less the amount applied pursuant to preceding clause (x)) (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the respective Borrowers hereunder and under the other Credit Documents in a cash collateral account (and invested from time to time in Cash Equivalents selected by the Administrative Agent) to be established by the Administrative Agent.

(ii) Canadian Currency Exposure. If on any date the Dollar Equivalent of the aggregate outstanding principal amount (or Face Amount, as the case may be) of Canadian Revolving Loans exceeds the Canadian Dollar Revolving Loan Sub-Commitments of the Canadian Lenders as then in effect, the respective Canadian Revolving Loan Borrowers shall at the request of the Administrative Agent prepay on such day the principal of outstanding Canadian Revolving Loans (for this purpose, taking the Dollar Equivalent of payments in any Canadian Dollars made with respect to Canadian Revolving Loans) (other than Bankers’ Acceptance Loans where the underlying Bankers’ Acceptances have not matured) equal to such excess, provided, that in determining whether such excess exists, the Dollar Equivalent of Canadian Revolving Loans shall be determined on a quarterly basis on each Alternative Currency Facility Valuation Date except as otherwise provided in the definition of the term “Dollar Equivalent”. In the case of Canadian Revolving Loans, if after giving effect to the prepayment of all outstanding Canadian Revolving Loans (other than Bankers’ Acceptance Loans where the underlying Bankers’ Acceptances have not yet matured), the sum of the aggregate Face Amount of outstanding Bankers’ Acceptance Loans (for this purpose, using the Dollar Equivalent of the Face Amounts thereof) exceeds the sum of the Canadian Dollar Revolving Loan Sub-Commitments of the various Canadian Lenders as then in effect, an amount equal to such excess shall be deposited (and, so long as no Default or Event of Default has occurred and is continuing, on any subsequent date on which any such excess is determined, any such cash collateral shall be returned to the applicable Borrower to the extent it exceeds the excess, if any, determined on such subsequent date) by the respective Canadian Revolving Loan Borrower with the Administrative Agent as cash collateral for the obligations of the respective Canadian Revolving Loan Borrower or Borrowers to the Canadian Lenders (rounded up to the nearest integral multiple of Cdn $100,000) in respect of an equivalent Face Amount of outstanding Bankers’ Acceptances accepted by the Canadian Lenders which shall be paid to and applied by the Canadian Lenders, in satisfaction of the obligations to the Canadian Lenders of the respective Canadian Revolving Loan Borrower or Borrowers in respect of such Banker’s Acceptances, on the maturity date thereof.

(iii) Excess Usage. In the event that an Excess Usage Amount exists as of the last day of four consecutive fiscal quarters, (determined in the case of any Alternate Currency Revolving Loans, by computing the Dollar Equivalent as of each such day), not later than 2 Business Days after the date on which the compliance certificate in respect of such fiscal quarter is required to be delivered pursuant to Section 10.11(d), the U.S. Borrower shall repay the principal of outstanding Revolving Loans (other than Bankers’ Acceptance Loans where the underlying Bankers’ Acceptances have not yet matured) in an amount (for this purpose, taking the Dollar Equivalent of payments made with respect to the Alternate Currency Revolving Loans) equal to such Excess Usage Amount. If, after giving effect to the prepayments of all outstanding Revolving Loans pursuant to the foregoing sentence (other than Bankers’ Acceptance Loans as referenced in the immediately preceding sentence), any Excess Usage Amount still exists, then (x) an amount equal to the lesser of such excess and the then outstanding Face Amount (as of the date of such payment) of all such Bankers’ Acceptances for this purpose, using the Dollar Equivalent of the Face Amount thereof shall be deposited (and, so long as no Default or Event of Default has occurred and is continuing, on any subsequent date on which any such excess is determined, any such cash collateral shall be returned to the applicable Borrower to the extent it exceeds the excess, if any, determined on such subsequent date) by the respective Borrower with the Administrative Agent as cash collateral for the obligations of the respective Canadian Revolving Loan Borrower or Borrowers to the Canadian Lenders (rounded up to the nearest integral multiple of Cdn $100,000) in respect of an equivalent Face Amount of outstanding Bankers’ Acceptances accepted by the Canadian Lenders which shall be paid to and applied by the Canadian Lenders, in satisfaction of the obligations to the Canadian Lenders of the respective Canadian Revolving Loan Borrower or Borrowers in respect of such Banker’s Acceptances, on the maturity date thereof, and (y) to the extent such excess exceeds the amount applied pursuant to preceding clause (x), the respective Borrowers shall pay to the Administrative Agent cash or Cash Equivalents in an amount equal to the amount of such Excess Usage Amount (less the amount applied pursuant to preceding clause (x)) (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the respective Borrowers hereunder and under the other Credit Documents in a cash collateral account (and invested from time to time in Cash Equivalents selected by the Administrative Agent) to be established by the Administrative Agent.

(iv) Alternate Currency Exposure. On any day on which the Aggregate Alternate Currency Credit Exposure exceeds the Maximum Alternate Currency Revolving Loan Sub-Commitment (or on any day on which the Aggregate Individual Alternate Currency Credit Exposure exceeds the applicable Alternate Currency Revolving Loan Sub-Commitment Sub-Limit), the Borrowers shall, at the request of the Administrative Agent, prepay on such day the principal of outstanding Alternate Currency Revolving Loans (other than Bankers’ Acceptance Loans where the underlying Bankers’ Acceptances have not yet matured) in an amount equal to such excess (for this purpose, taking the Dollar Equivalent of payments in any Alternate Currency made with respect thereto); provided, that in determining whether such excess exists, the Dollar Equivalent of the Alternative Currency Revolving Loans shall be determined on a quarterly basis on each Alternative Currency Valuation Date except as otherwise provided in the definition of the term “Dollar Equivalent”.

(b) Asset Sales. In the event that the aggregate Net Cash Proceeds received by the U.S. Borrower or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Effective Date in any period of 12 consecutive months (such 12 consecutive month period, an “Asset Sale Period”) that (x) exceed 1% of Adjusted Total Assets (determined as of the date closest to the commencement of such Asset Sale Period for which a consolidated balance sheet of the U.S. Borrower and its Subsidiaries has been filed with the SEC or provided to the Administrative Agent pursuant to Section 10.11) and (y) after giving effect to such Asset Sales, Adjusted Total Assets is less than $10,000,000,000, then during the period commencing 180 days prior to the commencement of such Asset Sale Period and running through the date that is 12 months after the date Net Cash Proceeds so received exceeded 1% of Adjusted Total Assets, an amount equal to the Net Cash Proceeds received during such Asset Sale Period (or, if less, the amount by which Adjusted Total Assets was less than $10,000,000,000 as of the end of the Asset Sale Period) must have been or must be invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing an amount equal to such Net Cash Proceeds are, in fact, so invested, within an additional 180 days pursuant to a transaction otherwise permitted hereunder, (x) fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of Directors of the general partner of the U.S. Borrower will immediately constitute or be part of a Related Business of the U.S. Borrower or such Restricted Subsidiary (if it continues to be a Subsidiary of the U.S. Borrower) immediately following such transaction, (y) Permitted Mortgage Investments, or (z) a controlling interest in the Capital Stock of an entity engaged in a Related Business; provided that concurrently with an Investment specified in clause (z), such entity becomes a Restricted Subsidiary of the U.S. Borrower. Pending the application of any such Net Cash Proceeds as described above, the U.S. Borrower may invest such Net Cash Proceeds in any manner that is not prohibited hereby. Any Net Cash Proceeds from Asset Sales that are subject to the requirements of this Section 5.02(b) and are not or were not applied or invested as provided in the first sentence of this paragraph (including any such Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute “Excess Proceeds.” Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25,000,000 (or, if requested by the U.S. Borrower, at any time prior to the end of such period), the U.S. Borrower shall apply an amount equal to such Excess Proceeds as set forth in Section 5.02(c). Upon the application of such Excess Proceeds in accordance with Section 5.02(c), the amount of Excess Proceeds shall be reset at zero.

(c) Application of Asset Sale Excess Proceeds. Each amount required to be applied pursuant to this Section 5.02(c) as a result of the requirements of Section 5.02(b) shall be applied (after any conversion by the respective Borrower of any amounts received in a currency other than Dollars in the case of the U.S. Borrower or Canadian Dollars in the case of the Canadian Revolving Loan Borrowers into Dollars or Canadian Dollars, respectively) at such time as is designated by the U.S. Borrower, but in no event later than the latest date permitted pursuant to Section 5.02(b) (the “Final Proceeds Application Date”):

(I) First, to permanently reduce the Total Revolving Loan Commitment until the Total Revolving Loan Commitment is reduced to $500,000,000 (whether or not any Revolving Loans are outstanding) and to repay any outstanding Revolving Loans other than Bankers’ Acceptance Loans. Any such repayment shall be allocated between Dollar Revolving Loans and Alternate Currency Revolving Loans as the U.S. Borrower shall elect; and

(II) Second, to the extent of any remaining Excess Proceeds to be applied under this Section 5.02(c) after application pursuant to clause (I), to (A) permanently reduce the Total Revolving Loan Commitment by an amount, if any, equal to the difference between (x) such remaining Excess Proceeds minus (y) the amount of principal payments made by the U.S. Borrower and its Subsidiaries in respect of Qualifying Indebtedness during the period between the period commencing 180 days prior to the commencement of the Asset Sale Period and ending on the Final Proceeds Application Date (excluding, however, any principal repayments that constituted scheduled amortization payments or prepayments in respect of Qualifying Indebtedness that was either (1) secured by a Lien on the property or assets sold in an Asset Sale or (2) required to be paid as a result of an Asset Sale), and (B) repay any outstanding Revolving Loans other than Bankers’ Acceptance Loans in the amount that the Total Revolving Loan Commitment is reduced pursuant to Clause (A), with such Total Revolving Loan Commitment reduction and repayment, if any, to be allocated between Dollar Revolving Loans and Alternate Currency Revolving Loans as the relevant Borrowers may elect.

(d) Application of Mandatory Prepayments Generally. With respect to each repayment of Revolving Loans required by this Section 5.02, the respective Borrower may designate the Types of Revolving Loans which are to be repaid and, in the case of Euro Rate Loans and Bankers’ Acceptance Loans, the specific Borrowing or Borrowings, provided that: (i) in the case of repayments of Dollar Revolving Loans, repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; (ii) if any repayment of Euro Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than the respective Minimum Borrowing Amount for the respective Type of Revolving Loan, such Borrowing (x) in the case of Dollar Revolving Loans, shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans and (y) in the case of Alternate Currency Revolving Loans, shall be repaid in full at the end of the then current Interest Period; (iii) no repayment of Bankers’ Acceptance Loans may be made prior to the maturity date of the related Bankers’ Acceptances; (iv) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans and (v) any prepayment of Revolving Loans pursuant to Section 5.02(a)(iii) may not be made through Borrowings of additional Revolving Loans. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion. Notwithstanding the foregoing provisions of this Section 5.02, if at any time the mandatory prepayment of Revolving Loans pursuant to Section 5.02(a) or 5.02(c) would result, after giving effect to the procedures set forth above, in any Borrower incurring breakage costs under Section 2.12 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the “Affected Eurodollar Loans”), then the U.S. Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of Affected Eurodollar Loans not immediately prepaid) to be held as security for the obligations of the U.S. Borrower hereunder pursuant to a cash collateral agreement (which shall permit investments in Cash Equivalents satisfactory to the Administrative Agent) to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which agreement shall provide for the payment of interest to U.S. Borrower in respect of such deposit), with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Revolving Loans that are Eurodollar Loans (or such earlier date or dates as shall be requested by the U.S. Borrower), to repay an aggregate principal amount of such Revolving Loans equal to the Affected Eurodollar Loans not initially repaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the benefit of the Lenders whose Revolving Loans would otherwise have been immediately repaid with the amounts deposited and upon the taking of any action by the Administrative Agent or the Lenders pursuant to the remedial provisions of Section 12, any amounts held as cash collateral pursuant to this Section 5.02(d) shall, subject to the requirements of applicable law, be immediately applied to the relevant Revolving Loans. Until actually applied to the repayment of Eurodollar Loans, interest shall continue to accrue thereon.

(e) Maturity Date. Notwithstanding anything to the contrary contained in this Agreement, the Borrowers shall repay in full all outstanding Revolving Loans on the earlier of (i) the Maturity Date and (ii) the date on which the Total Revolving Loan Commitment is terminated.

(f) Commitment Reduction. The Total Revolving Loan Commitment shall be reduced permanently on the date and by the amount of any repayment of Revolving Loans made pursuant to Section 5.02(b), with a corresponding aggregate decrease in Total Revolving Loan Commitment. The Total Revolving Loan Commitment and the Total Revolving Loan Commitment shall not be reduced by any repayment of Revolving Loans made pursuant to Section 5.02(a).

(g) Sub-facility Commitment Reduction. Any reduction to the Total Revolving Loan Commitment pursuant to this Section 5.02 shall reduce the Revolving Loan Commitment, the U.S. Revolving Loan Sub-Commitment, the Alternate Currency Revolving Loan Sub-Commitment and the Maximum Alternative Currency Revolving Loan Sub-Commitment of such Lender on a pro rata basis, and Schedules I-A and I-B shall be deemed modified accordingly,

(h) Defaulting Lenders. Until the date on which the amount giving rise to a Lender Default of the applicable Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 5.01, Section 5.02 or by a combination thereof), any prepayment in respect of Loans shall not be applied to any Loan of a Defaulting Lender.

5.03. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Revolving Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (local time in the city in which the Payment Office for the respective payments is located) on the date when due and shall be made in (x) Dollars in immediately available funds at the appropriate Payment Office of the Administrative Agent in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clause (y) and (y) subject to the provisions of Section 2.17, in the relevant Applicable Currency in immediately available funds at the appropriate Payment Office (which in the case of Canadian Revolving Loans must be located in Canada) of the Administrative Agent, if such payment is made in respect of (i) principal of, the Face Amount of or interest on Alternate Currency Revolving Loans, or (ii) any increased costs, indemnities or other amounts owing with respect to Alternate Currency Revolving Loans (or Commitments relating thereto), in the case of this clause (ii) to the extent the respective Lender which is charging same denominates the amounts owing in the relevant Applicable Currency. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 Noon (local time in the city in which such payments are to be made)) like funds relating to the payment of principal, interest or Fees ratably to the Lenders entitled thereto. Any payments under this Agreement which are made later than 12:00 Noon (local time in the city in which such payments are to be made) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Revolving Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest and fees shall be payable at the applicable rate during such extension.

5.04. Net Payments. (a) All payments made by any Borrower hereunder or under any Revolving Note or other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Sections 5.04(b) and (c), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which it is resident or the jurisdiction in which the principal office or applicable lending office or other permanent establishment of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, subject to Section 5.04(b), the respective Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Revolving Note or other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Revolving Note or other Credit Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, subject to Section 5.04(b), the respective Borrower agrees to reimburse each Lender, upon the written request of such Lender, for the net additional amount of taxes imposed on or measured by the net income or profits of such Lender pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The respective Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the respective Borrower. Each Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes whether or not they were correctly or legally asserted.

(b) Each Lender (other than any Canadian Lender with Maximum Canadian Dollar Revolving Loan Sub-Commitments only) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the U.S. Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of any such Lender (other than any Canadian Lender with Maximum Canadian Dollar Revolving Sub-Commitments only) that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.14 or 14.03 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Revolving Note, or (ii) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Revolving Note. In addition, each such Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the U.S. Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN, or Form W-8 and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Revolving Note, or it shall immediately notify the U.S. Borrower and the Administrative Agent of its inability to deliver any such form or certificate in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 14.03 and the immediately succeeding sentence, (x) each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender (other than any Canadian Lender with Maximum Canadian Dollar Revolving Loan Sub-Commitments only) which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the U.S. Borrower U.S. Internal Revenue Service forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 5.04(a) hereof to gross-up payments to be made to a Lender (other than any Canadian Lender with Maximum Canadian Dollar Revolving Loan Sub-Commitments only) in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the U.S. Borrower the Internal Revenue Service Forms required to be provided by it to the U.S. Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the immediately preceding sentence or elsewhere in this Section 5.04 (other than clause (e) below) and except as set forth in Section 14.03, each Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c) Each Lender shall use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish any information as reasonably requested by the U.S. Borrower pursuant to any applicable treaty, law or regulation if the making of such filing or the furnishing of such information would avoid the need for or reduce the amount of any additional amounts payable by the respective Borrower and would not, in the sole discretion of such Lender, be disadvantageous to such Lender.

(d) Nothing in this Section 5.04 shall require any Lender (or any Eligible Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary, in its sole discretion).

(e) Subject to the last sentence of this Section 5.04, if any Canadian Lender (a) is not resident in Canada for the purpose of Income Tax Act (Canada), or (b) is not an authorized foreign bank which at all times holds all of its interest in any Canadian Obligations in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada), or (c) is not otherwise exempt from being subject to deduction or withholding of income or similar Taxes imposed by Canada (or any political subdivision or taxing authority thereof or therein) (“Canadian Taxes”) on the basis established to the satisfaction of the Canadian Revolving Loan Borrowers and the Administrative Agent based on Applicable Law in effect on the Effective Date (or such later date on which it becomes a Canadian Lender) with respect to any payments to such Lender of interest, fees, commissions, or any other amount payable by any Canadian Revolving Loan Borrower under the Credit Documents: (i) the Canadian Revolving Loan Borrowers shall be entitled, to the extent that they are required to do so by Applicable Law, to deduct or withhold Canadian Taxes from interest, fees, commissions or other amounts payable under this Agreement for the account of such Canadian Lender; and (ii) the Canadian Revolving Loan Borrowers shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to such Canadian Lender in respect of Canadian Taxes. Notwithstanding anything to the contrary contained in this Section 5.04, the Canadian Revolving Loan Borrowers agree to pay any additional amounts and to indemnify the applicable Canadian Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any incremental Canadian Taxes deducted or withheld by it as described in the immediately preceding sentence following (I) any changes after the Effective Date (or after the date such Lender became a Canadian Lender, as applicable) in any applicable law, or in the interpretation thereof, relating to the deducting or withholding of such Canadian Taxes to the extent, and only to the extent, that the obligation to pay such incremental Canadian Taxes arises as a consequence of such change in applicable law or (II) any Sharing Event.

SECTION 6. Conditions Precedent to Initial Credit Events. The obligation of each Lender to make Revolving Loans, and the obligation of the Issuing Bank to issue Letters of Credit, on the Effective Date, is subject to the satisfaction of the following conditions:

6.01. Execution of Agreement; Revolving Notes. On or prior to the Effective Date, there shall have been delivered to the Administrative Agent (i) for the account of each of the Lenders (subject to Section 2.06(e)) the appropriate Revolving Notes executed by the appropriate Borrower or Borrowers, in each case in the amount, maturity and as otherwise provided herein and (ii) such Drafts and powers of attorney executed by the Canadian Revolving Loan Borrowers as may be requested by the Canadian Lenders pursuant to Schedule III.

6.02. Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received (i) from Elizabeth A. Abdoo, Esq., General Counsel to HHRI, and counsel to the Borrower, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit E-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (ii) from Hogan & Hartson L.L.P., special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit E-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (iii) from each of Blake, Cassels & Graydon LLP, and Cox Hanson O’Reilly Matheson, special Canadian counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibits E-3 and E-4, respectively, and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.03. Corporate Documents; Proceedings; etc. (a) On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date, signed by the Secretary or an Assistant Secretary of each Credit Party (or from the Secretary or an Assistant Secretary of the general partner of each Credit Party that is a limited partnership), in the form of Exhibit F (or such other form as is acceptable to the Administrative Agent) with appropriate insertions, together with copies of the declaration of trust, certificate of incorporation and by-laws or other organizational documents (including partnership agreements and certificates of partnership and limited liability company agreements and certificates of limited liability company and any shareholder agreements) of each such Credit Party and the resolutions of each Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.

(b) All trust, corporate, partnership, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other documents in effect on the Effective Date shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Banks, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, partnership or governmental authorities.

(c) On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of the U.S. Borrower, certifying that all of the applicable conditions set forth in Sections 6.07, 6.08 and 6.12 have been satisfied as of the Effective Date (except to the extent that any such conditions require a determination to be made by the Administrative Agent and/or the Required Banks).

6.04. Fees, etc. On the Effective Date, all costs, fees and expenses, and all other costs contemplated by this Agreement, due to the Agents and the Lenders (including, without limitation, legal fees and expenses) shall have been paid to the extent then due.

6.05. Intentionally Omitted.

6.06. Subsidiaries Guaranty. On the Effective Date, each Guarantor (as listed on Part I of Schedule IV) shall have duly authorized, executed and delivered a guaranty in the form of Exhibit H (as modified, amended or supplemented from time to time, the “Subsidiaries Guaranty”).

6.07. Adverse Change, etc. (a) Since December 31, 2006, nothing shall have occurred (and neither the Administrative Agent nor any of the Lenders shall have become aware of any facts, conditions or other information not previously known) which the Administrative Agent or the Required Lenders shall determine has had, or believe could reasonably be expected to have, a Material Adverse Effect.

(b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and consents in connection with the transactions contemplated by the Credit Documents to occur on or prior to the Effective Date and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Credit Documents. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the transactions contemplated by the Credit Documents to occur on or prior to the Effective Date.

6.08. Litigation. On the Effective Date, no litigation by any entity (private or governmental) shall be pending or threatened (i) with respect to any Credit Document or the transactions contemplated thereby or (ii) which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect.

6.09. Original Credit Agreement. On the Effective Date, (i) all outstanding loans under the Original Credit Agreement shall be prepaid in full, together with interest thereon and all other amounts owing pursuant to the Original Credit Agreement (whether or not any such amounts are due on the Effective Date pursuant to the terms thereof) and (ii) pursuant to Section 14.23 hereof, the Commitments and obligations of any Lender (as defined in the Original Credit Agreement) under the Original Credit Agreement that is not also a Lender under this Credit Agreement shall be terminated.

6.10. Solvency Certificate; Insurance Certificates. On or prior to the Effective Date, there shall have been delivered to the Administrative Agent:

(a) a solvency certificate in the form of Exhibit I, addressed to the Administrative Agent and each of the Lenders and dated the Effective Date from an Authorized Financial Officer of the U.S. Borrower providing the opinion of such Authorized Financial Officer as to the solvency of the U.S. Borrower and its Subsidiaries taken as a whole and the U.S. Borrower on a stand-alone basis; and

(b) certificates of insurance or other information regarding the compliance by the U.S. Borrower with the requirements of Section 10.04 for the business and properties of the U.S. Borrower and its Subsidiaries, in each case in scope, form and substance reasonably satisfactory to the Administrative Agent.

6.11. Financial Statements; Projections. On or prior to the Effective Date, the Administrative Agent shall have received the financial statements and the Projections referred to in Section 8.05(d), all of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

6.12. No Default; Representations and Warranties. On the Effective Date, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

The occurrence of the Effective Date shall constitute a representation and warranty by each of the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 6 exist as of the Effective Date (except to the extent that any of the conditions specified in this Section 6 are required to be satisfactory to or determined by any Lender, the Required Lenders, the Collateral Agent and/or the Administrative Agent or otherwise expressly calls for a subjective determination to be made by any Lender, the Required Lenders, the Collateral Agent and/or the Administrative Agent). All of the Revolving Notes, certificates, legal opinions and other documents and papers referred to in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the benefit of each of the Lenders and shall be in form and substance reasonably satisfactory to the Lenders.

SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Revolving Loans (including Revolving Loans made on the Effective Date), and the obligation of any Issuing Bank to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01. No Default; Representations and Warranties; Compliance with Applicable Financial Covenants.

(a) At the time of such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default, (ii) there shall exist no Senior Note Indenture Default and (iii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Revolving Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 3.03.

The acceptance of the proceeds of each Revolving Loan or the making of each Letter of Credit Request (occurring on the Effective Date and thereafter) shall constitute a representation and warranty by each Credit Party to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Effective Date) and in this Section 7 (with respect to Credit Events on and after the Effective Date) and applicable to such Credit Event exist as of that time. All of the Revolving Notes, certificates, legal opinions and other documents and papers referred to in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Revolving Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 8. Representations, Warranties and Agreements. Each Borrower makes the following representations, warranties and agreements:

8.01. Status. Each of the U.S. Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership, trust or limited liability company, as the case may be, in good standing (if applicable) under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership, trust or limited liability company power and authority, as the case may be, to own or lease its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification except (in the case of clauses (i), (ii) and (iii)) for failures which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02. Power and Authority. Each Credit Party has the corporate, partnership, trust or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is a party and has taken all necessary corporate, partnership, trust or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is a party, and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance (but only with respect to any guaranties or security interests given by a Guarantor), reorganization or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Pledge and Security Agreement) upon any of the properties or assets of the U.S. Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the U.S. Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, except for violations and defaults that may arise under contracts of the U.S. Borrower or a Subsidiary thereof otherwise permitted under this Agreement as a result of the sale of, or foreclosure of a lien upon, the Securities (as defined in the Pledge and Security Agreement) of Subsidiaries pledged under the Pledge and Security Agreement to the extent that the prior consent of other parties to such contracts has not been obtained or other actions specified in such contracts have not been taken in connection with any such sale or foreclosure or (iii) will violate any provision of the certificate of incorporation, partnership agreement, declaration of trust, certificate of partnership, limited liability company agreement or by-laws, as the case may be, of the U.S. Borrower or any of its Subsidiaries. The Obligations constitute indebtedness issued to replace the Credit Facility, as such term is defined in the Governing Senior Note Indenture.

8.04. Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

8.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The consolidated balance sheets of the U.S. Borrower and its Subsidiaries for the fiscal year ended December 31, 2006 and the fiscal quarter ended March 23, 2007, and the related consolidated statements of income, cash flows and shareholders’ equity of such Persons for the fiscal year and fiscal quarter ended on such dates, as the case may be, copies of which have been furnished to the Lenders on or prior to the Effective Date, present fairly in all material respects the consolidated financial position of the U.S. Borrower and its Subsidiaries at the date of such balance sheets and the consolidated results of the operations of such Persons for the periods covered thereby. All of the foregoing financial statements have been prepared in accordance with GAAP consistently applied. Except as, and to the extent, disclosed in the U.S. Borrower’s Form 10-K for the fiscal year ended December 31, 2006, since December 31, 2006, nothing has occurred that has had, or could reasonably be expected to have, a material adverse change in any of (i) the legality, validity or enforceability of the Credit Documents taken as a whole, (ii) the ability of the U.S. Borrower to repay the Obligations, or (iii) the rights and remedies of the Lenders or the Agents under the Credit Documents.

(b) On and as of the Effective Date and on the date on which each Revolving Loan is made or each Letter of Credit is issued, on a Pro Forma Basis after giving effect to all Indebtedness (including the Revolving Loans and the Letters of Credit) being incurred or assumed and Liens created by each Credit Party in connection therewith, (x) the sum of the assets, at a fair valuation, of the U.S. Borrower and its Subsidiaries (taken as a whole) and the U.S. Borrower (on a stand-alone basis) will exceed their respective debts, (y) the U.S. Borrower and its Subsidiaries (taken as a whole) and the U.S. Borrower (on a stand-alone basis) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature and (z) the U.S. Borrower and its Subsidiaries (taken as a whole) and the U.S. Borrower (on a stand-alone basis) have sufficient capital with which to conduct its business. For purposes of this Section 8.05(b) “debt” means any liability on a claim, and “claim” means (i) the right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, secured or unsecured, in each case, to the extent of the reasonably anticipated liability thereof, as determined by the U.S. Borrower in good faith or (ii) the absolute right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(c) Except as fully disclosed in the financial statements (and footnotes applicable thereto) referred to in Section 8.05(a) or in the Schedules to this Agreement, there were as of the Effective Date no liabilities or obligations with respect to the U.S. Borrower or any of its Subsidiaries (whether absolute, accrued, contingent or otherwise and whether or not due) of a nature required to be set forth in a balance sheet or footnote thereto prepared in accordance with GAAP which, either individually or in the aggregate, would be material to the U.S. Borrower or the U.S. Borrower and its Subsidiaries taken as a whole. As of the Effective Date, the U.S. Borrower does not know of any liability or obligation of itself or any of its Subsidiaries of any such nature that is not fully disclosed in the financial statements referred to in Section 8.05(a) or in the footnotes thereto which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) On and as of the Effective Date, the projections previously delivered to the Administrative Agent and the Lenders (the “Projections”), contain no statements or conclusions which are based upon or include information known to any Borrower to be misleading in any material respect or which fail to take into account known material information regarding the matters reported therein. On the Effective Date, the U.S. Borrower believes that the Projections are reasonable and attainable.

8.06. Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of any Borrower, threatened (i) which purports to affect the legality, validity or enforceability of any Credit Document or (ii) that could reasonably be expected to have a Material Adverse Effect.

8.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of U.S. Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with or pursuant to this Agreement, the other Credit Documents or any of the other transactions contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of U.S. Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and, to the best of each Borrower’s knowledge, not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information is or was provided.

8.08. Use of Proceeds; Margin Regulations. (a) The proceeds of all Revolving Loans shall be used by the U.S. Borrower and its Subsidiaries, subject to the other restrictions set forth in this Agreement, for their working capital and general corporate, partnership, trust or limited liability company purposes, including without limitation for the consummation of acquisitions. Each Letter of Credit shall be used in support of any purpose not prohibited by this Agreement or the other Credit Documents.

(b) No part of the proceeds of any Revolving Loan, and no Letter of Credit, will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Revolving Loan nor the use of the proceeds thereof nor the issuance of any Letter of Credit will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09. Tax Returns and Payments. Each of the U.S. Borrower and each of its Subsidiaries has timely filed or caused to be timely filed, on the due dates thereof or within applicable grace periods, with the appropriate taxing authority, all Federal, material state and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the U.S. Borrower and/or its Subsidiaries. The Returns accurately reflect in all material respects all material liability for taxes of the U.S. Borrower and its Subsidiaries for the periods covered thereby except for amounts for which adequate reserves have been established in accordance with GAAP. Each of the U.S. Borrower and each of its Subsidiaries has paid all material taxes payable by them other than taxes which are not delinquent, and other than those that have been or would be contested in good faith if asserted by the appropriate taxing authority and for which adequate reserves have been established in accordance with GAAP. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of each Borrower, threatened by any authority regarding any taxes relating to the U.S. Borrower or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, the U.S. Borrower and each of its Subsidiaries have properly accrued adequate reserves in accordance with GAAP for any amount of taxes in dispute for a Return which is the subject of any waiver extending the statute of limitations relating to the payment or collection of taxes of the U.S. Borrower or any of its Subsidiaries. Notwithstanding the foregoing, to the extent any of the foregoing representations and warranties relate to any Returns or liabilities or taxes of Subsidiaries to be acquired in the Starwood Acquisition, in lieu of the foregoing representations, either (a) such representations and warranties are true and correct or (b) (i) the Starwood Tax Indemnity Agreement remains in full force and effect, and (ii) the indemnitors thereunder are capable of and are performing their obligations thereunder, or, in the case that such indemnitors are not performing such obligations, the U.S. Borrower or its Subsidiaries, as applicable, have adequate remedies for such non-performance under the Starwood Tax Indemnity Agreement and are diligently pursuing such remedies by appropriate proceedings and the failure of the indemnitors to be currently performing such obligations could not reasonably be expected to have a material adverse change in any of (i) the legality, validity or enforceability of the Credit Documents taken as a whole, (ii) the ability of the U.S. Borrower to repay the Obligations, or (iii) the rights and remedies of the Lenders or the Agents under the Credit Documents.

8.10. Compliance with ERISA. (a) Each Plan that is a single employer plan as defined in Section 4001(a)(15) of ERISA (a “Single Employer Plan”) is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Single Employer Plan; no Single Employer Plan is insolvent or in reorganization; to the best knowledge of the Borrowers, no Multiemployer Plan is insolvent or in reorganization; no Single Employer Plan has an Unfunded Current Liability; no Single Employer Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such Sections of the Code or ERISA, or has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made by the U.S. Borrower or any of its Subsidiaries or any ERISA Affiliate with respect to a Plan and a Foreign Pension Plan have been timely made; neither the U.S. Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code or reasonably expects to incur any material liability (including any indirect, contingent, or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Single Employer Plan; to the best knowledge of each Borrower, no proceedings have been instituted to terminate or appoint a trustee to administer any Multiemployer Plan; no condition exists which presents a substantial risk to the U.S. Borrower or any of its Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of a Single Employer Plan pursuant to the foregoing provisions of ERISA and the Code; to the best knowledge of each Borrower, no condition exists which presents a substantial risk to the U.S. Borrower or any of its Subsidiaries or any ERISA Affiliate of incurring any material liability to or on account of a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; the U.S. Borrower believes that the aggregate liabilities of the U.S. Borrower and its Subsidiaries and its ERISA Affiliates to all Multiemployer Plans in the event of a withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the incurrence of any Revolving Loan or the issuance of any Letter of Credit, could not reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of HHRI or any of its Subsidiaries or any ERISA Affiliate has at all times been operated in substantial compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the U.S. Borrower or any of its Subsidiaries or any ERISA Affiliate exists or, to the best knowledge of the U.S. Borrower, is likely to arise on account of any Plan; and HHRI and its Subsidiaries do not maintain or contribute to (A) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or (B) any Plan, the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Neither the U.S. Borrower nor or any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the U.S. Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, does not exceed the current value of the assets of each Foreign Pension Plan allocable to such benefit liabilities, in the aggregate, by a material amount.

8.11. The Pledge and Security Agreement; Equity Pledges. (a) As of any time that the Pledge and Security Agreement is required to be in effect pursuant to Section 10.15(d), the Pledge and Security Agreement creates (after all steps required under Articles 8 and 9 of the New York UCC have been taken) in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of each Credit Party in the Pledge and Security Agreement Collateral described therein and owned by such Credit Party on any date on which this representation and warranty is made or deemed made to the extent that a security interest therein can be created pursuant to the UCC, which security interest shall, (i) upon delivery to the Collateral Agent of any certificates evidencing any Pledged Securities, (ii) upon the filing of appropriate financing statements under the UCC in respect of any uncertificated Pledged Securities that constitute a “general intangible” under the New York UCC or (iii) upon the completion of such other actions as may be required under the applicable provisions of the UCC (which delivery, filings and/or other actions have been done and remain in full force and effect as to the Pledge and Security Agreement Collateral owned by any Credit Party on any date on which this representation and warranty is made or deemed made), constitute a fully perfected first lien on, and security interest in, all right, title and interest of such Credit Party in all of the Pledge and Security Agreement Collateral described therein, subject to no security interests of any other Person.

(b) As of any time that the Pledge and Security Agreement is in effect pursuant to Section 10.15(d), Part III of Schedule IV (as amended or supplemented in connection with a Reinstatement Event) sets forth, as of the date that the Pledge and Secuirty Agreement

Requirement is satisfied following a Reinstatement Event, whether the capital stock or other equity interests in each Subsidiary listed on Part I and Part II of Schedule IV is pledged (as of the Effective Date) pursuant to the Pledge and Security Agreement, and to the extent any such interest is not so pledged, Part III of Schedule IV indicates the reason therefor.

8.12. Properties. Each of the U.S. Borrower and its Subsidiaries has good and marketable title to all material properties owned by them, including all material property reflected in the balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheets).

8.13. Subsidiaries. (a) The U.S. Borrower has no Subsidiaries other than (i) those Subsidiaries listed on Schedule IV and (ii) new Subsidiaries created or acquired in compliance with Section 11.06. Schedule IV correctly sets forth, as of the Effective Date, the percentage ownership (direct or indirect) of HHRI and the U.S. Borrower in each class of capital stock or other equity of each of the U.S. Borrower’s Subsidiaries existing on the Effective Date and also identifies the direct owner thereof. As of the Effective Date, all of the Subsidiaries of the U.S. Borrower are Restricted Subsidiaries under the Governing Senior Note Indenture.

(b) Part I of Schedule IV sets forth, as of the Effective Date, each Guarantor as of such date. Part II of Schedule IV sets forth, as of the Effective Date, each Subsidiary of the U.S. Borrower which is not a Guarantor on the Effective Date, which Part II of Schedule IV also shall specify the reason the respective Subsidiary is not required to be a Guarantor.

8.14. Compliance with Statutes, etc. Each of the U.S. Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to zoning compliance and environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.15. Investment Company Act. Neither the U.S. Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.16. [Intentionally Omitted].

8.17. Environmental Matters. (a) To the best knowledge of each Borrower, each of the U.S. Borrower and its Subsidiaries has complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. To the best knowledge of each Borrower, there are no pending or threatened Environmental Claims against the U.S. Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries. To the best knowledge of each of the U.S. Borrower and its Subsidiaries, there are no facts, circumstances, conditions or occurrences on any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries or on any property adjoining any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the U.S. Borrower or any of its Subsidiaries or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by the U.S. Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) To the best knowledge of the U.S. Borrower, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries except in compliance with all applicable Environmental Laws and reasonably required in connection with the operation, use and maintenance of any such Real Property by the U.S. Borrower or such Subsidiary’s business.

(c) Notwithstanding anything to the contrary in this Section 8.17, the representations made in this Section 8.17 shall only be untrue if the aggregate effect of all failures and noncompliance of the types described above could reasonably be expected to have a Material Adverse Effect.

8.18. Labor Relations. Neither the U.S. Borrower nor any of its Subsidiaries has received written notice that it or any Facility Manager is engaged in any unfair labor practice with respect to any Hotel Property or other Real Property owned or leased by the U.S. Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of each Borrower, there is (i) no unfair labor practice complaint pending or reasonably expected to arise against the U.S. Borrower or any of its Subsidiaries before the National Labor Relations Board and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending or reasonably expected to arise against the U.S. Borrower or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage that is pending or reasonably expected to arise against the U.S. Borrower or any of its Subsidiaries, and (iii) no union representation question that exists with respect to the employees of the U.S. Borrower or any of its Subsidiaries, in each case with respect to the Hotel Properties and/or other Real Properties owned or leased by the U.S. Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.19. Intellectual Property. Each of the U.S. Borrower and its Subsidiaries owns or has the right to use all trademarks, permits, service marks, trade names, licenses and franchises necessary for the conduct of its respective businesses, except such as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.20. Indebtedness. Schedule 8.20 sets forth a true and complete list of all Indebtedness of the U.S. Borrower and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect thereto (excluding the Revolving Loans, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt (it being understood that Schedule 8.20 does not have to set forth immaterial items of Indebtedness that do not otherwise constitute Indebtedness under clause (i) of the definition of Consolidated Total Debt, although such items of immaterial Indebtedness will still constitute Existing Indebtedness). A true and correct copy of the Senior Note Indenture, the Twelfth Supplemental Indenture and the Specified Indenture are attached hereto as Exhibit M.

8.21. Status as REIT. HHRI is qualified as a real estate investment trust under the Code and its proposed methods of operation will enable it to continue to be so qualified.

SECTION 9. Financial Covenants. As long as any of the Obligations or the Total Revolving Loan Commitment remains outstanding (except as otherwise set forth below), the U.S. Borrower agrees with the Lenders and the Administrative Agent that:

9.01. Maximum Leverage Ratio. As long as there exists any Revolving Credit Exposure, the U.S. Borrower will not permit the Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Effective Date through and including the day immediately before the last day of the U.S. Borrower’s fiscal quarter ending closest to September 29, 2009	7.50:1.00

Thereafter	7.25:1.00

9.02. Minimum Unsecured Interest Coverage Ratio. As long as there is any Revolving Credit Exposure, the U.S. Borrower will not permit the Unsecured Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the U.S. Borrower to be less than (a) 1.75:1:00, if the Leverage Ratio as of such date is less than 7.00:1.00, and (b) 1.50:1:00 if the Leverage Ratio as of such date is equal to or greater than 7:00 to 1:00:

9.03. Minimum Consolidated Fixed Charge Coverage Ratio. So long as there is any Revolving Credit Exposure, the U.S. Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the U.S. Borrower set forth below for which the Leverage Ratio on such day is less than 7.00:1.00 to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest To	Ratio
Each Fiscal Quarter through December 31, 2008	1.00:1.00

The fiscal quarter ended closest to March 31, 2009 through December 31, 2009	1.05:1.00

The fiscal quarter ended closest to March 31, 2010 through December 31, 2010	1.10:1.00

Each Fiscal Quarter thereafter	1.15:1.00

9.04. Additional Financial Covenants and Limitations on Incurrence of Indebtedness.

(a) Incurrence of Indebtedness. The U.S. Borrower and its Subsidiaries will not Incur any additional Indebtedness in violation of Section 4.7(a) or (b) (after giving effect to any exceptions contained in Section 4.7(d)) of the Governing Senior Note Indenture.

(b) Unencumbered Assets. The U.S. Borrower will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (including amounts of Refinancing Indebtedness outstanding pursuant to Section 4.7(d)(iii) of the Governing Senior Note Indenture) determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with that of the U.S. Borrower only to the extent of the U.S. Borrower’s proportionate interest in such Restricted Subsidiaries). This Section 9.04(b) shall continue to be in effect regardless of the provisions then applicable in the Governing Senior Note Indenture.

(c) Certain Definitions. For the purpose of this Section 9.04 only, all capitalized terms used in this Section 9.04 that are defined in the Governing Senior Note Indenture shall have the meanings given to them in the Governing Senior Note Indenture, including, without limitation, by making all covenant calculations under this Section 9.04 by taking into account the designation of any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary under the Governing Senior Note Indenture.

SECTION 10. Affirmative Covenants. Each Borrower hereby covenants and agrees (as to itself and each of its Subsidiaries) that from and after the Effective Date and until the Total Revolving Loan Commitment has terminated and the Revolving Loans and Revolving Notes, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

10.01. Compliance with Laws, Etc. The U.S. Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law, Contractual Obligations, commitments, instruments, licenses, permits and franchises, including, without limitation, all Permits; provided, however, that no Borrower shall be deemed in default of this Section 10.01 if all such non-compliances in the aggregate could not reasonably be expected to have a Material Adverse Effect.

10.02. Conduct of Business. The U.S. Borrower shall (a) conduct, and cause each of its Subsidiaries to conduct, its business in the ordinary course and consistent with past practice; (b) use, and cause each of its Subsidiaries to use, its reasonable efforts, in the ordinary course and consistent with past practice, to (i) preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the U.S.

Borrower or any of its Subsidiaries, and (ii) keep available the services and goodwill of its present employees; (c) preserve, and cause each of its Subsidiaries to preserve, all registered patents, trademarks, trade names, copyrights and service marks that are used in its business and owned by the U.S. Borrower or its Subsidiaries; and (d) perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations (including, without limitation, to pay all rent and other charges payable under any lease and all debts and other obligations as the same become due), and do, and cause its Subsidiaries to do, all things necessary to preserve and to keep unimpaired its rights under such Contractual Obligations; provided, however, that, in the case of each of clauses (a) through (d), no Borrower shall be deemed in default of this Section 10.02 if all such failures in the aggregate have no Material Adverse Effect.

10.03. Payment of Taxes, Etc. The U.S. Borrower shall pay and discharge, and shall cause each of its Subsidiaries, as appropriate, to pay and discharge, before the same shall become delinquent, all lawful governmental claims, material taxes, material assessments, material charges and material levies, except where contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of the U.S. Borrower or the appropriate Subsidiary in conformity with GAAP.

10.04. Maintenance of Insurance. (a) When the Leverage Ratio is equal to or in excess of 6.00:1.00, the U.S. Borrower and each of its Subsidiaries shall maintain, or shall cause to be maintained, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (including, without limitation, fire, extended coverage, vandalism, malicious mischief, flood, earthquake, public liability, product liability, business interruption and terrorism) (in the case of terrorism, to the extent commercially available) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the U.S. Borrower or such Subsidiary engages in business or owns properties.

(b) When the Leverage Ratio is less than 6.00:1.00, the U.S. Borrower and the Guarantors shall provide, or cause to be provided, for themselves and each of their Restricted Subsidiaries, insurance (including appropriate self insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the U.S. Borrower is adequate and appropriate for the conduct of the business of the U.S. Borrower, the Guarantors and such Restricted Subsidiaries.

(c) Each Borrower will furnish to the Lenders from time to time such information as may be requested as to the insurance maintained pursuant to this Section 10.04.

10.05. Preservation of Existence, Etc. Subject to Section 11.09, the U.S. Borrower and the Guarantors will do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate existence and the corporate (or other organizational) existence in accordance with their respective organizational documents (as the same may be amended from time to time) and the rights (charter and statutory), and corporate or other organizational and franchises of the U.S. Borrower and the Guarantors; provided, however, that nothing in this Section 10.05 will prohibit the U.S. Borrower or any Guarantor from engaging in any transactions permitted under this Agreement, including Section 11.09 hereof, and neither the U.S Borrower nor any Guarantor shall be required to preserve any such right, franchise or existence if the board of directors of the general partner of the U.S. Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the U.S. Borrower, the Guarantors and their Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Lenders.

10.06. Access; Annual Meetings with Lenders. (a) Access. The U.S. Borrower shall, at any reasonable time and from time to time upon reasonable advance notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, at the expense of the Lenders (but such expense to be reimbursed by the U.S. Borrower in the event that any of the following reveal a material Default or Event of Default) to, under the guidance of officers of the U.S. Borrower or its Subsidiaries (unless such officers are not made available for such purpose upon reasonable advance notice), (i) examine and make copies of and abstracts from the records and books of account of the U.S. Borrower and each of its Subsidiaries, (ii) visit the properties of the U.S. Borrower and each of its Subsidiaries, (iii) discuss the affairs, finances and accounts of the U.S. Borrower and each of its Subsidiaries with any of their respective officers or directors, and (iv) communicate directly with each Borrower’s independent certified public accountants.

(b) Annual Meetings with Lenders. At the request of the Administrative Agent or the Required Lenders, the U.S. Borrower shall, at least once during each fiscal year (other than during the fiscal year in effect on the Effective Date) of the U.S. Borrower, hold a meeting (at a mutually agreeable location and time) with all of the Lenders at which meeting the financial results of the previous fiscal year and the financial condition of the U.S. Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the U.S. Borrower and its Subsidiaries shall be reviewed, with each Lender bearing its own travel, lodging, food and other costs associated with attending any such meeting.

10.07. Keeping of Books. The U.S. Borrower shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which proper entries shall be made of all financial transactions and the assets and business of the U.S. Borrower and each such Subsidiary.

10.08. Maintenance of Properties, Etc. The U.S. Borrower shall maintain and preserve, and shall cause each of its Subsidiaries to maintain and preserve, (i) all of its properties which are used or useful or necessary in the conduct of its business in good working order and condition (ordinary wear and tear and damage by casualty excepted), and (ii) all rights, permits, licenses, approvals and privileges (including, without limitation, all Permits) which are used or useful or necessary in the conduct of its business; provided, however, that no Borrower shall be deemed in default of this Section 10.08 if all such failures in the aggregate are not reasonably likely to have a Material Adverse Effect.

10.09. Management Agreements, Operating Leases and Certain Other Contracts. (a) Management of Hotel Properties. Subject to Section 10.09(c), unless the Required Lenders otherwise agree in writing, the U.S. Borrower will take, and will cause each of its Subsidiaries to take, all action necessary so that (i) each Hotel Property is at all times managed by a Permitted Facility Manager pursuant to a Management Agreement, and (ii) each Hotel Property that is leased by the U.S. Borrower or any of its Subsidiaries as lessor is at all times leased to an Approved Lessee pursuant to an Operating Lease; provided, however, that the U.S. Borrower and its Subsidiaries shall not be deemed to be in breach of the covenants set forth in this Section 10.09(a) by virtue of a failure to so maintain a Management Agreement or Operating Lease, so long as (x) the U.S. Borrower or its relevant Subsidiary is diligently pursuing engaging a replacement Permitted Facility Manager or Approved Lessee pursuant to a Management Agreement or Operating Lease, as applicable, and (y) the failure to have maintained such Management Agreement or Operating Lease could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Enforcement of Certain Contracts. Subject to Section 10.09(c), the U.S. Borrower will, and will cause each of its Subsidiaries to, (i) enforce the provisions of each Operating Lease, each Management Agreement, each Franchise Agreement and each other material agreement, contract or instrument to which such Approved Lessee is a party or by which such Approved Lessee is bound and which affects the ownership, leasing, management or operation of any Real Property owned or leased by the U.S. Borrower or any of its Subsidiaries, and (ii) to the extent it has the power or right to do so (whether by contract or otherwise) cause each Approved Lessee and Facility Manager to, (x) maintain in good standing all material licenses, certifications, accreditations and other approvals applicable to it or to any Hotel Property which it owns, leases, manages or operates and (y) to comply, in all material respects with all Requirements of Law, Permits, Contractual Obligations, commitments, instruments, licenses, permits and franchises, except to the extent contested in good faith and by proper proceedings, or as is appropriate and consistent with good business practice; provided, however, that, in the case of each of clause (i) and (ii) of this Section 10.09(b), the U.S. Borrower shall not be deemed in default of such clause if all non-compliances with the requirements of such clause, individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect.

(c) Limited Applicability of Section 10.09. The provisions of clauses (a) and (b) of this Section 10.09 shall not apply at the time the Leverage Ratio is less than 6.00:1.00.

10.10. Application of Proceeds. Each Borrower shall use the entire amount of the proceeds of the Revolving Credit Loans as provided in Section 8.08.

10.11. Information Covenants. The U.S. Borrower will furnish to the Administrative Agent and each of the Lenders:

(a) Quarterly Financial Statements and Reports. Within 60 days (but in no event later than 15 days after the related filing deadline under SEC rules and regulations) after the close of each of the first three quarterly accounting periods in each fiscal year of the U.S. Borrower (commencing with the quarterly accounting period ending closest to March 23, 2007), (i) a consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at the end of such quarterly accounting period, (ii) the related consolidated statements of income for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period and (iii) the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding dates and fiscal periods in the prior fiscal year, all of which shall be in reasonable detail and certified by an Authorized Financial Officer of the U.S. Borrower that, to the best of such officer’s knowledge after due inquiry, they fairly present, in all material respects, the financial condition of the U.S. Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments.

(b) Annual Financial Statements. Within 105 days (but in no event later than 15 days after the related filing deadline under SEC rules and regulations) after the close of each fiscal year of the U.S. Borrower, the consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of shareholders’ equity as of the end of such fiscal year and of income and cash flows for such fiscal year setting forth comparative figures as of the end of and for the preceding fiscal year and certified by Ernst & Young, KPMG, PricewaterhouseCoopers or Deloitte & Touche or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the U.S. Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing in respect of Section 9, or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(c) Forecasts. No later than 60 days after the first day of each fiscal year of the U.S. Borrower, a corporate forecast substantially in the form attached hereto as Exhibit K for such fiscal year with respect to the U.S. Borrower and its Subsidiaries, accompanied by a statement of an Authorized Financial Officer of the U.S. Borrower to the effect that, to the best of such officer’s knowledge, the forecast is a reasonable estimate of the period covered thereby.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 10.11(a) and (b), a certificate of an Authorized Financial Officer of the U.S. Borrower to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (x) set forth (in reasonable detail) the calculations required to establish whether the U.S. Borrower and its Subsidiaries were in compliance with the provisions of Sections 9.01, 9.02, 9.03 (including computations showing whether the U.S. Borrower and its Subsidiaries would be in compliance with such covenants were they to be in effect whether or not they are actually in effect), 11.02, 11.08, 11.10, 11.11 and 11.12, at the end of such fiscal quarter or year, as the case may be (calculated on a Pro Forma Basis for the covenants required to be so calculated using the end of such fiscal quarter or year, as the case may be, as the Determination Date) and (y) set forth (in reasonable detail) the calculations and other determinations required to establish whether the U.S. Borrower and its Subsidiaries were in compliance with the provisions of Section 5.02(b)) during, and for the 12 month period ending on the last day of, such quarterly accounting period or fiscal year, as the case may be. The certificate shall also set forth the Applicable Margin (including, if applicable, the Excess Usage Premium and the Excess Usage

Amount to which such premium relates) for the current Fiscal Quarter. In addition to the certificates required pursuant to this Section 10.11(d), the U.S. Borrower shall also deliver an annual compliance certificate relating to the Governing Senior Note Indenture in the form and at the time such certificate is required to be delivered under the Governing Senior Note Indenture.

(e) Notice of Default or Litigation. Promptly, and in any event within three Business Days after the President, the Chief Executive Officer, any Vice President or any Authorized Financial Officer of any Credit Party obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default and (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against the U.S. Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (y) with respect to any material Indebtedness of the U.S. Borrower or any of its Subsidiaries or (z) with respect to any Credit Document.

(f) Management Letters. Promptly after any Credit Party’s receipt thereof, a copy of any “management letter” received by such Credit Party from its certified public accountants and management’s responses, if any, thereto.

(g) Other Reports and Filings. Promptly, and without duplication of any documents or information delivered pursuant to another clause of this Section 10.11, copies of all financial information, proxy materials and other information and reports, if any, which the U.S. Borrower or any of its Subsidiaries shall file with the SEC (it being understood, however, that with respect to any preliminary filings made with the SEC, the U.S. Borrower need only deliver a written notice describing such filing) and copies of all notices and reports which the U.S. Borrower or any of its Subsidiaries shall deliver to holders of the Senior Notes pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

(h) Environmental Matters. Promptly upon, and in any event within ten Business Days after the President, the Chief Executive Officer, any Vice President or any Authorized Financial Officer of any Credit Party obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent that any such environmental matters, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the U.S. Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries that (a) results in non-compliance by the U.S. Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the U.S. Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the U.S. Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the U.S. Borrower’s or such Subsidiary’s response or proposed response thereto.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to HHRI, the U.S. Borrower and/or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

(j) ERISA. Within 15 Business Days after the U.S. Borrower, any Subsidiary of the U.S. Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any event relating to compliance by the U.S. Borrower or any Subsidiary thereof or any ERISA Affiliate under ERISA has occurred to the extent that such events, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the U.S. Borrower will deliver to the Administrative Agent a certificate of an Authorized Financial Officer of the U.S. Borrower setting forth details as to such occurrence and the action, if any, that the U.S. Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the U.S. Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto. The U.S. Borrower will deliver to the Administrative Agent (with sufficient copies for each Bank) (i) a complete copy of the annual report (Form 5500) of each Single Employer Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed by the U.S. Borrower or any of its Subsidiaries with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of annual reports and any material notices received by the U.S. Borrower, any Subsidiary of the U.S. Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Administrative Agent (with sufficient copies for each Bank) no later than 15 Business Days after the date such report has been filed with the Internal Revenue Service or such notice has been received by the U.S. Borrower, such Subsidiary or such ERISA Affiliate, as applicable.

(k) Designation of Fifty Percent Ventures as Subsidiaries; Designation of Unrestricted Subsidiary. Promptly after the designation of a Fifty Percent Venture as a

Restricted Subsidiary (as such terms are defined in the Governing Senior Note Indenture) under the Governing Senior Note Indenture, notice thereof to the Administrative Agent stating that as a result of such designation such Fifty Percent Venture constitutes a “Subsidiary” pursuant to the definition of such term. The U.S. Borrower shall also notify the Administrative Agent promptly upon the designation of an Unrestricted Subsidiary under the Governing Senior Note Indenture (or any change in any such designation).

(l) Financial Information Regarding the U.S. Borrower and Guarantors. As soon as practicable after request from the Administrative Agent (but not, unless an Event of Default shall have occurred and be continuing, more than twice for each fiscal year) information concerning the combined EBITDA of the Guarantors and the combined revenues, assets and EBITDA of the issuers of pledged securities included in the Collateral.

10.12. Intentionally Omitted.

10.13. Certain Subsidiaries. (a) The U.S. Borrower will ensure that at all times either the U.S. Borrower or a Wholly-Owned Subsidiary of the U.S. Borrower that is a Guarantor is (i) the sole general partner of any Guarantor that is a partnership, or (ii) the sole managing member (or has the sole right to designate members of the Board of Managers) of any Guarantor that is a limited liability company.

(b) Except as set forth on Schedule IV or otherwise permitted pursuant to Section 10.15, the U.S. Borrower will ensure that at all times (i) either the U.S. Borrower or a Wholly-Owned Subsidiary of the U.S. Borrower that is a Guarantor owns 100% of the equity interests in each Look-Through Subsidiary and (ii) the equity interests owned by the U.S. Borrower (directly or indirectly) in each Subsidiary of the U.S. Borrower that is not a Look-Through Subsidiary are owned directly or indirectly by a Look-Through Subsidiary that is a Guarantor.

10.14. Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the U.S. Borrower reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver a legal opinion, in form and substance mutually satisfactory to the Administrative Agent and the U.S. Borrower, with respect to any wholly-owned Foreign Subsidiary that is not a Look-Through Subsidiary which has not already had all of its stock pledged pursuant to the Pledge and Security Agreement, that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, and (ii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to cause (A) the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes or (B) other material adverse Federal income tax consequences to the Credit Parties, then (in each case, subject to any restrictions described in Section 10.15) in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to (and to the extent required by) the Pledge and Security Agreement shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge and Security Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary (to the extent that same is a Wholly-Owned Subsidiary) shall execute and deliver (x) the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the U.S. Borrower under the Credit Documents and (y) the Pledge and Security Agreement (or another pledge agreement in substantially similar form, if needed) securing such Foreign Subsidiary’s obligations under the Subsidiaries Guaranty, in each case to the extent that entering into such Pledge and Security Agreement or Subsidiaries Guaranty is permitted by the laws of the respective foreign jurisdiction and would be required pursuant to Section 10.15, and with all documents delivered pursuant to this Section 10.14 to be in form and substance reasonably satisfactory to the Administrative Agent.

10.15. Additional Guarantors; Release of Guarantors and Collateral. (a) (1) If, at any time after the Effective Date, (x) the U.S. Borrower (directly or indirectly) acquires, establishes or creates any Wholly-Owned Subsidiary that is a Look-Through Subsidiary (or in the circumstances contemplated by Section 10.14, any other Wholly-Owned Foreign Subsidiary), or (y) any Subsidiary of the U.S. Borrower guaranties the obligations of the U.S. Borrower under the Senior Notes or under any other Indebtedness of the U.S. Borrower, such Subsidiary shall be required in accordance with the requirements of Section 10.15(c) (I) to become a Guarantor and (II) to the extent that such Subsidiary is a Wholly-Owned Subsidiary and a Look-Through Subsidiary to become a Pledgor for the purpose of pledging the capital stock or the equity interests of each Subsidiary of such Pledgor that is a Wholly-Owned Subsidiary and Look-Through Subsidiary (subject to the limitations set forth below and in the Pledge and Security Agreement); provided, however, that the requirements of this clause (II) shall not apply to any Subsidiary so long as such Subsidiary does not own equity interests in any other Person that are required under the Credit Documents to be pledged.

(2) Notwithstanding anything to the contrary contained above in this Section 10.15(a) or anything else in this Agreement or in any other Credit Document, (I) no Subsidiary of the U.S. Borrower shall be required to become a Guarantor or Pledgor, (II) in the event that any Subsidiary of the U.S. Borrower is a Guarantor or Pledgor, such Subsidiary may be released from its obligations under the Subsidiaries Guaranty and the Pledge and Security Agreement, as applicable, upon notice by the U.S. Borrower to the Administrative Agent (so long as, in the case of a Subsidiaries Guaranty delivered pursuant to clause (y) of Section 10.15(a)(1), such Subsidiary is simultaneously released from all guaranties of Indebtedness of the U.S. Borrower), and (III) no capital stock or other equity of a Subsidiary of the U.S. Borrower shall be required to be pledged under the Pledge and Security Agreement (or, in the case of clause (v) below, be required to be pledged until accepted by the Administrative Agent) and, to the extent theretofore pledged, may be released from the Pledge and Security Agreement upon notice by the U.S. Borrower to the Collateral Agent, in each case under one or more of the following circumstances:

(i) with respect to clauses (I), (II) and (III) above, such Subsidiary’s only assets consist of $5,000 or less in cash;

(ii) with respect to clauses (I) and (II) above only, such Subsidiary, or the direct or indirect parent company or general partner of such Subsidiary whose only significant asset (in each case) is the equity ownership of such Subsidiary (or the direct or indirect parent company of such Subsidiary), enters into (or is a party to) a material contract pursuant to a transaction otherwise permitted under this Agreement and the terms of which prohibit or restrict such Subsidiary from executing a counterpart of the Subsidiaries Guaranty and/or the Pledge and Security Agreement (and from becoming a guarantor under the Senior Notes or other Indebtedness other than Indebtedness incurred under such material contract);

(iii) with respect to clauses (I), (II) and (III) above, the terms of an applicable Requirement of Law prohibit or restrict such Subsidiary from executing a counterpart of the Subsidiaries Guaranty and/or the Pledge and Security Agreement or prohibits or restricts the capital stock or other equity of such Subsidiary from being pledged under the Pledge and Security Agreement (as opposed to restricting or prohibiting the ability of the Collateral Agent to exercise remedies with respect to such pledge); provided, however, that (x) the U.S. Borrower or the applicable Subsidiary shall have exercised commercially reasonable efforts to provide the pledge and/or guaranty contemplated hereby while complying with such Requirement of Law and (y) the failure to comply with such Requirement of Law would present a risk of material forfeiture or liability for the U.S. Borrower or the applicable Subsidiary or personal liability for any director or officer of the U.S. Borrower or the applicable Subsidiary or the Administrative Agent otherwise determines that compliance with such Requirement of Law is advisable and provided, further, however, that this clause (iii) shall not apply to actions by a Domestic Subsidiary other than the pledge by a Domestic Subsidiary of equity of a Foreign Subsidiary that is restricted by a Requirement of Law other than a Requirement of Law of the United States or any political subdivision thereof;

(iv) with respect to clause (III) above only, such Subsidiary, the U.S. Borrower or any other Subsidiary of the U.S. Borrower, enters into (or is a party to) a material contract pursuant to a transaction otherwise permitted under this Agreement and the terms of which prohibit or restrict the capital stock or other equity of such Subsidiary from being pledged under the Pledge and Security Agreement (as opposed to restricting or prohibiting the ability of the Collateral Agent to exercise remedies with respect to such pledge); or

(v) with respect to any pledge of any interest in a Foreign Subsidiary, the Administrative Agent shall have determined in its sole discretion that the pledge pursuant to the Pledge and Security Agreement may expose any Lender to liability (but only for so long as the Administrative Agent shall have so determined), in which case the U.S. Borrower shall, if requested by the Administrative Agent at any time, promptly (and in any event within 20 Business Days) cause the applicable Pledgor to pledge such interests pursuant to a pledge and security agreement the terms of which (A) would not, in the Administrative Agent’s sole discretion, result in any such liability and (B) are no less favorable to the U.S. Borrower or any of its Subsidiaries as are the terms of the Pledge and Security Agreement.

(b) (1) Each Wholly-Owned Subsidiary of the U.S. Borrower that is a Look-Through Subsidiary that is not a party to the Subsidiaries Guaranty and the Pledge and Security Agreement (or has been released from its obligations under the Subsidiaries Guaranty and/or the Pledge and Security Agreement) because of the restrictions described in Part III of Schedule IV or under the circumstances described in Section 10.15(a), (2) shall be required in accordance with the requirements of Section 10.15(c), following the termination of such restrictions (unless new restrictions are imposed under a material contract entered into pursuant to a transaction otherwise permitted under this Agreement) or acquiring assets (including additional cash) in addition to at least $5,000 in cash (i) to become a Guarantor and (ii) to the extent that such Subsidiary is a Look-Through Subsidiary, to become a Pledgor; provided, however, that the requirements of this clause (ii) shall not apply to any Subsidiary so long as such Subsidiary does not own equity interests in any other Person that are required under this Agreement to be pledged.

(2) The capital stock or other equity of each Subsidiary of the U.S. Borrower that has not been pledged under the Pledge and Security Agreement (or has been released from the Pledge and Security Agreement) because of the restrictions described in Part III of Schedule IV or under the circumstances described in Section 10.15(a)(2) shall be required in accordance with the requirements of Section 10.15(c), following the termination of such restrictions (unless new restrictions are imposed under a material contract entered into pursuant to a transaction otherwise permitted under this Agreement) or such Subsidiary acquiring assets (including additional cash) in addition to at least $5,000 in cash, to be pledged pursuant to (and to the extent required by) the Pledge and Security Agreement.

(c) Each Subsidiary required to become a Guarantor or Pledgor or to pledge additional equity interests pursuant to the preceding Sections 10.15(a) and (b) shall (i) no later than the time of required delivery of the compliance certificate pursuant to Section 10.11(d) relating to the fiscal quarter during which such guaranty or pledge requirements became effective, become a Pledgor, provide a pledge of additional equity interests in or become a Guarantor, as applicable, by executing and delivering counterparts to the Subsidiaries Guaranty or Pledge and Security Agreement, as applicable, (ii) promptly thereafter (or such other time as is specified in Section 15(d) of the Pledge and Security Agreement with respect to delivery of the Partnership/LLC Notice and Pledge Acknowledgment referred to therein) in the case of the execution of any counterpart to the Pledge and Security Agreement or the pledge of any additional equity interests pursuant to Section 10.15(b)(2), cause to be executed and delivered all other relevant documentation necessary or appropriate to perfect the security interest granted by such Pledgor pursuant to the Pledge and Security Agreement, with all such actions to be taken to the reasonable satisfaction of the Administrative Agent, and (iii) unless the Administrative Agent otherwise agrees in writing, deliver, no later than the time of required delivery of the compliance certificate pursuant to Section 10.11(d) relating to the subsequent fiscal quarter (or year end, as applicable) opinions of counsel of the type described in Section 6 as if such Subsidiary were a Credit Party on the Effective Date.

(d) Except as otherwise set forth in this Section 10.15(d), upon the written request to the Administrative Agent, the Collateral consisting of Pledged Securities pledged pursuant to the Pledge and Security Agreement (the “Stock Collateral”) shall be released, and the requirements of Sections 10.14 and 10.15(a), (b) and (c) and the related provisions of the Pledge and Security Agreement shall cease to be in effect to the extent they relate to pledges but shall continue to be effective with respect to guarantees, if all of the following conditions have been satisfied on or prior to the date of release (the “Collateral Release Date”): (i) for the two most recent consecutive fiscal quarters of the U.S. Borrower ending prior to the Collateral Release Date (which may include fiscal quarters ending after December 2004) the Leverage Ratio is less than 6:00:1.00, (ii) no Default or Event of Default shall have occurred on or prior to and be continuing on the Collateral Release Date, (iii) the U.S. Borrower shall have delivered to the Administrative Agent at least 15 Business Days prior to the Collateral Release Date a request to release Pledged Collateral, which request shall (x) specify the proposed Collateral Release Date, (y) if not already provided, provide financial statements pursuant to Section 10.11 for such fiscal quarters, and (z) contain a certification of an Authorized Financial Officer that the conditions to release of Stock Collateral have been satisfied (and providing a computation of the Leverage Ratio demonstrating such compliance), and (iv) all Stock Collateral being released shall also be released as collateral for the U.S. Borrower’s obligations under the Governing Senior Note Indenture; provided, however, that in the event the Leverage Ratio equals or exceeds 6:00 to 1:00 at any time after the Collateral Release Date for a period of two consecutive fiscal quarters (a “Reinstatement Event”), the security interest in all such released Pledged Collateral shall be recreated within 30 days, and the requirements of Sections 10.14 and 10.15(a), (b) and (c) shall thereafter once again be in effect. The Collateral Agent shall promptly execute such documents and take such other actions as the U.S. Borrower may reasonably request to evidence any release of the Stock Collateral pursuant to this Section 10.15(d). Notwithstanding anything to the contrary in this Section 10.15(d), the U.S. Borrower shall have the option to defer the release of the Stock Collateral on the Collateral Release Date while causing the provisions of Sections 10.14 and 10.15(a), (b) and (c) and the related provisions of the Pledge and Security Agreement that require pledges in respect of newly-formed or newly-acquired Subsidiaries to cease to be effective on the Collateral Release Date. The Lenders agree that, by notice dated September 20, 2005, to Deutsche Bank Trust Company Americas, as the administrative agent under the Original Credit Agreement, the conditions set forth in the first sentence of this clause (d) were satisfied prior to the Effective Date with respect to the fiscal quarters of the U.S. Borrower ended March 25, 2005 and June 17, 2005, and the U.S. Borrower invoked the provisions of the prior sentence of this clause (d) with the effect that such provisions shall continue to be in effect until such time as such Reinstatement Event occurs. Not later than 30 days following the occurrence of a Reinstatement Event, all representations and warranties set forth in Section 8.11 and the Pledge and Security Agreement relating to the Pledge and Security Agreement Requirement shall be satisfied.

(e) Notwithstanding the last sentence of Sections 2.01(a) and 2.01(b) or Section 15.01, with respect to Canadian Borrowers that are not Look-Through Subsidiaries, if after the date hereof such Canadian Borrower is no longer party to a material contract that prohibits such Canadian Borrower from providing a joint and several guarantee of the Obligations of each Canadian Borrower under this Agreement, such Canadian Borrower shall enter into and deliver a joint and several guarantee of each Canadian Borrower’s Obligations under this Agreement (but excluding any Obligations arising under the Subsidiaries Guaranty or Pledge and Security Agreement) pursuant to an agreement reasonably satisfactory to the Administrative Agent within 30 days after the termination of such contractual restrictions, together with such legal opinions and certificates as the Administrative Agent may reasonably request.

10.16. End of Fiscal Years; Fiscal Quarters. The U.S. Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 and (ii) each of its, and each of its Subsidiaries’, first three fiscal quarters to end on the last day of the 12th, 24th and 36th week, respectively, of each fiscal year and the fourth fiscal quarter to end on December 31, it being understood that (x) if any Hotel Property owned or leased by a Subsidiary of HHRI is managed or leased by an Approved Lessee or a Facility Manager other than Marriott International or any Wholly-Owned Subsidiary of Marriott International, HHRI and the U.S. Borrower shall cause such Subsidiary’s fiscal years and fiscal quarters to end on dates as close as reasonably practicable to the dates set forth above in this Section 10.16 and (y) HHRI and the U.S. Borrower may elect to change each of its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31.

10.17. Environmental Matters. (a) The U.S. Borrower shall comply and shall cause each of its Subsidiaries and each property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect except for such non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws.

(b) At the written request of the Administrative Agent or the Required Banks, which request shall specify in reasonable detail the basis therefor, at any time and from time to time after (i) the Administrative Agent receives notice under Section 10.11(h) of any event for which notice is required to be delivered for any Real Property or (ii) the U.S. Borrower or any of its Subsidiaries are not in compliance with Section 10.17(a) with respect to any Real Property, the U.S. Borrower will provide, at its sole cost and expense, an environmental site assessment report concerning any such Real Property now or hereafter owned, leased or operated by the U.S. Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property. If the U.S. Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and the U.S. Borrower shall grant and hereby grants, to the Administrative Agent and the Banks and their agents access to such Real Property and specifically grants the Administrative Agent and the Banks an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the U.S. Borrower’s expense.

SECTION 11. Negative Covenants. Each Borrower hereby covenants and agrees (as to itself and each of its Subsidiaries) that from and after the Effective Date and until the Total Revolving Loan Commitment has terminated and the Revolving Loans and Revolving Notes, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

11.01. Liens. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist:

(i) any Lien (other than Permitted Liens, to the extent such Permitted Liens secure Indebtedness) upon or with respect to any property or assets (real or personal, tangible or intangible) of the U.S. Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, if such Lien secures any Indebtedness of the U.S. Borrower or any of its Subsidiaries other than (x) Secured Indebtedness otherwise permitted to be incurred or to exist hereunder, (y) Indebtedness secured by a Lien under the Pledge and Security Agreement or (z) Indebtedness owed to the U.S. Borrower or any of its Subsidiaries; provided, that the foregoing shall not permit any Lien on the Collateral except pursuant to the Pledge and Security Agreement, or

(ii) any Lien upon or with respect to Capital Stock in any Subsidiary of the U.S. Borrower securing Indebtedness of the U.S. Borrower, in the event that the Obligations are no longer secured by Liens under the Pledge and Security Agreement; provided, however, that this Section 11.01(ii) shall not prohibit Liens with respect to the Capital Stock of a Subsidiary that are imposed by a material contract (other than the Senior Note Indenture) entered into by the U.S. Borrower or any Subsidiary pursuant to a transaction otherwise permitted by this Agreement.

11.02. Indebtedness. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, incur or assume:

(i) any Indebtedness if (a) either (I) immediately before giving effect to the incurrence or assumption of such Indebtedness there exists a Default or Event of Default or (II) immediately after giving effect to the incurrence or assumption of such Indebtedness after giving effect to the application of the proceeds thereof, there exists a Default or Event of Default or (b) based on calculations made by the U.S. Borrower on a Pro Forma Basis after giving effect to such incurrence or assumption and as if such incurrence or assumption had occurred on the first day of the respective Calculation Period, a Default or Event of Default will exist in respect of, or would have existed during the Test Period last reported (or required to be reported pursuant to Section 10.11(a) or Section 10.11(b), as the case may be) prior to the date of the respective incurrence or assumption in respect of, the financial covenants contained in Sections 9.01 through 9.03, inclusive; provided that the foregoing provisions of this Section 11.02(i) shall not apply to (x) accrued expenses and current trade accounts payable incurred in the ordinary course of business (to the extent that any such amounts constitute Indebtedness); (y) Indebtedness under Interest Rate Protection Agreements and Other Hedging Agreements entered into with respect to other Indebtedness permitted under this Agreement; and (z) accrued and deferred management fees under any Management Agreement (to the extent that any such amounts constitute Indebtedness); or

(ii) any Contingent Obligations (excluding Contingent Obligations relating to Customary Non-Recourse Exclusions except to the extent a personal recourse claim is made in connection therewith) of the U.S. Borrower in respect of Non-Recourse Indebtedness, if the aggregate amount of such Contingent Obligations that are incurred by the U.S. Borrower in respect of Non-Recourse Indebtedness after the Effective Date and remain outstanding exceeds 3% of the Adjusted Total Assets of the U.S. Borrower.

11.03. Limitation on Certain Restrictions on Subsidiaries. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the U.S. Borrower to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the U.S. Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the U.S. Borrower or any Subsidiary of the U.S. Borrower, (b) make loans or advances to the U.S. Borrower or any Subsidiary of the U.S. Borrower or (c) transfer any of its properties or assets to the U.S. Borrower or any Subsidiary of the U.S. Borrower, except in each case for such encumbrances or restrictions:

(i) which do not materially adversely affect the U.S. Borrower’s ability to repay the Obligations when due and, in the U.S. Borrower’s reasonable estimation, the ability to comply with the Applicable Covenants set forth in Sections 9.01 through 9.03, inclusive, and Section 9.04(b), or

(ii) existing under or by reason of (A) applicable law, (B) this Agreement and the other Credit Documents, (C) the Senior Note Documents or (D) documents or instruments relating to Secured Indebtedness otherwise permitted hereunder; provided that in the case of this clause (D), such restrictions relate solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets.

11.04. Limitation on Issuance of Capital Stock. The U.S. Borrower will not permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or other equity interests or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, unless (a) the same do not materially adversely affect the U.S. Borrower’s ability to repay the Obligations when due or (b) at the time of such issuance, the Financial Condition Test is satisfied.

11.05. Modification and Enforcement of Certain Agreements. (a) At any time that the Leverage Ratio equals or exceeds 6.00:1.00, the U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, alter, amend, modify, rescind, terminate, supplement or waive any of their respective rights under, or fail to comply in all material respects with, any of its material Contractual Obligations (other than the Governing Senior Note Indenture) except any of the foregoing which do not materially adversely affect (i) the U.S. Borrower’s ability to repay the Obligations when due or (ii) in the U.S. Borrower’s reasonable estimation, the ability to comply with the Applicable Covenants set forth in Sections 9.01 through 9.03, inclusive, and Section 9.04(b).

(b) At any time that the Leverage Ratio equals or exceeds 6.00:1.00, the U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, amend or modify, or permit the amendment or modification of, any provision of any Management Agreement or Operating Lease, other than any amendment or modification thereto which would not violate this Agreement and the other Credit Documents and so long as the same do not materially adversely affect (i) the U.S. Borrower’s ability to repay the Obligations when due or (ii) in the U.S. Borrower’s reasonable estimation, the ability to comply with the Applicable Covenants contained in Sections 9.01 through 9.03, inclusive, and Section 9.04(b).

11.06. Limitation on Creation of Subsidiaries. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary unless the same will not materially adversely affect (a) the U.S. Borrower’s ability to repay the Obligations when due or (b) in the U.S. Borrower’s reasonable estimation, the ability to comply with the Applicable Covenants set forth in Sections 9.01 through 9.03, inclusive, and Section 9.04(b); provided that the U.S. Borrower shall comply with its obligations under Section 10.15 and the Pledge and Security Agreement with respect to any such new Subsidiary within the time periods applicable thereto.

11.07. Transactions with Affiliates. Neither the U.S. Borrower nor any of its Restricted Subsidiaries will, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the U.S. Borrower (“Affiliate Transactions”), other than Exempted Affiliate Transactions, except upon fair and reasonable terms no less favorable to the U.S. Borrower or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(i) Except as otherwise required pursuant to the last paragraph of this Section 11.07, transactions approved by a majority of the Board of Directors of HHRI;

(ii) Affiliate Transactions on terms and conditions which do not materially adversely affect (a) the U.S. Borrower’s ability to repay the Obligations when due or (b) in the U.S. Borrower’s reasonable estimation, the ability of the U.S. Borrower to comply with the Applicable Covenants set forth in Sections 9.01 through 9.03, inclusive, and Section 9.04(b);

(iii) the payment of reasonable and customary fees and expenses to members of the Board of Directors of the general partner of the U.S. Borrower who are not employees of the U.S. Borrower;

(iv) any Dividends permitted to be paid under Section 11.11;

(v) loans made and other transactions entered into by the U.S. Borrower and its Restricted Subsidiaries (and not any other Affiliate) to the extent permitted by Section 11; and

(vi) Permitted Sharing Arrangements and payments made pursuant thereto to the extent that such transactions are not otherwise prohibited or restricted pursuant to this Agreement.

Any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and other than any transaction or series of related transactions specified in any of clauses (ii) through (vi) of this Section 11.07, (a) with an aggregate value in excess of $10 million must first be approved pursuant to a resolution approved by a majority of the Board of

Directors (or any authorized committee thereof) of the general partner of the U.S. Borrower who are disinterested in the subject matter of the transaction, and (b) with an aggregate value in excess of $25 million, will require the U.S. Borrower to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to the U.S. Borrower or the applicable Restricted Subsidiary of the U.S. Borrower, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $25 million but not in excess of $50 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to the U.S. Borrower or the applicable Restricted Subsidiary of the U.S. Borrower.

As used herein, the term “Exempted Affiliate Transaction” means (i) employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of the general partner of the U.S. Borrower, (ii) payments of reasonable fees and expenses to the members of the Board of Directors of HHRI, the general partner of the U.S. Borrower or their Subsidiaries, (iii) transactions solely between the U.S. Borrower and any of its Subsidiaries or solely among Subsidiaries of the U.S. Borrower, (iv) Permitted Tax Payments, (v) Procurement Contracts, (vi) Operating Agreements, and (vii) Investments, Dividends and payments in respect of subordinated indebtedness otherwise permitted under Sections 11.10 and 11.11, as applicable.

11.08. Sales of Assets. (a) The U.S. Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless (i) the consideration received by the U.S. Borrower or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of the general partner U.S. Borrower in good faith and (ii) at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of Indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided further that, for purposes of this clause (ii) the amount of (A) any Indebtedness (other than Indebtedness subordinated in right of payment to the Obligations) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold and (B) any securities or other obligations received by the U.S. Borrower, or any such Restricted Subsidiary from such transferee that are immediately converted by the U.S. Borrower or such Restricted Subsidiary into cash (or as to which the U.S. Borrower or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash. The U.S. Borrower shall cause the Net Cash Proceeds from any Asset Sale to be applied in the manner required by Section 5.02(b). All Indebtedness secured by the assets sold in the Asset Sale shall be repaid (or irrevocably defeased) except to the extent such Indebtedness is assumed by the transferee of the related assets or the U.S. Borrower and its Restricted Subsidiaries are released from such Indebtedness. In addition, no Asset Sale shall be permitted if a Default or Event of Default then exists or would result therefrom or, based on calculations made by the U.S. Borrower on a Pro Forma Basis after giving effect to such Asset Sale and as if such Asset Sale had occurred on the first day of the respective Calculation Period, a Default or Event of Default will exist in respect of, or would have existed during the Test Period last reported (or required to be reported pursuant to Section 10.11(a) or 10.11(b), as the case may be) prior to the date of the respective Asset Sale in respect of, the Applicable Covenants contained in Sections 9.01 through 9.03, inclusive.

(b) Notwithstanding, and without complying with, any the provisions of the foregoing paragraph (a) or Section 5.02(b):

(i) the U.S. Borrower and its Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

(ii) the U.S. Borrower and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Section 11.09;

(iii) the U.S. Borrower and its Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the U.S. Borrower or such Restricted Subsidiary, as applicable; and

(iv) the U.S. Borrower and its Restricted Subsidiaries may exchange assets held by the U.S. Borrower or a Restricted Subsidiary of the U.S. Borrower for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that the Board of Directors of the general partner of the U.S. Borrower has determined in good faith that the fair market value of the assets received by the U.S. Borrower or any such Restricted Subsidiary are approximately equal to the fair market value of the assets exchanged by the U.S. Borrower or such Restricted Subsidiary.

(c) No transaction listed in clause (b) of this Section 11.08 shall be deemed to be an Asset Sale under this Agreement.

11.09. Consolidation, Merger, etc. The U.S. Borrower will not, and will not permit any of its Subsidiaries which are Guarantors to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, and the U.S. Borrower will not sell, convey or transfer or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) except that:

(i) any Subsidiary of the U.S. Borrower which is a Guarantor may engage in a merger constituting an asset sale or an asset acquisition otherwise permitted under this Agreement;

(ii) any Subsidiary of the U.S. Borrower (x) that is a Guarantor may be merged with and into the U.S. Borrower or any other Subsidiary of the U.S. Borrower that is a Guarantor (y) or may be merged with and into the U.S. Borrower so long as in the case of any merger involving the U.S. Borrower, the U.S. Borrower is the surviving Person;

(iii) Subsidiaries of the U.S. Borrower which are Guarantors may consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the U.S. Borrower or another Guarantor), so long as (x) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Subsidiaries Guaranty and otherwise complies with the applicable requirements of Section 10.15; provided, however, that for the purpose of this clause (x), the requirements of Section 10.15(c)(i) and (ii) shall have been satisfied upon the consummation of such consolidation or merger without regard to any additional time otherwise permitted under Section 10.15(c); and (y) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing; and

(iv) Subsidiaries of the U.S. Borrower which are not Guarantors, are otherwise permitted to be dissolved pursuant to Section 10.05, or have no material assets or material liabilities may be dissolved and liquidated.

11.10. Acquisitions; Investments. (a) At any time that the Leverage Ratio equals or exceeds 6.00:1:00, the U.S. Borrower will not, and will not permit its Subsidiaries to:

(i) acquire ownership of Hotel Properties or other real estate or other assets constituting Related Businesses (or all or a portion of the Capital Stock of a Person owning such real estate or Related Businesses (including (in either case) by way of merger)) if, at the time of such acquisition, the Financial Condition Test is not satisfied;

(ii) acquire ownership of non-real estate assets (other than Permitted Investments or inventory, materials, equipment and other personal property used in the ordinary course of business) (or all or a portion of the Capital Stock of a Person owning primarily such non-real estate assets (including by way of merger or Investment)) if (A) at the time of such acquisition, the Financial Condition Test is not satisfied or (B) after giving effect to such acquisition, the aggregate amount of all such non-real estate assets acquired in the then current fiscal year of the U.S. Borrower pursuant to this Section 11.10(a)(ii) would exceed 1% of the Adjusted Total Assets, determined at the time such acquisition is made (with any unused Roll Forward Amount from one fiscal year increasing the amount available in subsequent fiscal years); provided that the amount of acquisitions made pursuant to this Section 11.10(a)(ii) shall be calculated net of reductions of such investments resulting from repayments, dividends or other distributions to the U.S. Borrower or any Guarantor from such investments;

(iii) in the case of the U.S. Borrower or any Guarantor, subject to the last paragraph of this Section 11.10(a), make any Investment in a Person that, prior to the consummation of such Investment, is a Subsidiary of the U.S. Borrower that is not a Guarantor if (A), the aggregate amount of all Investments made in the then current fiscal year of the U.S. Borrower pursuant to this Section 11.10(a)(iii) would exceed 2% of the Adjusted Total Assets, determined at the time such Investment is made (with any unused

Roll Forward Amount from one fiscal year increasing the amount available in subsequent fiscal years) or (B) at the time of such Investment, the Financial Condition Test is not satisfied; provided that the amount of Investments made pursuant to this Section 11.10(a)(iii) shall be calculated net of (x) any payments by Subsidiaries (other than Guarantors) of obligations owed to the U.S. Borrower or Guarantors, (y) amounts invested in Subsidiaries (other than Guarantors) to provide minimum capital to maintain the existence of Taxable REIT Subsidiaries and (z) distributions from Subsidiaries (other than Guarantors) to the U.S. Borrower or Guarantors); and provided, further that the foregoing shall not prevent the U.S. Borrower or any Guarantor from making Investments, directly or indirectly, in Subsidiaries that are Approved Lessees to the extent necessary, in the reasonable judgment of the U.S. Borrower, to maintain HHRI’s status as a real estate investment trust under the Code; and

(iv) subject to the last paragraph of this Section 11.10(a), make any Investment in a Person that, prior to the consummation of such Investment, is not a Subsidiary if (A), the aggregate amount of all Investments made in the then current fiscal year of the U.S. Borrower pursuant to this Section 11.10(a)(iv) would exceed 2% of the Adjusted Total Assets, determined at the time such Investment is made (with any unused Roll Forward Amount from one fiscal year increasing the amount available in subsequent fiscal years) or (B) at the time of such Investment, the Financial Condition Test is not satisfied, provided that the amount of Investments made pursuant to this Section 11.10(a)(iv) shall be calculated net of (x) any payments by any such non-Subsidiary of obligations owed to the U.S. Borrower or Guarantors, and (y) distributions from any such non-Subsidiary to the U.S. Borrower or Guarantors.

Notwithstanding anything to the contrary in this Section 11.10(a), for the purposes of determining whether an Investment complies with the requirements of this Section 11.10(a), (A) compliance shall be tested as of the date that the U.S. Borrower or any Subsidiary of the U.S. Borrower enters into a binding contractual commitment relating to such Investment, (B) an Investment that takes place in a series of related transactions contemplated by definitive agreements relating to such Investment (such as an Investment in a form similar to a reverse like-kind exchange transaction as contemplated by Rev. Proc. 2000-37, 2000-2 C.B. 308) will be permitted pursuant to this Section 11.10(a) so long as the completion of such series of related transactions (as opposed to the completion of any individual component) would result in an Investment permitted under this Section 11.10(a), and (C) an Investment otherwise permitted by Section 11.10(a)(i) or (a)(ii) shall not be subject to the requirements of Sections 11.10(a)(iii) and (a)(iv) if:

(I) such Investment is in a Person that, following the consummation of such Investment, (x) is a Guarantor or becomes a Guarantor in accordance with the requirements of Section 10.15, or (y) is not a Guarantor or does not become a Guarantor as described in the preceding clause (x) solely by virtue of the provisions of Section 10.15(a);

(II) such Investment is a Permitted Investment; or

(III) such Investment is in a Person that is not a Subsidiary, but only to the extent that the consideration paid to acquire such Investment consists of the equity interests in another Person that is not a Subsidiary.

Acquisitions and Investments made during a period when the Leverage Ratio is less than 6.00:1.00 shall, in the event that the Leverage Ratio subsequently exceeds 6.00:1.00, be counted against the baskets provided for in this Section 11.10(a) (as applicable) for purposes of determining basket availability only.

(b) At any time that the Leverage Ratio is less than 6.00:1.00, the U.S. Borrower and the Guarantors shall be permitted to make the Investments and acquisitions described in Section 11.10(a) so long as (i) such Investments and acquisitions do not, directly or indirectly, constitute a Restricted Payment that is prohibited under the Governing Senior Note Indenture and (ii) at the time of such Investments or acquisitions, the Financial Condition Test is satisfied.

11.11. Dividends. (a) At any time that the Leverage Ratio equals or exceeds 6.00:1.00, the U.S. Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the U.S. Borrower or any of its Subsidiaries, except that:

(i) any Subsidiary of the U.S. Borrower may pay cash Dividends to the U.S. Borrower or to a Wholly-Owned Subsidiary of the U.S. Borrower;

(ii) any non-Wholly-Owned Subsidiary of the U.S. Borrower may pay cash Dividends to its shareholders, members or partners generally so long as the U.S. Borrower or its respective Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary); provided, however, that this Section 11.11 shall not limit the redemption or repurchase of equity interests of a shareholder, member or partner of any non-Wholly-Owned Subsidiary of the U.S. Borrower if such redemption or repurchase is permitted pursuant to Section 11.10.

(iii) so long as (x) no Specified Default or Event of Default then exists or would exist immediately after giving effect thereto and (y) HHRI qualifies, or has taken all other actions necessary to qualify, as a “real estate investment trust” under the Code during any fiscal year of HHRI, the U.S. Borrower may pay quarterly cash Dividends (which may be based on estimates) to HHRI and all other holders of OP Units generally when and to the extent necessary for HHRI to distribute, and HHRI may so distribute, cash Dividends to its shareholders generally in an aggregate amount not to exceed the greater of (I) the greatest of (A) 100% of Cash Available for Distribution for such fiscal year, (B) 100% of Taxable Income and (C) the minimum amount necessary for HHRI to maintain its tax status as a real estate investment trust and to satisfy the distributions required to be made by Notice 88-19 under the Code (or Treasury regulations issued pursuant thereto) by reason of HHRI making the election provided for therein and (II) at any time when, based upon the financial statements delivered pursuant to Section 10.11(a) or (b) and the U.S. Borrower’s estimation of the results of the current fiscal quarter, the Consolidated Interest Coverage Ratio is greater than 2.00:1:00, 85% of the Adjusted Funds From Operations for the current fiscal year;

(iv) so long as no Specified Default or Event of Default then exists or would result therefrom, the U.S. Borrower may pay cash Dividends to HHRI so long as the proceeds therefrom are promptly used by HHRI to pay (x) any Permitted Tax Payments at the time and to the extent actually due and payable (but without duplication of any tax payments permitted to be made pursuant to Section 11.11(a)(iii) above to satisfy the distribution required to be made by Notice 88-19 under the Code (or Treasury regulations issued pursuant thereto)) and (y) any general corporate and other overhead expenses and liabilities incurred by it to the extent not otherwise prohibited by this Agreement;

(v) so long as no Specified Default or Event of Default then exists or would result therefrom, the U.S. Borrower may pay cash Dividends to HHRI in an aggregate amount not to exceed $10,000,000 for the Revolving Credit Period; and

(vi) the U.S. Borrower may pay cash Dividends to HHRI so long as HHRI promptly thereafter uses the proceeds of such Dividends to repurchase shares of its capital stock, and the Borrower may repurchase OP Units, in each case so long as (i) no Specified Default or Event of Default then exits or would result therefrom, (ii) the aggregate amount of all repurchases and redemptions made pursuant to this Section 11.11(a)(vi) in any fiscal year of HHRI does not exceed an amount equal to 1% of Adjusted Total Assets determined at the time of declaration of the Dividend (with any unused Roll Forward Amount from one fiscal year increasing the amount available to be paid as a Dividend under this Section 11.11(a)(vi) in subsequent fiscal years).

Dividends paid during a period when the Leverage Ratio is less than 6.00:1.00 shall, in the event that the Leverage Ratio subsequently exceeds 6.00:1.00, be counted against the baskets provided for in this Section 11.11(a) (as applicable) for purposes of determining basket availability only.

(b) At any time that the Leverage Ratio is less than 6.00:1.00, the U.S. Borrower and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, authorize, declare, or pay any Dividends that would constitute a Restricted Payment that is prohibited under the Governing Senior Note Indenture.

11.12. Capital Expenditures. (a) At any time when the Leverage Ratio equals or exceeds 6.00:1:00, the U.S. Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures except:

(i) the U.S. Borrower and its Subsidiaries may make acquisitions of Hotel Properties and/or other assets in accordance with the requirements of Sections 11.09 and 11.10, in each case to the extent that same constitute Capital Expenditures;

(ii) in addition to Capital Expenditures permitted by the other clauses of this Section 11.12(a), the U.S. Borrower and its Subsidiaries may make Maintenance

Capital Expenditures with respect to their Hotel Properties and other real estate so long as (x) the aggregate amount of all such Capital Expenditures in any fiscal year of the U.S. Borrower does not exceed an amount equal to 8% of the Gross Revenues (determined at the time such Capital Expenditure is made) from all such Hotel Properties and other real estate for such fiscal year plus any amounts then being held on deposit for such Capital Expenditures for Hotel Properties or real estate, as the case may be, to the extent deposited in a prior fiscal year, and (y) all such Capital Expenditures are made in accordance with the terms of the respective Management Agreement for such Hotel Properties or real estate, as the case may be;

(iii) in addition to Capital Expenditures permitted by the other clauses of this Section 11.12(a), the U.S. Borrower and its Subsidiaries may make payments in respect of Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are otherwise permitted under Section 11.02; and

(iv) in addition to the Capital Expenditures permitted by the other clauses of this Section 11.12(a), the U.S. Borrower and its Subsidiaries may make additional Capital Expenditures:

(1) for the purpose of expanding or constructing Improvements with respect to Hotel Properties; provided that such Capital Expenditures in any fiscal year shall not exceed 2.0% of Adjusted Total Assets determined at the time the Capital Expenditure is made, with the unused Roll Forward Amount from one fiscal year increasing the amount available in subsequent fiscal years (excluding any Capital Expenditures made during or after the fiscal year ending December 31, 2004 for (A) the Newport Beach Marriott of up to $40 million in the aggregate, (B) the Orlando World Center Marriott of up to $60 million in the aggregate, (C) the Atlanta Marriott Marquis of up to $40 million in the aggregate and (D) the Amelia Island Ritz-Carlton of up to $11 million in the aggregate, each of which shall be permitted without being subject to the limitations of this clause (1)), and

(2) for the purpose of constructing new Hotel Properties, provided that the aggregate amount of such Capital Expenditures in any fiscal year shall not exceed 2.0% of Adjusted Total Assets determined at the time the Capital Expenditure is made, with the unused Roll Forward Amount from one fiscal year increasing the amount available in subsequent fiscal years.

Capital Expenditures made during a period when the Leverage Ratio is less than 6.00:1.00 shall, in the event that the Leverage Ratio subsequently exceeds 6.00:1.00, be counted against the baskets provided for in this Section 11.12(a) (as applicable) for purposes of determining basket availability only.

(b) The restrictions set forth in Section 11.12(a) shall not apply when the Leverage Ratio is less than 6.00:1.00.

11.13. Limitation on Payments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Organizational Documents; etc. The U.S. Borrower will not, and will not permit any of its Subsidiaries to:

(i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, including, in each case without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due, the Senior Notes, any other pari passu debt, any Non-Recourse Indebtedness, any subordinated debt or any Limited Partner Notes other than any payment, prepayment, redemption or acquisition for value pursuant to this Section 11.13(i) which does not violate the provisions of Section 11.11(a)(vi) or materially adversely affect (a) the U.S. Borrower’s ability to repay the Obligations when due or (b) in the U.S. Borrower’s reasonable estimation, the ability to comply with the Applicable Covenants contained in Sections 9.01 through 9.03, inclusive, and Section 9.04(b); provided, that the provisions of this clause (i) shall not apply if at the time of taking the action otherwise prohibited by this clause (i) the Leverage Ratio is less than 6.00:1:00,

(ii) amend or modify, or permit the amendment or modification of the Limited Partner Notes, any Non-Recourse Indebtedness, any subordinated debt, the Senior Notes or any other pari passu debt or any agreement (including, without limitation, any purchase agreement, indenture or loan agreement) related thereto, other than any amendment or modification thereto which would not violate this Agreement and so long as the same do not materially adversely affect (a) the U.S. Borrower’s ability to repay the Obligations when due or (b) in the U.S. Borrower’s reasonable estimation, the ability to comply with the Applicable Covenants contained in Sections 9.01 through 9.03, inclusive, and Section 9.04(b); provided, that the provisions of this clause (ii) shall not apply if at the time of taking the action otherwise prohibited by this clause (ii) the Leverage Ratio is less than 6.00:1:00, or

(iii) amend, modify or change its designation of trust, certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation), by-laws, certificate of partnership, partnership agreement or any equivalent organizational document, or any agreement entered into by it, with respect to its capital stock or other equity interests, or enter into any new agreement with respect to its capital stock or other equity interests, other than any amendments, modifications or changes pursuant to this Section 11.13(iii) or any such new agreements, in each case, which do not materially adversely affect (a) the U.S. Borrower’s ability to repay the Obligations when due or (b) in the U.S. Borrower’s reasonable estimation, the ability to comply with the Applicable Covenants contained in Sections 9.01 through 9.03, inclusive, and Section 9.04(b).

Notwithstanding the foregoing, the U.S. Borrower may not take any of the foregoing actions with respect to any subordinated debt if (I) a Default or Event of Default of the type specified in Section 12.01 exists in the payment of principal of or interest on the Revolving Loans or would result therefrom, (II) such action with respect to subordinated debt would violate the subordination provisions contained therein or (III) such action with respect to subordinated debt would constitute a Restricted Payment that is prohibited under the Governing Senior Note Indenture.

11.14. Business. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than (i) the businesses in which the U.S. Borrower and its Subsidiaries are engaged on the Effective Date including the acquisition, ownership, leasing, operation, and sale of Hotel Properties and other real estate consistent with the quality of the U.S. Borrower’s and its Subsidiaries’ existing portfolio of Hotel Properties and the acquisition and conduct of Related Businesses, and (ii) non-real estate related businesses that the U.S. Borrower and its Subsidiaries may acquire or in which they may make Investments after the Effective Date to the extent permitted pursuant to Section 11.10(a)(ii) or Section 11.10(b).

11.15. Violation of Specified Indenture Covenants. The U.S. Borrower will not, and will not permit any of its Restricted Subsidiaries to, take any action that would result in a violation of Section 4.11, 4.12 or Section 4.13 of the Governing Senior Note Indenture.

SECTION 12. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

12.01. Payments. Any Borrower shall (i) default in the payment when due of any principal of any Revolving Loan or any Revolving Note or the Face Amount of any Bankers’ Acceptance, (ii) default in the payment when due of any Unpaid Drawing and such default shall continue unremedied for two or more Business Days after notice of such Unpaid Drawing to the U.S. Borrower has been given, or (iii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on any Revolving Loan, Revolving Note or Unpaid Drawing, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

12.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made or delivered; or

12.03. Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9, 10.11(e)(i), or 11 (it being agreed that the Credit Parties are not required to comply with the Financial Covenants when there is no Revolving Credit Exposure), or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than as provided in Section 12.01), the Subsidiaries Guaranty or the Pledge and Security Agreement and such default shall continue unremedied for a period of 30 days after written notice to the U.S. Borrower by the Administrative Agent or the Required Lenders; or

12.04. Default Under Other Agreements. (i) HHRI or any of its Subsidiaries shall default in any payment of all or any portion of Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) any Indebtedness (other than the Obligations) of HHRI or any of its

Subsidiaries shall be declared to be due and payable, or required to be prepaid, as a result of a default or other similar event that would customarily constitute a default prior to the stated maturity thereof or (iii) an Event of Default under Section 6.1(d) of the Senior Note Indenture, provided that it shall not be a Default or an Event of Default under clause (i) or (ii) of this Section 12.04 unless the Indebtedness described in such clauses (i) and (ii) is (1) Non-Recourse Indebtedness in an aggregate principal amount in excess of 1% of the Adjusted Total Assets (measured as of the date of determination) or (2) other Indebtedness in aggregate principal amount in excess of $50,000,000 (or the Dollar Equivalent thereof);

12.05. Bankruptcy, etc. HHRI or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against HHRI or any of its Subsidiaries and the petition is consented to or acquiesced in by HHRI or any of its Subsidiaries, is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of HHRI or any of its Subsidiaries or HHRI or any of its Subsidiaries commences any other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to HHRI or any of its Subsidiaries, or there is commenced against HHRI or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or HHRI or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered and is not vacated or stayed within 60 days; or HHRI or any of its Subsidiaries suffers any appointment of any custodian, receiver, receiver and manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or HHRI or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any partnership and/or corporate action is taken by HHRI or any of its Subsidiaries for the purpose of effecting any of the foregoing (it being understood that the provisions of this Section 12.05 shall not apply to any Subsidiary of the U.S. Borrower who is a borrower (a) under Non-Recourse Indebtedness in aggregate principal amount of less than or equal to 1% of the Adjusted Total Assets or (b) under other Indebtedness equal to or less than $50,000,000 (or the Dollar Equivalent thereof) but the provisions of this Section 12.05 shall apply to each Significant Subsidiary and, at any time a Canadian Revolving Loan Borrower has any outstanding Canadian Revolving Loans, such Canadian Revolving Loan Borrower); or

12.06. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64., .65, .66, .67 or .68 or PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an

Unfunded Current Liability, a contribution required to be made by the U.S. Borrower, any Subsidiary of the U.S. Borrower or any ERISA Affiliate to a Plan or a Foreign Pension Plan has not been timely made, the U.S. Borrower or any of its Subsidiaries or ERISA Affiliates has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the U.S. Borrower or any of its Subsidiaries or ERISA Affiliates has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, in the reasonable opinion of the Required Banks, will have a Material Adverse Effect; or

12.07. Pledge and Security Agreement. At any time after the execution and delivery thereof, the Pledge and Security Agreement shall, unless otherwise permitted in this Agreement, cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Pledge and Security Agreement Collateral), in favor of the Collateral Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third Persons, and subject to no other Liens; or

12.08. Guaranty. The Subsidiaries Guaranty (or the Guaranty of the U.S. Borrower contained in this Agreement) shall, unless otherwise permitted in this Agreement, cease to be in full force or effect (other than in accordance with its terms) as to any Guarantor, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty; or

12.09. Judgments. One or more judgments or decrees shall be entered against HHRI or any of its Subsidiaries involving in the aggregate for HHRI and its Subsidiaries a liability (not paid or not fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments equals or exceeds 0.5% of Adjusted Total Assets; or

12.10. Change of Control. A Change of Control shall occur; or

12.11. REIT Status; Cash Proceeds Retained by HHRI. HHRI shall for any reason whether or not within the control of the U.S. Borrower (a) cease, for any reason, to be a real estate investment trust under Sections 856 through 860 of the Code, (b) following its receipt of any cash proceeds from any Asset Sale, incurrence of Indebtedness, insurance claim or condemnation award, sale or issuance of its equity, cash capital contributions or cash dividends received from the U.S. Borrower or a Permitted REIT Subsidiary, fail to (i) apply such cash proceeds to make a distribution to its shareholders, to pay its general corporate overhead expenses and other liabilities or to make an Investment in a Permitted REIT Subsidiary or (ii) to the extent not applied pursuant to the immediately preceding clause (i), contribute such cash proceeds as an equity contribution to the capital of the U.S. Borrower within 15 days thereafter; or (c) directly or indirectly (other than through the U.S. Borrower or its Subsidiaries) engage in any business activities, have significant assets or liabilities or undertake any activities of the type governed by Sections 11.01, 11.02, 11.10 and 11.12 except to the extent consistent, in the good faith judgment of the U.S. Borrower, with such activities on the Effective Date.

12.12. General Partner Status. HHRI shall cease at any time to be the sole general partner of the Borrower.

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the U.S. Borrower, take any or all of the following actions (provided that, if an Event of Default specified in Section 12.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iv) and (vii) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Loan Commitment (including the Total Maximum Canadian Dollar Revolving Loan Sub-Commitment and all other Commitments) terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately, Total Revolving Loan Commitment shall immediately be reduced to zero and any Commitment Commission and any Canadian Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of, the Face Amount of and any accrued interest in respect of all Revolving Loans and the Revolving Notes and all Obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the relevant Borrowers to pay (and the relevant Borrowers agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 12.05 with respect to any Borrower, they will pay) to the Collateral Agent at the appropriate Payment Office such additional amount of cash, to be held as security by the Collateral Agent for the respective Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding, as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding for the account of such Borrower and which may be applied by the Administrative Agent to the repayment of Obligations in respect of Letters of Credit and which may not be withdrawn by the U.S. Borrower or any of its Subsidiaries so long as the Letter of Credit to which such cash collateral is attributable remains outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) apply any cash collateral held pursuant to Section 5.02 to the repayment of the Obligations; and (vii) direct the appropriate Alternative Currency Revolving Loan Borrowers to pay (and each Alternative Revolving Loan Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 12.05 with respect to any Borrower, it will pay) to the Administrative Agent (without duplication) all amounts required to be paid pursuant to clause (j) of Schedule III.

SECTION 13. The Agents.

13.01. Appointment. The Lenders hereby designate DB as the Administrative Agent and as Collateral Agent to act as specified herein and in the other Credit Documents. The Lenders hereby designate (x) Bank of America, N.A. as Syndication Agent and (z) each of Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents, in each case to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Revolving Note by the acceptance of such Revolving Note shall be deemed irrevocably to authorize, any Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

13.02. Nature of Duties. (a) No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. No Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Revolving Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose on any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Arrangers, Bank of America, N.A. as Syndication Agent and each of Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents, are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger, the Syndication Agent and the Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as, and to the extent, provided for under Sections 13.06 and 14.01. Without limitation of the foregoing, none of the Arrangers, the Syndication Agent or the Co-Documentation Agents shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person

13.03. Lack of Reliance on the Agents. Independently and without reliance upon any Agent (for purposes of this Section 13.03, the term “Agent” shall include all officers, directors, agents, employees and affiliates of the respective Agent), each Lender and the holder of each Revolving Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with the making and the continuance of the Revolving Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Revolving Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Revolving Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of any Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of any Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

13.04. Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender and no holder of any Revolving Note shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders, or if required by Section 14.11, all of the Lenders.

13.05. Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

13.06. Indemnification. To the extent any Agent is not reimbursed and indemnified by the Credit Parties, the Lenders will reimburse and indemnify such Agent, its affiliates, and their respective officers, directors, agents and employees, pro rata based on their respective voting rights determined in the definition of “Required Lenders” (for this purpose, determined as if there were no Defaulting Lenders at such time), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.07. Each Agent in its Individual Capacity. With respect to its obligation to make Revolving Loans, or issue or participate in Letters of Credit, under this Agreement, each Person serving as an Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Revolving Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each Person serving as an Agent in its individual capacity. Each Person serving as an Agent may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

13.08. Holders. The Administrative Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Revolving Note or of any Revolving Note or Revolving Notes issued in exchange therefor.

13.09. Removal of or Resignation by the Agents. (a) Any Agent (including, without limitation, the Administrative Agent and the Collateral Agent) may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 days’ prior written notice to the Lenders and the Borrowers. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below; provided that the resignation by the Collateral Agent shall only be effective upon the appointment of a successor Collateral Agent.

(b) Upon any notice of resignation by, or the removal of, any Agent, the Required Lenders shall appoint a successor Agent hereunder who shall be a commercial bank or trust company reasonably acceptable to the U.S. Borrower.

(c) If a successor Agent shall not have been so appointed within such 30 day period, the resigning Agent, with the consent of the U.S. Borrower (which consent shall not be unreasonably withheld or delayed), shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

(d) If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 35th day after the date such notice of resignation was given by the resigning Agent, the resigning Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

(e) In addition, the Required Lenders shall have the right to remove the Administrative Agent and appoint a successor Administrative Agent who shall be a commercial bank or trust company reasonably acceptable to the U.S. Borrower in the event that the Administrative Agent has been grossly negligent or has willfully misconducted itself in performing its functions and duties under this Agreement or any other Credit Document (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 14. Miscellaneous.

14.01. Payment of Expenses, etc. The U.S. Borrower agrees that it shall: (i) whether or not the transactions contemplated herein are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of insurance independent consultants and counsel retained by the Administrative Agent, including Willkie Farr & Gallagher LLP, Stikeman Elliott and Stewart McKelvey Stirling Scales) in connection with the preparation, execution, delivery and performance of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and, upon the occurrence and during the continuance of an Event of Default, the reasonable costs and expenses of each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and, following an Event of Default, for each of the Lenders) (it being understood that the provisions of this clause (i) does not include the normal administrative charges of the Administrative Agent in administering the Revolving Loans (which amounts are included in a separate letter with the Administrative Agent)); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, affiliates and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use or proposed use of the proceeds of any Revolving Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the U.S. Borrower or any of its Subsidiaries, the Release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned, leased or operated by the U.S. Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the U.S. Borrower, any of its Subsidiaries or any Real Property owned, leased or at any time operated by the U.S. Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the U.S. Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. Notwithstanding any provision of this Agreement to the contrary, no Lender shall have any liability to the Credit Parties for any punitive damages.

14.02. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Borrower, at the U.S. Borrower’s address specified opposite its signature below; if to any Lender, at its address specified opposite its name on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrowers shall not be effective until received by the Administrative Agent or the U.S. Borrower, as the case may be (or when the addressee refuses to accept delivery).

14.03. Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no Borrower may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders (and any attempted such assignment without such consent shall be null and void) and, provided further, that, although any Lender may grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder and the participant shall not constitute a “Lender” hereunder and no Lender may transfer or assign any portion of its Commitments hereunder except as provided in Section 14.03(b) and 14.03(d), provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Revolving Loan or Revolving Note in which such participant is participating, or reduce the rate or extend the time of payment of interest thereon or Fees (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to

Section 14.06(a) shall not constitute a reduction in any rate of interest or Fees for purposes of this clause (i), so long as the primary purpose of the respective amendments or modifications to the financial definitions or to Section 14.06(a) was not to reduce the interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower or any other Credit Party of any of its rights and obligations under this Agreement or any other Credit Document or (iii) release all or substantially all of the Pledge and Security Agreement Collateral under the Pledge and Security Agreement (except as expressly provided in the Credit Documents) supporting the Revolving Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) to (i) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or to one or more Lenders or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor, (y) assign all or a portion of the assigning Lender’s Revolving Loan Commitment (and related outstanding Obligations thereunder) to an Eligible Transferee, and, in the case of a partial assignment of such Revolving Loan Commitment, such assignment shall be in a minimum amount of $5,000,000 or such lesser amount as is acceptable to the Administrative Agent (and the assignor shall maintain a minimum amount of $5,000,000 for its own account unless the assignor shall assign its entire interest), and all assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, or (z) if such Lender is a Canadian Lender, assign all or a portion of such Canadian Lender’s Maximum Canadian Dollar Revolving Loan Sub-Commitment and related Canadian Dollar Revolving Loan Sub-Commitment (and related outstanding Obligations thereunder) to an Eligible Transferee, and, in the case of a partial assignment of such Maximum Canadian Dollar Revolving Loan Sub-Commitment, such assignment shall be in a minimum amount of $5,000,000 or such lesser amount as is acceptable to the Administrative Agent (and the assignor shall maintain a minimum amount of $5,000,000 for its own account unless the assignor shall assign its entire interest), and all assignees shall become a party to this Agreement as a Canadian Lender by execution of an Assignment and Assumption Agreement, provided that (i) the assignment by any Lender shall include a pro rata assignment of its (or its Affiliate’s) Alternate Currency Revolving Loan Sub-Commitments, (ii) the consent of the U.S. Borrower (which may not be unreasonably withheld) shall be required for any assignment pursuant to clause (y) above, provided that such consent shall not be required if an Event of Default shall have occurred and be continuing, (iii) any assignment of all or any portion of the Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment

has terminated, any assignment of Obligations originally extended pursuant to the Revolving Loan Commitments) shall be made on a basis such that the respective assignee participates in Revolving Loans, and in Letter of Credit Outstandings, in accordance with the Revolving Loan Commitment (and Sub-Commitments described above) so assigned (or if the Revolving Loan Commitment has terminated, on the same basis as participated in by the Lenders with Revolving Loan Commitments (and Sub-Commitments described above) prior to the termination thereof), (iv) at such time Schedule I-A or Schedule I-B, as the case may be, shall be deemed modified to reflect the Revolving Loan Commitments and the Sub-Commitments of such new Lender and of the existing Lenders, as applicable, (v) upon surrender of the old Revolving Notes, if any, new Revolving Notes will be issued to such new Lender and to the assigning Lender (to the extent requested by such Lenders), such new Revolving Notes to be in conformity with the requirements of Section 2.06 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and Sub-Commitments, as applicable, (vi) the consent of the Administrative Agent and, if the Person serving as the Administrative Agent is not a Canadian Lender, any Canadian Lender whose Maximum Canadian Dollar Revolving Loan Sub-Commitment is not exceeded by any other Canadian Lender shall be required in connection with any such assignment pursuant to clause (y) or clause (z) above (which consents shall not be unreasonably withheld), (vii) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (viii) with respect to clause (z) only, such Eligible Transferee shall be a resident in Canada for the purpose of the Income Tax Act (Canada) or an authorized foreign bank which at all times holds all of its interest in any Canadian Obligations in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada), or otherwise able to establish to the satisfaction of the Canadian Revolving Loan Borrowers and the Administrative Agent based on applicable law in effect at the time of such assignment that such Eligible Transferee is not subject to deduction or withholding of Canadian Taxes with respect to any payments to such Eligible Transferee of interest, fees, commissions, or any other amount payable by any Canadian Revolving Loan Borrower under the Credit Documents, and (x) with respect to clause (z) only, no such assignment shall be permitted unless, upon the effectiveness of such assignment, the Revolving Loan Commitment of such Eligible Transferee or its Affiliate equals or exceeds the Maximum Canadian Dollar Revolving Loan Sub-Commitment of such Eligible Transferee, and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15. The Administrative Agent will promptly give the Borrower notice of any assignment to an Eligible Transferee although the failure to give any such notice shall not affect such assignment or result in any liability by the Administrative Agent. To the extent of any assignment pursuant to this Section 14.03(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitment or Sub-Commitment, as the case may be. At the time of each assignment pursuant to this Section 14.03(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 5.04(b)(ii)Certificate) described in Section 5.04(b). To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitments and related outstanding Obligations or this Section 14.03(b) would, at the time of such assignment, result in increased costs or Taxes under Section 2.11, 2.12 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay or reimburse such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Revolving Loans and Revolving Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Revolving Loans and Revolving Notes to its trustee in support of its obligations to its trustee. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) So long as no Event of Default has occurred and is continuing, no RL Lender that at the applicable time has, or that has an Affiliate that has, a Maximum Canadian Dollar Revolving Loan Sub-Commitment may assign all or any portion of its Revolving Loan Commitment unless the assignment includes an assignment of all or the applicable portion of both the Maximum Canadian Dollar Revolving Loan Sub-Commitment and the Canadian Dollar Revolving Loan Sub-Commitment of such Revolving Loan Commitment to the applicable Eligible Transferee or an Affiliate of such Eligible Transferee (the “Assignee Canadian Lender”) and the Assignee Canadian Lender is a resident in Canada for the purpose of the Income Tax Act (Canada) or an authorized foreign bank which at all times holds all of its interest in any Canadian Obligations in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada), or is otherwise able to establish to the satisfaction of the Canadian Revolving Loan Borrowers and the Administrative Agent based on applicable law in effect at the time of such assignment that such Assignee Canadian Lender is not subject to deduction or withholding of Canadian Taxes with respect to any payments to such Assignee Canadian Lender of interest, fees, commissions, or any other amount payable by any Canadian Revolving Loan Borrower under the Credit Documents. Notwithstanding the foregoing provisions of this Section 14.03(d), an RL Lender that at the applicable time has, or that has an Affiliate that has, a Maximum Canadian Dollar Revolving Loan Sub-Commitment may assign such portion, if any, of its Revolving Loan Commitment in excess of the Maximum Canadian Dollar Revolving Loan Sub-Commitment, subject to the requirements of Section 14.03(b).

14.04. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Revolving Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Revolving Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Revolving Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Revolving Note to any other or further action in any circumstances without notice or demand.

14.05. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise (except pursuant to Section 2.14 or 14.03)), which is applicable to the payment of the principal of, or interest on, the Revolving Loans or Commitment Commission or Canadian Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due such Lender bears to the total of such Obligation then owed and due all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.05(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

14.06. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the U.S. Borrower to the Lenders).

(b) Except as otherwise specified in Section 11, for purposes of computations of baskets included in Section 11 (including any Roll Forward Amount), actions during the fiscal year ending December 31, 2004, including prior to the Effective Date, shall be included.

(c) All computations of interest, Commitment Commission, Canadian Commitment Commission and Fees hereunder shall be made on the basis of a year of 360 days (or 365 or 366 days, as the case may be, in the case of interest on Base Rate Loans and Canadian Prime Rate Loans or 365 days in the case of Acceptance Fees) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission, Canadian Commitment Commission or Fees are payable.

(d) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

14.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE CITY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE BORROWERS HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH CREDIT PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH CREDIT PARTY. EACH OF THE BORROWERS FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE U.S. BORROWER (WHICH, IN THE CASE OF THE U.S. SUBSIDIARY BORROWER AND EACH CANADIAN REVOLVING LOAN BORROWER IS HEREBY IRREVOCABLY APPOINTED AS ITS AGENT TO ACCEPT SUCH SERVICE OF PROCESS) AT THE ADDRESS OF THE U.S. BORROWER SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWERS IN ANY OTHER JURISDICTION. THE SUBMISSION TO JURISDICTION CONTAINED IN THIS SECTION 14.07(a) IS A SUBMISSION TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS.

(b) EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.08. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

14.09. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrowers, the Administrative Agent and each of the Lenders set forth on Schedule I shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing) or written notice at such office that the same has been signed and mailed to it.

14.10. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.11. Amendment or Waiver; etc. (a) Except as provided in clause (c) of this Section 14.11, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders (except that additional parties may be added to, and Subsidiaries of the Borrowers may be released from, the Subsidiaries Guaranty and the Pledge and Security Agreement in accordance with the provisions hereof and thereof, without the consent of the other Credit Parties party thereto or the Required Lenders) provided that:

(1) no such change, waiver, discharge or termination shall, without the consent of each Lender having Obligations being directly affected thereby

(other than a Defaulting Lender) (i) extend the expiration date of any Commitment beyond the Maturity Date, the final scheduled maturity of any Revolving Loan or Revolving Note or extend the stated expiration date of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest on any Revolving Loan or any Fees, or reduce the principal amount thereof (except to the extent repaid in cash) (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.06(a) shall not constitute a reduction in any rate of interest or Fees for purposes of this clause (i), so long as the primary purpose of the respective amendments or modifications to the financial definitions or to Section 14.06(a) was not to reduce the interest or Fees payable hereunder), (ii) release all or substantially all of the Pledge and Security Agreement Collateral or the Guarantors from the Subsidiaries Guaranty (except (in either case) as expressly provided in the Credit Documents) or the U.S. Borrower from its guarantee contained in Section 16, (iii) amend, modify or waive any provision of this Section 14.11 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, (x) the transactions contemplated by the Additional Revolving Loan Commitment may be consummated as expressly provided in this Agreement and (y) with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Effective Date) or amend, modify or waive any provision of any Credit Document that, by its terms, requires the consent, approval or satisfaction of all of the Lenders or (v) consent to the assignment or transfer by the U.S. Borrower or any other Credit Party of any of its rights and obligations under this Agreement or any other Credit Document;

(2) no such change, waiver, discharge or termination shall (i) increase the Commitments (or Sub-Commitments (other than in accordance with Section 2.18)) of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Commitment (or Sub-Commitment) of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase in the Commitment (or Sub-Commitment) of such Lender), (ii) without the consent of the Issuing Bank, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (iii) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 13 as the same applies to the Administrative Agent or any other provision as the same relates to the rights or obligations of the Administrative Agent; (iv) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent; or (v) modify Section 2.15, 2.17 or 2.18, Schedule III or any other provision of this Agreement relating solely to Canadian Revolving Loans without the consent of the Majority Canadian Lenders, or Schedule V or Section 2.19 without the consent of each Lender adversely affected thereby.

(b) If, in connection with any proposed change, waiver, discharge or termination with respect to any of the provisions of this Agreement as contemplated by clause (1) of Section 14.11(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the U.S. Borrower shall have the right, so long as no Default or Event of Default has occurred and is continuing and all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) of this Section 14.11(b), to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.14 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment and repay such non-consenting Lender’s outstanding Revolving Loans in accordance with Sections 4.02 and/or 5.01, provided that, unless the Revolving Loan Commitments are terminated, and Revolving Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Revolving Loan Commitments and/or outstanding Revolving Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Revolving Loan Commitment or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to clause (2) of Section 14.11(a).

(c) Notwithstanding the foregoing, the Administrative Agent and the Borrowers (without the consent of any other Lender) may enter into amendments of any Credit Document solely with respect to corrections of formal defects not having any economic impact.

(d) Notwithstanding anything to the contrary contained in clauses (a) through (c) above of this Section 14.11, the U.S. Borrower, any other relevant Borrower, the Administrative Agent and each Additional Revolving Loan Lender may, in accordance with the provisions of Section 2.16, enter into an Additional Revolving Loan Commitment Agreement, provided that after the execution and delivery by the U.S. Borrower, any other relevant Borrower, the Administrative Agent and each such Additional Revolving Loan Lender of such Additional Revolving Loan Commitment Agreement, such Additional Revolving Loan Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) through (c) above of this Section 14.11.

14.12. Survival. All indemnities set forth herein including, without limitation, in Sections 2.11, 2.12, 3.06, 5.04, 14.01, 14.05 and 14.18 shall survive the execution, delivery and termination of this Agreement and the Revolving Notes and the making and repayment of the Revolving Loans.

14.13. Domicile of Revolving Loans. Each Lender may transfer and carry its Revolving Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Revolving Loans pursuant to this Section 14.13 would, at the time of such transfer, result in increased costs under Section 2.11, 2.12 or 5.04 from those being charged by the respective

Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs or Taxes of the type described above resulting from changes after the date of the respective transfer).

14.14. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 14.14, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the U.S. Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable good faith discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.14 to the same extent as such Lender) any information with respect to any Credit Party or any of its Subsidiaries which has been, is now or is in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by any Credit Party to the Lenders in writing as confidential, provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent, (f) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 14.14(a)), or to the NAIC or any similar organization or any nationally recognized rating agency that requires access to information about a Lender and (g) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Revolving Notes, Commitments or Revolving Loans or any interest therein by such Lender, provided that such prospective transferee agrees to be subject to confidentiality provisions as restrictive as those of this Section14.14(a).

(b) The Borrowers hereby acknowledge and agree that each Lender may share with any of its affiliates any information related to Credit Parties or any of their respective Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Credit Parties and their respective Subsidiaries, provided such Persons shall be subject to the provisions of this Section 14.14 to the same extent as such Lender), it being understood that for purposes of this Section 14.14(b), the term “affiliate” shall mean any direct or indirect holding company of a Lender as well as any direct or indirect Subsidiary of such holding company.

14.15. Register. Each Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Revolving Loans made by each of the Lenders and each repayment in respect of the principal amount of the Revolving Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s obligations in respect of such Revolving Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Revolving Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Revolving Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Revolving Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Revolving Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.03(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Revolving Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Revolving Note evidencing such Revolving Loan, and thereupon one or more new Revolving Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The U.S. Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15, provided that the U.S. Borrower shall have no obligation to indemnify the Administrative Agent for any loss, claim, damage, liability or expense which resulted solely from the gross negligence or willful misconduct of the Administrative Agent.

14.16. Commercial Loan Transactions. Each of the Lenders acknowledges that the making of its Revolving Loans and the issuance by the Borrower of a Revolving Note to such Lender are in the nature of a commercial loan transaction, and that no such Lender shall assert that such actions are a securities transaction regulated under the Securities Exchange Act, the Securities Act or any other Federal or state securities laws, it being understood that nothing in this Section 14.16 shall limit the rights of the Lenders pursuant to Section 14.01 or 14.03.

14.17. Limitations on Recourse.

(a) Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Credit Documents, but subject to the last sentence of this Section 14.17(a) and clause (b) of this Section 14.17, the U.S. Borrower’s Obligations hereunder and under the other Credit Documents shall be limited recourse obligations of the U.S. Borrower, enforceable against the U.S. Borrower (and its assets) only and not against any constituent partner in the U.S. Borrower. The foregoing provisions of this Section 14.17 shall not impair the liability of the Guarantors under the Subsidiaries Guaranty, the liability of the U.S. Borrower under its guarantee contained in Section 16 or the liens and security interests created by the Pledge and Security Agreement which were granted as security for the Obligations of the Borrowers and the Guaranteed Obligations (as defined in the Subsidiaries Guaranty) of the Guarantors.

(b) Notwithstanding the foregoing provisions of clause (a) of this Section 14.17, the Administrative Agent and the Lenders shall have recourse to HHRI (in its capacity as the general partner in the U.S. Borrower) to the extent (but only to the extent) of any loss, cost, damage, expense or liability incurred by the Administrative Agent or any of the Lenders by reason of (i) any unlawful act on the part of HHRI, or (ii) any misappropriation of funds by HHRI in contravention of the provisions of the Credit Documents.

14.18. Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in the respective Applicable Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Canadian Dollar Equivalent or the Dollar Equivalent thereof, as the case may be, the rate of exchange determined, in each case, as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Canadian Dollar Equivalent or the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

14.19. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located or by any Person controlling such Lender) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.05(b), and all other claims by such Lender against such Credit Party of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

14.20. Termination of Liens. Upon (i) the final repayment in full of the Obligations (including the repayment of all Unpaid Drawings and the expiration or termination or cancellation of all outstanding Letters of Credit, other than Letters of Credit which have been cash collateralized pursuant to the terms of this Agreement) and termination of all Commitments hereunder, or (ii) upon the occurrence of the Collateral Release Date pursuant to Section 10.15(d) at the request of the U.S. Borrower, the Administrative Agent shall (and the Lenders hereby authorize the Administrative Agent to) execute and deliver (or authorize the U.S. Borrower to file) upon the written request and at the expense of the U.S. Borrower such releases (including Uniform Commercial Code termination statements) of Collateral as may be requested by the U.S. Borrower. In the event the Obligations shall have been repaid in full, the Commitments hereunder shall have been terminated and the U.S. Borrower shall have provided cash collateral as provided herein for all outstanding Letters of Credit, the U.S. Borrower shall cease to be bound by the provisions of Sections 9, 10 and 11.

14.21. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

14.22. USA Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender or Agent, as applicable, to identify each Borrower and each Guarantor in accordance with the Act.

14.23. Termination or Modification of Commitments under Original Credit Agreement. The parties hereto agree that on the Effective Date, the Commitments and obligations of any Lender (as defined in the Original Credit Agreement) under the Original Credit Agreement that is not also a Lender under this Credit Agreement shall be terminated.

SECTION 15. Nature of Borrowers’ Obligations.

15.01. Nature of Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement (other than as contemplated by Section 10.15(e)), it is understood and agreed by the various parties to this Agreement that all Obligations to repay principal of (including, without limitation, the Face Amount of Bankers’ Acceptance Loans), interest on, and all other amounts with respect to, outstanding Canadian Revolving Loans extended to a Canadian Revolving Loan Borrower (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Revolving Loan Commitments required to be paid hereunder) shall constitute the obligations of such Canadian Revolving Loan Borrower and not any other Canadian Revolving Loan Borrower, (ii) all Obligations to repay principal of (including, without limitation the Face Amount of Bankers’ Acceptance Loans), interest on, and all other amounts with respect to, any outstanding Canadian Revolving Loan (including, without limitation, all fees, indemnities, taxes and other

Obligations in connection therewith) shall constitute the direct obligations of the respective Canadian Revolving Loan Borrower, and (iii) without limiting the Guaranty provided in Section 16 below, all obligations to repay principal of, interest on, and other amounts with respect to, any outstanding Euro Revolving Loan extended to the U.S. Subsidiary Borrower or the U.S. Borrower, as applicable, shall constitute obligations of the Borrower to which such Euro Revolving Loan was made and not any other Borrower. In addition to the direct obligations of the respective Borrowers with respect to Obligations as described above, all such Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guaranty.

SECTION 16. U.S. Borrower Guaranty.

16.01. The Guaranty. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the U.S. Borrower from the proceeds of the Canadian Revolving Loans and Alternate Currency Revolving Loans to the U.S. Subsidiary Borrower, the U.S. Borrower hereby agrees with the Lenders as follows: the U.S. Borrower hereby unconditionally, irrevocably and absolutely guarantees, as primary obligor and not merely as surety (but without limiting the provisions of Section 15.01 above), the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations of the Canadian Revolving Loan Borrowers under this Agreement and the other Credit Documents to which it is a party (collectively, the “Canadian Obligations”) and any and all Obligations of the U.S. Subsidiary Borrower under this Agreement and the other Credit Documents to which it is a party (collectively, the “U.S. Subsidiary Borrower Obligations” and, collectively with the Canadian Obligations, the “Guaranteed Obligations”). If any or all of the Guaranteed Obligations becomes due and payable hereunder or under such other Credit Documents, the U.S. Borrower unconditionally promises to pay such Guaranteed Obligations, on demand, together with any and all reasonable out-of-pocket expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Guaranteed Obligations.

16.02. Bankruptcy. Additionally, the U.S. Borrower unconditionally, irrevocably and absolutely guarantees the payment of any and all Guaranteed Obligations, including interest which would, but for a bankruptcy filing, have accrued after a bankruptcy filing, whether or not due or payable by the Canadian Revolving Loan Borrowers or the U.S. Subsidiary Borrower upon the occurrence of any of the events specified in Section 12.05, and absolutely, unconditionally and irrevocably promises to pay such Guaranteed Obligations to order, on demand, in the currency in which it is required to be paid under this Agreement.

16.03. Nature of Liability. The liability of the U.S. Borrower hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by the U.S. Borrower, any other guarantor or any other party, and the liability of the U.S. Borrower hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Canadian Revolving Loan Borrowers, the U.S. Subsidiary Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Canadian Revolving Loan Borrowers or the U.S. Subsidiary Borrower, or (e) any payment made on the Canadian

Obligations which are repaid to any Canadian Revolving Loan Borrower or any payment made on the U.S. Subsidiary Borrower Obligations which are repaid to the U.S. Subsidiary Borrower, in each case pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the U.S. Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

16.04. Guaranty Absolute. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations guaranteed hereby or of any security therefor shall affect, impair or be a defense to the guaranty contained in this Section 16 (the “Guaranty”), and this Guaranty shall be primary, absolute, irrevocable and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations guaranteed herein. The U.S. Borrower waives, to the maximum extent permitted by applicable law, any defense to payment under the guaranty contained in this Section 16 for (i) any law, regulation, decree or order of any jurisdiction or any event affecting any term of a guaranteed obligation or (ii) claims or set-off rights that a guarantor may have. The guaranty under this Section 16 is a guaranty of payment and not of collection.

16.05. Independent Obligation. The obligations of the U.S. Borrower hereunder are independent of the obligations of any other guarantor, the U.S. Subsidiary Borrower or the Canadian Revolving Loan Borrowers, and a separate action or actions may be brought and prosecuted against the U.S. Borrower whether or not action is brought against any other guarantor, the U.S. Subsidiary Borrower or the Canadian Revolving Loan Borrowers and whether or not any other guarantor, the U.S. Subsidiary Borrower or the Canadian Revolving Loan Borrower be joined in any such action or actions. The U.S. Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Canadian Revolving Loan Borrowers or by the U.S. Subsidiary Borrower or other circumstance which operates to toll any statute of limitations as to the Canadian Revolving Loan Borrowers or the U.S. Subsidiary Borrower shall operate to toll the statute of limitations as to the U.S. Borrower.

16.06. Authorization. The U.S. Borrower authorizes the Lenders without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the indebtedness (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the indebtedness as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Canadian Revolving Loan Borrowers, the U.S. Subsidiary Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Canadian Revolving Loan Borrowers, the U.S. Subsidiary Borrower or other obligors;

(e) settle or compromise any of the indebtedness, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Canadian Revolving Loan Borrowers to their creditors other than the Canadian Lenders or to any liability (whether due or not) of the U.S. Subsidiary Borrower to its creditors other than the Lenders;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Canadian Revolving Loan Borrowers to the Canadian Lenders or to any liabilities of the U.S. Subsidiary Borrower to the Lenders, regardless of what liability or liabilities of the U.S. Borrower, the U.S. Subsidiary Borrower or the Canadian Revolving Loan Borrowers remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the U.S. Borrower from its liabilities under this Section 16.

16.07. Reliance. It is not necessary for any Canadian Lender or any Lender to inquire into the capacity or powers of any Canadian Revolving Loan Borrower or the U.S. Subsidiary Borrower, respectively, or the officers, directors, partners or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

16.08. Subordination. Any indebtedness of the Canadian Revolving Loan Borrowers now or hereafter held by the U.S. Borrower is hereby subordinated to the Canadian Obligations of the Canadian Revolving Loan Borrowers to the Canadian Lenders and any indebtedness of the U.S. Subsidiary Borrower now or hereafter held by the U.S. Borrower is hereby subordinated to the U.S. Subsidiary Borrower Obligations; and such indebtedness of the Canadian Revolving Loan Borrowers to the U.S. Borrower and such indebtedness of the U.S. Subsidiary Borrower, in each case if the Administrative Agent (at the direction of the Required Lenders), after an Event of Default has occurred, so requests, shall be collected, enforced and received by the U.S. Borrower as trustee for the Canadian Lenders or the Lenders, as applicable, and be paid over to the Canadian Lenders on account of the Canadian Obligations of the Canadian Revolving Loan Borrower to the Canadian Lenders or paid over to the Lenders on account of the U.S. Subsidiary Borrower Obligations of the U.S. Subsidiary Borrower to the

Lenders, as the case may be, but without affecting or impairing in any manner the liability of the U.S. Borrower under the other provisions of this Guaranty. Prior to the transfer by the U.S. Borrower of any note or negotiable instrument evidencing any indebtedness of the Canadian Revolving Loan Borrowers to the U.S. Borrower or evidencing any indebtedness of the U.S. Subsidiary Brrower to the U.S. Borrower, the U.S. Borrower shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

16.09. Waivers. (a) The U.S. Borrower waives any right to require any Lender to (i) proceed against the Canadian Revolving Loan Borrowers or the U.S. Subsidiary Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Canadian Revolving Loan Borrowers or the U.S. Subsidiary Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Lender’s power whatsoever. The U.S. Borrower waives any defense based on or arising out of any defense of the Canadian Revolving Loan Borrowers, the U.S. Subsidiary Borrower, any other guarantor or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Canadian Revolving Loan Borrowers, the U.S. Subsidiary Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof for any cause, or the cessation for any cause of the liability of the Canadian Revolving Loan Borrowers or the U.S. Subsidiary Borrower other than to the extent of payment in full in cash of the Guaranteed Obligations. The Lenders may, at their election, foreclose on any security held by the Administrative Agent or any Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Lenders may have against the Canadian Revolving Loan Borrowers, the U.S. Subsidiary Borrower or any other party, or any security, without affecting or impairing in any way the liability of the U.S. Borrower hereunder except to the extent the Guaranteed Obligations have been paid in cash. The U.S. Borrower waives any defense arising out of any such election by the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the U.S. Borrower against the Canadian Revolving Loan Borrower, the U.S. Subsidiary Borrower or any other party or any security.

(b) The U.S. Borrower waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The U.S. Borrower assumes all responsibility for being and keeping itself informed of the Canadian Revolving Loan Borrowers’ and the U.S. Subsidiary Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks which the U.S. Borrower assumes and incurs hereunder, and agrees that the Lenders shall have no duty to advise the U.S. Borrower of information known to them regarding such circumstances or risks.

(c) All parties hereto agree that the U.S. Borrower shall have no right of subrogation against any Canadian Revolving Loan Borrower, the U.S. Subsidiary Borrower or any Guarantor regarding any payment of the Guaranteed Obligations until all of the Obligations have been irrevocably paid in full in cash and the U.S. Borrower waives until all of the Obligations have been irrevocably paid in full in cash all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Person (including the Canadian Borrowers and the U.S. Subsidiary Borrower) which it may at any time otherwise have as a result of this Guaranty.

The U.S. Borrower warrants and agrees that each of the waivers set forth above in this Section 16.09 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

16.10. Guaranty Continuing. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Lender or any subsequent holder of any Revolving Note, or issuer of, or participant in, a Letter of Credit would otherwise have. No notice to or demand on the U.S. Borrower in any case shall entitle the U.S. Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lenders or any holder, creator or purchaser to any other or further action in any circumstances without notice or demand.

16.11. Binding Nature of Guaranties. This Guaranty shall be binding upon the U.S. Borrower and its successors and assigns and shall inure to the benefit of the Lenders and their successors and assigns.

16.12. Judgments Binding. If claim is ever made upon any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and such Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such Lender with any such claimant (including any Canadian Revolving Loan Borrower or the U.S. Subsidiary Borrower) then and in such event the U.S. Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the U.S. Borrower, notwithstanding any revocation hereof or the cancellation of any Revolving Note, or other instrument evidencing any liability of the Canadian Revolving Loan Borrowers or the U.S. Subsidiary Borrower, and the U.S. Borrower shall be and remain liable to the Lenders hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

16.13. Payments. All payments made by the U.S. Borrower pursuant to this Section 16 shall be made in the respective Applicable Currency in which the Guaranteed Obligations are then due and payable (giving effect, in the circumstances contemplated by Section 2.17, to any conversion occurring pursuant thereto). All payments made by the U.S. Borrower pursuant to this Section 16 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03, 5.04 and 14.18.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817 Telecopier No.: (240) 744-5154 Attention: General Counsel, Dept. 923	HOST HOTELS & RESORTS, L.P.
	By:	Host Hotels & Resorts, Inc.,
its General Partner

with a copy to:	By:	/s/ Gregory J. Larson
	Name:	Gregory J. Larson
	Title:	Senior Vice President
6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817 Telecopier No.: (240) 744-5810 Attention: Treasurer, Dept. 916

(same as above)	HOST EURO BUSINESS TRUST

	By:	/s/ Gregory J. Larson
	Name:	Gregory J. Larson
	Title:	Trustee, Vice President and Treasurer

(same as above)	CALGARY CHARLOTTE PARTNERSHIP
By: HMC Charlotte (Calgary) Company and HMC
Grace (Calgary) Company, its General Partners
HMC TORONTO AIR COMPANY
HMC TORONTO EC COMPANY
HMC AP CANADA COMPANY

	By:	/s/ Gregory J. Larson
	Name:	Gregory J. Larson
	Title:	Vice President

[Signature Page to the Host Amended and Restated Credit Agreement (May 2007)]

DEUTSCHE BANK AG NEW YORK BRANCH, Individually and as Administrative Agent

By:	/s/ James Rolison
Name:	James Rolison
Title:	Director

By:	/s/ Linda Wang
Name:	Linda Wang
Title:	Director

[Signature Page to the Host Amended and Restated Credit Agreement (May 2007)]

BANK OF AMERICA, N.A. Individually and as Syndication Agent

By:	/s/ LESA J. BUTLER
Name:	Lesa J. Butler
Title:	Senior Vice President

[Signature Page to the Host Marriott Amended and Restated Credit Agreement]

CITICORP NORTH AMERICA, INC.

By:	/s/ Ricardo James
Name:	Ricard James
Title:	Director

[Signature Page to Credit Agreement]

CALYON NEW YORK BRANCH

By:	/s/ JOSEPH A. ASCIOLLA
Name:	Joseph A. Asciolla
Title:	Managing Director

By:	/s/ David Bowers
Name:	David Bowers
Title:	Managing Director

[Signature Page to Credit Agreement]

SOCIÉTÉ GÉNÉRALE

By:	/s/ Jerry Parisi
Name:	Jerry Parisi
Title:	Managing Director

[Signature Page to Credit Agreement]

BANK OF NOVA SCOTIA, NEW YORK AGENCY

By:	/s/ Robert Boese
Name:	Robert Boese
Title:	Managing Director

[Signature Page to Credit Agreement]

ROYAL BANK OF SCOTLAND, PLC

By:	/s/ Timothy J. McNaught
Name:	Timothy J. McNaught
Title:	Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Amit Khimji
Name:	Amit Khimji
Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF NEW YORK

By:	/s/ David Applebaum
Name:	David Applebaum
Title:	Vice President

[Signature Page to Credit Agreement]

MERRILL LYNCH BANK USA

By:	/s/ Louis Adler
Name:	Louis Adler
Title:	Director

[Signature Page to Credit Agreement]]

DEUTSCHE BANK AG CANADA BRANCH

By:	/s/ ROBERT JOHNSTON
Name:	Robert Johnston
Title:	Vice President

By:	/s/ MARCELLUS LEUNG
Name:	Marcellus Leung
Title:	Assistant Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A. (CANADA BRANCH)

By:	/s/ MEDINA SALES DE ANDRADE
Name:	Medina Sales De Andrade
Title:	Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., CANADIAN BRANCH

By:	/s/ John Hastings
Name:	John Hastings
Title:	Authorized Signer

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA

By:	/s/ R.H. Boese
Name:	R.H. Boese
Title:	Managing Director

[Signature Page to Credit Agreement]

SOCIÉTÉ GÉNÉRALE (CANADA)

By:	/s/ Sophia Bennaceur
Name:	Sophia Bennaceur
Title:	Chief Operating Officer

By:	/s/ Vincent Gonzalez
Name:	Vincent Gonzalez
Title:	Vice President

[Signature Page to Credit Agreement]

SCHEDULE I-A

COMMITMENTS

Lender	Revolving Loan Commitment
Deutsche Bank AG New York Branch	$75,000,000
Bank of America, N.A.	$75,000,000
Citicorp North America Inc.	$75,000,000
Calyon New York Branch	$65,000,000
Société Générale	$65,000,000
Bank of Nova Scotia, New York Agency	$60,000,000
Royal Bank of Scotland, plc	$40,000,000
Goldman Sachs Credit Partners L.P.	$40,000,000
Wachovia Bank, National Association	$40,000,000
The Bank of New York	$40,000,000
Merrill Lynch Bank USA	$25,000,000
Total	$600,000,000

SCHEDULE I-B

POUNDS STERLING ALTERNATE CURRENCY LENDERS

POUNDS STERLING REVOLVING LOAN SUB-COMMITMENTS

Lender	Maximum Pounds Sterling Revolving Loan Sub- Commitment
Deutsche Bank AG New York Branch	$37,500,000
Bank of America, N.A.	$37,500,000
Citicorp North America Inc.	$37,500,000
Calyon New York Branch	$32,500,000
Société Générale	$32,500,000
The Bank of Nova Scotia	$30,000,000
Royal Bank of Scotland, plc	$20,000,000
Goldman Sachs Credit Partners L.P.	$20,000,000
Wachovia Bank, National Association	$20,000,000
The Bank of New York	$20,000,000
Merrill Lynch Bank USA	$12,500,000
Total	$300,000,000

EURO ALTERNATE CURRENCY LENDERS

EURO REVOLVING LOAN SUB-COMMITMENTS

Lender	Maximum Euro Revolving Loan Sub- Commitment
Deutsche Bank AG New York Branch	$37,500,000
Bank of America, N.A.	$37,500,000
Citicorp North America, Inc.	$37,500,000
Calyon New York Branch	$32,500,000
Société Générale	$32,500,000
The Bank of Nova Scotia	$30,000,000
Royal Bank of Scotland, plc	$20,000,000
Goldman Sachs Credit Partners L.P.	$20,000,000
Wachovia Bank, National Association	$20,000,000
The Bank of New York	$20,000,000
Merrill Lynch Bank USA	$12,500,000
Total	$300,000,000

CANADIAN DOLLAR ALTERNATE CURRENCY LENDERS

LENDER	MAXIMUM CANADIAN DOLLAR REVOLVING LOAN SUB-COMMITMENT
Deutsche Bank AG Canada Branch	$40,000,000
Bank of America, N.A. (Canada Branch)	$40,000,000
Citibank, N.A., Canadian Branch	$40,000,000
The Bank of Nova Scotia	$15,000,000
Société Générale (Canada Branch)	$15,000,000
TOTAL	$150,000,000

SCHEDULE II

LENDER ADDRESSES AND APPLICABLE LENDING OFFICES

Lender	Address
Deutsche Bank AG New York Branch	200 Crescent Court, Suite 550
Dallas, Texas 75201
Attention: Linda Davis
Telephone: (214) 740-7904
Facsimile: (214) 740-7910

cc:
60 Wall Street, 10th Floor
New York, New York 10005
Attention: Linda Wang
Telephone: (212) 250-2368
Facsimile: (212) 797-4996

Bank of America, N.A.	901 Main Street, 64th Floor
Dallas, Texas 75202-3714
Attention: Lesa Butler
Telephone: (214) 209-1506
Facsimile: (214) 209-0085

Citicorp North America, Inc.	390 Greenwich Street
New York, New York 10013
Attention: Jeff Brown
Telephone: (212) 723-9577
Facsimile: (646) 291-1838

Calyon New York Branch	1301 Avenue of the Americas
New York, NY 10019-6022
Attention: David Bowers
Telephone: (212) 261-7831
Facsimile: (212) 459-7532

Société Générale	1221 Avenue of the Americas
New York, NY 10020
Attention: Jerry Parisi
Telephone: (212) 278-5448
Facsimile: (212) 278-7614

The Bank of Nova Scotia, New York Agency	One Liberty Plaza, 165 Broadway
25th Floor
New York, NY 10006
Attention: Jose Vides
Telephone: (212) 225-5250
Facsimile: (212) 225-5166

The Royal Bank of Scotland plc,	101 Park Avenue
New York, NY 10178
Attention: Tim McNaught
Telephone: (212) 401-3624
Facsimile: (212) 401-3456

Goldman Sachs Credit Partners L.P.	30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: Philip Green
Telephone: (212) 357-7570
Facsimile: (212) 357-4597

Wachovia Bank, National Association	301 S. College Street
NC 0172
Charlotte, NC 28288-0172
Attention: Matthew Ricketts
Telephone: (704) 374-4248
Facsimile: (704) 715-0065

The Bank of New York	One Wall Street, 21st Floor
New York, New York 10286
Attention: David Applebaum
Telephone: (212) 635-7320
Facsimile: (212) 809-9526

Merrill Lynch Bank USA	15 W. South Temple
Suite 300
Salt Lake City, UT 84101
Attention: Derek Befus
Telephone: (801) 526-6814
Facsimile: (801) 526-7470

Deutsche Bank AG Canada Branch	222 Bay Street, Suite 1100, P.O. Box 196
Toronto, Ontario M5K 1H6
Attention: Robert Johnston
Telephone: (416) 682-8151
Facsimile: (416) 682-8444

Bank of America, N.A. (Canada Branch)	200 Font Street West, Suite 2700
Toronto, Ontario M5V 3L2
Attention: Medina Sales de Andrade
Telephone: (416) 349-5433
Facsimile: (416) 349-4283

Citibank, N.A. Canadian Branch	123 Front Street West
Suite 1000
Toronto, ON
M5J 2M3
Attention: Ivan Davey
Telephone: (416) 941-2993
Facsimile: (416) 915-6354

The Bank of Nova Scotia	720 King Street West, 2nd Floor
Toronto, ON M4V273
Attention: Rabbana Omar
Telephone: (212) 225-5705

- ii -

Facsimile: (212) 225-5709

Société Générale (Canada Branch)	1501 McGill College Avenue
Suite 1800
Montreal, Quebec H3A 3M8
Attention: Adrien Falcon
Telephone: (514) 841-6000 ext. 4522
Facsimile: (514) 841-6259

- iii -

SCHEDULE III

CERTAIN PROVISIONS RELATING TO BANKERS’ ACCEPTANCES

This Schedule III sets forth certain terms and conditions relating to the obligation of the Canadian Lenders to make loans to any Canadian Revolving Loan Borrower pursuant to Sections 2.01(ii)(y) of the Credit Agreement by way of Bankers’ Acceptances. Capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

(a) Availability. All notices of borrowings, conversions or continuations of Bankers’ Acceptances shall be in a minimum aggregate Face Amount of Cdn $10,000,000 or a multiple of Cdn $100,000 in excess thereof, and a Canadian Lender shall not be obliged to accept any Draft:

(i) which is drawn on or which matures on a day which is not a Business Day;

(ii) which matures on a day subsequent to the Maturity Date;

(iii) which has a term other than approximately 30, 60, 90 or 180 days;

(iv) which is denominated in any currency other than Canadian Dollars;

(v) which is not in a form satisfactory to such Canadian Lender and or the Administrative Agent;

(vi) which has a Face Amount of less than Cdn $1,000,000 or such Face Amount is not an integral multiple of Cdn $100,000;

(vii) in respect of which the respective Canadian Revolving Loan Borrower has not then paid the applicable Acceptance Fee; or

(viii) if a Default or an Event of Default has occurred and is continuing.

(b) Grace. Each Canadian Revolving Loan Borrower hereby renounces, and shall not claim or request or require any Canadian Lender to claim, any days of grace for the payment of any Bankers’ Acceptance.

(c) Bankers’ Acceptances in Blank. To facilitate the acceptance by the Canadian Lenders of Drafts as contemplated by the Credit Agreement and this Schedule III, each Canadian Revolving Loan Borrower that wishes to incur Bankers’ Acceptance Loans shall, on the Effective Date and from time to time as required, supply each Canadian Lender with such numbers of Drafts as it may request, each executed and endorsed in blank by such Canadian Revolving Loan Borrower. Each Canadian Lender shall exercise such care in the custody and safekeeping of such Drafts as they give to similar property owned by them. Each Canadian Lender is hereby authorized to issue such Bankers’ Acceptances endorsed in blank in such Face Amounts as may be determined by such Canadian Lender, provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted by such Canadian Lender. No Canadian Lender shall be responsible or liable for its failure to accept a Bankers’ Acceptance if the cause of such failure is, in whole or in part, due to the failure of any Canadian Revolving Loan Borrower to provide duly executed and endorsed Drafts to such Canadian Lender on a timely basis, nor shall any Canadian Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except loss or improper use to the extent the same has been finally judicially determined to have arisen by reason of the gross negligence or willful misconduct of such Canadian Lender, its officers, employees, agents or representatives.

(d) Execution of Bankers’ Acceptances. Drafts of any Canadian Revolving Loan Borrower to be accepted as Bankers’ Acceptances hereunder shall be duly executed on behalf of such Canadian Revolving Loan Borrower and upon the request of any Canadian Lender, each Canadian Revolving Loan Borrower shall provide to such Canadian Lender a power of attorney to complete, sign, endorse and issue Bankers’ Acceptances on behalf of such Canadian Revolving Loan Borrower in form and substance satisfactory to such Canadian Lender. Notwithstanding that any one or more of the individuals whose manual or facsimile signature appears on any Draft or Bankers’ Acceptance as a signatory on behalf of any Canadian Revolving Loan Borrower may no longer hold office at the date of such Draft or Bankers’ Acceptance or at the date of its acceptance by any Canadian Lender hereunder, or at any time thereafter, any Bankers’ Acceptance signed as aforesaid on behalf of such Canadian Revolving Loan Borrower shall be valid and binding upon such Canadian Revolving Loan Borrower. Alternatively, at the request of any Canadian Lender, each Canadian Revolving Loan Borrower shall deliver to such Canadian Lender a “depository note” or “depository bill” which complies with the requirements of the Depository Bills and Notes Act (Canada), and hereby consents to the deposit of any Bankers’ Acceptance in the form of a depository note or depository bill in the book-based debt clearance system maintained by the Canadian Depository of Securities Limited or other recognized clearing house. In such circumstances, the delivery of Bankers’ Acceptances shall be governed by the clearance procedures established thereunder.

(e) Issuance of Bankers’ Acceptances. Promptly following receipt of a notice of borrowing, conversion or continuation by way of Bankers’ Acceptances, the Administrative Agent shall so advise the Canadian Lenders and shall advise each Canadian Lender of the Face Amount of each Bankers’ Acceptance to be accepted by it and the term thereof. The aggregate Face Amount of Bankers’ Acceptances to be accepted by a Canadian Lender shall be determined by the Administrative Agent by reference to the respective Canadian RL Percentages of the Canadian Lenders, except that, if the Face Amount of any Bankers’ Acceptance that would otherwise be accepted by a Canadian Lender would not be Cdn $100,000 or a multiple thereof, such Face Amount shall be increased or reduced by the Administrative Agent in its sole discretion to the nearest multiple of Cdn $100,000.

Notwithstanding the foregoing, if by reason of any increase or reduction described in the immediately preceding sentence, any Canadian Lender shall have aggregate Canadian Revolving Loans in excess of its respective Canadian RL Percentage of the total outstanding Canadian Revolving Loans for all the Canadian Lenders (any such Lender being herein called an “Over-Allotted Lender”), then at any time following the occurrence and during the continuance of an Event of Default, each other Canadian Lender agrees, upon request of the Over-Allotted Lender, to promptly purchase from such Over-Allotted Lender participations in (or, if and to the extent specified by any such purchasing Lender, direct interests in) the Bankers’ Acceptances

Loans and Canadian Prime Rate Loans owing to the Over-Allotted Lender (and in interest due thereon, as the case may be) in such amounts, and to make such other adjustments from time to time as shall be equitable, to the end that all the Canadian Lenders shall hold the Bankers’ Acceptances Loans and Canadian Prime Rate Loans ratably according to their respective Canadian RL Percentages.

(f) Purchase of Bankers’ Acceptances: Continuations as and Conversions into Bankers’ Acceptance Loans. Subject to subsection (k) below, upon the acceptance of a Bankers’ Acceptance by a Canadian Lender, such Canadian Lender shall purchase, or arrange the purchase of, each Bankers’ Acceptance from the respective Canadian Revolving Loan Borrower at a price equal to the BA Discount Proceeds of such Bankers’ Acceptance and provide to the Administrative Agent at the relevant Payment Office an amount in Canadian Dollars equal to such BA Discount Proceeds for the account of the respective Canadian Revolving Loan Borrower. The BA Discount Proceeds so received by the Administrative Agent from the Canadian Lenders shall be retained by the Administrative Agent and applied as follows: (i) remitted to the respective Canadian Revolving Loan Borrower (in the case of the making of a Canadian Revolving Loan), (ii) to the prepayment of Canadian Prime Rate Loans (in the case of a conversion of the Canadian Revolving Loans from Canadian Prime Rate Loans to Bankers’ Acceptance Loans) or (iii) to the payment of Bankers’ Acceptances maturing on such date (in the case of a continuation of Bankers’ Acceptance Loans to new Bankers’ Acceptance Loans), provided that in the case of any such conversion or continuation of Revolving Loans, the respective Canadian Revolving Loan Borrower shall pay to the Administrative Agent for account of the respective Canadian Lenders such additional amounts, if any, as shall be necessary to effect the prepayment in full of the respective Canadian Prime Rate Loans being prepaid, or the Bankers’ Acceptances maturing, on such date.

On any date on which a borrowing, conversion or continuation shall occur, the Administrative Agent shall be entitled to net all amounts payable on such date by the Administrative Agent to a Canadian Lender against all amounts payable on such date by such Canadian Lender to the Administrative Agent. Similarly, on any such date, each Canadian Revolving Loan Borrower hereby authorizes each Canadian Lender to net all amounts payable on such date by such Canadian Lender to the Administrative Agent for the account of such Canadian Revolving Loan Borrower, against all amounts (including, without limitation, Acceptance Fees under paragraph (g) below) payable on such date by such Canadian Revolving Loan Borrower to such Canadian Lender in accordance with the Administrative Agent’s calculations.

(g) Acceptance Fees. Each Canadian Revolving Loan Borrower shall pay to the Administrative Agent, in advance, for distribution to each Canadian Lender which accepts a Bankers’ Acceptance (based on their respective Canadian RL Percentages), the applicable Acceptance Fee in respect of the Face Amount of such Bankers’ Acceptance, which shall be payable on or before the date of acceptance of such Bankers’ Acceptance.

(h) Prepayments and Payments. Subject to paragraph (j) of this Schedule III, and except as otherwise provided under Section 2.17, no prepayment of any Bankers’ Acceptances shall be made by any Canadian Revolving Loan Borrower prior to the maturity date of such Bankers’ Acceptance. Each Canadian Revolving Loan Borrower hereby unconditionally agrees to pay to the Administrative Agent for the account of each Canadian Lender an amount in Canadian Dollars equal to the Face Amount of each Bankers’ Acceptance created by such Canadian Lender for the account of such Canadian Revolving Loan Borrower on the maturity date thereof (whether at stated maturity, by acceleration or otherwise) (notwithstanding that such Canadian Lender may be the holder of it at maturity).

(i) Conversion to Canadian Prime Rate Loans upon Maturity. Unless a Bankers’ Acceptance is paid in full at the maturity thereof, or continued as another Canadian Revolving Loan by way of Bankers’ Acceptances, the obligation of any Canadian Revolving Loan Borrower to any Canadian Lender in respect of a maturing Bankers’ Acceptance of a Tranche accepted by such Canadian Lender shall be deemed to be converted automatically on the maturity date thereof into a Canadian Prime Rate Loan in an amount equal to the full Face Amount of such maturing Bankers’ Acceptance. Such Canadian Prime Rate Loan shall be subject to all of the provisions of the Credit Agreement applicable to a Canadian Prime Rate Loan, including in particular the obligation to pay interest, from and after the maturity date of such Bankers’ Acceptance. Each Canadian Lender shall be obligated to make the Canadian Prime Rate Loan contemplated under this paragraph (i) regardless of whether the conditions precedent to borrowing set forth in the Credit Agreement are then satisfied.

(j) Default. Upon the acceleration of the Canadian Revolving Loans pursuant to Section 12 of the Credit Agreement (whether by action of the Administrative Agent or the Required Lenders, or automatically by reason of the occurrence of an Event of Default referred to in Section 12.05 with respect to any Borrower), each Canadian Revolving Loan Borrower shall pay to the Administrative Agent in satisfaction of the obligations of such Canadian Revolving Loan Borrower to the Canadian Lenders in respect of then-outstanding Bankers’ Acceptances, and there shall become immediately due and payable, an amount equal to (i) the aggregate Face Amount of all outstanding Bankers’ Acceptances thereof; and (ii) all unpaid Acceptance Fees, if any.

(k) Circumstances Making Bankers’ Acceptances Unavailable. If the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon all parties hereto) and notified the Canadian Revolving Loan Borrowers and each of the Canadian Lenders that, by reason of circumstances arising after the Effective Date and affecting the Canadian money market (i) there is no market for Bankers’ Acceptances or (ii) the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances created and purchased hereunder, then the right of any Canadian Revolving Loan Borrower to request that any Canadian Lender accept a Bankers’ Acceptance shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist and the Administrative Agent so notifies the Canadian Revolving Loan Borrowers.

(l) Indemnification in Respect of Bankers’ Acceptances. In addition to any liability of any Canadian Revolving Loan Borrower to any Lender or the Administrative Agent under any other provision hereof, each Canadian Revolving Loan Borrower shall indemnify each Lender and the Administrative Agent and hold each of them harmless against any reasonable loss or expense incurred by such Lender or the Administrative Agent as a result of (x) any failure by such Canadian Revolving Loan Borrower to fulfill any of its obligations hereunder including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by any Lender to fund any Bankers’ Acceptance as a result of the failure of such Canadian Revolving Loan Borrower to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder or under the Credit Agreement; or (y) such Canadian Revolving Loan Borrower’s failure to provide for the payment to the Administrative Agent, for the account of each of the Canadian Lenders, of the full Face Amount of each Bankers’ Acceptance on its maturity date except for any failure arising from a conversion to Canadian Prime Rate Loans in accordance with Section 2.07(b) of the Credit Agreement.

(m) Canadian Lenders as Holders. Bankers’ Acceptances purchased by a Canadian Lender may be held by it for its own account until the maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Canadian Lender’s sole discretion.

(n) Utilizations under Maximum Canadian Dollar Revolving Loan Sub-Commitment. For the purposes of the Credit Agreement and this Schedule III, all Bankers’ Acceptances shall be considered a utilization of the Maximum Canadian Dollar Revolving Loan Sub-Commitments and the Revolving Loan Commitments in an amount equal to the aggregate Face Amount of such Bankers’ Acceptances.

SCHEDULE IV

SUBSIDIARIES

PART I: GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
Airport Hotels LLC	U.S. Borrower	100	0
Ameliatel	HMC Amelia I LLC (99% GP), HMC Amelia II LLC (1% GP)	100	0
BRE/Swiss, L.L.C.	HMC Swiss Holding LLC	100	0
Calgary Charlotte Holdings Company	HMC Charlotte (Calgary) Company	100	0
Calgary Charlotte Partnership	HMC Charlotte (Calgary) Company (80% GP), HMC Grace (Calgary) Company (20% GP)	100	0
Chesapeake Hotel Limited Partnership	HMC PLP LLC (1% GP), U.S. Borrower 99% LP)	100	0
Cincinnati Plaza LLC	HST I LLC	100	0
City Center Hotel Limited Partnership	U.S. Borrower (97.2% LP), Host La Jolla LLC (1% GP, 1.8% LP)	100	0
Durbin LLC	U.S. Borrower	100	0
East Side Hotel Associates, L.P.	HMC East Side LLC (1% GP), HMC East Side II LLC (99% LP)	100	0
Fernwood Hotel LLC	U.S. Borrower	100	0
HMC Amelia I LLC	U.S. Borrower	100	0
HMC Amelia II LLC	U.S. Borrower	100	0
HMC AP Canada Company	HMC AP LP	100	0
HMC AP GP LLC	U.S. Borrower	100	0
HMC AP LP	U.S. Borrower (99.99% LP), HMC AP GP LLC (.01% GP)	100	0
HMC Atlanta LLC	U.S. Borrower	100	0
HMC BCR Holdings LLC	U.S. Borrower	100	0
HMC Burlingame LLC	HMC BCR Holdings LLC	100	0
HMC Cambridge LLC	HMC BCR Holdings LLC	100	0
HMC Capital LLC	U.S. Borrower	100	0
HMC Capital Resources LLC	U.S. Borrower (90% member), HMC Capital LLC (10% member)	100	0
HMC Charlotte (Calgary) Company	HMC Charlotte LP	100	0
HMC Charlotte GP LLC	U.S. Borrower (99% non managing; 1% managing)	100	0
HMC Charlotte LP	U.S. Borrower (99.99% LP), HMC Charlotte GP LLC (.01% GP)	100	0
HMC Chicago LLC	U.S. Borrower	100	0
HMC Chicago Lakefront LLC	U.S. Borrower	100	0

PART I: GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
HMC Copley LLC	U.S. Borrower	100	0
HMC Desert LLC	U.S. Borrower	100	0
HMC Diversified American Hotels, L.P.	HMC Diversified LLC (98% LP, 1% GP), HMC HPP LLC (.99% LP), U.S. Borrower (.1% LP)	100	0
HMC Diversified LLC	U.S. Borrower	100	0
HMC East Side LLC	HMC East Side II LLC (99% member), U.S. Borrower (1%member)	100	0
HMC East Side II LLC	U.S. Borrower	100	0
HMC Gateway LLC	U.S. Borrower	100	0
HMC Georgia LLC	U.S. Borrower	100	0
HMC Grace (Calgary) Company	HMC Charlotte (Calgary) Company	100	0
HMC Grand LLC	U.S. Borrower	100	0
HMC Hanover LLC	U.S. Borrower	100	0
HMC Headhouse Funding LLC	U.S. Borrower	100	0
HMC Host Restaurants LLC	U.S. Borrower	100	0
HMC Hotel Development LLC	U.S. Borrower	100	0
HMC HPP LLC	U.S. Borrower	100	0
HMC HT LLC	U.S. Borrower	100	0
HMC IHP Holdings LLC	U.S. Borrower	100	0
HMC JWDC LLC	U.S. Borrower	100	0
HMC Kea Lani LLC	U.S. Borrower	100	0
HMC Lenox LLC	U.S. Borrower	100	0
HMC Manhattan Beach LLC	U.S. Borrower	100	0
HMC Market Street LLC	U.S. Borrower	100	0
HMC Maui LLC	U.S. Borrower	100	0
HMC Mexpark LLC	U.S. Borrower	100	0
HMC NGL LLC	U.S. Borrower	100	0
HMC O’Hare Suites Ground LLC	U.S. Borrower	100	0
HMC OLS I L.P.	HMC OLS I LLC (0.1% GP), U.S. Borrower (99.9% LP)	100	0
HMC OLS I LLC	U.S. Borrower	100	0
HMC OLS II L.P.	HMC OLS I L.P. (99.9% LP), HMC OLS I LLC (0.1% GP)	100	0
HMC Pacific Gateway LLC	U.S. Borrower	100	0
HMC Park Ridge LLC	HMC Capital Resources LLC	100	0
HMC PLP LLC	U.S. Borrower	100	0
HMC Polanco LLC	HMC Mexpark LLC	100	0
HMC Potomac LLC	U.S. Borrower	100	0

PART I: GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
HMC Properties I LLC	U.S. Borrower	100	0
HMC Properties II LLC	U.S. Borrower	100	0
HMC Property Leasing LLC	U.S. Borrower	100	0
HMC Reston LLC	HMC BCR Holdings LLC	100	0
HMC Retirement Properties L.P.	Durbin LLC (1% GP), U.S. Borrower (99% LP)	100	0
HMC SBM Two LLC	U.S. Borrower	100	0
HMC Seattle LLC	U.S. Borrower	100	0
HMC SFO LLC	U.S. Borrower	100	0
HMC Suites Limited Partnership	HMC Suites LLC (1% GP), HMC Capital Resources LLC (99% LP)	100	0
HMC Suites LLC	HMC Capital Resources LLC	100	0
HMC Swiss Holdings LLC	U.S. Borrower	100	0
HMC Toronto Air Company	HMC Toronto Airport LP	100	0
HMC Toronto Airport GP LLC	U.S. Borrower	100	0
HMC Toronto Airport LP	U.S. Borrower (99.99%), HMC Toronto Airport GP LLC (.01%)	100	0
HMC Toronto EC Company	HMC Toronto EC LP	100	0
HMC Toronto EC GP LLC	U.S. Borrower	100	0
HMC Toronto EC LP	U.S. Borrower (99.99%), HMC Toronto EC GP LLC	100	0
HMC/Interstate Manhattan Beach, L.P.	HMC Manhattan Beach LLC (1% GP, 74% LP) U.S. Borrower (25% LP)	100	0
HMH General Partner Holdings LLC	U.S. Borrower	100	0
HMH Marina LLC	HMC Retirement Properties L.P.	100	0
HMH Pentagon LLC	U.S. Borrower	100	0
HMH Restaurants LLC	U.S. Borrower	100	0
HMH Rivers LLC	U.S. Borrower	100	0
HMH Rivers, L.P.	HMH Rivers LLC (1% GP), U.S. Borrower (99% LP)	100	0
HMH WTC LLC	U.S. Borrower	100	0
Host Atlanta Perimeter Ground LLC	U.S. Borrower	100	0
Host Capitol Hill LLC	U.S. Borrower	100	0
Host Cincinnati II LLC	Cincinnati Plaza	100	—
Host Cincinnati Hotel LLC	Host Cincinnati II LLC	100	—
Host Dallas Quorum Ground LLC	U.S. Borrower	100	0
Host Financing LLC	Host Realty Company LLC (1% member) Host Realty Partnership, L.P. (99% member)	100	—
Host Fourth Avenue LLC	U.S. Borrower	100	—

PART I: GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
Host Houston Briar Oaks, L.P.	Host Realty Partnership, L.P. (99% GP), Host Financing LLC (1% LP)	100	—
Host Indianapolis I LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P. (99% member)	100	—
Host La Jolla LLC	U.S. Borrower	100	0
Host Los Angeles LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P. (99% member)	100	—
Host Mission Hills, L.L.C.	U.S. Borrower	—	—
Host Mission Hills II LLC	Host Mission Hills, L.L.C.	100	0
Host Mission Hills Hotel LLC	Host Mission Hills II LLC	100	0
Host Needham LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P. (99% member)	100	0
Host Needham II LLC	Host Needham LLC	100	0
Host Needham Hotel LLC	Host Needham II LLC	100	0
Host of Boston, Ltd.	Airport Hotels LLC (1% GP), U.S. Borrower (99% LP)	100	0
Host of Houston 1979	Airport Hotels LLC (99% GP), Host of Houston, Ltd. (1% GP)	100	0
Host of Houston, Ltd.	Airport Hotels LLC (1% GP), U.S. Borrower (99% LP)	100	0
Host Park Ridge LLC	HMC Capital Resources LLC	100	0
Host Realty LLC	U.S. Borrower	100	0
Host Realty Company LLC	Host Realty Partnership, L.P. (99% member) HST I LLC (1% member)	100	0
Host Realty Hotel LLC	Host Realty LLC	100	0
Host Realty Partnership, L.P.	HST I LLC (1% GP), HST LT LLC (99% LP)	100	0
Host Tucson LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P. (99% member)	100	0
Host Waltham LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P. (99% member)	100	0
Host Waltham II LLC	Host Waltham LLC	100	0
Host Waltham Hotel LLC	Host Waltham II LLC	100	0
HST LT LLC	U.S. Borrower	100	0
HST I LLC	U.S. Borrower	100	0
IHP Holdings Partnership, L.P.	HMH General Partner Holdings LLC (1% GP) HMC IHP Holding LLC (99% LP)	100	0

PART I: GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
Ivy Street Hopewell LLC	U.S. Borrower	100	0
Ivy Street LLC	U.S. Borrower	100	0
Market Street Host LLC	U.S. Borrower	100	0
New Market Street LP	U.S. Borrower (99.9% LP), HMC Market Street LLC (0.1% GP)	100	0
Philadelphia Airport Hotel LLC	U.S. Borrower	100	0
PM Financial LLC	U.S. Borrower	100	0
PM Financial LP	PM Financial LLC (1% GP), U.S. Borrower (99% LP)	100	0
Potomac Hotel Limited Partnership	HMC Potomac LLC (98% LP, 1% GP), HMC HPP LLC (.99% LP), U.S. Borrower (.1% LP)	100	0
PRM LLC	HMC Capital Resources LLC	100	0
Rockledge Hotel LLC	U.S. Borrower	100	0
S.D. Hotels LLC	U.S. Borrower	100	0
Santa Clara HMC LLC	U.S. Borrower	100	0
South Coast Host Hotel LLC	HST I LLC	100	0
Starlex LLC	U.S. Borrower	100	0
Times Square GP LLC	U.S. Borrower	100	0
Times Square LLC	Host La Jolla LLC	100	0
Wellsford-Park Ridge HMC Hotel Limited Partnership	Host Park Ridge LLC (1% GP, 98% LP), PRM LLC (1% LP)	100	0
YBG Associates LLC	HMC Capital Resources LLC	100	0

PART II: NON-GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
Atlanta II Limited Partnership†	HMC Atlanta LLC (98% LP, 1% GP), HMC Partnership Properties LLC (1% LP)	99.99	.01
Beachfront Properties, Inc.**	Rockledge Hotel Properties, Inc.	100	0
Benjamin Franklin Hotel, Inc. **	HST II LLC	100	0
Braintree TPP LLC **	Rockledge Hotel Properties, Inc.	100	0
Brookfield TPP LLC **	Rockledge Hotel Properties, Inc.	100	0
CB Realty Sales, Inc. **	Rockledge Hotel Properties, Inc.	100	0
CCC CMBS Corporation**	Rockledge HMT LLC	100	0
CCES Chicago LLC**	HMT Lessee Sub IV LLC	100	0

PART II: NON-GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
CCFH Maui LLC**	HMT Lessee Sub IV LLC	100	0
CCFS Atlanta LLC**	HMT Lessee Sub I LLC	100	0
CCFS Philadelphia LLC**	HMT Lessee Sub IV LLC	100	0
CCHH Atlanta LLC**	HMT Lessee Sub III LLC	100	0
CCHH Burlingame LLC**	HMT Lessee Sub IV LLC	100	0
CCHH Cambridge LLC**	HMT Lessee Sub IV LLC	100	0
CCHH Host Capitol Hill LLC **	HST Lessee Sub I LLC	100	0
CCHH Maui LLC**	HMT Lessee Sub III LLC	100	0
CCHH Reston LLC**	HMT Lessee Sub II LLC	100	0
CCHI Singer Island LLC**	HMT Lessee Sub II LLC	100	0
CCMH Atlanta Marquis LLC**	HMT Lessee Sub (Atlanta) LLC	100	0
CCMH Atlanta Suites LLC**	HMT Lessee Sub III LLC	100	0
CCMH Chicago CY LLC**	HMT Lessee Sub III LLC	100	0
CCMH Copley LLC**	HMT Lessee Sub I LLC	100	0
CCMH Coronado LLC**	HMT Lessee Sub II LLC	100	0
CCMH Costa Mesa Suites LLC**	HMT Lessee Sub III LLC	100	0
CCMH DC LLC**	HMT Lessee Sub I LLC	100	0
CCMH Denver SE LLC**	HMT Lessee Sub III LLC	100	0
CCMH Denver Tech LLC**	HMT Lessee Sub IV LLC	100	0
CCMH Denver West LLC**	HMT Lessee Sub II LLC	100	0
CCMH Diversified LLC**	HMT Lessee Sub IV LLC	100	0
CCMH Downer’s Grove Suites LLC**	HMT Lessee Sub IV LLC	100	0
CCMH Dulles AP LLC**	HMT Lessee Sub I LLC	100	0
CCMH Dulles Suites LLC**	HMT Lessee Sub III LLC	100	0
CCMH Fin Center LLC**	HMT Lessee Sub I LLC	100	0
CCMH Fisherman’s Wharf LLC**	HMT Lessee Sub III LLC	100	0
CCMH Gaithersburg LLC**	HMT Lessee Sub I LLC	100	0
CCMH Hanover LLC**	HMT Lessee Sub I LLC	100	0
CCMH Houston AP LLC**	HMT Lessee Sub III LLC	100	0
CCMH Houston Galleria LLC**	HMT Lessee Sub I LLC	100	0
CCMH IHP LLC**	HMT Lessee Sub I LLC	100	0
CCMH Kansas City AP LLC**	HMT Lessee Sub III LLC	100	0
CCMH Key Bridge LLC**	HMT Lessee Sub III LLC	100	0
CCMH Lenox LLC**	HMT Lessee Sub II LLC	100	0
CCMH Manhattan Beach LLC**	HMT Lessee Sub IV LLC	100	0
CCMH Marina LLC**	HMT Lessee Sub IV LLC	100	0

PART II: NON-GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
CCMH McDowell LLC**	HMT Lessee Sub IV LLC	100	0
CCMH Memphis LLC**	HMT Lessee Sub I LLC	100	0
CCMH Metro Center LLC**	HMT Lessee Sub II LLC	100	0
CCMH Miami AP LLC**	HMT Lessee Sub II LLC	100	0
CCMH Minneapolis LLC**	HMT Lessee Sub I LLC	100	0
CCMH Moscone LLC**	HMT Lessee Sub I LLC	100	0
CCMH Nashua LLC**	HMT Lessee Sub II LLC	100	0
CCMH Newark LLC**	HMT Lessee Sub II LLC	100	0
CCMH Newport Beach LLC**	HMT Lessee Sub III LLC	100	0
CCMH Newport Beach Suites LLC**	HMT Lessee Sub II LLC	100	0
CCMH Newton LLC**	HMT Lessee Sub III LLC	100	0
CCMH O’Hare AP LLC**	HMT Lessee Sub III LLC	100	0
CCMH O’Hare Suites LLC**	HMT Lessee Sub I LLC	100	0
CCMH Orlando LLC**	HMT Lessee Sub IV LLC	100	0
CCMH Palm Desert LLC**	HMT Lessee Sub III LLC	100	0
CCMH Park Ridge LLC**	HMT Lessee Sub I LLC	100	0
CCMH Pentagon RI LLC**	HMT Lessee Sub I LLC	100	0
CCMH Perimeter LLC**	HMT Lessee Sub IV LLC	100	0
CCMH Philadelphia AP LLC**	HMT Lessee Sub III LLC	100	0
CCMH Philadelphia Mkt LLC**	HMT Lessee Sub II LLC	100	0
CCMH Portland LLC**	HMT Lessee Sub IV LLC	100	0
CCMH Potomac LLC**	HMT Lessee Sub I LLC	100	0
CCMH Properties II LLC**	HMT Lessee Sub (Properties II) LLC	100	0
CCMH Quorum LLC**	HMT Lessee Sub II LLC	100	0
CCMH Raleigh LLC**	HMT Lessee Sub I LLC	100	0
CCMH Riverwalk LLC**	HMT Lessee Sub II LLC	100	0
CCMH Rocky Hill LLC**	HMT Lessee Sub I LLC	100	0
CCMH San Diego LLC**	HMT Lessee Sub (SDM Hotel) LLC	100	0
CCMH San Fran AP LLC**	HMT Lessee Sub III LLC	100	0
CCMH Santa Clara LLC**	HMT Lessee Sub (Santa Clara) LLC	100	0
CCMH Scottsdale Suites LLC**	HMT Lessee Sub III LLC	100	0
CCMH South Bend LLC**	HMT Lessee Sub II LLC	100	0
CCMH Tampa AP LLC**	HMT Lessee Sub I LLC	100	0
CCMH Tampa Waterside LLC**	HMT Lessee Sub I LLC	100	0
CCMH Times Square LLC**	HMT Lessee Sub I LLC	100	0
CCMH Westfields LLC**	HMT Lessee Sub IV LLC	100	0
CCRC Amelia Island LLC**	HMT Lessee Sub II LLC	100	0
CCRC Atlanta LLC**	HMT Lessee Sub II LLC	100	0

PART II: NON-GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
CCRC Buckhead/Naples LLC**	HMT Lessee Sub IV LLC	100	0
CCRC Dearborn LLC**	HMT Lessee Sub II LLC	100	0
CCRC Marina LLC**	HMT Lessee Sub III LLC	100	0
CCRC Naples Golf LLC**	HMT Lessee Sub IV LLC	100	0
CCRC Phoenix LLC**	HMT Lessee Sub III LLC	100	0
CCRC San Francisco LLC**	HMT Lessee Sub III LLC	100	0
CCRC Tysons LLC**	HMT Lessee Sub IV LLC	100	0
CCSH Atlanta LLC**	HMT Lessee Sub IV LLC	100	0
CCSH Boston LLC**	HMT Lessee Sub I LLC	100	0
CCSH Chicago LLC**	HMT Lessee Sub III LLC	100	0
CLDH Meadowvale Inc.**	HMT Lessee Sub II LLC	100	0
CLMH Airport Inc. **	HMT Lessee Sub I LLC	100	0
CLMH Calgary Inc. **	HMT Lessee Sub I LLC	100	0
CLMH Eaton Centre Inc.**	HMT Lessee Sub I LLC	100	0
Davis Realty LLC	Rockledge HMT LLC	100	0
DS Hotel LLC†	HMC DSM LLC	99.99	.01
Elcrisa S.A. De C.V. †	Marriott Mexico City Partnership, G.P(65% Common), Hotelera del Polanco S.A. De C.V. (unaffliliated) (35% Common), Aeropuerto Shareholder, Inc. (unaffiliated) (45.1% Preferred), HMC Airport, Inc. (54.9% Preferred)	34.06% Common, 54.9% Preferred	0
Euro JV Manager LLC **	Rockledge Hotel Properties, Inc.	100	0
Farrell’s Ice Cream Parlour Restaurants LLC ††	U.S. Borrower	100	0
Fernwood Hotel Assets, Inc. **	Fernwood Hotel LLC	100	0
Fernwood Atlanta Corporation**	Fernwood Hotel Assets, Inc.	100	0
G.L. Insurance Corporation**	Rockledge Hotel Properties, Inc.	100	0
Harbor-Cal S.D. Partnership **	Host Harbor Island Corporation (50% LP) Host California Corporation (50% LP)	100	0
HHR Naples LLC *	HMC OP BN LLC	100	0
HHR Newport Beach LLC *	U.S. Borrower	100	0
HMA Realty Limited Partnership†	Ivy Street Hotel Limited Partnership (99%), HMA-GP LLC (1% GP)	99.982	.018
HMA-GP LLC†	Ivy Street Hotel Limited Partnership (99%), HMC Host Atlanta, Inc. (1%)	98.992	1.008
HMC Airport, Inc. **	Rockledge Hotel Properties, Inc.	100	0
HMC Burlingame Hotel LLC†	HTKG Development Associates Limited Partnership	99.99	.01

PART II: NON-GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
HMC Burlingame II LLC†	HMC Burlingame LLC (99% member), Host Hotels & Resorts, Inc. (1% member)	99	1
HMC Cambridge LLC*	HMC BCR Holdings LLC	100	0
HMC DSM LLC†	Host DSM Limited Partnership	99.99	.01
HMC Hotel Properties II Limited Partnership†	HMC Properties II LLC (99% LP), HMC MHP II LLC (1% GP)	99.99	.01
HMC Hotel Properties Limited Partnership†	HMC Properties I LLC (98% LP, 1% GP), HMC Partnership Properties LLC (1% LP)	99.99	.01
HMC JWDC GP LLC	U.S. Borrower	100	0
HMC McDowell LLC*	HMC McDowell Mountains LLC	100	0
HMC McDowell Mountains LLC*	U.S. Borrower	100	0
HMC MHP II LLC†	HMC Properties II LLC (99%), HMC MHP II, Inc. (1%)	99	1
HMC Naples Golf, Inc.**	Rockledge Hotel Properties, Inc.	100	0
HMC OP BN LLC *	U.S. Borrower	100	0
HMC Palm Desert LLC	U.S. Borrower	100	0
HMC Park Ridge II LLC†	HMC Park Ridge LLC (99% member), Host Hotels & Resorts, Inc. (1% member)	99	1
HMC Park Ridge LP†	HMC Park Ridge LLC (98% LP, 1% GP), HMC Park Ridge II LLC (1% LP)	99.99	.01
HMC Partnership Properties LLC†	HMC HPP LLC (99% managing member), Host Hotels & Resorts, Inc. (1% non-managing member)	99	1
HMC Reston LLC*	HMC BCR Holdings LLC	100	0
HMC Times Square Hotel LLC†	Times Square HMC Hotel, L.P.	99.99939	.00061
HMC Times Square Partner LLC†	U.S. Borrower (99%), MHP Acquisition Corp. (1%)	99	1
HMC/RGI Hartford, L.P.*	U.S. Borrower (99% LP), HMC Hartford LLC (1% GP)	100	0
HMH HPT CBM LLC*	U.S. Borrower	100	0
HMH HPT RIBM LLC*	U.S. Borrower	100	0
HMT Lessee Sub (Atlanta) LLC**	HMT Lessee Sub III LLC	100	0
HMT Lessee Sub (Palm Desert) LLC**	HMT Lessee Sub III LLC	100	0
HMT Lessee Sub (Properties II) LLC**	HMT Lessee Sub IV LLC	100	0
HMT Lessee Sub (Santa Clara) LLC**	HMT Lessee Sub IV LLC	100	0
HMT Lessee Sub (SDM Hotel) LLC**	HMT Lessee Sub I LLC	100	0
HMT Lessee Sub I LLC**	Rockledge HMT LLC	100	0
HMT Lessee Sub II LLC**	Rockledge HMT LLC	100	0

PART II: NON-GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
HMT Lessee Sub III LLC**	Rockledge HMT LLC	100	0
HMT Lessee Sub IV LLC**	Rockledge HMT LLC	100	0
HMT SPE (Atlanta) Corporation**	Rockledge HMT LLC	100	0
HMT SPE (Palm Desert) Corporation**	Rockledge HMT LLC	100	0
HMT SPE (Properties II) Corporation**	Rockledge HMT LLC	100	0
HMT SPE (Santa Clara) Corporation**	Rockledge HMT LLC	100	0
Hopewell Associates L.P. †	U.S. Borrower (99.99% LP), HMC Partnership Properties LLC (0.01% GP)	99.99	.0001
Host CAD Business Trust ††	U.S. Borrower	100	0
Host California Corporation **	Host Holding Business Trust	100	0
Host CLP Business Trust **	U.S. Borrower	100% Common Stock & 28% preferred stock	0
Host CLP LLC **	Host CLP Business Trust	100	0
Host Denver Hotel Company *	HST II LLC	100	0
Host Denver, LLC *	Host Denver Hotel Company	100	0
Host DSM Limited Partnership†	HMC Desert LLC (98% LP, 1% GP), HMC Partnership Properties LLC (1% LP)	99.99	.01
Host Euro Business Trust **	Host Warsaw Corporation	100% Common Stock & 28% preferred stock	0
Host FJD Business Trust ††	U.S. Borrower	100	0
Host Hanover Limited Partnership†	HMC Hanover LLC (98% LP, 1% GP), HMC Partnership Properties LLC (1% LP)	99.99	.01
Host Harbor Island Corporation **	Host Holding Business Trust	100%	0
Host Holdings Business Trust **	HST LT LLC	100% Common Stock & 28% preferred stock	0
Host Hotels Limited **	Euro JV Manager LLC	100	0
Host Indianapolis Hotel LLC *	HST I LLC	100	0
Host Indianapolis Hotel Member LLC *	Host Indianapolis Hotel LLC	100	0
Host Indianapolis LLC *	Host Indianapolis Hotel Member LLC	100	0
Host Kierland LLC *	U.S. Borrower	100	0
Host PLN Business Trust ††	U.S. Borrower	100	0
Host San Diego Hotel LLC **	Host San Diego LLC	100	0
Host San Diego LLC **	Harbor-Cal S.D. Partnership	100	0

PART II: NON-GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
Host SH Boston Corporation **	Host Holding Business Trust	100	0
Host UK Business Trust ††	U.S. Borrower	100	0
Host Warsaw Corporation **	Host Holding Business Trust	100	0
Houston TPP LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Chicago Ground LLC ††	U.S. Borrower	100	0
HST GP LAX LLC **	Rockledge Hotel Properties, Inc.	100	0
HST GP Mission Hills LLC **	Rockledge Hotel Properties, Inc.	100	0
HST GP San Diego LLC **	Rockledge Hotel Properties, Inc.	100	0
HST GP South Coast LLC **	Rockledge Hotel Properties, Inc.	100	0
HST GP SR Houston LLC **	Rockledge Hotel Properties, Inc.	100	0
HST II LLC **	Host Holding Business Trust	100	0
HST III LLC **	Host Holding Business Trust	100	0
HST Kierland LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee Boston LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee Cincinnati LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee CMBS LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee Denver LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee Indianapolis LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee Keystone LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee LAX LP **	HST GP LAX LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	100	0
HST Lessee Mission Hills LP **	HST GP Mission Hills LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	100	0
HST Lessee Needham LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee San Diego LP **	HST GP San Diego LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	100	0
HST Lessee SLT LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee SNYT LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee South Coast LP **	HST GP South Coast LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	100	0
HST Lessee SR Houston LP **	HST GP SR Houston LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	100	0
HST Lessee Tucson LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee Waltham LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee West Seattle LLC **	Rockledge Hotel Properties, Inc.	100	0
HST Lessee WNY LLC **	Rockledge Hotel Properties, inc.	100	0

PART II: NON-GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
HST Lessee WSeattle LLC **	Rockledge Hotel Properties, Inc.	100	0
HST RHP LLC **	Rockledge Hotel Properties, Inc.	100	0
HTKG Development Associates Limited Partnership†	HMC Burlingame LLC (1% GP), HMC BCR Holdings LLC (98% LP), HMC Burlingame II LLC (1% LP)	99.99	.01
Indianapolis TPP LLC **	Rockledge Hotel Properties, Inc.	100	0
Ivy Street Hotel Limited Partnership†	Atlanta II Limited Partnership (80% GP), Ivy Street LLC (14.9% LP), Hopewell, Ltd. (5.1% LP)	99.992	.008
JWDC Limited Partnership†	HMC JWDC GP LLC (1.8324% GP), HMC JWDC LLC (89.7875 % LP), Rockledge Square 254 LLC (not look through) (8.3801% LP)	100	0
Lauderdale Beach Association†	HMC Hotel Properties Limited Partnership (50.5% GP), RV/C Association (unaffiliated) (49.5% GP)	50.495	.005
Los Angeles TPP LLC **	Rockledge Hotel Properties, Inc.	100	0
Marriott Mexico City Partnership	HMC Airport, Inc. (52.4% GP) Aeropuerto Shareholder, Inc. (unaffiliated) (47.6%)	52.4	0
MDSM Finance LLC	HMC Palm Desert LLC	100	0
MFI Liquidating Agent LLC ††	Rockledge Hotel Properties, Inc.	100	0
Mutual Benefit Chicago Suite Hotel Partners, L.P.†	HMC Chicago LLC (98% LP, 1% GP), HMC Partnership Properties LLC (1% LP)	99.99	.01
Pacific Gateway, Ltd.†	HMC Pacific Gateway LLC (1.173% LP) HMC Gateway LLC (79.025 LP), S.D. Hotels LLC (9.77% GP), Torrey Hotel Enterprises, Ltd. (unaffiliated) (2.931% LP), Interhotel Company, Ltd. (unaffiliated) (7.1%), Douglas F. Manchester (unaffiliated) (.001% LP)	89.97	0
Philadelphia Airport Hotel Limited Partnership†	Philadelphia Airport Hotel LLC (0.1% GP), U.S. Borrower (88.9% capital, 98.9% profits LP), Philadelphia Airport Hotel Corporation (1% profit, 11% capital LP)	89	11
Philadelphia Market Street HMC Hotel Limited Partnership†	New Market Street LP (0.1% GP, 62.9% capital, 72.9% profits Class B LP and 12.75% Class C LP), U.S. Borrower (11% Class B LP), Philadelphia Market Street Hotel Corporation (1% profit, 11% capital Class B LP), Synterra Partners, L.P. (unaffiliated) (2.25% Class A LP)	86.75	11

PART II: NON-GUARANTOR SUBSIDIARIES
Entity	Direct Owner(s)	% Owned by U.S. Borrower (indirectly or directly)	% Owned by Holdings (indirectly or directly) other than through U.S. Borrower
Philadelphia Market Street Marriott Hotel II Limited Partnership†	Market Street Host LLC (.5% GP), Marriott Market Street Hotel, Inc. (unaffiliated) (99% LP), Philadelphia Market Street HMC Hotel Limited Partnership (.5% LP)	1	0
Providence TPP LLC **	Rockledge Hotel Properties, Inc.	100	0
RHP Foreign Lessee LLC **	Rockledge Hotel Properties, Inc.	100	0
Rockledge CBM Investor II LLC**	Rockledge Hotel Properties, Inc.	100	0
Rockledge CBM One Corporation**	Rockledge Hotel Properties, Inc.	100	0
Rockledge Hanover LLC**	Rockledge Hotel Properties, Inc.	100	0
Rockledge HMC BN LLC**	Rockledge Hotel Properties, Inc.	100	0
Rockledge HMT LLC	Rockledge Hotel Properties, Inc.	100	0
Rockledge Hotel Properties, Inc**	Rockledge Hotel LLC	100	0
Rockledge Insurance Company (Cayman) Ltd.**	U.S Borrower	100	0
Rockledge Manhattan Beach LLC**	Rockledge Hotel Properties, Inc.	100	0
Rockledge Minnesota LLC**	Rockledge Hotel Properties, Inc.	100	0
Rockledge NY Times Square LLC**	Rockledge Hotel Properties, Inc.	100	0
Rockledge Potomac LLC**	Rockledge Hotel Properties, Inc.	100	0
Rockledge Riverwalk LLC**	Rockledge Hotel Properties, Inc.	100	0
Rockledge Square 254 LLC**	Rockledge Hotel Properties, Inc.	100	0
Santa Clara Host Hotel Limited Partnership†	HMC MHP II LLC (1% GP), HMC Hotel Properties II Limited Partnership (50% LP), Santa Clara HMC LLC (49% LP)	99.985	.015
Seattle Host Hotel Company LLC **	Benjamin Franklin Hotel, Inc. (50% Member) W&S Realty Corporation of Delaware (50% Member)	100	0
SNYT LLC **	Host Holding Business Trust	100	0
Stamford TPP LLC **	Rockledge Hotel Properties, Inc.	100	0
Timeport, L.P.†	HMC Times Square Partner LLC (1% GP), Times Square LLC (99% LP)	99.99	.01
Times Square HMC Hotel, L.P.†	Times Square LLC (91.8% LP), Timeport, Ltd. (2.5% LP), Timewell Group, Ltd. (3.6% LP), Times Square GP LLC (2.1% GP)	99.99939	.00061
Timewell Group, Ltd.†	HMC Times Square Partner LLC (1% GP), Times Square LLC (99% LP)	99.99	.01
W&S Realty Corporation of Delaware **	HST III LLC	100	0
Waltham TPP LLC **	Rockledge Hotel Properties, Inc.	100	0

Notes:

*	Entities indicated with an asterisk cannot be guarantors of the Credit Facility due to contractual restrictions.
†	Entities indicated with a single dagger cannot be guarantors of the Credit Facility because they are not Wholly-Owned Subsidiaries that are Look-Through Subsidiaries.
††	Entities indicated with a double dagger cannot be guarantors of the Credit Facility because their only assets consist of $5,000 or less in cash.
**	Entities indicated with a double asterisk cannot be guarantors of the Credit Facility because they are a Taxable REIT Subsidiary or a subsidiary of a Taxable REIT Subsidiary.

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
Airport Hotels LLC	U.S. Borrower	Pledged
Ameliatel (Florida)	HMC AMELIA I LLC HMC Amelia II LLC	Pledged
Atlanta II Limited Partnership	HMC Atlanta LLC (98% LP, 1% GP), HMC Partnership Properties LLC(1% LP)	Not Pledged	Not look-through
Beachfront Properties, Inc.	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Benjamin Franklin Hotel, Inc.	HST II LLC	Not Pledged	Not look-through (TRS)
Braintree TPP LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
BRE/Swiss L.L.C.	HMC Swiss Holdings LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Brookfield TPP LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Calgary Charlotte Holdings Company	HMC Charlotte (Calgary) Company	Pledged
Calgary Charlotte Partnership (Nova Scotia)	HMC Charlotte (Calgary) Company (80% GP), HMC Grace (Calgary) Company (20% GP)	Pledged
CB Realty Sales, Inc.	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
CCC CMBS Corporation	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
CCES Chicago LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCFH Maui LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCFS Atlanta LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCFS Philadelphia LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCHH Atlanta LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCHH Burlingame LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCHH Cambridge LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCHH Host Capitol Hill LLC	HST Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCHH Maui LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
CCHH Reston LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCHI Singer Island LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Atlanta Marquis LLC	HMT Lessee Sub (Atlanta) LLC	Not Pledged	Not look-through (TRS)
CCMH Atlanta Suites LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Chicago CY LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Copley LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Coronado LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Costa Mesa Suites LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH DC LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Denver SE LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Denver Tech LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCMH Denver West LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Diversified LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCMH Downer’s Grove Suites LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCMH Dulles AP LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Dulles Suites LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Fin Center LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Fisherman’s Wharf LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Gaithersburg LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Hanover LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Houston AP LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Houston Galleria LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH IHP LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
CCMH Kansas City AP LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Key Bridge LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Lenox LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Manhattan Beach LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCMH Marina LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCMH McDowell LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCMH Memphis LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Metro Center LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Miami AP LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Minneapolis LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Moscone LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Nashua LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Newark LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Newport Beach LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Newport Beach Suites LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Newton LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH O’Hare AP LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH O’Hare Suites LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Orlando LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCMH Palm Desert LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Park Ridge LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Pentagon RI LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Perimeter LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
CCMH Philadelphia AP LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Philadelphia Mkt LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Portland LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCMH Potomac LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Properties II LLC	HMT Lessee Sub (Properties II) LLC	Not Pledged	Not look-through (TRS)
CCMH Quorum LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Raleigh LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Riverwalk LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Rocky Hill LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH San Diego LLC	HMT Lessee Sub (SDM Hotel) LLC	Not Pledged	Not look-through (TRS)
CCMH San Fran AP LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH Santa Clara LLC	HMT Lessee Sub (Santa Clara) LLC	Not Pledged	Not look-through (TRS)
CCMH Scottsdale Suites LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCMH South Bend LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCMH Tampa AP LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Tampa Waterside LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Times Square LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCMH Westfields LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCRC Amelia Island LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCRC Atlanta LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCRC Buckhead/Naples LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCRC Dearborn LLC	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CCRC Marina LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
CCRC Naples Golf LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCRC Phoenix LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCRC San Francisco LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
CCRC Tysons LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCSH Atlanta LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
CCSH Boston LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CCSH Chicago LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
Chesapeake Hotel Limited Partnership	HMC PLP LLC U.S. Borrower	Pledged
Cincinnati Plaza LLC	HST I LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
City Center Hotel Limited Partnership (Minnesota)	U.S. BORROWER Host La Jolla LLC	Pledged
CLDH Meadowvale Inc.	HMT Lessee Sub II LLC	Not Pledged	Not look-through (TRS)
CLMH Airport Inc.	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CLMH Calgary Inc.	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
CLMH Eaton Centre Inc.	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
Davis Realty LLC	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
DS Hotel LLC	HMC DSM LLC	Not Pledged	Not look-through
Durbin LLC	U.S. Borrower	Pledged
East Side Hotel Associates, L.P.	HMC East Side II LLC (99% LP), HMC East Side LLC (1% GP)	Pledged

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
Elcrisa S.A. De C.V.	Marriott Mexico City Partnership, G.P(65% Common), Hotelera del Polanco S.A. De C.V. (unaffliliated) (35% Common), Aeropuerto Shareholder, Inc. (unaffiliated) (45.1% Preferred), HMC Airport, Inc. (54.9% Preferred)	Not Pledged	Partnership with third party partners
Euro JV Manager LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Farrell’s Ice Cream Parlour Restaurants LLC	U.S. Borrower	Not Pledged	No assets
Fernwood Hotel Assets, Inc.	Fernwood Hotel LLC	Not Pledged	Not look-through (TRS)
Fernwood Atlanta Corporation	Fernwood Hotel Assets, Inc.	Not Pledged	Not look-through (TRS)
Fernwood Hotel LLC	U.S. Borrower	Pledged
G.L. Insurance Corporation	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Harbor-Cal S.D. Partnership	Host Harbor Island Corporation (50% LP) Host California Corporation (50% LP)	Not Pledged	Not look-through (TRS)
HHR Naples LLC	HMC OP BN LLC	Not Pledged	Indebtedness
HHR Newport Beach LLC	U.S. Borrower	Not Pledged	Indebtedness
HMA Realty Limited Partnership	Ivy Street Hotel Limited Partnership (99%), HMA-GP LLC (1% GP)	Not Pledged	Not look-through
HMA-GP LLC	Ivy Street Hotel Limited Partnership (99%), HMC Atlanta Marquis, Inc. (1%)	Not Pledged	Not look-through
HMC Airport, Inc.	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HMC Amelia I LLC	U.S. Borrower	Pledged
HMC Amelia II LLC	U.S. Borrower	Pledged
HMC AP Canada Company (Nova Scotia)	HMC AP LP	Pledged
HMC AP GP LLC	U.S. Borrower	Pledged
HMC AP LP	HMC AP GP LLC (.01% GP) U.S. Borrower (99.99% LP)	Pledged
HMC Atlanta LLC	U.S. Borrower	Pledged
HMC BCR Holdings LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Burlingame Hotel LLC	HTKG Development Associates Limited Partnership	Not Pledged	Not look-through
HMC Burlingame II LLC	HMC Burlingame LLC (99% member), Host Hotels & Resorts, Inc. (1% member)	Not Pledged	Not look-through

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
HMC Burlingame LLC	HMC BCR Holdings LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Cambridge LLC	HMC BCR Holdings LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Capital LLC	U.S. Borrower	Pledged
HMC Capital Resources LLC	U.S. Borrower HMC Capital LLC	Pledged
HMC Charlotte (Calgary) Company (Nova Scotia)	HMC Charlotte LP	Pledged
HMC Charlotte GP LLC	U.S. Borrower (1% managing member, 99% non-managing member)	Pledged
HMC Charlotte LP	HMC Charlotte GP LLC (.01% GP), U.S. Borrower (99.99% LP)	Pledged
HMC Chicago Lakefront LLC	U.S. Borrower	Pledged
HMC Chicago LLC	U.S. Borrower	Pledged
HMC Copley LLC	U.S. Borrower	Pledged
HMC Desert LLC	U.S. Borrower	Pledged
HMC Diversified American Hotels, L.P.	HMC Diversified LLC (1% GP, 98% LP) HMC HPP LLC (.99% LP) U.S. Borrower (.01% LP)	Pledged
HMC Diversified LLC	U.S. Borrower	Pledged
HMC DSM LLC	Host DSM Limited Partnership	Not Pledged	Not look-through
HMC East Side II LLC	U.S. Borrower	Pledged
HMC East Side LLC	HMC East Side II LLC (99% member), U.S. Borrower (1% member)	Pledged
HMC Gateway LLC	U.S. Borrower	Not Pledged	Indebtedness
HMC Georgia LLC	U.S. Borrower	Pledged
HMC Grace (Calgary) Company (Nova Scotia)	HMC Charlotte (Calgary) Company	Pledged

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
HMC Grand LLC	U.S. Borrower	Pledged
HMC Hanover LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Headhouse Funding LLC	U.S. Borrower	Pledged
HMC Host Restaurants LLC	U.S. Borrower	Pledged
HMC Hotel Development LLC	U.S. Borrower	Pledged
HMC Hotel Properties II Limited Partnership	HMC Properties II LLC (99% LP), HMC MHP II LLC (1% GP)	Not Pledged	Not look-through
HMC Hotel Properties Limited Partnership	HMC Properties I LLC (98% LP, 1% GP), HMC Partnership Properties LLC (1% LP)	Not Pledged	Not look-through
HMC HPP LLC	U.S. Borrower	Pledged
HMC HT LLC	U.S. Borrower	Pledged
HMC IHP Holdings LLC	U.S. Borrower	Pledged
HMC JWDC GP LLC	U.S. Borrower	Not Pledged	Indebtedness
HMC JWDC LLC	U.S. Borrower	Pledged
HMC Kea Lani LLC	U.S. Borrower	Pledged
HMC Lenox LLC	U.S. Borrower	Pledged
HMC Manhattan Beach LLC	U.S. Borrower	Pledged
HMC Market Street LLC	U.S. Borrower	Not Pledged	Indebtedness
HMC Maui LLC	U.S. Borrower	Pledged
HMC McDowell LLC	HMC McDowell Mountains LLC	Not Pledged	Indebtedness
HMC McDowell Mountains LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Mexpark LLC	U.S. Borrower	Pledged
HMC MHP II LLC	HMC Properties II LLC (99%), HMC MHP II, Inc. (1%)	Not Pledged	Not look-through
HMC Naples Golf, Inc.	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HMC NGL LLC	U.S. Borrower	Pledged
HMC O’Hare Suites Ground LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
HMC OLS I L.P.	HMC OLS I LLC U.S. Borrower	Pledged
HMC OLS I LLC	U.S. Borrower	Pledged
HMC OLS II L.P.	HMC OLS I L.P. HMC OLS I LLC	Pledged
HMC OP BN LLC	U.S. Borrower	Not Pledged	Indebtedness
HMC Pacific Gateway LLC	U.S. Borrower	Not Pledged	Indebtedness
HMC Palm Desert LLC	U.S. Borrower	Pledged
HMC Park Ridge II LLC	HMC Park Ridge LLC (99% member), Host Hotels & Resorts, Inc. (1% member)	Not Pledged	Not look-through
HMC Park Ridge LLC	HMC Capital Resources LLC	Pledged
HMC Park Ridge LP	HMC Park Ridge LLC (98% LP, 1% GP), HMC Park Ridge II LLC (1% LP)	Not Pledged	Not look-through
HMC Partnership Properties LLC	HMC HPP LLC (99% managing member), Host Hotels & Resorts, Inc. (1% non-managing member)	Not Pledged	Not look-through
HMC PLP LLC	U.S. Borrower	Pledged
HMC Polanco LLC	HMC Mexpark LLC	Pledged
HMC Potomac LLC	U.S. Borrower	Pledged
HMC Properties I LLC	U.S. Borrower	Pledged
HMC Properties II LLC	U.S. Borrower	Pledged
HMC Property Leasing LLC	U.S. Borrower	Pledged
HMC Reston LLC	HMC BCR Holdings LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Retirement Properties L.P.	U.S. Borrower Durbin LLC	Pledged
HMC SBM Two LLC	U.S. Borrower	Pledged
HMC Seattle LLC	U.S. Borrower	Pledged
HMC SFO LLC	U.S. Borrower	Pledged
HMC Suites Limited Partnership	HMC Suites LLC HMC Capital Resources LLC	Pledged
HMC Suites LLC	HMC Capital Resources LLC	Pledged
HMC Swiss Holdings LLC	U.S. Borrower	Pledged
HMC Times Square Hotel LLC	Times Square HMC Hotel, L.P.	Not Pledged	Not look-through
HMC Times Square Partner LLC	Times Square LLC (99%), MHP Acquisition Corp. (1%)	Not Pledged	Contractual Restrictions

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
HMC Toronto Air Company (Nova Scotia)	HMC Toronto Airport LP	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Toronto Airport GP LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Toronto Airport LP	HMC Toronto Airport GP LLC (.01% GP), U.S. Borrower. (99.99% LP)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Toronto EC Company (Nova Scotia)	HMC Toronto EC LP	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Toronto EC GP LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC Toronto EC LP	HMC Toronto EC GP LLC (.01% GP), U.S. Borrower. (99.99% LP)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HMC/Interstate Manhattan Beach, L.P.	HMC Manhattan Beach LLC U.S. Borrower	Pledged
HMH General Partner Holdings LLC	U.S. Borrower	Pledged
HMH HPT CBM LLC	U.S. Borrower	Not Pledged	Already pledged to HPT
HMH HPT RIBM LLC	U.S. Borrower	Not Pledged	Already pledged to HPT
HMH Marina LLC	HMC Retirement Properties L.P.	Pledged
HMH Pentagon LLC	U.S. Borrower	Pledged

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
HMH Restaurants LLC	U.S. Borrower	Pledged
HMH Rivers LLC	U.S. Borrower	Pledged
HMH Rivers, L.P.	HMH Rivers LLC (1% GP), U.S. Borrower (99%LP)	Pledged
HMH WTC LLC	U.S. Borrower	Pledged
HMT Lessee Sub (Atlanta) LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
HMT Lessee Sub (Palm Desert) LLC	HMT Lessee Sub III LLC	Not Pledged	Not look-through (TRS)
HMT Lessee Sub (Properties) LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
HMT Lessee Sub (Santa Clara) LLC	HMT Lessee Sub IV LLC	Not Pledged	Not look-through (TRS)
HMT Lessee Sub (SDM Hotel) LLC	HMT Lessee Sub I LLC	Not Pledged	Not look-through (TRS)
HMT Lessee Sub I LLC	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
HMT Lessee Sub II LLC	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
HMT Lessee Sub III LLC	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
HMT Lessee Sub IV LLC	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
HMT SPE (Atlanta) Corporation	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
HMT SPE (Palm Desert) Corporation	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
HMT SPE (Properties II) Corporation	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
HMT SPE (Santa Clara) Corporation	Rockledge HMT LLC	Not Pledged	Not look-through (TRS)
Hopewell Associates L.P.	Ivy Street Hopewell LLC (98% LP & 1% GP), HMC Partnership Properties LLC (1% LP)	Not Pledged	Not look-through
Host Atlanta Perimeter Ground LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host CAD Business Trust	U.S. Borrower	Not Pledged	No assets
Host California Corporation	Host Holding Business Trust	Not Pledged	Not look-through (TRS)
Host Capitol Hill LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
Host Cincinnati Hotel LLC	Host Cincinnati II LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Cincinnati II LLC	Cincinnati Plaza	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host CLP Business Trust	U.S. Borrower	Not Pledged	Not Wholly Owned-Third Party Preferred Stock Holdings
Host CLP LLC	Host CLP Business Trust	Not Pledged	Not Wholly Owned
Host Dallas Quorum Ground LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Denver Hotel Company	HST II LLC	Not Pledged	Not look-through (TRS)
Host Denver, LLC	Host Denver Hotel Company	Not Pledged	Not look-through (TRS)
Host DSM Limited Partnership	HMC Desert LLC (98% LP, 1% GP), HMC Partnership Properties LLC (1% LP)	Not Pledged	Not look-through
Host Euro Business Trust	Host Warsaw Corporation	Not Pledged	Not Wholly Owned-Third Party Preferred Stock Holdings
Host Financing LLC	Host Realty Company, LLC Host Realty Partnership, L.P.	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host FJD Business Trust	U.S. Borrower	Not Pledged	No assets
Host Fourth Avenue LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
Host Hanover Limited Partnership	HMC Hanover LLC (98% LP, 1% GP), HMC Partnership Properties LLC (1% LP)	Not Pledged	Not look-through
Host Harbor Island Corporation	Host Holding Business Trust	Not Pledged	Not look-through (TRS)
Host Holding Business Trust	HST LT LLC	Not Pledged	Not Wholly Owned-Third Party Preferred Stock Holdings
Host Houston Briar Oaks, L.P.	Host Realty Partnership, L.P. (99% GP) Host Financing LLC (1% LP)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Indianapolis Hotel LLC	HST I LLC	Not Pledged	Indebtedness
Host Indianapolis Hotel Member LLC	Host Indianapolis Hotel LLC	Not Pledged	Indebtedness
Host Indianapolis I LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P.	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Indianapolis LLC	Host Indianapolis Hotel Member LLC	Not Pledged	Indebtedness
Host Kierland LLC	U.S. Borrower	Not Pledged	Indebtedness
Host La Jolla LLC	U.S. Borrower	Pledged
Host Los Angeles LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P. (99% member)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Mission Hills Hotel LLC	Host Mission Hills II LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Mission Hills II LLC	Host Mission Hills, L.L.C.	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Mission Hills, L.L.C.	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
Host Needham Hotel LLC	Host Needham II LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Needham II LLC	Host Needham LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Needham LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P. (99% member)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host of Boston, LTD. (Massachusetts)	Airport Hotels LLC U.S. Borrower	Pledged
Host of Houston 1979 (Texas)	Airport Hotels LLC Host Of Houston, Ltd. (Texas)	Pledged
Host of Houston, LTD. (Texas)	Airport Hotels LLC U.S. Borrower	Pledged
Host Park Ridge LLC	HMC Capital Resources LLC	Pledged
Host PLN Business Trust	U.S. Borrower	Not Pledged	No assets
Host Realty Company, LLC	Host Realty Partnership, L.P. (99% member) HST I LLC (1% member)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Realty Hotel LLC	Host Realty LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
Host Realty LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Realty Partnership, L.P.	HST I LLC (1% GP) HST LT LLC (99% LP)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host San Diego Hotel LLC	Host San Diego LLC	Not Pledged	Not look-through (TRS)
Host San Diego LLC	Harbor-Cal S.D. Partnership	Not Pledged	Not look-through (TRS)
Host SH Boston Corporation	Host Holding Business Trust	Not Pledged	Not look-through (TRS)
Host Tucson LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P. (99% member)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host UK Business Trust	U.S. Borrower	Not Pledged	No assets
Host Waltham Hotel LLC	Host Waltham II LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Waltham II LLC	Host Waltham LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Waltham LLC	Host Financing LLC (1% member) Host Realty Partnership, L.P. (99% member)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Host Warsaw Corporation	Host Holding Business Trust	Not Pledged	Not look-through (TRS)
Houston TPP LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Chicago Ground LLC	U.S. Borrower	Not Pledged	No assets

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
HST GP LAX LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST GP Mission Hills LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST GP San Diego LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST GP South Coast LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through {TRS)
HST GP SR Houston LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST I LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HST II LLC	Host Holding Business Trust	Not Pledged	Not look-through (TRS)
HST III LLC	Host Holding Business Trust	Not Pledged	Not look-through (TRS)
HST Kierland LLC	Rockledge Hotel Properties, lnc.	Not Pledged	Not look-through (TRS)
HST Lessee Boston LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee Cincinnati LLC	Rockledge Hotel Properties, lnc.	Not Pledged	Not look-through (TRS)
HST Lessee CMBS LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee Denver LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee Indianapolis LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee Keystone LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee LAX LP	HST GP LAX LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	Not Pledged	Not look-through (TRS)
HST Lessee Mission Hills LP	HST GP Mission Hills LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	Not Pledged	Not look-through (TRS)
HST Lessee Needham LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee San Diego LP	HST GP San Diego LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	Not Pledged	Not look-through (TRS)
HST Lessee SLT LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee SNYT LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee South Coast LP	HST GP South Coast LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	Not Pledged	Not look-through (TRS)

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
HST Lessee SR Houston LP	HST GP SR Houston LLC (1% GP) Rockledge Hotel Properties, Inc. (99% LP)	Not Pledged	Not look-through (TRS)
HST Lessee Tucson LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee Waltham LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee West Seattle LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee WNY LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST Lessee WSeattle LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HST LT LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
HST RHP LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
HTKG Development Associates Limited Partnership	HMC Burlingame LLC (1% GP), HMC BCR Holdings LLC (98% LP), HMC Burlingame II LLC (1% LP)	Not Pledged	Not look-through
IHP HOLDINGS PARTNERSHIP, L.P. (Pennsylvania)	IHP Holding LLC (99% LP), HMH General Partner Holdings LLC (1% GP)	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Indianapolis TPP LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Ivy Street Hopewell LLC	U.S. Borrower	Pledged
Ivy Street Hotel Limited Partnership	Atlanta II Limited Partnership (80% GP), Ivy Street LLC (14.9% LP), Hopewell Associates, L.P. (5.1% LP)	Not Pledged	Not look-through
Ivy Street LLC	U.S. Borrower	Pledged
JWDC Limited Partnership	HMC JWDC GP LLC (1.8324% GP), HMC JWDC LLC (89.7875% LP), Rockledge Square 254 LLC (8.3801% LP)	Not Pledged	Not look-through
Lauderdale Beach Association	HMC Hotel Properties Limited Partnership (50.5% GP), RV/C Association (unaffiliated) (49.5% GP)	Not Pledged	Not look-through
Los Angeles TPP LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS}
Market Street Host LLC	U.S. Borrower	Not Pledged	Indebtedness

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
Marriott Mexico City Partnership	HMC Airport, Inc. (52.4% GP) Aeropuerto Shareholder, Inc. (unaffiliated) (47.6%)	Not Pledged	Partnership with third party partners
MDSM Finance LLC	HMC Palm Desert LLC	Not Pledged	Indebtedness
MFI Liquidating Agent LLC	Rockledge Hotel Properties, Inc.	Not Pledged	No assets
Mutual Benefit Chicago Suite Hotel Partners, L.P.	HMC Chicago LLC (98% LP, 1% GP), HMC Partnership Properties LLC (1% LP)	Not Pledged	Not look-through
New Market Street LP	U.S. Borrower (99.9%LP), HMC Market Street LLC (0.1%GP)	Not Pledged	Indebtedness
Pacific Gateway, Ltd.	HMC Pacific Gateway LLC (1.173% LP) HMC Gateway LLC (79.025 LP), S.D. Hotels LLC (9.77% GP), Torrey Hotel Enterprises, Ltd. (unaffiliated) (2.931% LP), Interhotel Company, Ltd. (unaffiliated) (7.1%), Douglas F. Manchester (unaffiliated) (.001% LP)	Not Pledged	Not look-through
Philadelphia Airport Hotel Limited Partnership	Philadelphia Airport Hotel LLC (0.1% GP), U.S. Borrower (88.9% capital, 98.9% profits LP), Philadelphia Airport Hotel Corporation (1% profit, 11% capital LP)	Not Pledged	Not look-through
Philadelphia Airport Hotel LLC	U.S. Borrower	Pledged
Philadelphia Market Street HMC Hotel Limited Partnership	New Market Street LP (0.1% GP, 62.9% capital, 72.9% profits Class B LP and 12.75% Class C LP), U.S. Borrower (11% Class B LP), Philadelphia Market Street Hotel Corporation (1% profit, 11% capital Class B LP), Synterra Partners, L.P. (unaffiliated) (2.25% Class A LP)	Not Pledged	Not look-through
Philadelphia Market Street Marriott Hotel II Limited Partnership	Market Street Host LLC (.5% GP), Marriott Market Street Hotel, Inc. (unaffiliated) (99% LP), Philadelphia Market Street HMC Hotel Limited Partnership (.5% LP)	Not Pledged	Not look-through
PM Financial LLC	U.S. Borrower	Pledged
PM Financial LP	PM Financial LLC (1% GP) U.S. Borrower (99% LP)	Pledged
Potomac Hotel Limited Partnership	HMC Potomac LLC (1% GP, 98% LP) HMC HPP LLC (.99% LP) U.S. Borrower (.01% LP)	Pledged
PRM LLC	HMC Capital Resources LLC	Pledged
Providence TPP LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS}

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
RHP Foreign Lessee LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge CBM Investor II LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge CBM One Corporation	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge Hanover LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge HMC BN LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge HMT LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge Hotel LLC	U.S. Borrower	Pledged
Rockledge Hotel Properties, Inc	Rockledge Hotel LLC	Not Pledged	Not look-through (TRS)
Rockledge Insurance Company (Cayman) Ltd.	U.S. Borrower	Not Pledged	Not look-through (TRS)
Rockledge Manhattan Beach LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge Minnesota LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge NY Times Square LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge Potomac LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge Riverwalk LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Rockledge Square 254 LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
S.D. Hotels LLC	U.S. Borrower	Not Pledged	Partnership Agreement; Indebtedness
Santa Clara HMC LLC	U.S. Borrower	Pledged
Santa Clara Host Hotel Limited Partnership	HMC MHP II LLC (1% GP), HMC Hotel Properties II Limited Partnership (50% LP), Santa Clara HMC LLC (49% LP)	Not Pledged	Not look-through
Seattle Host Hotel Company LLC	Benjamin Franklin Hotel, Inc. (50% Member) W&S Realty Corporation of Delaware (50% Member)	Not Pledged	Not look-through (TRS)
SNYT LLC	Host Holding Business Trust	Not Pledged	Not look-through (TRS)
South Coast Host Hotel LLC	HST I LLC	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements

PART III: PLEDGED STATUS OF CAPITAL STOCK OR EQUITY INTEREST LISTED ON PART I AND PART II OF THIS SCHEDULE IV

Entity	Direct Owner(s) (Pledgor Entities Denoted in Italics: Non-italicized Entities are Not Pledgors)	Pledge Status of Entity	Reason Entity Not Pledged
Stamford TPP LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look-through (TRS)
Starlex LLC	U.S. Borrower	Not Pledged	Pledges suspended; to be added upon resumption of pledge requirements
Timeport, L.P.	HMC Times Square Partner LLC (1% GP), Times Square LLC (99% LP)	Not Pledged	Not look through
Times Square GP LLC	U.S. Borrower	Not Pledged	Indebtedness
Times Square HMC Hotel, L.P.	Times Square LLC (91.8% LP), Timeport, Ltd. (2.5% LP), Timewell Group, Ltd. (3.6% LP), Times Square GP LLC (2.1% GP)	Not Pledged	Not look-through
Times Square LLC	Host La Jolla LLC	Pledged
Timewell Group, Ltd.	HMC Times Square Partner LLC (1% GP), Times Square LLC (99% LP)	Not Pledged	Not look through
W&S Realty Corporation of Delaware	HST III LLC	Not Pledged	Not look through (TRS)
Waltham TPP LLC	Rockledge Hotel Properties, Inc.	Not Pledged	Not look through (TRS)
Wellsford-Park Ridge HMC Hotel Limited Partnership	Host Park Ridge LLC (99% GP) PRM LLC (1% LP)	Pledged
YBG Associates LLC	HMC Capital Resources LLC	Pledged

Notes:

State of Organization is Delaware unless otherwise noted in parenthesis below entity.

Principal Place of Business for all entities is 6903 Rockledge Drive, Bethesda, MD 20817.

SCHEDULE V

Calculation of Mandatory Costs

(a) On the first day of each Interest Period or any other period for which interest is calculated (or as soon as possible thereafter) the Administrative Agent shall determine:

(i) for each Lender the percentage rate per annum for such Interest Period or such other period which is the applicable Mandatory Costs (as calculated below); and

(ii) the Mandatory Costs for all the Lenders for such period, which shall be the rate per annum which is the weighted average of the Lenders’ Mandatory Costs (weighted in proportion to the percentage participation of each Lender in the Euro Rate Loan to which such Interest Period or such other period relates.

(b) The Mandatory Cost for a Lender for a Euro Rate Loan for each of its Interest Periods (or any other period for which interest is calculated) is the rate determined by the Administrative Agent to be equal to the rate notified by such Lender to the Administrative Agent and calculated in accordance with the following formulae:

(i)	in relation to a Euro Rate Loan denominated in Pounds Sterling:

Mandatory Cost =	BY - S(Y - Z) - F x 0.01%	per annum; and
100 – (B + S)

(ii)	in relation to any other Euro Rate Loan:

Mandatory Cost =	F x 0.01%	per annum;
300

where on the day of application of the relevant formula:

B	is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England required that Lender to hold in a non-interest-bearing deposit account in accordance with its cash ratio requirements;

Y	is the Pounds Sterling LIBOR Rate applicable to the relevant Interest Period (or period);

S	is the percentage of that Lender’s eligible liabilities which the Bank of England requires from time to time that Lender to place as interest bearing special deposits with the Bank of England (or other United Kingdom governmental authorities or agencies);

Z	is the interest rate per annum payable by the Bank of England to that Lender on such interest bearing special deposits; and

F	is the charge payable by that Lender to the Financial Services Authority under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by each of the Lenders expressed in Pounds Sterling per £1,000,000.

(c)	For the purposes of this Schedule V:

(i)	“eligible liabilities” and “special deposits” have the meaning given to them at the time of application of the formula by the Bank of England or the Bank of England Act 1998 (as appropriate);

(ii)	“Fees Regulations” means the FSA Supervision Manual and/or any other regulations governing the payment of fees for the acceptance of deposits; and

(iii)	“fee tariffs” has the meaning given to it in, and calculated in accordance with, the Fees Regulations.

(d) In the application of the formula, B, Y, S and Z are included in the formula as percentages, e.g., if B= 0.5% and Y =15%, BY is calculated as 0.5 x 15.

(e)	(i) The formula is applied on the first day of each relevant period comprised in the relevant Interest Period (or period).

(ii) Each rate calculated in accordance with the formula is rounded upward, if necessary, to the nearest 1/16 of 1%.

(f) If the Administrative Agent determines that a change in circumstances has rendered, or will render, the formula inappropriate in order to comply with any law, regulation or requirement from time to time imposed by the Bank of England, the Financial Services Authority of the European Central Bank, the Administrative Agent (after consultation with the Lenders and the U.S. Borrower) shall notify the U.S. Borrower of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Administrative Agent shall, in the absence of manifest error, be binding on all parties.

SCHEDULE C-1

ALTERNATIVE CURRENCY FACILITY VALUATION DATES

SCHEDULE C-1

CANADIAN FACILITY EVALUATION DATES
Period	Quarter	Fiscal Calendar
2007
Period 5		05/18/07
Period 6	Q2	06/15/07
Period 7		07/13/07
Period 8		08/10/07
Period 9	Q3	09/07/07
Period 10		10/05/07
Period 11		11/02/07
Period 12		11/30/07
Fiscal Year End	Q4	12/31/07

2008
Period 1		01/25/08
Period 2		02/22/08
Period 3	Q1	03/21/08
Period 4		04/18/08
Period 5		05/16/08
Period 6	Q2	06/13/08
Period 7		07/11/08
Period 8		08/08/08
Period 9	Q3	09/05/08
Period 10		10/03/08
Period 11		10/31/08
Period 12		11/28/08
Fiscal Year End	Q4	12/31/08

2009
Period 1		01/30/09
Period 2		02/27/09
Period 3	Q1	03/27/09
Period 4		04/24/09
Period 5		05/22/09
Period 6	Q2	06/19/09
Period 7		07/17/09
Period 8		08/14/09
Period 9	Q3	09/11/09
Period 10		10/09/09
Period 11		11/06/09
Period 12		12/04/09
Fiscal Year End	Q4	12/31/09

2010
Period 1		01/29/10
Period 2		02/26/10
Period 3	Q1	03/26/10
Period 4		04/23/10
Period 5		05/21/10
Period 6	Q2	06/18/10
Period 7		07/16/10
Period 8		08/13/10
Period 9	Q3	09/10/10
Period 10		10/08/10
Period 11		11/05/10
Period 12		12/03/10
Fiscal Year End	Q4	12/31/10

2011
Period 1		01/28/11
Period 2		02/25/11
Period 3	Q1	03/25/11
Period 4		04/22/11
Period 5		05/20/11

Period 6	Q2	06/17/11
Period 7		07/15/11
Period 8		08/12/11
Period 9	Q3	09/09/11
Period 10		10/07/11
Period 11		11/04/11
Period 12		12/02/11
Fiscal Year End	Q4	12/31/11

SCHEDULE 8.20

INDEBTEDNESS

Borrower	Description	Balance as of 5/25/07
		(in thousands)
	Senior Notes
Host Hotels & Resorts, L.P.	Series K Senior Notes due 2013	725,000
Host Hotels & Resorts, L.P.	Series M Senior Notes due 2012	350,000
Host Hotels & Resorts, L.P.	Series O Senior Notes due 2015	650,000
Host Hotels & Resorts, L.P.	Series Q Senior Notes due 2016	800,000
Host Hotels & Resorts, L.P.	Series S Senior Notes due 2014	500,000

	Old Marriott Corporation Senior Notes
Host Hotels & Resorts, L.P.	Debentures	5,885
Host Hotels & Resorts, L.P.	Series L	6,848

	Exchangeable Debentures
Host Hotels & Resorts, L.P.	3.250% Exchangable Debentures	500,000
Host Hotels & Resorts, L.P.	2.625% Exchangeable Debentures	600,000

	Mortgage Debt
Lauderdale Beach Association	Harbor Beach Mortgage	134,000

HHR Naples LLC & HHR Newport Beach LLC	Ritz Naples & Newport Beach Mortgage	300,000
HMC Hotel Properties II Limited Partnership	MHP II	161,938
Santa Clara Host Hotel Limited Partnership	Santa Clara	31,660
HMC Hotel Properties Limited Partnership	MHP - Orlando Mortgage	133,728
HMC Hotel Properties Limited Partnership	MHP - Orlando Construction	78,727
HMC Polanco LLC & Elcrisa, S.A. de C.V.	Mexico	3,597
HMC McDowell LLC	McDowell Mountains	33,500
Pacific Gateway, Ltd	San Diego	179,583
Host Kierland LLC	Westin Kierland	135,000
HMC Toronto EC Company	Toronto Eaton Centre	33,079
HMC Toronto Air Company	Toronto Airport	21,967
HMC AP Canada Company	Meadowvale	29,547
Calgary Charlotte Holding Company	Calgary	31,701
Host Indianapolis LLC	Westin Indianapolis	35,390
DS Hotel LLC	Desert Springs Senior Loan	84,678
HMA Realty Limited Partnership	Atlanta Marquis	135,913
Host Denver LLC	Westin Denver Tabor Center	39,241

	Other Debt
Host Hotels & Resorts, L.P.	Newark Airport	32,300
Host Hotels & Resorts, L.P.	Dulles Airport	11,500
Philadelphia Airport Hotel Limited Partnership	Philadelphia Airport	40,000
Philadelphia Market Street HMC Hotel LP	Philadelphia Convention Center Land Note	1,752
Various	Capital Leases (Corporate R/E)	14
Various	Capital Lease Obligations	2,537
Lauderdale Beach Association	Harbor Beach - FF&E Loan (MI)	156

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Date]

With respect to any Borrowings other than Canadian Revolving Loan Borrowings:

Deutsche Bank AG New York Branch, as Administrative Agent

for the Lenders party to the Credit Agreement

referred to below

100 Plaza One, 8th Floor

Jersey City, NJ 073311

ABA #021-001-033, Acct. # 60200119

Acct. Name: Commercial Loan Division

Attn: Deirdre Wall

With respect to Canadian Revolving Loan Borrowings:

Royal Bank of Canada,

Toronto, Ontario ROYCCAT2

Acct. # 071720000109

Acct. Name: Deutsche Bank AG, Canada Branch

Attn: Marcellus Leung

Re: Host Hotels & Resorts, L.P.

Ladies and Gentlemen:

The undersigned, [Name of Borrower or Borrowers] (the “Borrower(s)”), refers to the Second Amended and Restated Credit Agreement, dated as of May 25, 2007 (as amended from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Host Hotels & Resorts, L.P., the U.S. Subsidiary Borrower named therein, each Canadian Revolving Loan Borrower from time to time party thereto, various lenders from time to time party thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent for such Lenders, and, subject to the terms of Section 2.11(a) and (b) of the Credit Agreement, hereby gives you, as the Administrative Agent, irrevocable notice, pursuant to Section 2.03(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03(a) of the Credit Agreement:

as amended, modified or supplemented from time to time, the “Credit Agreement”),

(i) The Business Day of the Proposed Borrowing is             , 20      .1

(ii) The Proposed Borrowing shall consist of [Dollar Revolving Loans][Canadian Revolving Loans][Euro Revolving Loans][Sterling Revolving Loans]

(iii) The aggregate [principal amount] [Face Amount]2 of the Proposed Borrowing is                     .3

(iv) The purpose of the Proposed Borrowing is             .

(v) [The Dollar Revolving Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].]4

(vi) [The initial Interest Period for the Proposed Borrowing is              month(s).]5

(vii) [The Canadian Revolving Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Canadian Prime Rate Loans] [Bankers’ Acceptance Loans].]6

(viii) [The term of the Proposed Borrowing is                      days.]7

[1]

Shall be a Business Day at least one Business Day in the case of Base Rate Loans or Canadian Prime Rate Loans and three Business Days in the case of Euro Rate Loans or Bankers' Acceptance Loans, in each case after the date hereof.

[2]	The aggregate Face Amount of the Bankers’ Acceptances is to be included for a Proposed Borrowing of Canadian Revolving Loans maintained as Bankers’ Acceptance Loans.
[3]	Stated in the Applicable Currency.
[4]	To be included for a Proposed Borrowing of Dollar Revolving Loans.
[5]	To be included for a Proposed Borrowing of Eurodollar Loans.
[6]	To be included for a Proposed Borrowing of Canadian Revolving Loans.
[7]	To be included for a Proposed Borrowing of Canadian Revolving Loans maintained as Bankers' Acceptance Loans.

The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(B) on the date of the Proposed Borrowing and also after giving effect thereto, no Default or Event of Default has occurred and is continuing and no Senior Note Indenture Default has occurred and is continuing;

(C) at the time of the Proposed Borrowing after giving effect thereto, there exists no Default or Event of Default; and

(D) at the time of the Proposed Borrowing after giving effect thereto, the Leverage Ratio (computed on a Pro Forma Basis in accordance with Section 2.01(a)(vii)) will be                         .

Very truly yours,

[NAME OF BORROWER(S)]

By
Title:

EXHIBIT B-1

FORM OF DOLLAR REVOLVING NOTE

$	New York, New York
, 20

FOR VALUE RECEIVED, HOST HOTELS & RESORTS, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of                                  or its registered assigns (the “Lender”), in lawful money of the United States of America and in immediately available funds, at the appropriate Payment Office (as defined in the Credit Agreement referred to below) of Deutsche Bank AG New York Branch (the “Administrative Agent”) on the Maturity Date (as defined in the Credit Agreement) the principal sum of                                  DOLLARS ($                                ) or, if less, the then unpaid principal amount of all Dollar Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Note is one of the Dollar Revolving Notes referred to in the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among the Borrower, the U.S. Subsidiary Borrower named therein, each Canadian Revolving Loan Borrower from time to time party thereto, the lenders from time to time party thereto (including the Lender) and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), and is subject to the terms and conditions of, and entitled to the benefits of, the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Subsidiaries Guaranty (as defined in the Credit Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be or may become due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

HOST HOTELS & RESORTS, L.P.
By:	Host Hotels & Resorts, Inc., its General Partner

By
Name
Title:

EXHIBIT B-2

FORM OF CANADIAN DOLLAR REVOLVING NOTE

Cdn	New York, New York
, 20

FOR VALUE RECEIVED, [NAME OF CANADIAN REVOLVING LOAN BORROWER], a                                  corporation (the “Borrower”), hereby promises to pay to the order of                                  or its registered assigns (the “Lender”), in lawful money of Canada and in immediately available funds (except as provided below), at the appropriate Payment Office (as defined in the Credit Agreement referred to below) of Deutsche Bank AG New York Branch (the “Administrative Agent”) on the Maturity Date (as defined in the Credit Agreement) the principal sum of                                  CANADIAN DOLLARS (Cdn                                 ) or, if less, the unpaid principal amount of all Canadian Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement. Except as specifically provided in Section 2.17 of the Credit Agreement (which, in the circumstances provided therein, shall require payments to be made in U.S. Dollars as provided therein), all payments hereunder shall be made in Canadian Dollars.

The Borrower also promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Note is one of the Canadian Dollar Revolving Notes referred to in the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among Host Hotels & Resorts, L.P., the Borrower, the U.S. Subsidiary Borrower named therein, each other Canadian Revolving Loan Borrower from time to time party thereto, the lenders from time to time party thereto (including the Lender) and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), and is subject to the terms and conditions of, and entitled to the benefits of, the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Subsidiaries Guaranty (as defined in the Credit Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be or may become due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[NAME OF CANADIAN REVOLVING LOAN
BORROWER]

By
Title:

EXHIBIT B-3

FORM OF STERLING REVOLVING NOTE

£	New York, New York
, 20

FOR VALUE RECEIVED, HOST HOTELS & RESORTS, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of                                  or its registered assigns (the “Lender”), in lawful money of the United Kingdom and in immediately available funds, at the appropriate Payment Office (as defined in the Credit Agreement referred to below) of Deutsche Bank AG New York Branch (the “Administrative Agent”) on the Maturity Date (as defined in the Credit Agreement) the principal sum of                                  POUNDS STERLING (£                                ) or, if less, the then unpaid principal amount of all Sterling Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement. Except as specifically provided in Section 2.17 of the Credit Agreement (which, in the circumstances provided therein, shall require payments to be made in U.S. Dollars as provided therein), all payments hereunder shall be made in Pounds Sterling.

The Borrower also promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Note is one of the Sterling Revolving Notes referred to in the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among the Borrower, the U.S. Subsidiary Borrower named therein, each Canadian Revolving Loan Borrower from time to time party thereto, the lenders from time to time party thereto (including the Lender) and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), and is subject to the terms and conditions of, and entitled to the benefits of, the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Subsidiaries Guaranty (as defined in the Credit Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be or may become due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

HOST HOTELS & RESORTS, L.P.
By:	Host Hotels & Resorts, Inc., its General Partner

By
Name
Title:

EXHIBIT B-4

FORM OF EURO REVOLVING NOTE

€	New York, New York
, 20

FOR VALUE RECEIVED, [NAME OF BORROWER], a                                  (the “Borrower”), hereby promises to pay to the order of                                  or its registered assigns (the “Lender”), in lawful money of the European Economic and Monetary Union and in immediately available funds, at the appropriate Payment Office (as defined in the Credit Agreement referred to below) of Deutsche Bank AG New York Branch (the “Administrative Agent”) on the Maturity Date (as defined in the Credit Agreement) the principal sum of                                  EUROS (€                ) or, if less, the then unpaid principal amount of all Sterling Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement. Except as specifically provided in Section 2.17 of the Credit Agreement (which, in the circumstances provided therein, shall require payments to be made in U.S. Dollars as provided therein), all payments hereunder shall be made in Euros.

The Borrower also promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Note is one of the Euro Revolving Notes referred to in the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among Host Hotels & Resorts, L.P., the Borrower, the U.S. Subsidiary Borrower named therein, each Canadian Revolving Loan Borrower from time to time party thereto, the lenders from time to time party thereto (including the Lender) and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), and is subject to the terms and conditions of, and entitled to the benefits of, the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Subsidiaries Guaranty (as defined in the Credit Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be or may become due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[THE BORROWER]

By:
Name
Title:

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

Dated         1

Deutsche Bank AG New York Branch

Global Loan Operations, Standby Letter of Credit Unit

60 Wall Street

New York, New York 10005 - MS NYC60-2708

Dear Sirs:

This request is being delivered to Deutsche Bank AG New York Branch, individually and as Administrative Agent (in such capacity, the “Administrative Agent”) under the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Host Hotels & Resorts, L.P. (formerly known as Host Marriott, L.P.), the U.S. Subsidiary Borrower listed therein, each Canadian Revolving Loan Borrower from time to time party thereto, the Lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent. We hereby request that Deutsche Bank AG New York Branch, in its individual capacity, issue a Letter of Credit for the account of the undersigned on     2     (the “Date of Issuance”) in the aggregate stated amount of     3     .

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be     4    , and such Letter of Credit will be in support of     5     and will have a stated expiration date of     6     .

1	Date of Letter of Credit Request.
2	Date of Issuance which shall be at least 5 Business Days from the date hereof (or such shorter period as may be acceptable to the Issuing Bank).
3	Aggregate initial Stated Amount of Letter of Credit which shall not be less than $500,000 (or such lesser amount as is acceptable to the Issuing Bank).
4	Insert name and address of beneficiary.
5	Insert description of L/C Supportable Obligations.
6	Insert last date upon which drafts may be presented which may not be later than the date which occurs 12 months after the Date of Issuance or, if earlier, the tenth Business Day prior to the Maturity Date (although any Letter of Credit may be extendible for

(continued…)

We hereby certify that:

(1) The representations and warranties contained in the Credit Documents will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(2) No Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or an Event of Default occur.

(3) No Senior Note Indenture Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Senior Note Indenture Default occur.

(4) On the Date of Issuance after giving effect to the issuance of the Letter of Credit, there will exist no Default or Event of Default.

(5) On the Date of Issuance after giving effect to the issuance of the Letter of Credit, the Leverage Ratio (computed on a Pro Forma Basis in accordance with Section 2.01(a)(vii)) will be                                         .

Information as to any special drawing conditions is as follows:                                         .

HOST HOTELS & RESORTS, L.P.
By:	Host Hotels & Resorts, Inc., its General Partner

By
Name:
Title:

(continued…)

successive periods of up to 12 months, but not beyond the tenth Business Day prior to the Maturity Date (unless such Letter of Credit is cash collateralized on or before the Date of Issuance in accordance with Section 3.02(a) of the Credit Agreement), on terms acceptable to the Issuing Bank).

EXHIBIT D

SECTION 5.04(b)(ii) CERTIFICATE

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among Host Hotels & Resorts, L.P., the Borrower, the U.S. Subsidiary Borrower named therein, each Canadian Revolving Loan Borrower from time to time party thereto, the Lenders from time to time party thereto (including the Lender) and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”). Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Title:
Date:	,

EXHIBIT E-1

May 25, 2007

To the Agent and

each of the Lenders

listed on Schedule I hereto

Re:	Second Amended and Restated Credit Agreement dated as of May 25, 2007

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Host Hotels & Resorts, L.P. (f/k/a Host Marriott, L.P.), a Delaware limited partnership (the “Company”), and in my capacity as such have acted as counsel to the Company, Host Euro Business Trust, a Maryland business trust (the “Additional Company”) and each U.S. subsidiary of the Company that is party to the Second Amended and Restated Subsidiaries Guaranty referred to below (collectively, the “U.S. Guarantors”), and have acted as special counsel to Calgary Charlotte Partnership, a Canadian partnership, HMC AP Canada Company, a Canadian company, HMC Toronto Air Company, a Canadian company, HMC Toronto EC Company, a Canadian company (collectively, the “Canadian Borrowers”) and each Canadian subsidiary of the Company that is a party to the Second Amended and Restated Subsidiaries Guaranty (collectively the “Canadian Guarantors”), all in connection with the Second Amended and Restated Credit Agreement, dated as of May 25, 2007 (the “Amended and Restated Credit Agreement”), among the Company, the Additional Company, the Canadian Borrowers, Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity and in its capacity as Collateral Agent, the “Agent”), Bank of America, N.A., as Syndication Agent, and the other agents and lenders from time to time party thereto (the “Lenders”) and certain other Loan Documents (as hereinafter defined). (The Company, the Additional Company, the Canadian Borrowers, the U.S. Guarantors and the Canadian Guarantors are sometimes collectively referred to as the “Credit Parties”.) This opinion letter is furnished to you pursuant to the requirements set forth in Section 6.02 of the Amended and Restated Credit Agreement in connection with the closing thereunder on the date hereof. Capitalized terms used herein which are defined in the Amended and Restated Credit Agreement shall have the meanings set forth in the Amended and Restated Credit Agreement, unless otherwise defined herein.

To the Agent and

each of the Lenders

listed on Schedule I hereto

May 25, 2007

For purposes of this opinion letter, I have examined photocopies of the following documents (the “Documents”):

1.	Executed copy of the Amended and Restated Credit Agreement.

2.	Executed copy of the Second Amended and Restated Subsidiaries Guaranty.

3.	The Certificate of Formation or the Certificate of Limited Partnership, as the case may be, of each Delaware Credit Party (as hereinafter defined), with amendments thereto.

4.	The Limited Liability Company Agreement or the Agreement of Limited Partnership, as the case may be, of each Delaware Credit Party.

5.	A certificate of good standing of each Delaware Credit Party listed on Schedule II hereto issued by the Secretary of State of the State of Delaware, dated the date as indicated for such Credit Party on Schedule II hereto.

6.	Certain resolutions of the Board of Directors of Host Hotels & Resorts, Inc., as general partner of the Company, adopted on May 17, 2007.

7.	Certain resolutions adopted by unanimous written consent of the Board of Managers, or the Board of Managers of the general partner, as applicable, of each Credit Party other than the Canadian Borrowers and the Canadian Guarantors, dated May 22, 2007.

8.	Certain resolutions of the Board of Trustees of the Additional Company, adopted by unanimous written consent on May 22, 2007.

The documents referred to in Paragraphs 1 and 2 above are sometimes hereinafter referred to collectively as the “Loan Documents.” The Additional Company and the following U.S. Guarantors are sometimes referred to collectively as the “Non-Delaware U.S. Credit Parties”: (i) Ameliatel; (ii) Host of Boston, Ltd.; (iii) Host of Houston, Ltd.; (iv) Host of Houston 1979; (v) City Center Hotel Limited Partnership; and (vi) IHP Holdings Partnership, L.P. The Company and the U.S. Guarantors, other than the Non-Delaware U.S. Credit Parties, are sometimes referred to collectively as the “Delaware Credit Parties”.

To the Agent and

each of the Lenders

listed on Schedule I hereto

May 25, 2007

In my examination of the Loan Documents and the other Documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to me as copies (including telecopies). As to all matters of fact relevant to the opinions expressed and other statements made herein, I have relied on the representations and statements of fact made in the Documents, I have not independently established the facts so relied on, and I have not made any investigation or inquiry other than my examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, I have assumed that (i) each Loan Document constitutes a valid and binding obligation of each party thereto enforceable against each such party in accordance with their respective terms, (ii) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Loan Documents, and the conduct of all parties to the Loan Documents has complied with any requirements of good faith, fair dealing and conscionability, (iii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Loan Documents, and (iv) there is nothing in the laws of Canada or any other law not covered by this opinion letter that is relevant to the opinions expressed below. I have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

For purposes of the opinions set forth in Paragraph (c) below, I have made the following further assumptions: (i) that all orders, judgments, decrees, agreements and contracts would be enforced as written; and (ii) that all parties to the Loan Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware Limited Liability Company Act, as amended (the “Delaware LLC Act”), (ii) the Delaware Uniform Limited Partnership Act, as amended (the “Delaware Limited Partnership Act”), and (iii) as to the opinions given in Paragraph (d) below, subject to the exclusions and limitations set forth in this opinion letter, federal statutes and regulations (“Applicable Federal Law”).

To the Agent and

each of the Lenders

listed on Schedule I hereto

May 25, 2007

I am advised that, as to the matters relating to the Non-Delaware U.S. Credit Parties (other than IHP Holdings Partnership, L.P.) referenced in Paragraphs (a), (b) and (c) below, you are obtaining the opinion of Hogan & Hartson L.L.P. I am further advised that, as to the matters relating to the Canadian Borrowers and Canadian Guarantors referenced in Paragraphs (a), (b) and (c) below, you are obtaining the opinions of Blake, Cassels & Graydon LLC and Cox Hanson O’Reilly Matheson.

Based upon, subject to and limited by the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, I am of the opinion that:

(a) Each Delaware Credit Party is validly existing under the laws of the State of Delaware as a limited partnership or limited liability company, as the case may be, as of the date of the certificate listed for such Credit Party on Schedule II hereto.

(b) Each Delaware Credit Party has the limited partnership or limited liability company power, as the case may be, to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance by each Delaware Credit Party of the Loan Documents to which it is a party have been duly authorized by all necessary limited partnership or limited liability company action, as the case may be, of such Delaware Credit Party. Each Delaware Credit Party has duly executed and delivered each of the Loan Documents to which it is a party.

(c) The execution, delivery and performance as of the date hereof by each Delaware Credit Party of the Loan Documents to which it is party do not (i) in the case of each such party that is a partnership, violate the certificate of limited partnership of such party, the partnership agreement of such party or the Delaware Limited Partnership Act, (ii) in the case of each such party that is a limited liability company, violate the certificate of formation of such party, the limited liability company agreement of such party, or the Delaware LLC Act.

(d) No approval or consent of, or registration or filing with, any federal or state governmental agency is required to be obtained or made by the Credit Parties under Applicable Federal Law in connection with the execution, delivery and performance as of the date hereof by the Credit Parties of the Loan

To the Agent and

each of the Lenders

listed on Schedule I hereto

May 25, 2007

Documents and other than any approvals, consents, registrations or filings necessary for each Credit Party to continue to conduct its business as currently conducted.

I hereby confirm to you that, to my knowledge, there are no actions, suits or proceedings pending or overtly threatened in writing against any Credit Party, or in which any Credit Party is a party, before any court or governmental department, commission, board, bureau, agency or instrumentality that question the validity of the Amended and Restated Credit Agreement or any action taken or to be taken pursuant thereto, or that seek to enjoin or otherwise prevent the consummation of the transactions contemplated by the Amended and Restated Credit Agreement or to recover in damages or obtain other relief as a result thereof.

I express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby, including Canadian law (and in particular, I express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). I express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level. The opinions set forth in Paragraphs (b), (c) and (d) above are based upon a review of only those laws and regulations (not otherwise excluded in this opinion letter) that, in my experience, are generally recognized as applicable to transactions of the type contemplated in the Loan Documents.

I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the closing under the Amended and Restated Credit Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without my prior written consent, except that the entities that become Lenders pursuant to an assignment of an interest in the Commitments and Loans pursuant to Section 14.03 of the Amended and Restated Credit Agreement may rely upon this opinion letter (it being understood that this opinion letter speaks only as of the date hereof, and that no reliance by such entities will have any effect on the scope, phrasing or originally intended use of this opinion letter). Notwithstanding the immediately preceding sentence, each Lender may furnish a copy of this opinion letter (i) to any accountants, auditors and legal or other representatives of such Lender, (ii) to any governmental entity that has regulatory or supervisory authority over such Lender

To the Agent and

each of the Lenders

listed on Schedule I hereto

May 25, 2007

or pursuant to legal process or as otherwise required by law or regulation, or (iii) in connection with any judicial proceeding involving the transactions contemplated by the Loan Documents.

Very truly yours,

Elizabeth A. Abdoo
Executive Vice President and General Counsel

SCHEDULE I

Lenders

Deutsche Bank AG New York Branch

Bank of America, N.A.

Citicorp North America, Inc.

Calyon New York Branch

Société Générale

Bank of Nova Scotia, New York Agency

Royal Bank of Scotland, plc

Goldman Sachs Credit Partners L.P.

Wachovia Bank, National Association

The Bank of New York

Merrill Lynch Bank USA

Canadian Lenders

Deutsche Bank AG Canada Branch

Bank of America, N.A. (Canada Branch)

Citibank, N.A. Canadian Branch

The Bank of Nova Scotia

Société Générale (Canada Branch)

I-1

SCHEDULE II

Certificates of Good Standing

Delaware Credit Party	Certificate of Good Standing (Delaware)
Airport Hotels LLC	May 18, 2007

BRE/Swiss, L.L.C.	May 18, 2007

Chesapeake Hotel Limited Partnership	May 18, 2007

Cincinnati Plaza LLC	May 18, 2007

Durbin LLC	May 18, 2007

East Side Hotel Associates, L.P.	May 18, 2007

Fernwood Hotel LLC	May 18, 2007

HMC Amelia I LLC	May 18, 2007

HMC Amelia II LLC	May 18, 2007

HMC AP GP LLC	May 18, 2007

HMC AP LP	May 18, 2007

HMC Atlanta LLC	May 18, 2007

HMC BCR Holdings LLC	May 18, 2007

HMC Burlingame LLC	May 18, 2007

HMC Cambridge LLC	May 18, 2007

HMC Capital LLC	May 18, 2007

HMC Capital Resources LLC	May 18, 2007

HMC Charlotte GP LLC	May 18, 2007

HMC Charlotte LP	May 18, 2007

HMC Chicago Lakefront LLC	May 18, 2007

HMC Chicago LLC	May 18, 2007

Delaware Credit Party	Certificate of Good Standing (Delaware)
HMC Copley LLC	May 18, 2007

HMC Desert LLC	May 18, 2007

HMC Diversified American Hotels, L.P.	May 18, 2007

HMC Diversified LLC	May 18, 2007

HMC East Side LLC	May 18, 2007

HMC East Side II LLC	May 18, 2007

HMC Gateway LLC	May 18, 2007

HMC Georgia LLC	May 18, 2007

HMC Grand LLC	May 18, 2007

HMC Hanover LLC	May 18, 2007

HMC Headhouse Funding LLC	May 18, 2007

HMC Host Restaurants LLC	May 18, 2007

HMC Hotel Development LLC	May 18, 2007

HMC HPP LLC	May 18, 2007

HMC HT LLC	May 18, 2007

HMC IHP Holdings LLC	May 18, 2007

HMC JWDC LLC	May 18, 2007

HMC Kea Lani LLC	May 18, 2007

HMC Lenox LLC	May 18, 2007

HMC Manhattan Beach LLC	May 18, 2007

HMC Market Street LLC	May 18, 2007

HMC Maui LLC	May 18, 2007

HMC Mexpark LLC	May 18, 2007

HMC NGL LLC	May 18, 2007

Delaware Credit Party	Certificate of Good Standing (Delaware)
HMC O’Hare Suites Ground LLC	May 18, 2007

HMC OLS I L.P.	May 18, 2007

HMC OLS I LLC	May 18, 2007

HMC OLS II L.P.	May 18, 2007

HMC Pacific Gateway LLC	May 18, 2007

HMC Park Ridge LLC	May 18, 2007

HMC PLP LLC	May 18, 2007

HMC Polanco LLC	May 18, 2007

HMC Potomac LLC	May 18, 2007

HMC Properties I LLC	May 18, 2007

HMC Properties II LLC	May 18, 2007

HMC Property Leasing LLC	May 18, 2007

HMC Reston LLC	May 18, 2007

HMC Retirement Properties L.P.	May 18, 2007

HMC SBM Two LLC	May 18, 2007

HMC Seattle LLC	May 18, 2007

HMC SFO LLC	May 18, 2007

HMC Suites Limited Partnership	May 18, 2007

HMC Suites LLC	May 18, 2007

HMC Swiss Holdings LLC	May 18, 2007

HMC Toronto Airport GP LLC	May 18, 2007

HMC Toronto Airport LP	May 18, 2007

HMC Toronto EC GP LLC	May 18, 2007

HMC Toronto EC LP	May 18, 2007

Delaware Credit Party	Certificate of Good Standing (Delaware)
HMC/Interstate Manhattan Beach, L.P.	May 18, 2007

HMH General Partner Holdings LLC	May 18, 2007

HMH Marina LLC	May 18, 2007

HMH Pentagon LLC	May 18, 2007

HMH Restaurants LLC	May 18, 2007

HMH Rivers LLC	May 18, 2007

HMH Rivers, L.P.	May 18, 2007

HMH WTC LLC	May 18, 2007

Host Atlanta Perimeter Ground LLC	May 18, 2007

Host Capitol Hill LLC	May 18, 2007

Host Cincinnati II LLC	May 18, 2007

Host Cincinnati Hotel LLC	May 18, 2007

Host Dallas Quorum Ground LLC	May 18, 2007

Host Financing LLC	May 18, 2007

Host Fourth Avenue LLC	May 18, 2007

Host Hotels & Resorts, L.P.	May 18, 2007

Host Houston Briar Oaks, L.P.	May 18, 2007

Host Indianapolis I LLC	May 18, 2007

Host La Jolla LLC	May 18, 2007

Host Los Angeles LLC	May 18, 2007

Host Mission Hills, L.L.C.	May 18, 2007

Host Mission Hills II LLC	May 18, 2007

Host Mission Hills Hotel LLC	May 18, 2007

Delaware Credit Party	Certificate of Good Standing (Delaware)
Host Needham LLC	May 18, 2007

Host Needham II LLC	May 18, 2007

Host Needham Hotel LLC	May 18, 2007

Host Park Ridge LLC	May 21, 2007

Host Realty LLC	May 18, 2007

Host Realty Company LLC	May 18, 2007

Host Realty Hotel LLC	May 18, 2007

Host Realty Partnership, L.P.	May 18, 2007

Host Tucson LLC	May 18, 2007

Host Waltham LLC	May 18, 2007

Host Waltham II LLC	May 18, 2007

Host Waltham Hotel LLC	May 18, 2007

HST LT LLC	May 18, 2007

HST I LLC	May 18, 2007

Ivy Street Hopewell LLC	May 18, 2007

Ivy Street LLC	May 18, 2007

Market Street Host LLC	May 18, 2007

New Market Street LP	May 18, 2007

Philadelphia Airport Hotel LLC	May 18, 2007

PM Financial LLC	May 18, 2007

PM Financial LP	May 18, 2007

Potomac Hotel Limited Partnership	May 18, 2007

PRM LLC	May 18, 2007

Rockledge Hotel LLC	May 18, 2007

Delaware Credit Party	Certificate of Good Standing (Delaware)
S.D. Hotels LLC	May 23, 2007

Santa Clara HMC LLC	May 18, 2007

South Coast Host Hotel LLC	May 18, 2007

Starlex LLC	May 18, 2007

Times Square GP LLC	May 18, 2007

Times Square LLC	May 18, 2007

Wellsford-Park Ridge HMC Hotel Limited Partnership	May 18, 2007

YBG Associates LLC	May 18, 2007

EXHIBIT E-2

May 25, 2007

To the Agent and each of

the Lenders listed

on Schedule II hereto

Re:	Second Amended and Restated Credit Agreement dated as of May 25, 2007

Ladies and Gentlemen:

This firm has acted as counsel to Host Hotels & Resorts, L.P. (f/k/a Host Marriott, L.P.), a Delaware limited partnership (the “Company”), Host Euro Business Trust, a Maryland business trust (the “Additional Company”), Calgary Charlotte Partnership, a Canadian partnership, HMC AP Canada Company, a Canadian company, HMC Toronto Air Company, a Canadian company, HMC Toronto EC Company, a Canadian company (collectively, the “Canadian Borrowers”), each U.S. subsidiary of the Company listed on Schedule III hereto (collectively, the “U.S. Guarantors”), and each of Calgary Charlotte Holdings Company, a Canadian company, HMC Charlotte (Calgary) Company, a Canadian company, HMC Grace (Calgary) Company, a Canadian company (together with Calgary Charlotte Partnership, HMC Toronto Air Company, HMC Toronto EC Company and HMC AP Canada Company, collectively the “Canadian Guarantors”, and together with the U.S. Guarantors, the Company, the Additional Company and the Canadian Borrowers, the “Credit Parties”), in connection with the Second Amended and Restated Credit Agreement, dated as of May 25, 2007 (the “Credit Agreement”), among the Company, the Additional Company, the Canadian Borrowers, Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity and in its capacity as Collateral Agent, the “Agent”), Bank of America, N.A., as Syndication Agent, and the other agents and lenders from time to time party thereto (the “Lenders”), which provides, among other things, for loans to the Company, the Additional Company and the Canadian Borrowers in an aggregate principal amount of Six Hundred Million Dollars ($600,000,000) and the execution and delivery pursuant thereto of certain other Loan Documents (as hereinafter defined). This opinion letter is furnished to you pursuant to the requirements set forth in Section 6.02 of the Credit Agreement in connection with the closing thereunder on the date hereof. Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings set forth in the Credit Agreement, unless otherwise defined herein (including in Schedule I attached hereto).

To the Agent and each

of the Lenders listed

on Schedule II hereto

May 25, 2007

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule I attached hereto (the “Documents”). The Credit Agreement and the Subsidiaries Guaranty (as such terms are defined above or in Schedule I hereto) are sometimes hereinafter referred to collectively as the “Loan Documents.” Certain other capitalized terms used herein are defined in Schedule I attached hereto. The following Credit Parties are sometimes hereinafter referred to collectively as the “Non-Delaware Covered U.S. Credit Parties”: (i) Ameliatel; (ii) Host of Boston; (iii) Host of Houston; (iv) Houston 1979; (v) City Center; and (vi) the Additional Company.

In our examination of the Loan Documents and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the opinions expressed and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

As used in this opinion letter, the phrase “to our knowledge” means the actual knowledge (that is, the conscious awareness of facts or other information) of lawyers currently in the firm who have given substantive legal attention to representation of the Credit Parties in connection with the Loan Documents.

For purposes of this opinion letter, we have assumed that (i) each party to the Loan Documents other than the Non-Delaware Covered U.S. Credit Parties (including, without limitation, all of the Credit Parties other than the Non-Delaware Covered U.S. Credit Parties) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Loan Documents to which it is a party and the Agent, each of the Lenders and each such other party has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Loan Documents, (ii) each party to the Loan Documents other than the Non-

To the Agent and each

of the Lenders listed

on Schedule II hereto

May 25, 2007

Delaware Covered U.S. Credit Parties (including, without limitation, all of the Credit Parties other than the Non-Delaware Covered U.S. Credit Parties) has duly authorized, executed and delivered the Loan Documents to which it is a party, (iii) except as set forth in Paragraph (a) below, each party to the Loan Documents (including, without limitation, all of the Credit Parties) is validly existing and in good standing in all necessary jurisdictions, (iv) each Loan Document constitutes a valid and binding obligation of each party thereto (except any Credit Party) enforceable against each such party in accordance with its respective terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Loan Documents, and the conduct of all parties to the Loan Documents has complied with any requirements of good faith, fair dealing and conscionability, (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Loan Documents and (vii) there is nothing in the laws of Canada or any other law not covered by this opinion letter that is relevant to the opinions expressed below. We are advised that, as to the matters referenced in clauses (i) through (iii) above, (1) with respect to the Credit Parties (other than the Non-Delaware Covered U.S. Credit Parties, IHP Holdings Partnership, L.P., the Canadian Borrowers and the Canadian Guarantors), you are obtaining the opinion of the general counsel of Host Hotels & Resorts, Inc. (f/k/a Host Marriott Corporation) and its subsidiaries and (2) with respect to the Canadian Borrowers and the Canadian Guarantors, you are also obtaining the opinions of Blake, Cassels & Graydon LLC and Cox Hanson O’Reilly Matheson. We have also assumed the validity of the determinations of the Board of Managers or other applicable governing body of each U.S. Guarantor and Canadian Guarantor concerning the necessity and convenience of the Subsidiaries Guaranty, and have further assumed the sufficiency of the consideration received therefor. We have further assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

For the purposes of the opinion set forth in the second sentence of Paragraph (c) below, we have assumed that, pending the execution and delivery of each Revolving Note, all operative facts (and applicable law) will remain unchanged from those in existence on the date hereof.

To the Agent and each

of the Lenders listed

on Schedule II hereto

May 25, 2007

For purposes of the opinions set forth in Paragraph (d) below, we have further assumed that all orders, judgments, decrees, agreements and contracts would be enforced as written.

For purposes of the opinion set forth in Paragraph (e) below, we have further assumed, without any independent verification or investigation, that none of the Lenders is a broker or dealer under the Margin Regulations, defined below.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinions expressed in (as applicable) Paragraphs (a), (b) and (d)(iv)-(ix) below, the Florida Revised Uniform Partnership Act of 1995; the Massachusetts Uniform Limited Partnership Act; the Texas Revised Limited Partnership Act; the Texas Revised Partnership Act; the Minnesota 1976 Uniform Limited Partnership Act; and the Maryland Business Trust Act; (ii) as to the opinions expressed in Paragraphs (c) and (d)(i)-(iii) below, subject to the exclusions and limitations set forth in this opinion letter, internal New York law (“Applicable State Law”); (iii) as to the opinions expressed in Paragraph (d)(i) below, subject to the exclusions and limitations set forth in this opinion letter, federal statutes and regulations (“Applicable Federal Law”); (iv) as to the opinion expressed in Paragraph (e) below, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224, respectively (the “Margin Regulations”); and (v) as to the opinion expressed in Paragraph (f) below, the Investment Company Act of 1940, as amended.

Based upon, subject to and limited by the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:

(a) Host of Houston is in existence as a limited partnership under the laws of the State of Texas as of the date of the certificate specified in Paragraph 16 in Schedule I. Host of Boston has not filed a certificate of cancellation with the Secretary of the Commonwealth of the Commonwealth of Massachusetts as of the date of the certificate specified in Paragraph 12 in Schedule I. City Center is authorized to do business as a limited partnership under the laws of the State of Minnesota as of the date of the certificate specified in Paragraph 22 in Schedule I. The Additional Company is in good standing with the State of Maryland Department of Assessments and Taxation as of the date of the certificate specified in Paragraph 28 in Schedule I.

To the Agent and each

of the Lenders listed

on Schedule II hereto

May 25, 2007

(b) Each of the Non-Delaware Covered U.S. Credit Parties has the partnership or trust power (as applicable) to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance by each of the Non-Delaware Covered U.S. Credit Parties of the Loan Documents to which it is a party have been duly authorized by all necessary partnership or trust action (as applicable) of such Non-Delaware Covered U.S. Credit Party. The Loan Documents to which each of the Non-Delaware Covered U.S. Credit Parties is a party have been duly executed and delivered on behalf of such Non-Delaware Covered U.S. Credit Party.

(c) Each of the Loan Documents to which each Credit Party is a party constitutes a valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms. Each Revolving Note, when duly prepared and executed in accordance with the Credit Agreement and delivered to the applicable Lender, will constitute a valid and binding obligation of the applicable Borrower, enforceable against such Borrower in accordance with its terms.

(d) The execution, delivery and performance on the date hereof by each Credit Party of the Loan Documents to which it is party do not (i) violate any applicable provision of any Applicable Federal Law or Applicable State Law; (ii) to our knowledge, violate any court or administrative order, judgment or decree that names any Credit Party and is specifically directed to it or any of its property; (iii) breach or constitute a default under any of the Reviewed Agreements as of the date hereof (except that we express no opinion with respect to any matters that would require a mathematical calculation or a financial or accounting determination); (iv) in the case of Ameliatel, violate the Ameliatel Partnership Agreement or the Florida Revised Uniform Partnership Act of 1995; (v) in the case of Host of Boston, violate the Host of Boston Partnership Agreement or the Host of Boston Certificate of Limited Partnership or the Massachusetts Uniform Limited Partnership Act; (vi) in the case of Host of Houston, violate the Host of Houston Partnership Agreement or the Host of Houston Certificate of Limited Partnership or the Texas Revised Limited Partnership Act; (vii) in the case of Houston 1979, violate the Houston 1979 Partnership Agreement or the Texas Revised Partnership Act; (viii) in the case of City Center, violate the City Center Certificate of Limited Partnership or the City Center Partnership Agreement or the Minnesota 1976 Uniform Limited Partnership Act; or (ix) in the case of the Additional Company, violate the Additional Company Certificate of Trust, the Additional Company Declaration of Trust, the Additional Company Bylaws, or the Maryland Business Trust Act.

To the Agent and each

of the Lenders listed

on Schedule II hereto

May 25, 2007

(e) The Revolving Loans and the use of the proceeds of the Revolving Loans, each in accordance with the terms of the Credit Agreement, do not violate Section 7 of the Exchange Act or the Margin Regulations.

(f) None of the Credit Parties is an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinions expressed in Paragraph (c) above are subject to the qualification that certain rights, remedies, waivers and other provisions of the Loan Documents and Revolving Notes may not be enforceable in accordance with their terms, but, subject to the assumptions, qualifications, exceptions and limitations set forth elsewhere in this opinion letter, such unenforceability would not render the Loan Documents invalid as a whole or preclude (i) the judicial enforcement of the obligations of the Company, the Additional Company or the Canadian Borrowers to pay the principal of the Revolving Loans and interest thereon at the rate or rates (but not including any increase in rate after default) set forth therein or the obligations of the Company to reimburse the Issuing Bank for any payments made under a Letter of Credit, (ii) the acceleration by the Agent of the Company’s, the Additional Company’s or the Canadian Borrowers’ obligation to pay such principal, together with such interest, after a default by the Company, the Additional Company or the Canadian Borrowers (A) in the payment of such principal or interest, or (B) in the performance of any other obligation of the Company, the Additional Company or the Canadian Borrowers in circumstances in which a court will provide a remedy, or (iii) the judicial enforcement of the obligations of the U.S. Guarantors under the Subsidiaries Guaranty to pay the principal of the Revolving Loans and interest thereon at the rate or rates (but not including any increase in rate after default) set forth in the Credit Agreement or to reimburse the Issuing Bank for any payments made under a Letter of Credit after a default by the Company or the Canadian Borrowers in the payment of such principal, interest or reimbursement for payments made under a Letter of Credit at maturity or following acceleration pursuant to clause (ii) above; provided, however, that we express no opinion regarding the enforceability against the U.S. Guarantors and Canadian Guarantors of the Subsidiaries Guaranty in the event of or with respect to (1) any modification to or amendment of the obligations of the Company, the Additional Company or any Canadian Borrower under the Loan Documents that increases such obligations, or (2) any election of remedies, any act or omission by the Agent or its agents with respect to collateral, or any other conduct of the Agent or its agents, that in each

To the Agent and each

of the Lenders listed

on Schedule II hereto

May 25, 2007

case prejudices any U.S. Guarantor or Canadian Guarantor or constitutes a full or partial release or discharge of such U.S. Guarantor or Canadian Guarantor under applicable law.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law); and (3) generally applicable rules of law that limit or affect the enforceability of provisions that purport to waive or to require waiver of (or have the effect of waiving) procedural, judicial or substantive rights or defenses.

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby, including Canadian law (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations (except to the extent stated in Paragraphs (e) and (f)), antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level. The opinions set forth in Paragraphs (b), (c), and (d)(i) above are based upon a review of only those laws and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to transactions of the type contemplated in the Loan Documents.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the closing under the Credit Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm, except that entities that become Lenders pursuant to an assignment of an interest in the Commitments and Revolving Loans pursuant to Section 14.03 of the Credit Agreement may rely upon this opinion letter (it being understood that this opinion letter speaks only as of the date hereof, and that no reliance by such entities

To the Agent and each

of the Lenders listed

on Schedule II hereto

May 25, 2007

will have any effect on the scope, phrasing or originally intended use of this opinion letter). Notwithstanding the immediately preceding sentence, each Lender may furnish a copy of this opinion letter (i) to any accountants, auditors and legal or other representatives of such Lender, (ii) to any governmental entity that has regulatory or supervisory authority over such Lender, or pursuant to legal process or as otherwise required by law or regulation, or (iii) in connection with any judicial proceeding involving the transactions contemplated by the Loan Documents.

Very truly yours,

HOGAN & HARTSON L.L.P.

SCHEDULE I

DOCUMENTS

1.	Executed copy of the Credit Agreement.

2.	Executed copy of the Second Amended and Restated Subsidiaries Guaranty (the “Subsidiaries Guaranty”).

3.	Forms of the Revolving Notes attached as Exhibits B-1 and B-2, to the Credit Agreement (each a “Revolving Note”).

4.	Certain agreements and contracts to which one or more of the Credit Parties are a party listed on Schedule IV hereto (collectively, the “Reviewed Agreements”).

5.	The Amended and Restated General Partnership Agreement of Ameliatel, a Florida general partnership (“Ameliatel”), dated January 20, 1998, between BRE/Amelia Partners L.P. and BRE/Amelia L.L.C., as amended by the First Amendment to Amended and Restated Partnership Agreement, effective as of December 31, 1998, between HMC Amelia I LLC and HMC Amelia II LLC, and as further amended by the Second Amendment to Amended and Restated Partnership Agreement, dated as of October 24, 2003, between HMC Amelia I LLC and HMC Amelia II LLC, as certified on the date hereof by the Secretary of Amelia I LLC and the Secretary of Amelia II LLC, the general partners of Ameliatel, as being complete, accurate and in effect (the “Ameliatel Partnership Agreement”).

6.	Assignment and Assumption of Partnership Interests, dated as of December 30, 1998, between BRE/Amelia L.L.C. and Amelia II LLC, as certified on the date hereof by the Secretary of Amelia I LLC and the Secretary of Amelia II LLC, the general partners of Ameliatel, as being complete, accurate and in effect.

7.	Assignment and Assumption of Partnership Interests, dated as of December 30, 1998, by and between BRE/Amelia Partners L.P. and Amelia I LLC, as certified on the date hereof by the Secretary of Amelia I LLC and the Secretary of Amelia II LLC, the general partners of Ameliatel, as being complete, accurate and in effect.

8.	Certain resolutions of the Board of Managers of the general partners of Ameliatel, in their capacities as general partners of Ameliatel, adopted by unanimous consent dated May 22, 2007, as certified on the date hereof by the Secretary of Amelia I LLC and the Secretary of Amelia II LLC, the general partners of Ameliatel, as being complete, accurate and in effect.

9.	The Certificate of Limited Partnership of Host of Boston, Ltd., a Massachusetts limited partnership (“Host of Boston”), with amendments thereto, as certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts on May 15, 2007, as on file with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, and as certified by the Secretary of Airport Hotels LLC (“Airport Hotels”), the sole general partner of Host of Boston, as being complete, accurate and in effect on the date hereof (the “Host of Boston Certificate of Limited Partnership”).

10.	The Agreement of Limited Partnership of Host of Boston, as amended by the Amendment to Agreement of Limited Partnership of Host of Boston, effective as of December 15, 1998, each as certified on the date hereof by the Secretary of Airport Hotels, the sole general partner of Host of Boston, as being complete, accurate and in effect (the “Host of Boston Partnership Agreement”).

11.	Certain resolutions of the Board of Managers of Airport Hotels adopted by unanimous consent dated May 22, 2007, as certified on the date hereof by the Secretary of Airport Hotels, the sole general partner of Host of Boston, as being complete, accurate and in effect.

12.	Certificate of Existence of Host of Boston issued by the Secretary of the Commonwealth of the Commonwealth of Massachusetts dated May 15, 2007.

13.	The Certificate and Agreement of Limited Partnership of Host of Houston, Ltd., a Texas limited partnership (“Host of Houston”), as amended by the Amendment of Certificate and Agreement of Limited Partnership, each as certified by the Secretary of State of the State of Texas on May 16, 2007 as on file with the Office of the Secretary of State of the State of Texas, and each as certified by the Secretary of Airport Hotels, the sole general partner of Host of Houston, as being complete, accurate and in effect on the date hereof (the “Host of Houston Certificate of Limited Partnership”).

14.	The Certificate and Agreement of Limited Partnership of Host of Houston, as amended by the Amendment to Partnership Agreement, dated December 28, 1998, and as further amended by the Second Amendment to Partnership Agreement, dated February 4, 2005, each as certified by the Secretary of Airport Hotels, the sole general partner of Host of Houston, as being complete, accurate and in effect on the date hereof (the “Host of Houston Partnership Agreement”).

15.	Certain resolutions of the Board of Managers of Airport Hotels adopted by unanimous consent dated May 22, 2007, as certified on the date hereof by the Secretary of Airport Hotels, the sole general partner of Host of Houston, as being complete, accurate and in effect.

16.	Certificate of Existence of Host of Houston issued by the Office of the Secretary of State of the State of Texas dated May 16, 2007.

17.	The Agreement of General Partnership of Host of Houston 1979, a Texas general partnership (“Houston 1979”), as amended by the Amendment to Partnership Agreement, effective as of December 15, 1998, and as further amended by the Second Amendment to Partnership Agreement, effective as of February 4, 2005, each as certified on the date hereof by the Secretary of Airport Hotels, a general partner of Houston 1979 and the sole general partner of Host of Houston, which is the other general partner of Houston 1979, as being complete, accurate and in effect (the “Houston 1979 Partnership Agreement”).

18.	Certain resolutions of the Board of Managers of Airport Hotels adopted by unanimous consent dated May 22, 2007, as certified on the date hereof by the Secretary of Airport Hotels, a general partner of Houston 1979 and the sole General Partner of Host of Houston, which is the other general partner of Houston 1979, as being complete, accurate and in effect.

19.	The Certificate of Limited Partnership of City Center Hotel Limited Partnership, a Minnesota limited partnership (“City Center”), with amendments thereto, as certified by the Secretary of State of the State of Minnesota on May 15, 2007 as on file with the Secretary of State of the State of Minnesota, and as certified by the Secretary of Host La Jolla LLC (“Host La Jolla”), the sole general partner of City Center, as being complete, accurate and in effect on the date hereof (the “City Center Certificate of Limited Partnership”).

20.	The Second Amended and Restated Limited Partnership Agreement of City Center, as amended by the Amendment of Partnership Agreement and Transfer of Limited Partnership Interest, dated as of December 29, 1995, among Host Marriott Corporation (“HMC”), Host International, Inc. and Host La Jolla, as further amended by Second Amendment to Second Amended and Restated Partnership Agreement, dated as of December 23, 1998, between Host La Jolla and HMC, as further amended by the Amendment to Agreement of Limited Partnership, dated as of December 27, 1998, by Host La Jolla and HMC, and as further amended by the Amendment to Agreement of Limited Partnership, dated as of December 28, 1998, among Host La Jolla, HMC and the Company, as certified on the date hereof by the Secretary of Host La Jolla, the sole general partner of City Center, as being complete, accurate and in effect (the “City Center Partnership Agreement”).

21.	Certain resolutions of the Board of Managers of Host La Jolla adopted by unanimous consent dated May 22, 2007, as certified on the date hereof by the Secretary of Host La Jolla, the sole general partner of City Center, as being complete, accurate and in effect.

22.	Certificate of Good Standing of City Center issued by the Secretary of State of the State of Minnesota dated May 15, 2007.

23.	The Certificate of Trust of the Additional Company, as certified by the State of Maryland Department of Assessments and Taxation on May 23, 2007, as on file with the Secretary of State of the State of Maryland, as certified on the date hereof by the Secretary of the Additional Company as being complete, accurate and in effect (the “Additional Company Certificate of Trust”).

24.	The Declaration of Trust of the Additional Company, as amended, as certified on the date hereof by the Secretary of the Additional Company as being complete, accurate and in effect (the “Additional Company Declaration of Trust”).

25.	The Bylaws of the Additional Company, as amended, as certified on the date hereof by the Secretary of the Additional Company as being complete, accurate and in effect (the “Additional Company Bylaws”).

26.	Certain resolutions of the Board of Trustees of the Additional Company adopted by unanimous consent dated May 22, 2007, as certified on the date hereof by the Secretary of the Additional Company as being complete, accurate and in effect.

27.	A certificate of the Secretary of the Additional Company dated as of the date hereof, as to the incumbency and signatures of certain officers of the Additional Company.

28.	Certificate of Good Standing of the Additional Company issued by the State of Maryland Department of Assessments and Taxation dated May 23, 2007.

29.	A certificate of the Secretary of each U.S. Guarantor, including a certification as to the incumbency and signatures of certain officers of Amelia I LLC, Amelia II LLC, Airport Hotels and Host La Jolla.

30.	A certificate of an officer of each Credit Party or, in the case of any Credit Party which is a partnership, of an officer of the general partner or the general partners, as applicable, of such Credit Party, dated the date hereof as to certain facts relating to such Credit Party.

SCHEDULE II

LENDERS

Deutsche Bank AG New York Branch

Bank of America, N.A.

Citicorp North America Inc.

Calyon New York Branch

Société Générale

The Bank of Nova Scotia

Royal Bank of Scotland, plc

Goldman Sachs Credit Partners L.P.

Wachovia Bank, National Association

The Bank of New York

Merrill Lynch Bank USA

Bank of Nova Scotia, New York Agency

Deutsche Bank AG Canada Branch

Bank of America, N.A. (Canada Branch)

Citibank, N.A. Canadian Branch

Société Générale (Canada Branch)

II-1

SCHEDULE III

U.S. GUARANTORS

U.S. Guarantor	Jurisdiction of Organization	Type of Entity

Airport Hotels LLC	Delaware	Limited liability company

Ameliatel	Florida	General partnership

BRE/Swiss, L.L.C.	Delaware	Limited liability company

Chesapeake Hotel Limited Partnership	Delaware	Limited partnership

Cincinnati Plaza LLC	Delaware	Limited liability company

City Center Hotel Limited Partnership	Minnesota	Limited partnership

Durbin LLC	Delaware	Limited liability company

East Side Hotel Associates, L.P.	Delaware	Limited partnership

Fernwood Hotel LLC	Delaware	Limited liability company

HMC Amelia I LLC	Delaware	Limited liability company

HMC Amelia II LLC	Delaware	Limited liability company

HMC AP GP LLC	Delaware	Limited liability company

HMC AP LP	Delaware	Limited partnership

HMC Atlanta LLC	Delaware	Limited liability company

HMC BCR Holdings LLC	Delaware	Limited liability company

HMC Burlingame LLC	Delaware	Limited liability company

HMC Cambridge LLC	Delaware	Limited liability company

HMC Capital LLC	Delaware	Limited liability company

HMC Capital Resources LLC	Delaware	Limited liability company

HMC Charlotte GP LLC	Delaware	Limited liability company

HMC Charlotte LP	Delaware	Limited partnership

III-1

U.S. Guarantor	Jurisdiction of Organization	Type of Entity

HMC Chicago Lakefront LLC	Delaware	Limited liability company

HMC Chicago LLC	Delaware	Limited liability company

HMC Copley LLC	Delaware	Limited liability company

HMC Desert LLC	Delaware	Limited liability company

HMC Diversified American Hotels, L.P.	Delaware	Limited partnership

HMC Diversified LLC	Delaware	Limited liability company

HMC East Side LLC	Delaware	Limited liability company

HMC East Side II LLC	Delaware	Limited liability company

HMC Gateway LLC	Delaware	Limited liability company

HMC Georgia LLC	Delaware	Limited liability company

HMC Grand LLC	Delaware	Limited liability company

HMC Hanover LLC	Delaware	Limited liability company

HMC Headhouse Funding LLC	Delaware	Limited liability company

HMC Host Restaurants LLC	Delaware	Limited liability company

HMC Hotel Development LLC	Delaware	Limited liability company

HMC HPP LLC	Delaware	Limited liability company

HMC HT LLC	Delaware	Limited liability company

HMC IHP Holdings LLC	Delaware	Limited liability company

HMC JWDC LLC	Delaware	Limited liability company

HMC Kea Lani LLC	Delaware	Limited liability company

HMC Lenox LLC	Delaware	Limited liability company

HMC Manhattan Beach LLC	Delaware	Limited liability company

HMC Market Street LLC	Delaware	Limited liability company

HMC Maui LLC	Delaware	Limited liability company

III-2

U.S. Guarantor	Jurisdiction of Organization	Type of Entity

HMC Mexpark LLC	Delaware	Limited liability company

HMC NGL LLC	Delaware	Limited liability company

HMC O’Hare Suites Ground LLC	Delaware	Limited liability company

HMC OLS I L.P.	Delaware	Limited partnership

HMC OLS I LLC	Delaware	Limited liability company

HMC OLS II L.P.	Delaware	Limited partnership

HMC Pacific Gateway LLC	Delaware	Limited liability company

HMC Park Ridge LLC	Delaware	Limited liability company

HMC PLP LLC	Delaware	Limited liability company

HMC Polanco LLC	Delaware	Limited liability company

HMC Potomac LLC	Delaware	Limited liability company

HMC Properties I LLC	Delaware	Limited liability company

HMC Properties II LLC	Delaware	Limited liability company

HMC Property Leasing LLC	Delaware	Limited liability company

HMC Reston LLC	Delaware	Limited liability company

HMC Retirement Properties L.P.	Delaware	Limited partnership

HMC SBM Two LLC	Delaware	Limited liability company

HMC Seattle LLC	Delaware	Limited liability company

HMC SFO LLC	Delaware	Limited liability company

HMC Suites Limited Partnership	Delaware	Limited partnership

HMC Suites LLC	Delaware	Limited liability company

HMC Swiss Holdings LLC	Delaware	Limited liability company

HMC Toronto Airport GP LLC	Delaware	Limited liability company

HMC Toronto Airport LP	Delaware	Limited partnership

III-3

U.S. Guarantor	Jurisdiction of Organization	Type of Entity

HMC Toronto EC GP LLC	Delaware	Limited liability company

HMC Toronto EC LP	Delaware	Limited partnership

HMC/Interstate Manhattan Beach, L.P.	Delaware	Limited partnership

HMH General Partner Holdings LLC	Delaware	Limited liability company

HMH Marina LLC	Delaware	Limited liability company

HMH Pentagon LLC	Delaware	Limited liability company

HMH Restaurants LLC	Delaware	Limited liability company

HMH Rivers LLC	Delaware	Limited liability company

HMH Rivers, L.P.	Delaware	Limited partnership

HMH WTC LLC	Delaware	Limited liability company

Host Atlanta Perimeter Ground LLC	Delaware	Limited liability company

Host Capitol Hill LLC	Delaware	Limited liability company

Host Cincinnati II LLC	Delaware	Limited liability company

Host Cincinnati Hotel LLC	Delaware	Limited liability company

Host Dallas Quorum Ground LLC	Delaware	Limited liability company

Host Financing LLC	Delaware	Limited liability company

Host Fourth Avenue LLC	Delaware	Limited liability company

Host Houston Briar Oaks, L.P.	Delaware	Limited partnership

Host Indianapolis I LLC	Delaware	Limited liability company

Host La Jolla LLC	Delaware	Limited liability company

Host Los Angeles LLC	Delaware	Limited liability company

Host Mission Hills, L.L.C.	Delaware	Limited liability company

Host Mission Hills II LLC	Delaware	Limited liability company

III-4

U.S. Guarantor	Jurisdiction of Organization	Type of Entity

Host Mission Hills Hotel LLC	Delaware	Limited liability company

Host Needham LLC	Delaware	Limited liability company

Host Needham II LLC	Delaware	Limited liability company

Host Needham Hotel LLC	Delaware	Limited liability company

Host of Boston, Ltd.	Massachusetts	Limited partnership

Host of Houston 1979	Texas	General partnership

Host of Houston, Ltd.	Texas	Limited partnership

Host Park Ridge LLC	Delaware	Limited liability company

Host Realty LLC	Delaware	Limited liability company

Host Realty Company LLC	Delaware	Limited liability company

Host Realty Hotel LLC	Delaware	Limited liability company

Host Realty Partnership, L.P.	Delaware	Limited partnership

Host Tucson LLC	Delaware	Limited liability company

Host Waltham LLC	Delaware	Limited liability company

Host Waltham II LLC	Delaware	Limited liability company

Host Waltham Hotel LLC	Delaware	Limited liability company

HST LT LLC	Delaware	Limited liability company

HST I LLC	Delaware	Limited liability company

IHP Holdings Partnership, L.P.	Pennsylvania	Limited partnership

Ivy Street Hopewell LLC	Delaware	Limited liability company

Ivy Street LLC	Delaware	Limited liability company

Market Street Host LLC	Delaware	Limited liability company

New Market Street LP	Delaware	Limited partnership

Philadelphia Airport Hotel LLC	Delaware	Limited liability company

III-5

U.S. Guarantor	Jurisdiction of Organization	Type of Entity

PM Financial LLC	Delaware	Limited liability company

PM Financial LP	Delaware	Limited partnership

Potomac Hotel Limited Partnership	Delaware	Limited partnership

PRM LLC	Delaware	Limited liability company

Rockledge Hotel LLC	Delaware	Limited liability company

S.D. Hotels LLC	Delaware	Limited liability company

Santa Clara HMC LLC	Delaware	Limited liability company

South Coast Host Hotel LLC	Delaware	Limited liability company

Starlex LLC	Delaware	Limited liability company

Times Square GP LLC	Delaware	Limited liability company

Times Square LLC	Delaware	Limited liability company

Wellsford-Park Ridge HMC Hotel Limited Partnership	Delaware	Limited partnership

YBG Associates LLC	Delaware	Limited liability company

III-6

SCHEDULE IV

REVIEWED AGREEMENTS

A. Certain Agreements listed on Host Hotels & Resorts, L.P.’s Annual Report for 2006, filed on March 1, 2007

1.	Host Marriott L.P. Executive Deferred Compensation Plan as amended and restated effective January 1, 2005 (formerly the Host Marriott Corporation Executive Deferred Compensation Plan).

2.	Host Marriott Corporation 1997 Comprehensive Stock and Cash Incentive Plan, as amended and restated December 29, 1998, as amended January 2004.

3.	Distribution Agreement dated as of September 15, 1993 between Host Marriott Corporation and Marriott International, Inc.

a.	Amendment No. 1 to the Distribution Agreement dated December 29, 1995 by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International, Inc.

b.	Amendment No. 2 to the Distribution Agreement dated June 21, 1997 by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International, Inc.

c.	Amendment No. 3 to the Distribution Agreement dated March 3, 1998 by and among Host Marriott Corporation, Host Marriott Services Corporation, Marriott International, Inc. and Sodexho Marriott Services, Inc.

d.	Amendment No. 4 to the Distribution Agreement by and among Host Marriott Corporation and Marriott International Inc.

e.	Amendment No. 5 to the Distribution Agreement, dated December 18, 1998, by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International Inc.

f.	Amendment No. 6, dated as of January 10, 2001, to the Distribution Agreement dated as of September 15, 1993 between Host Marriott Corporation and Marriott International, Inc.

g.	Amendment No. 7, dated as of December 29, 2001, to the Distribution Agreement dated as of December 15, 1993 between Host Marriott Corporation and Marriott International, Inc.

4.	Distribution Agreement dated December 22, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation.

a.	Amendment to Distribution Agreement dated December 22, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation.

5.	Tax Sharing Agreement dated as of October 5, 1993 by and between Host Marriott Corporation and Marriott International, Inc.

6.	License Agreement dated as of December 29, 1998 by and among Host Marriott Corporation, Host Marriott, L.P., Marriott International, Inc. and Marriott Worldwide Corporation.

7.	Tax Administration Agreement dated as of October 8, 1993 by and between Host Marriott Corporation and Marriott International, Inc.

8.	Restated Noncompetition Agreement dated March 1998 by and among Host Marriott Corporation, Marriott International, Inc. and Sodexho Marriott Services, Inc.

a.	First Amendment to Restated Noncompetition Agreement by and among Host Marriott Corporation, Marriott International, Inc. and Sodexho Marriott Services, Inc.

9.	Employee Benefits and Other Employment Matters Allocation Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation.

10.	Tax Sharing Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation.

11.	Host Marriott, L.P. Retirement and Savings Plan, as amended and effective January 1, 2004, as amended and restated as of May 20, 2004.

12.	Contribution Agreement dated as of April 16, 1998 among Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein, together with Exhibit B.

a.	Amendment No. 1 to Contribution Agreement dated May 8, 1998 among Marriott Corporation, Host Marriott, L.P. and the contributors named therein.

b.	Amendment No. 2 to Contribution Agreement dated May 18, 1998 among Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein.

13.	Employee Benefits and Other Employment Matters Allocation Agreement between Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation.

a.	Amendment to the Employee Benefits and Other Employment Matters Allocation Agreement effective as of December 29, 1998 by and between Host Marriott Corporation, Marriott International, Inc., Sodexho Marriott Services, Inc., Crestline Capital Corporation and Host Marriott, L.P.

14.	Amended and Restated Noncompetition Agreement among Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation, dated December 28, 1998.

a.	First Amendment, dated as of December 28, 1998, to the Restated Noncompetition Agreement dated March 3, 1998 by and among Host Marriott Corporation, Marriott International, Inc. and Crestline Capital Corporation.

15.	Acquisition and Exchange Agreement dated November 13, 2000 by Host Marriott, L.P. and Crestline Capital Corporation.

16.	Host Marriott Corporation’s Non-Employee Director’s Deferred Stock Compensation Plan as amended and restated effective January 1, 2005.

17.	Separation and Retirement Agreement dated as of May 30, 2003.

18.	Host Marriott Corporation’s Severance Plan for Executives effective March 6, 2003, as amended as of May 20, 2004.

B. Management Agreements and Agreements Relating to Management Agreements

1.	Corporate-Level Amendment of Host Management Agreements, dated as of December 29, 2001, by and among Host Marriott, L.P., HMT Lessee LLC and Marriott International, Inc. (the “MHRS CLA”).

a.	Form of Standard 2002 Agreement (as defined in the MHRS CLA) attached as Exhibit 2 to the MHRS CLA.

b.	Form of Standard Owner’s Agreement (as defined in the MHRS CLA) attached as Exhibit 2-A to the MHRS CLA.

c.	First Amendment to Corporate-Level Amendment of Host Management Agreements (MHRS), dated August 25, 2004, by and among Host Marriott, L.P., HMT Lessee LLC and Marriott International, Inc.

d.	Amendment to Corporate-Level Amendment of Host Management Agreements (MHRS), dated January 1, 2006, by and among Host Marriott, L.P., HMT Lessee LLC and Marriott International, Inc.

2.	Amended and Restated Management Agreement for the Atlanta JW Lenox Marriott hotel, dated as of December 29, 2001, between Host Marriott, L.P. (“Owner”) and Marriott International, Inc.

3.	Third Amended and Restated Management Agreement for the New York Marriott Marquis hotel, dated as of December 29, 2001, between HMC Times Square Hotel LLC (“Owner”) and Marriott International, Inc.

a.	First Amendment to Third Amended and Restated Management Agreement, dated October 24, 2003, between HMC Times Square Hotel LLC and Marriott International, Inc.

4.	Second Amended and Restated Management Agreement for the San Francisco Moscone Marriott, dated as of December 29, 2001, between YBG Associates LLC (“Owner”) and Marriott Hotels Services, Inc.

a.	Amendment to Second Amended and Restated Management Agreement, dated January 1, 2006, by and among YBG Associates LLC, CCMH Moscone LLC and Marriott Hotel Services, Inc.

5.	Corporate-Level Amendment of Host Management Agreements dated as of December 29, 2001, by and among Host Marriott, L.P., HMT Lessee LLC and The Ritz-Carlton Hotel Company, L.L.C. (the “RC CLA”).

a.	Form of Standard 2002 RC Agreement (as defined in the RC CLA) attached as Exhibit 2 to the RC CLA.

b.	Form of Standard RC Owner’s Agreement (as defined in the RC CLA) attached as Exhibit 2-A to the RC CLA.

6.	Amended and Restated Management Agreement for the Ritz-Carlton San Francisco, dated as of January 1, 2002, between Host Marriott, L.P. (“Owner”) and The Ritz-Carlton Hotel Company, L.L.C.

a.	Letter Agreement, dated August 2005, by and among Host Marriott, L.P., The Ritz-Carlton Hotel Company, L.L.C. and CCRC San Francisco LLC

7.	Amended and Restated Management Agreement for the Ritz-Carlton Buckhead, dated as of January 1, 2002, between HMC OP BN LLC (“Owner”) and The Ritz-Carlton Hotel Company, L.L.C.

a.	Amendment to Amended and Restated Management Agreement, dated January 1, 2006, by and among HMC OP BN LLC, CCRC Buckhead/Naples LLC and The Ritz-Carlton Hotel Company, L.L.C.

8.	Amended and Restated Management Agreement for the Ritz-Carlton Naples, dated as of January 1, 2002, between HMC OP BN LLC (“Owner”) and The Ritz-Carlton Hotel Company, L.L.C.

a.	Amendment to Amended and Restated Management Agreement, dated January 1, 2006, by and among HMC OP BN LLC, CCRC Buckhead/Naples LLC and The Ritz-Carlton Hotel Company, L.L.C.

9.	Operation Agreement, dated as of December 15, 1994, by and between HMC Acquisition Properties, Inc. and CDS Hotel Corporation.

a.	First Amendment to Operation Agreement, dated as of November 1, 1996, by and between HMC Acquisition Properties, Inc. and Interstate Hotels Corporation.

b.	Second Amendment to Operation Agreement, dated as of January 31, 1997, by and between HMC Acquisition Properties, Inc. and Interstate Hotels Corporation.

c.	Consent, Assignment and Assumption and Amendment of Operation Agreement, dated as of December 31, 1998, by and among Host Marriott, L.P., CCMH Fisherman’s Wharf LLC and Interstate Hotels, LLC.

d.	Letter Agreement, dated September 27, 2002, between Host Marriott Corporation and Interstate Hotels, LLC.

10.	Hotel Management Agreement, dated July 15, 2004, between Delta Hotels Limited and HMC AP Canada Co.

11.	Hotel Management Agreement, dated March 27, 1997, between BRE/Grand L.L.C. and Four Seasons Hotels Limited.

a.	Consent, Assignment and Assumption and Amendment of Management Agreement, dated December 31, 1998, among HMC Grand LLC, CCFS Atlanta LLC and Four Seasons Hotels Limited.

b.	Sub-Management Agreement, dated April 16, 2007, between Four Seasons Hotels Limited and FS Atlanta Employment Inc.

12.	Management Agreement, dated February 28, 1997, between BRE/HT, L.L.C. and Hyatt Corporation.

a.	Consent, Assignment and Assumption and Amendment of Management Agreement, dated December 30, 1998, among HMC HT LLC, CCMH Atlanta LLC and Hyatt Corporation.

b.	Amendment to Management Agreement, dated July 26, 2000, between CCHH Atlanta LLC and Hyatt Corporation.

C. Franchise Agreements

1.	First Amended and Restated Corporate-Level Amendment of Host Franchise Agreements, dated as of December 29, 2001, by and between Host Marriott, L.P. and Marriott International, Inc.

2.	Franchise Agreement, dated December 15, 1994, by and between Host Marriott, L.P. and Marriott International, Inc., as amended.

a.	Consent, Assignment and Assumption and Amendment of License Agreement, dated as of December 31, 1998, by and among Host Marriott, L.P., CCMH Fisherman’s Wharf LLC and Marriott International, Inc.

b.	Assignment of Franchise Agreement and Termination of Owner Agreement and Consent, dated as of January 10, 2001, by and among CCMH Fisherman’s Wharf LLC, Host Marriott, L.P. and Marriott International, Inc.

c.	Amendment to Franchise Agreement, dated as of January 10, 2001, by and between Host Marriott, L.P. and Marriott International, Inc.

EXHIBIT E-3

May 25, 2007

Reference: 52070/29

To the Persons listed on Schedule A to this Opinion

Dear Sirs/Madames:

Re:	Second Amended and Restated Credit Agreement dated as of May 25, 2007, between Host Hotels & Resorts, L.P. (f/k/a Host Marriott, L.P.), as the U.S. Borrower, Host Euro Business Trust, as the U.S. Subsidiary Borrower, certain subsidiaries of Host Marriott L.P., HMC Toronto EC Company, HMC Toronto Air Company, HMC AP Canada Company and Calgary Charlotte Partnership, as the Canadian Borrowers, the lenders as may become party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents (the “Second Amended and Restated Credit Agreement”)

1.	SCOPE OF OPINION

1.1	Introduction

1.1.1 We have acted as Canadian counsel for:

(a)	HMC Toronto EC Company, HMC Toronto Air Company, HMC AP Canada Company, HMC Charlotte (Calgary) Company (“HMC Charlotte”), HMC Grace (Calgary) Company (“HMC Grace”) and Calgary Charlotte Holdings Company (“Calgary Holdings”) (collectively, the “Nova Scotia Companies”); and

(b)	HMC Charlotte and HMC Grace in their capacities as general partners (the “Partners”) of Calgary Charlotte Partnership (the “Calgary Partnership”, the Calgary Partnership collectively with HMC Toronto EC Company, HMC Toronto Air Company and HMC AP Canada Company the “Canadian Borrowers”);

in connection with the Second Amended and Restated Credit Agreement, the May 25, 2007 Canadian Dollar Revolving Notes executed and delivered under the Second Amended and Restated Credit Agreement by each of the Canadian Borrowers in favour of each of Deutsche Bank AG Canada Branch, Bank of America, N.A. (Canadian Branch), Citibank, N.A. (Canadian Branch), Société Générale (Canada) and The Bank of Nova Scotia (the “Existing Canadian Dollar Revolving Notes”) and the second amended and restated subsidiaries guaranty (the “Second Amended and Restated Subsidiaries Guaranty”) dated May 25, 2007 whereby HMC AP Canada Company, HMC Charlotte, HMC Grace, Calgary Holdings, HMC Toronto Air Company, HMC Toronto EC Company and the Calgary Partnership (collectively, the “Canadian Credit Parties”) guarantee the Obligations and Other Obligations (as defined in the Second Amended and Restated Subsidiaries Guaranty).

1.1.2 This opinion is given to you pursuant to Section 6.02 of the Second Amended and Restated Credit Agreement. Capitalized terms used but not defined in this opinion have the respective meanings attributed to those terms in the Second Amended and Restated Credit Agreement. The Second Amended and Restated Credit Agreement, the Existing Canadian Dollar Revolving Notes and the Second Amended and Restated Subsidiaries Guaranty are referred to collectively as the “Documents” and individually as a “Document”.

1.2	Examination of Documents

1.2.1 We examined an electronically transmitted copy of the each of the executed Documents.

1.2.2 We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including, without limitation:

(a)	the general partnership agreement dated December 9, 1996 between HMC Charlotte and HMC Grace (as successor) (the “Partnership Agreement”);

(b)	a resolution of the general partners of the Calgary Partnership authorizing, among other things, the execution, delivery and performance by the Calgary Partnership of the Documents to which it is a party;

(c)	a certificate of the Secretary of the Nova Scotia Companies (the “Secretary’s Certificate”) with respect to certain factual matters, a copy of which has been delivered to you;

(d)	certificates of status (the “Alberta Certificates of Status”) dated May 24, 2007 issued in respect of each of HMC Charlotte and HMC Grace by the Registrar of Corporations for the Province of Alberta; and

(e)	corporate profile reports (the “Ontario Corporate Profile Reports”) dated May 24, 2007 issued in respect of each of HMC Toronto EC Company, HMC Toronto Air Company and HMC AP Canada Company by the Ministry of Consumer and Business Services for the Province of Ontario.

1.3	Assumptions

We have made the following assumptions:

1.3.1 With respect to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied, photocopied or electronically transmitted copies.

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1.3.2 We have, with your permission, relied upon the Secretary’s Certificate with respect to the accuracy of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

1.3.3 We have assumed that the Partners have duly executed on behalf of the Calgary Partnership each of the Documents to which the Calgary Partnership is a party.

1.3.4 Each of the Alberta Certificates of Status and the Ontario Corporate Profile Reports continues to be accurate on the date of this opinion as if issued on that date.

1.4	Laws Addressed

1.4.1 The opinions expressed herein relate only to the laws of the Provinces of Ontario and Alberta (the “Provinces”) on the date of this opinion, and the federal laws of Canada applicable in the Provinces, as at the date of this opinion, and no opinion is expressed with respect to the laws of any other jurisdiction.

2.	OPINIONS

Based upon and subject to the foregoing, and to the qualifications expressed below, we are of the opinion that:

2.1.1 The Calgary Partnership has been formed and is existing as a general partnership under the Partnership Act (Alberta).

2.1.2 Relying solely on the Alberta Certificates of Status, each of HMC Charlotte and HMC Grace is a valid and subsisting extra-provincial corporation in the Province of Alberta.

2.1.3 No extra-provincial license is required to be obtained in Ontario in order for HMC Toronto EC Company, HMC Toronto Air Company or HMC AP Canada Company to carry on business in Ontario. It should be noted, however, that each of HMC Toronto EC Company, HMC Toronto Air Company and HMC AP Canada Company is required to file certain prescribed corporate information pursuant to the Corporation Information Act (Ontario). The Ontario Profile Reports indicate that each of HMC Toronto EC Company, HMC Toronto Air Company and HMC AP Canada Company has filed initial notices under the Corporation Information Act (Ontario) as of the dates specified in such Ontario Profile Reports.

2.1.4 The Calgary Partnership has the partnership power and capacity to execute, deliver and perform its obligations under each of the Documents to which it is a party.

2.1.5 The Calgary Partnership has taken all necessary partnership action to authorize the execution, delivery and performance by the Partners on behalf of the Calgary Partnership of each of the Documents to which it is a party, and the other Canadian Dollar Revolving Notes in accordance with the provisions of the Second Amended and Restated Credit Agreement to each Canadian Lender which did not receive such a note as of the date hereof and the Calgary Partnership has duly executed each of the Documents to which it is a party.

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2.1.6 Assuming that a Document has been unconditionally delivered in the State of New York (which we have been advised by counsel for the Lenders is the State where the Documents have actually been executed and delivered) by a Canadian Credit Party to the other parties to such Document in order to create a binding agreement between them, then, to the extent that the laws of a Province were to apply to the question of the delivery of such Document1, such Document has been duly delivered.

2.1.7 The execution, delivery and performance by each of the Canadian Credit Parties of each of the Documents to which it is a party (including the execution, delivery and performance by the Partners on behalf of the Calgary Partnership of the Documents to which the Calgary Partnership is a party) do not breach or result in a default under:

(a)	in the case of the Partners and the Calgary Partnership, the Partnership Agreement;

(b)	in the case of any of the Canadian Credit Parties, any law, statute, rule or regulation of the Provinces or any of the laws of Canada applicable therein to which any of the Canadian Credit Parties are subject; and

(c)	to our current actual knowledge, any judgement, order or decree of any court, agency, tribunal, arbitrator or other authority in either of the Provinces to which any Canadian Credit Parties are subject.

2.1.8 No authorization, consent, permit or approval of, or other action by, or filing or qualification with or notice to, any governmental agency or authority, regulatory body, court, tribunal or other similar entity having jurisdiction in either of the Provinces under the laws of either of the Provinces or the federal laws of Canada applicable therein is required in connection with the execution, delivery and performance by any of the Canadian Credit Parties of any of the Documents to which it is a party (including the execution, delivery and performance by the Partners on behalf of the Calgary Partnership of the Documents to which the Calgary Partnership is a party).

2.1.9 If a Document is sought to be enforced in any action or proceeding in either of the Provinces in accordance with the laws applicable to such Document as chosen by the parties, namely the laws of the State of New York, the courts of such Province would recognize such choice of laws provided that such choice of laws is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of the jurisdiction with which the transaction has a real and substantial connection) and provided that such choice of laws is not contrary to public policy, public order or good morals as such terms are understood under the laws of such Provinces (“Public Policy”). To our current actual knowledge, the choice of the laws of the State of New York as the laws applicable to the Documents was not made by any Canadian Credit Party for the purpose of evading another system of law and would not offend Public Policy in either of the Provinces.

2.1.10 If a Document is sought to be enforced in any action or proceeding in either Province in accordance with the laws applicable to such Document as chosen by the parties, namely the laws of the State of New

[1]

Please note that under conflict of laws rules applicable in the Provinces, as a matter of contract law, delivery of a Document must be effected in accordance with the law of the place of performance (which in this case would be the laws of the State of New York (being the laws applicable to such Document as chosen by the parties and the laws of the State where, we have been advised by counsel for the Lenders, such Document has actually been executed and delivered)).

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York, the courts of such Province would, subject to paragraph 2.1.9 hereof, apply the laws of the State of New York, to the extent specifically pleaded and proved, to all issues which under conflict of laws rules in effect in such Province are characterized to be contract issues, except such New York laws found by the relevant court (i) to be procedural in nature; (ii) to be of a revenue, expropriatory or penal nature; (iii) to be inconsistent with Public Policy; or (iv) to conflict with laws of such Province (the “Overriding Local Laws”) determined by such court to be of overriding effect. A court in either Province has, however, an inherent power to decline to hear such action or proceeding if it is contrary to Public Policy for it to do so, or if it is not the proper forum to hear such action, or if concurrent proceedings are being brought elsewhere. Based solely on our review of the Documents, and subject to the assumptions and qualifications provided for in this opinion, the Overriding Local Laws would not impair the enforceability of the Documents against a Canadian Credit Party.

2.1.11 The laws of each of the Provinces permit an action to be brought before a court of competent jurisdiction in such Province to enforce a final and conclusive judgement in personam against the applicable Canadian Credit Party in respect of a Document by a court in the State of New York, which is not impeachable as void or voidable under the internal laws of the State of New York, for a sum certain if (i) the court rendering such judgement properly and appropriately exercised jurisdiction over the applicable Canadian Credit Party pursuant to the laws of such Province and of the laws of the State of New York; (ii) the applicable Canadian Credit Party was duly served with the process of the New York court or appeared to such process, (iii) such judgement was not obtained by fraud or in a manner contrary to natural justice and the enforcement of such judgement would not be inconsistent with Public Policy or contrary to any order made by the Attorney-General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada) in respect of certain judgements (as therein defined); (iv) the cause of action giving rise to such judgement is recognized in such Province, (v) the enforcement of such judgement does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; (vi) no new admissible evidence relevant to the action is discovered prior to the rendering of judgement by the court of such Province; and (vii) there has been compliance with the Limitations Act (Ontario) or the Limitations Act (Alberta), as the case may be, which requires that an action to enforce a foreign judgement must be commenced within a period of six years of the date of the foreign judgement.

2.1.12 The submission by the Canadian Borrowers to the non-exclusive jurisdiction of the courts of New York and the federal courts of the United States of America sitting in the Southern District of New York contained in Section 14.07 of the Second Amended and Restated Credit Agreement would be recognized and given effect by the courts in the Provinces as a valid submission to the jurisdiction of such courts, provided that the provisions of the Second Amended and Restated Credit Agreement respecting service of process on the Canadian Borrowers are complied with. The submission by the Canadian Credit Parties to the non-exclusive jurisdiction of the courts of New York and the federal courts of the United States of America sitting in the Southern District of New York contained in Section 20 of the Second Amended and Restated Subsidiaries Guaranty would be recognized and given effect by the courts in the Provinces as a valid submission to the jurisdiction of such courts, provided that the provisions of the Second Amended and Restated Subsidiaries Guaranty respecting service of process on the Canadian Credit Parties are complied with.

2.1.13 To our current actual knowledge, we have not been retained to represent any of the Canadian Credit Parties in respect of any:

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(a)	court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal);

(b)	arbitration or other dispute settlement procedure; or

(c)	investigation or inquiry by any governmental, administrative, regulatory or other similar body;

that, if determined adversely to any of the Canadian Credit Parties, would prohibit any of the Canadian Credit Parties from executing, delivering or performing any of their respective obligations under the Documents.

3.	QUALIFICATIONS

The foregoing opinions are subject to the following qualifications:

3.1.1 Where we express opinions based upon the state of our current actual knowledge, such opinions are qualified in that, except for (i) a review of the Secretary’s Certificate and the Documents, and (ii) inquiries of solicitors presently with this firm who were directly involved in the preparation and negotiation of the Documents, the transactions contemplated thereby and this opinion regarding their current actual conscious recollections, we have not made any special or additional investigations, searches or inquiries.

3.1.2 The enforceability of each of the Documents is subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and other similar laws of general application affecting the enforcement of creditors’ rights generally.

3.1.3 The enforceability of any Document may be limited by general principles of equity and the obligation to exercise discretionary powers in a reasonable manner, and no opinion is expressed regarding the availability of any equitable remedy (including those of specific performance and injunction) which remedies are only available in the discretion of a court of competent jurisdiction.

3.1.4 The enforcement of any Document is subject to the discretion of a court of competent jurisdiction to impose restrictions on the rights of creditors to enforce immediate payment of amounts stated to be payable on demand.

3.1.5 The awarding of costs is in the discretion of a court of competent jurisdiction.

3.1.6 Pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange in existence on a day other than the day of payment of such judgment.

3.1.7 Any requirement in any of the Documents that interest be paid at a higher rate after than before default, or providing for an additional penalty, charge or other similar payment after default, may not be enforceable on the basis that it may be seen to constitute a penalty rather than a genuine pre-estimate of damages.

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3.1.8 No opinion is expressed regarding the enforceability of any provision of any Document which purports to provide that any portion thereof which is unenforceable may be severed without affecting the enforceability of the remaining provisions.

3.1.9 The enforceability of a waiver of the right to a jury trial in a civil action is subject to the discretion of a judge not to strike a jury notice.

3.1.10 A provision in any Document which purports to waive any statutory rights may not be enforceable.

3.1.11 The effectiveness of provisions which purport to relieve a Person from a liability or duty otherwise owed may be limited by law, and provisions requiring indemnification or reimbursement may not be enforced by a court, to the extent that they relate to the failure of such Person to have performed such liability or duty.

3.1.12 No opinion is expressed regarding the enforceability of any provisions in any of the Documents to the effect that modifications, amendments or waivers of or with respect to any of the Documents that are not in writing will be ineffective.

3.1.13 No opinion is expressed as to the enforceability of any provisions in any of the Documents which:

(a)	purport to establish evidentiary standards, such as provisions stating that certain determinations, calculations, requests or certificates will be conclusive or binding; or

(b)	purport to waive or effect any rights to notices of enforcement of rights or remedies.

3.1.14 No opinion is expressed as to any taxes, levies, duties, imposts or charges which may be imposed upon, or exigible in respect of, any of the transactions contemplated by the Documents.

3.1.15 Any requirement that interest (as defined in the Criminal Code (Canada)) be paid, or which results in receipt by the Lender of such interest, at a rate in excess of 60% per annum may contravene Section 347 of the Criminal Code (Canada) and may not be enforceable.

4.	RELIANCE

This opinion may be relied upon only by the Administrative Agent and the Lenders, their permitted assigns and successors and counsel to such parties for the purposes of the matters contemplated by this opinion. It may not be relied upon by any other person or for any other purpose without our prior written consent.

Yours truly

MONTREAL    OTTAWA    TORONTO    CALGARY    VANCOUVER    NEW YORK    CHICAGO    LONDON     BEIJING    blakes.com

EXHIBIT E-3

SCHEDULE A

Deutsche Bank AG New York Branch

Bank of America, N.A.

Citicorp North America Inc.

Calyon New York Branch

Société Générale

Bank of Nova Scotia, New York Agency

Royal Bank of Scotland, plc

Goldman Sachs Credit Partners L.P.

Wachovia Bank, National Association

The Bank of New York

Merrill Lynch Bank USA

Deutsche Bank AG Canada Branch

Bank of America, N.A. (Canada Branch)

Citibank, N.A. Canadian Branch

The Bank of Nova Scotia

Société Générale (Canada Branch)

Such other persons which become Lenders from time to time under the Second Amended and Restated Credit Agreement

Willkie Farr & Gallagher LLP

Stikeman Elliott LLP

EXHIBIT E-4

Nova Scotia New Brunswick Prince Edward Island Newfoundland and Labrador

www.coxandpalmer.com

May 25, 2007

To the Persons listed on Schedule “A” to this Opinion

Dear Sirs/Madames:

Re:	Second Amended and Restated Credit Agreement dated as of May 25, 2007, among Host Hotels & Resorts L.P., as the U.S. Borrower, Host Euro Business Trust as the U.S. Subsidiary Borrower, certain subsidiaries of Host Hotels & Resorts L.P., HMC Toronto EC Company, HMC Toronto Air Company, HMC AP Canada Company and Calgary Charlotte Partnership, as the Canadian Borrowers, the lenders as may become party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Citicorp North America, Inc., and Societe Generale and Caylon New York Branch, as Co-Documentation Agents (the “Second Amended and Restated Credit Agreement”)

1.	SCOPE OF OPINION

1.1	Introduction

1.1.1	We have acted as Nova Scotia counsel for:

(a)	HMC Charlotte (Calgary) Company (“Charlotte”) and HMC Grace (Calgary) Company (“Grace”) in their capacities as general partners (the “Partners”) of Calgary Charlotte Partnership (the “Partnership”), HMC Toronto EC Company (“Toronto EC”), HMC Toronto Air Company (“Toronto Air”) and HMC AP Canada Company (“HMC AP”) (collectively, the Partners and these companies are referred to as the “Borrowers”) in connection with the Second Amended and Restated Credit Agreement and the Canadian Dollar Revolving Notes executed and delivered today under the Second Amended and Restated Credit Agreement by each of the Borrowers in favour of each of Deutsche Bank AG, Canada Branch, The Bank of Nova Scotia, Bank of America, N.A. (Canada Branch), Citibank N.A. Canadian Branch and Societe Generale (Canada) (the “Existing Canadian Dollar Revolving Notes”); and

Jonathan R. Gale

Partner

Main Line 902 421 6262 Direct 902 491 4119

Fax 902 421 3130 Email jgale@coxandpalmer.com

Purdy’s Wharf Tower I 1100-1959 Upper Water Street Halifax NS B3J 3N2

Correspondence PO Box 2380 Central Halifax NS B3J 3E5

(b)	for HMC AP, Calgary Charlotte Holdings Company, Toronto EC, Toronto Air, Charlotte and Grace in their personal capacities and not as general partners of the Partnership (each of HMC AP, Calgary Charlotte Holdings Company, Toronto EC, Toronto Air, Charlotte and Grace in such capacity a “Guarantor” and collectively, the “Guarantors” and together with the Borrowers, the “Companies” and each a “Company”) in connection with the execution and delivery by the Guarantors of a Second Amended and Restated Subsidiaries Guaranty (the “Second Amended and Restated Subsidiaries Guaranty”) dated May 25, 2007 whereby each Guarantor guarantees the Credit Agreement Obligations and Other Obligations (as defined in the Second Amended and Restated Subsidiaries Guaranty).

1.1.2	This opinion is given to you pursuant to Section 6.02 of the Second Amended and Restated Credit Agreement. Capitalized terms used but not defined in this opinion have the respective meanings attributed to those terms in the Second Amended and Restated Credit Agreement. The Second Amended and Restated Credit Agreement, the Existing Canadian Dollar Revolving Notes, and the Second Amended and Restated Subsidiaries Guaranty are referred to collectively as the “Documents” and individually as a “Document”.

1.2	Examination of Documents

1.2.1	We have been provided with and have examined an electronically transmitted copy of each of the executed Documents.

1.2.2	We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including, without limitation:

(a)	all corporate records of the Companies contained in their respective minute books including, without limitation, the Memorandum of Association and Articles of Association of each of the Companies;

(b)	certified resolutions of the boards of directors of each of the Companies authorizing, among other things, the execution, delivery and performance by such Company of each of the Documents to which it is a party;

(c)	certificates of status each dated May 18, 2007 (the “Certificates of Status”) issued in respect of each of the Companies by the Nova Scotia Registrar of Joint Stock Companies; and

(d)	a certificate of the Secretary of each Company (the “Secretary’s Certificate”) with respect to certain factual matters, a copy of which has been delivered to you.

1.2.3	We have also conducted or caused to be conducted only the searches and inquiries for registrations affecting personal property made against the Companies and HMC AP LP described in Schedule “B”, current to the dates shown in Schedule “B”. Such searches disclose no outstanding filings or registrations except as set out in Schedule “B”.

1.3	Assumptions

We have made the following assumptions:

1.3.1	With respect to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photocopied copies.

1.3.2	We have, with your permission, relied upon the Secretary’s Certificate with respect to the accuracy of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

1.3.3	With respect to the opinions set out in paragraph 2.1, we have relied on the Certificate of Status relative to each of the Companies and have, with your permission, assumed that such Certificates of Status continue to be accurate as of the date of this opinion.

1.3.4	The accuracy, currency and completeness of the indices and filing systems maintained by the public office and registries where we have searched or inquired or have caused searches or inquiries to be made and of the information and advice provided to us and prepared by government, regulatory or other like officials with respect to those matters referred to herein.

1.3.5	That each of the parties which is a corporate entity (other than the Companies) to each of the Documents has all requisite corporate power and capacity to execute and deliver each of the Documents to which is a party and to exercise its rights and perform its obligations thereunder, and has taken all necessary corporate action to authorize the execution and delivery of each of the Documents to which it is a party and the exercise of its rights and the performance of its obligations thereunder.

1.3.6	That each of Charlotte and Grace are general partners of Calgary Charlotte Partnership (the “Partnership”), an Alberta partnership and that the Partnership is a validly existing Partnership under the laws of the Province of Alberta, the Partnership has all requisite power and capacity to execute and deliver and perform its obligations under the Documents to which it is a party, and has taken all necessary action to authorize the execution, delivery and performance by the Partners of the Documents to which it is a party.

1.3.7	That the Partnership has been formed and is existing as a general partnership under the Partnership Act (Alberta).

1.3.8	That the execution by Charlotte and Grace on behalf of the Partnership of those Documents to which the Partnership is a party constitutes due execution by the Partnership of such Documents.

1.4	Laws Addressed

1.4.1	The opinions expressed herein relate only to the laws of the Province of Nova Scotia (the “Province”) on the date of this opinion, and the federal laws of Canada applicable in the Province, as at the date of this opinion, and no opinion is expressed with respect to the laws of any other jurisdiction.

2.	OPINIONS

Based upon and subject to the foregoing, and to the qualifications expressed below, we are of the opinion that:

2.1	Each of the Companies is a company amalgamated and existing under the laws of the Province and has not been dissolved.

2.2	Each of the Companies has the corporate power and capacity to execute, deliver and perform its obligations under each of the Documents to which it is a party and the other Canadian Dollar Revolving Notes in accordance with the provisions of the Second Amended and Restated Credit Agreement to each Canadian Lender which did not receive such a note today.

2.3	Each of the Companies has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Documents to which it is a party, and the other Canadian Dollar Revolving Notes in accordance with the provisions of the Second Amended and Restated Credit Agreement to each Canadian Lender which did not receive such a note today, and each of the Companies has duly executed each of the Documents to which it is a party.

2.4	Charlotte and Grace have the corporate power and capacity to execute, deliver and perform the obligations of the Partnership under each of the Documents to which the Partnership is a party and the other Canadian Dollar Revolving Notes in accordance with the provisions of the Second Amended and Restated Credit Agreement to each Canadian Lender which did not receive such a note today.

2.5	Each of Grace and Charlotte have taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Documents to which the Partnership is a party, and the other Canadian Dollar Revolving Notes in connection with the provisions of the Second Amended and Restated Credit Agreement to each Canadian Lender which did not receive such a note today.

2.6	Each of Grace and Charlotte have duly executed on behalf of the Partnership each of the Documents to which the Partnership is a party.

2.7	Assuming that a Document has been unconditionally delivered in the State of New York (which we have been advised by counsel for the Lenders is the State where the Documents have actually been executed and delivered) by a Company to the other parties to such Document in order to create a binding agreement between them, then, to the extent that the laws of the Province were to apply to the question of the delivery of such Document1, such Document has been duly delivered.

2.8	The execution, delivery and performance by each of the Companies of each of the Documents to which it is a party do not breach or result in a default under:

[1]

Please note that under conflict of laws rules applicable in the Province, as a matter of contract law, delivery of a Document must be effected in accordance with the law of the place of performance (which in this case would be the laws of the State of New York (being the laws applicable to such Document as chosen by the parties and the laws of the State where, we have been advised by counsel for the Lendors, such Document has actually been executed and delivered).

(a)	the Memorandum of Association or Articles of Association of such Company;

(b)	any law, statute, rule or regulation of the Province or the laws of Canada applicable therein to which any of the Companies is subject; or

(c)	to our knowledge, any judgement, order or decree of any court, agency, tribunal, arbitrator or other authority in the Province to which any Company is subject.

2.9	No authorization, consent, permit or approval of, or other action by, or filing with or notice to, any governmental agency or authority, regulatory body, court, tribunal or other similar entity having jurisdiction in the Province under the laws of the Province is required in connection with the execution, delivery and performance of by any of the Companies of any of the Documents to which it is a party.

2.10	To our knowledge, we have not been retained to represent any of Companies in respect of any:

(a)	court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal);

(b)	arbitration or other dispute settlement procedure; or

(c)	investigation or inquiry by any governmental, administrative, regulatory or other similar body;

that, if determined adversely to any of the Companies, would prohibit any of the Companies from executing, delivering or performing any of their respective obligations under the Documents.

2.11

If the Amended and Restated Subsidiaries Guaranty is sought to be enforced in any action or proceeding in the Province in accordance with the laws applicable to the Amended and Restated Subsidiaries Guaranty as chosen by the parties, namely the laws of the State of New York, the courts of the Province would recognize such choice of laws provided that such choice of laws is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of the jurisdiction with which the transaction has a real and substantial connection) and provided that such choice of laws is not contrary to public policy, public order or good morals as such terms are understood under the laws of the Province (“Public Policy”). To our current actual knowledge, the choice of the laws of the State of New York as the laws applicable to the Amended and Restated Subsidiaries Guaranty were not made by the Guarantors for the purpose of evading another system of law and would not offend Public Policy in the Province.

2.12	If the Amended and Restated Subsidiaries Guaranty is sought to be enforced in any action or proceeding in the Province in accordance with the laws applicable to the Amended and Restated Subsidiaries Guaranty as chosen by the parties, namely the laws of the State of New York, the courts of the Province would, subject to paragraph 2.15 hereof, apply the laws of the State of New York, to the extent specifically pleaded and proved, to all issues which under conflict of laws rules in effect in the Province are characterized to be contract issues, except such New York laws found by the relevant court (i) to be procedural in nature; (ii) to be of a revenue, expropriatory or penal nature; (iii) to be inconsistent with Public Policy; or (iv) to conflict with laws of the Province (the “Overriding Local Laws”) determined by such court to be of overriding effect. A court in the Province has, however, an inherent power to decline to hear such action or proceeding if it is contrary to Public Policy for it to do so, or if it is not the proper forum to hear such action, or if concurrent proceedings are being brought elsewhere. Based solely on our review of the Amended and Restated Subsidiaries Guaranty, and subject to the assumptions and qualifications provided for in this opinion, the Overriding Local Laws would not impair the enforceability of the Amended and Restated Subsidiaries Guaranty against the Guarantors.

2.13

The laws of the Province permits an action to be brought before a court of competent jurisdiction in the Province to enforce a final and conclusive judgement in personam against the Guarantors in respect of the Amended and Restated Subsidiaries Guaranty by a court in the State of New York, which is not impeachable as void or voidable under the internal laws of the State of New York, for a sum certain if (i) the court rendering such judgement properly and appropriately exercised jurisdiction over the Guarantors pursuant to the laws of the Province and of the laws of the State of New York; (ii) the Guarantors were duly served with the process of the New York court or appeared to such process, (iii) such judgement was not obtained by fraud or in a manner contrary to natural justice and the enforcement of such judgement would not be inconsistent with Public Policy or contrary to any order made by the Attorney-General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada) in respect of certain judgements (as therein defined); (iv) the cause of action giving rise to such judgement is recognized in the Province, (v) the enforcement of such judgement does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; (vi) no new admissible evidence relevant to the action is discovered prior to the rendering of judgement by the court of the Province; and (vii) there has been compliance with the Limitations Act (Nova Scotia) which requires that an action to enforce a foreign judgement must be commenced within a period of six years of the date of the foreign judgement.

2.14	The submission by the Guarantors to the non-exclusive jurisdiction of the courts of New York and the federal courts of the United States of America sitting in the Southern District of New York contained in Section 20 of the Second Amended and Restated Subsidiaries Guaranty would be recognized and given effect by the courts in the Province as a valid submission to the jurisdiction of such courts provided that the provisions of the Second Amended and Restated Subsidiaries Guaranty respecting service of process on the Guarantors is complied with.

3.	QUALIFICATIONS

3.1	The foregoing opinions are subject to the following qualifications:

(a)	where we express opinions based upon the state of our knowledge, such opinions are qualified in that, except for (i) a review of the Secretary’s Certificate and the Documents, and (ii) inquiries of solicitors presently with this firm who were directly involved in the preparation and negotiation of the Documents, the transactions contemplated thereby and this opinion regarding their current actual recollections, we have not made any special or additional investigations, searches or inquiries and

(b)	the qualifications noted in Schedule “C” hereof.

4.	RELIANCE

This opinion may be relied upon only by the Agent, the Lenders, their permitted assigns and successors and counsel to such parties for the purposes of the matters contemplated by this opinion. It may not be relied upon by any other person or for any other purpose without our prior written consent.

Yours very truly,

COX & PALMER

SCHEDULE “A”

Deutsche Bank AG New York Branch

Bank of America, N.A.

Citicorp North America Inc.

Calyon New York Branch

Société Générale

Bank of Nova Scotia, New York Agency

Royal Bank of Scotland, plc

Goldman Sachs Credit Partners L.P.

Wachovia Bank, National Association

The Bank of New York

Merrill Lynch Bank USA

Deutsche Bank AG Canada Branch

Bank of America, N.A. (Canada Branch)

Citibank, N.A. Canadian Branch

The Bank of Nova Scotia

Société Générale (Canada Branch)

Such other persons which become Lenders from time to time under the Second Amended and Restated Credit Agreement

Willkie Farr & Gallagher LLP

Stikeman Elliott LLP

SCHEDULE “B”

SEARCHES AND INQUIRIES

1.	The PPSA to May 25, 2007 which revealed the following:

(a)	Registration No. 4432126 by Wells Fargo Bank, National Association, against Calgary Charlotte Partnership, HMC Charlotte (Calgary) Company and HMC Grace (Calgary) Company filed August 13, 2001 respecting all present and after-acquired personal property of such debtors.

(b)	Registration No. 4432055 by Wells Fargo Bank, National Association against HMC Toronto EC Company filed August 13, 2001 respecting all present and after-acquired personal property of such debtor.

(c)	Registration No. 4432046 by Wells Fargo Bank, National Association against HMC Toronto Air Company filed August 13, 2001 respecting all present and after-acquired personal property of such debtor.

(d)	Registration No. 4432028 by Wells Fargo Bank, National Association against HMC AP Canada Company filed August 13, 2001 respecting all present and after-acquired personal property of such debtor.

(e)	Registration No. 4432091 by Wells Fargo Bank, National Association against Calgary Charlotte Holdings Company filed August 13, 2001 respecting all present and after-acquired personal property of such debtor.

(f)	Registration No. 8694692 by Deutsche Bank Trust Company Americas, as Collateral Agent against HMC AP GP LLC and HMC AP LP filed September 8, 2004 respecting the Pledge and Security Agreement dated September 10, 2004 as amended by Registration No. 8703673 on September 10, 2004 to change reference to the date of September 9, 2004 in the General Collateral description to on or about September 10, 2004.

(g)	Registration No. 9196265 by Deutsche Bank Trust Company Americas against HMC Charlotte (Calgary) Company filed February 2, 2005 respecting the Amended and Restated Pledge and Security Agreement of September 10, 2004.

(h)	Registration No. 9196256 by Deutsche Bank Trust Company Americas against HMC Grace (Calgary) Company filed February 2, 2005 respecting the Amended and Restated Pledge and Security Agreement of September 10, 2004.

2.	The Bank Act (Canada) to May 25, 2007 which revealed the following:

(a)	NIL

SCHEDULE “C”

QUALIFICATIONS

1. Enforcement of rights under the Second Amended and Restated Subsidiaries Guaranty through courts of competent jurisdiction in Nova Scotia may require corporations to be registered and in good standing under the Corporations Registration Act (Nova Scotia).

EXHIBIT F

SECRETARY’S CERTIFICATE

(U.S. Borrower)

I, the undersigned, the Secretary of Host Hotels and Resorts, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Company”), which is the sole general partner of Host Hotels and Resorts, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Operating Partnership”), DO HEREBY CERTIFY that:

1. This Certificate is furnished pursuant to the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among the Operating Partnership, the U.S. Subsidiary Borrower, certain Canadian subsidiaries of the Operating Partnership, Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the other agents and Lenders party thereto from time to time (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. Attached hereto as Exhibit A is the true and correct copy of the certificate of limited partnership of the Operating Partnership, as certified by the Secretary of State of the State of Delaware, together with all amendments thereto adopted through the date hereof (the “Certificate of Limited Partnership”). On and as of the date hereof, the Certificate of Limited Partnership is in full force and effect, has not been amended or modified, except as set forth in Exhibit A, and no proceedings for the amendment, modification or rescission of such document are pending or contemplated on the date hereof.

3. Attached hereto as Exhibit B is the true and correct copy of the Third Amended and Restated Agreement of Limited Partnership for the Operating Partnership, together with all amendments thereto, which were duly adopted and are in full force and effect on the date hereof (the “Limited Partnership Agreement”). On and as of the date hereof, the Limited Partnership Agreement is in full force and effect, has not been amended or modified, except as set forth in Exhibit B, and no proceedings for the amendment, modification or rescission of such document are pending or contemplated on the date hereof.

4. Attached hereto as Exhibit C is an accurate, complete and correct copy of resolutions adopted by the Board of Directors of the Company on its own behalf and in its capacity as sole general partner of the Operating Partnership, authorizing, among other things, the execution of certain agreements and documents more particularly described therein and certain related actions. Such resolutions have not been rescinded or amended and are in full force and effect on the date hereof.

5. Each of the persons listed below is, on and as of the date hereof, a duly elected, qualified and acting officer of the Company holding the office or offices set forth below his name and the signature appearing opposite the name of each such person set forth is his genuine signature:

W. Edward Walter
Executive Vice President and Chief Financial Officer

Gregory J. Larson
Senior Vice President and Treasurer

William K. Kelso
Assistant Secretary

2

IN WITNESS WHEREOF, I have hereunto set my hand in my capacity as Secretary of the Company this      day of May, 2007.

Elizabeth Abdoo
Secretary

I, William K. Kelso, Assistant Secretary of the Company, do hereby certify that Elizabeth Abdoo, is as of the date hereof, the duly elected, qualified and acting Secretary of the Company, and that the signature set forth above is her genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand in my capacity as Assistant Secretary of the Company this      day of May, 2007.

William K. Kelso
Assistant Secretary

Secretary’s Certificate (U.S. Borrower)

SECRETARY’S CERTIFICATE

(Subsidiary Guarantors)

I, the undersigned, the Secretary of each of the entities listed on Schedule 1 attached hereto, each a limited liability company organized and existing under the laws of the State of Delaware (each, a “Company” and together the “Companies”), certain of which Companies (i) are the sole general partners of the limited partnerships set forth on Schedule 2, each organized and existing under the laws of the State indicated on Schedule 2 (the “Related Limited Partnerships”), (ii) are the sole general partners of certain Related Limited Partnerships, which are the sole general partners of the limited partnerships set forth on Schedule 2 (the “Related Subsidiary Limited Partnerships” and together with the Related Limited Partnerships, the “Limited Partnerships”) or (iii) together with another Company or Limited Partnership set forth on Schedule 2, constitute all the general partners of the general partnerships set forth on Schedule 2, each organized and existing under the laws of the State indicated on Schedule 2 (the “Related General Partnerships” and together with the Limited Partnerships, the “Related Partnerships”), DO HEREBY CERTIFY that:

1. This Certificate is furnished pursuant to the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among Host Hotels & Resorts, L.P., the U.S. Subsidiary Borrower, certain Canadian subsidiaries of Host Hotels and Resorts, L.P., Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the other agents and Lenders party thereto from time to time (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. Attached hereto as Exhibit A are the true and correct copies of the certificates of formation for each Company, each as certified by the Secretary of State of the State of Delaware, together with all amendments thereto adopted through the date hereof (each a “Certificate of Formation”). On and as of the date hereof, each Certificate of Formation is in full force and effect, has not been amended or modified, except as set forth in Exhibit A, and no proceedings for the amendment, modification or rescission of such document are pending or contemplated on the date hereof.

3. Attached hereto as Exhibit B are the true and correct copies of the limited liability company agreements for each Company, together with all amendments thereto, which were duly adopted and are in full force and effect on the date hereof (each an “Operating Agreement”). On and as of the date hereof, each Operating Agreement is in full force and effect, has not been amended or modified, except as set forth in Exhibit B, and no proceedings for the amendment, modification or rescission of such document are pending or contemplated on the date hereof.

4. Attached hereto as Exhibit C are the true and correct copies of the certificates of limited partnership for each Limited Partnership, each as certified by the Office of the Secretary of State of the State of its formation, together with all amendments thereto adopted through the date hereof (each a “Certificate of Limited Partnership”). On and as of the date hereof, each Certificate of Limited Partnership is in full force and effect, has not been amended or modified, except as set forth in Exhibit C, and no proceedings for the amendment, modification or rescission of such document are pending or contemplated on the date hereof.

5. Attached hereto as Exhibit D are the true and correct copies of the agreements of limited partnership for each Limited Partnership, together with all amendments thereto, which were duly adopted and are in full force and effect on the date hereof (each a “Limited Partnership Agreement”). On and as of the date hereof, each Limited Partnership Agreement is in full force and effect, has not been amended or modified, except as set forth in Exhibit D, and no proceedings for the amendment, modification or rescission of such document are pending or contemplated on the date hereof.

6. Attached hereto as Exhibit E are the true and correct copies of the agreements of general partnership for each of the Related General Partnerships, together with all amendments thereto adopted through the date hereof, which were duly adopted and are in full force and effect on the date hereof (each a “General Partnership Agreement”). On and as of the date hereof, each General Partnership Agreement is in full force and effect, has not been amended or modified, except as set forth in Exhibit E, and no proceedings for the amendment, modification or rescission of such document are pending or contemplated on the date hereof.

7. Attached hereto as Exhibit F is an accurate, complete and correct copy of resolutions adopted by unanimous written consent by the Board of Managers of each Company on its own behalf and in its capacity as sole general partner, or as a sole general partner of a sole general partner, of each Limited Partnership, or in its capacity as a general partner, or as a general partner of a general partner, of each Related General Partnership, authorizing, among other things, the execution of certain agreements and documents more particularly described therein and certain related actions. Such resolutions have not been rescinded or amended and are in full force and effect on the date hereof.

5

8. Each of the persons listed below is, on and as of the date hereof, a duly elected, qualified and acting officer of each Company holding the office or offices set forth below his name and the signature appearing opposite the name of each such person set forth is his genuine signature:

W. Edward Walter
President

Gregory J. Larson
Vice President and Treasurer

Susan E. Wallace
Assistant Secretary

[Signature page follows]

6

IN WITNESS WHEREOF, I have hereunto set my hand in my capacity as Secretary of each Company this      day of May, 2007.

William K. Kelso
Secretary

I, Susan E. Wallace, Assistant Secretary of each Company, do hereby certify that William K. Kelso, is as of the date hereof, the duly elected, qualified and acting Secretary of each Company, and that the signature set forth above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand in my capacity as Assistant Secretary of each Company this      day of May, 2007.

Susan E. Wallace
Assistant Secretary

Secretary’s Certificate (Subsidiary Guarantors)

Schedule 1

THE COMPANIES

Airport Hotels LLC	HMC HPP LLC	HMC Toronto Airport GP LLC

BRE/Swiss, L.L.C.	HMC HT LLC	HMC Toronto EC GP LLC

Cincinnati Plaza LLC	HMC IHP Holdings LLC	HMH General Partner Holdings LLC

Durbin LLC	HMC JWDC LLC	HMH Marina LLC

Fernwood Hotel LLC	HMC Kea Lani LLC	HMH Pentagon LLC

HMC Amelia I LLC	HMC Lenox LLC	HMH Restaurants LLC

HMC Amelia II LLC	HMC Manhattan Beach LLC	HMH Rivers LLC

HMC AP GP LLC	HMC Market Street LLC	HMH WTC LLC

HMC Atlanta LLC	HMC Maui LLC	Host Atlanta Perimeter Ground LLC

HMC BCR Holdings LLC	HMC Mexpark LLC	Host Capital Hill LLC

HMC Burlingame LLC	HMC NGL LLC	Host Cincinnati II LLC

HMC Cambridge LLC	HMC O’Hare Suites Ground LLC	Host Cincinnati Hotel LLC

HMC Capital LLC	HMC OLS I LLC	Host Dallas Quorum Ground LLC

HMC Capital Resources LLC	HMC Pacific Gateway LLC	Host Financing LLC

HMC Charlotte GP LLC	HMC Park Ridge LLC	Host Fourth Avenue LLC

HMC Chicago LLC	HMC PLP LLC	Host Indianapolis I LLC

HMC Chicago Lakefront LLC	HMC Polanco LLC	Host La Jolla LLC

HMC Copley LLC	HMC Potomac LLC	Host Los Angeles LLC

HMC Desert LLC	HMC Properties I LLC	Host Mission Hills, L.L.C.

HMC Diversified LLC	HMC Properties II LLC	Host Mission Hills II LLC

HMC East Side LLC	HMC Property Leasing LLC	Host Mission Hills Hotel LLC

HMC East Side II LLC	HMC Reston LLC	Host Needham LLC

HMC Gateway LLC	HMC SBM Two LLC	Host Needham II LLC

HMC Georgia LLC	HMC Seattle LLC	Host Needham Hotel LLC

HMC Grand LLC	HMC SFO LLC

HMC Hanover LLC	HMC Suites LLC

HMC Headhouse Funding LLC	HMC Swiss Holdings LLC

HMC Host Restaurants LLC

HMC Hotel Development LLC

Host Park Ridge LLC	HST I LLC	Santa Clara HMC LLC

Host Realty LLC	Ivy Street Hopewell LLC	S.D. Hotels LLC

Host Realty Company LLC	Ivy Street LLC	South Coast Host Hotel LLC

Host Realty Hotel LLC	Market Street Host LLC	Starlex LLC

Host Tucson LLC	Philadelphia Airport Hotel LLC	Times Square GP LLC

Host Waltham LLC	PM Financial LLC	Times Square LLC

Host Waltham II LLC	PRM LLC	YBG Associates LLC

Host Waltham Hotel LLC	Rockledge Hotel LLC

HST LT LLC

Schedule 2

THE RELATED PARTNERSHIPS

Related Limited Partnership	Sole General Partner	Jurisdiction of Organization of Limited Partnership

Chesapeake Hotel Limited Partnership	HMC PLP LLC	Delaware

City Center Hotel Limited Partnership	Host La Jolla LLC	Minnesota

East Side Hotel Associates, L.P.	HMC East Side LLC	Delaware

HMC AP LP	HMC AP GP LLC	Delaware

HMC Charlotte LP	HMC Charlotte GP LLC	Delaware

HMC Diversified American Hotels, L.P.	HMC Diversified LLC	Delaware

HMC OLS I L.P.	HMC OLS I LLC	Delaware

HMC OLS II L.P	HMC OLS I LLC	Delaware

HMC Retirement Properties L.P.	Durbin LLC	Delaware

HMC Suites Limited Partnership	HMC Suites LLC	Delaware

HMC Toronto Airport LP	HMC Toronto Airport GP LLC	Delaware

HMC Toronto EC LP	HMC Toronto EC GP LLC	Delaware

HMC/Interstate Manhattan Beach, L.P.	HMC Manhattan Beach LLC	Delaware

HMH Rivers, L.P.	HMH Rivers LLC	Delaware

Host of Boston, Ltd.	Airport Hotels LLC	Massachusetts

Host of Houston, Ltd.	Airport Hotels LLC	Texas

Host Realty Partnership, L.P.	HST I LLC	Delaware

IHP Holdings Partnership, L.P.	HMH General Partner Holdings LLC	Pennsylvania

New Market Street LP	HMC Market Street LLC	Delaware

PM Financial LP	PM Financial LLC	Delaware

Potomac Hotel Limited Partnership	HMC Potomac LLC	Delaware

Wellsford-Park Ridge HMC Hotel Limited Partnership	Host Park Ridge LLC	Delaware

Related Subsidiary Limited Partnership	Sole General Partner	Jurisdiction of Organization of Limited Partnership

Host Houston Briar Oaks, L.P.	Host Realty Partnership, L.P.	Delaware

Related General Partnership	General Partners	Jurisdiction of Organization of General Partnership

Ameliatel	HMC Amelia I LLC (99% GP) HMC Amelia II LLC (1% GP)	Florida

Host of Houston 1979	Airport Hotels LLC (99% GP) Host of Houston, Ltd. (1% GP)	Texas

EXHIBIT G

SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Filed separately as an Exhibit to this Current Report on Form 8-K

EXHIBIT H

SECOND AMENDED AND RESTATED SUBSIDIARIES GUARANTY

Filed separately as an Exhibit to this Current Report on Form 8-K

Exhibit I

SOLVENCY CERTIFICATE

I, the undersigned, Senior Vice President of Host Hotels & Resorts, L.P., a Delaware limited partnership (the “U.S. Borrower”), DO HEREBY CERTIFY that:

1. This Certificate is furnished pursuant to the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among the U.S. Borrower, the U.S. Subsidiary Borrower named therein, each Canadian Revolving Loan Borrower from time to time party thereto, the Lenders from time to time party there to and Deutsche Bank Trust Company Americas, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. On a Pro Forma Basis after giving effect to all Indebtedness (including the Revolving Loans) being incurred or assumed and existing continuing Liens granted by each applicable Credit Party in connection therewith, (x) the sum of the assets, at a fair valuation, of the U.S. Borrower and its Subsidiaries (taken as a whole) and the U.S. Borrower (on a stand-alone basis) will exceed their respective debts, (y) the U.S. Borrower and its Subsidiaries (taken as a whole) and the U.S. Borrower (on a stand-alone basis) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as debts manure and (z) the U.S. Borrower and its Subsidiaries (taken as a whole) and the U.S. Borrower (on a stand-alone basis) have sufficient capital with which to conduct their respective business. For purpose of this Certificate, “debt” means any liability on a claim, and “claim” means (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, secured or unsecured, in each case, to the extent of the reasonably anticipated liability thereof, as determined by the U.S. Borrower in good faith or (ii) the absolute right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

[Signature page to follow]

In WITNESS WHEREOF, I have hereunto set my hand this      day of May, 2007.

HOST HOTELS & RESORTS, L.P.

BY:	Host Hotels & Resorts, Inc., its General Partner

Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT J

ADDITIONAL REVOLVING LOAN COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

[Date]

Host Hotels & Resorts, L.P.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Re: Additional Revolving Loan Commitment

Ladies and Gentlemen:

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Host Hotels & Resorts, L.P. (the “U.S. Borrower” or “you”), the U.S. Subsidiary Borrower named therein, each Canadian Revolving Loan Borrower from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each Lender (each an “Additional Revolving Loan Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Additional Revolving Loan Commitment (and, if applicable, the Canadian Dollar Revolving Loan Sub-Commitment or Alternate Currency Revolving Loan Sub-Commitment) set forth opposite its name on Annex I attached hereto (for each such Additional Revolving Loan Lender, its “Additional Revolving Loan Commitment”). Each Additional Revolving Loan Commitment (including any Canadian Dollar Revolving Loan Sub-Commitment and each Alternate Currency Revolving Loan Sub-Commitment) provided pursuant to this Agreement shall be subject to the terms and conditions set forth in the Credit Agreement, including Section 2.16 thereof.

Each Additional Revolving Loan Lender and the U.S. Borrower acknowledge and agree that, with respect to the Additional Revolving Loan Commitment provided by such Additional Revolving Loan Lender pursuant to this Agreement, such Additional Revolving Loan Lender shall receive an upfront fee equal to that amount set forth opposite its name on Annex I attached hereto, which upfront fee shall be due and payable to such Additional Revolving Loan Lender on the effective date of this Agreement.

Each Additional Revolving Loan Lender party to this Agreement, to the extent that it is not already a Lender under the Credit Agreement, (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, and (v) in the case of each such Additional Revolving Loan Lender organized under the laws of a jurisdiction outside the United States, attaches the applicable forms described in Section 5.04(b) of the Credit Agreement certifying as to its entitlement to a complete exemption from United States withholding taxes with respect to all payments to be made under the Credit Agreement and the other Credit Documents.

The effective date of this Agreement shall be             ,          [insert a date on or prior to the 10th Business Day after the date hereof].

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on                  ,         . If you do not so accept this Agreement by such time, our Additional Revolving Loan Commitments set forth in this Agreement shall be deemed cancelled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by fax) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 14.11 of the Credit Agreement.

* * *

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Very truly yours,

[NAME OF LENDER]

By
Name:
Title:

Agreed and Accepted

this      day of             ,         :

HOST HOTELS & RESORTS, L.P.

By:	Host Hotels & Resorts, Inc., its General Partner

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

ANNEX I TO EXHIBIT J

Name of Lender	Amount of Additional Revolving Loan Commitment	Amount of Additional Canadian Dollar Revolving Loan Sub-Commitment or Alternate Currency Revolving Loan Sub-Commitment (specify type)	Upfront Fee

Total

EXHIBIT K

Corporate Forecast	Confidential - Contains non-public information

Executive Summary	Page 1 of 3

Year
Performance
Adjusted EBITDA—HM LP
Cash Interest Expense
FFO—Diluted

Dividend/Share

Balance Sheet Detail
Debt
Mortgage Debt
Bond Debt
Line Debt
Other Debt

Total Debt

Cash & Short Term Receivables
Perpetual Preferred
Common Equity Market Cap

TEV

Revolving Facility Financial Covenant Levels
Leverage Ratio (Net)
Unsecured Interest Coverage Ratio
Fixed Charge Coverage Ratio

HST Corporate Model—CONFIDENTIAL	All Amounts $	000s

Corporate Forecast	Confidential - Contains non-public information

Cash Analysis	Page 2 of 3

Year
Cash Balance
Cash Flow
Adjusted EBITDA—Host LP
FF&E
Cash Interest
NY Marquis Ground Rent
Annual Tax Payments
Perpetual Preferred Dividends
Amortization of Mortgage / Other Debt
Other (Rest Term Fees, chng in rent, other)
Common/OP Unit Dividend
Outside Unit Holder Distribution

Free Cash Flow

Sources
New Senior Notes
New Mortgage / Other Debt
CBM JV Interest Sale Proceeds
MI Settlement Proceeds
Asset Sales, net

Total Sources

Uses
Financing and Acquisition Costs
Contingencies & Extraordinary Charges
HMC Investment in European JV
Repayment of Senior Notes Debt
Repayment of Mortgage / Other Debt
Repayment of Revolver Debt
Acquisitions
Expansion/ROI/Repositioning Capex

Total Uses

Cash Available

HST Corporate Model—CONFIDENTIAL	All Amounts $	000s

Corporate Forecast	Confidential - Contains non-public information

FFO Summary	Page 3 of 3

Year
Total Hotel EBITDA
Distributions from non-consolidated Partnerships
Distributions to Minority Partners
Distributions from European JV
Asset Management Fees from European JV
Interest Income
Corporate Expenses
Restricted Stock Award & Other
Other Real Estate
Other Operating Expense
Distributions to Minority Partners of Host LP

Adjusted EBITDA—HM Corp

Adjustments
GAAP Interest Expense
Current Income Tax Provision
FFO of Minority Owners
FFO of CBM JV
FFO of Other Non-Consolidated Subsidiaries
FFO of European JV
Distributions to Minority Owners
Distr from non-consolidated Pships (inlc Euro JV)
Perpetual Preferred Dividend
Other (Non-Cash Adjustments-incl. Depr. & Asset Impairment)

Funds From Operations
Plus Exchangeable Debentures (if Dilutive)

Fully Diluted Funds From Operations

HST Corporate Model—CONFIDENTIAL	All Amounts $	000s

EXHIBIT L

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Date                 , 20

Reference is made to the Second Amended and Restated Credit Agreement described in Item 2 of Annex I hereto (as such Credit Agreement may have heretofore been and/or hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless defined in Annex I hereto, terms defined in the Credit Agreement are used herein as therein defined.                      (the “Assignor”) and                      (the “Assignee”) hereby agree as follows:

1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I hereto (the “Assigned Share”) of all of the outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 4 of Annex I hereto, including, without limitation, the Assigned Share of all rights and obligations with respect to (i) the Total Revolving Loan Commitment, (ii) the related total Alternate Currency Revolving Loan Sub-Commitments of all Lenders, if any (iii) the related Total Maximum Canadian Dollar Revolving Loan Sub-Commitment, if any, (iv) the related Total Canadian Dollar Revolving Loan Sub-Commitment in effect as of the date hereof, if any and (v) any outstanding Revolving Loans and Letters of Credit.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by it; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the U.S. Borrower or any of its Subsidiaries or the U.S. Subsidiary Borrower or any of its Subsidiaries or the performance or observance by the U.S. Borrower or any of its Subsidiaries or the U.S. Subsidiary Borrower or any of its Subsidiaries of any of their respective obligations under the Credit Agreement or the other Credit Documents to which they are a party or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Transferee under Section 14.03(b) of the Credit Agreement; (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender; [and] [(vi) to the extent legally entitled to do so, attaches the forms described in Section 14.03(b) of the Credit Agreement;]1 [and (vii) represents that it is an authorized foreign bank which at all times holds all of its interest in any Canadian Obligations in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada), or, based on applicable law in effect on the date hereof, that it is otherwise not subject to deduction or withholding of Canadian Taxes with respect to any payments to such Assignee of interest, fees, commissions, or any other amount payable by any Canadian Revolving Loan Borrower under the Credit Documents.]2

4. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor and the Assignee, the receipt of the consent of the Administrative Agent and the U.S. Borrower to the extent required by Section 14.03(b) and (d) of the Credit Agreement, the receipt by the Administrative Agent of the administrative fee referred to in such Section 14.03(b) and the recordation of the assignment effected hereby on the Register by the Administrative Agent as provided in Section 14.15 of the Credit Agreement, or such later date, if any, which may be specified in Item 5 of Annex I hereto (the “Settlement Date”).

5. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights (except under Sections 2.11, 2.12, 3.06, 5.04 and 14.01 of the Credit Agreement in respect of the period prior to the Settlement Date) and be released from its obligations under the Credit Agreement and the other Credit Documents.

[1]	Include if the Assignee is organized under the laws of a jurisdiction outside of the United States.
[2]	Include if the Assignee is assuming a Canadian Dollar Revolving Loan Sub-Commitment and is not a resident in Canada for the purpose of the Income Tax Act (Canada).

6. It is agreed that the Assignee shall be entitled to (x) all interest on the Assigned Share of the Revolving Loans at the rates specified in Item 6 of Annex I; (y) all Commitment Commission (if applicable) at the rate specified in Item 7 of Annex I hereto; and (z) all Letter of Credit Fees (if applicable) on the Assignee’s participation in all Letters of Credit at the rate specified in Item 8 of Annex I hereto, which, in each case, accrue on and after the Settlement Date, such interest and, if applicable, Commitment Commission and Letter of Credit Fees, to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Revolving Loans which occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the respective Revolving Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Settlement Date. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves.

7. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Assignment and Assumption Agreement, as of the date first above written, such execution also being made on Annex I hereto.

Accepted this day	[NAME OF ASSIGNOR]
of , 20	as Assignor

By
Title:

[NAME OF ASSIGNEE]
as Assignee

By
Title:

[Acknowledged and Agreed as of , 20 :

DEUTSCHE BANK AG NEW YORK BRANCH
as Administrative Agent

By
Title:][3]

HOST HOTELS & RESORTS, L.P.
B: Host Marriott Corporation, its General Partner

By
Title:][4]

[3]	The consent of the Administrative Agent is required for assignments pursuant to Section 14.03(b)(y) of the Credit Agreement.
[4]

At any time when no Event of Default is in existence, the approval of the U.S. Borrower is required with respect to all assignments pursuant to Section 14.03(b)(y) of the Credit Agreement which consent will not be unreasonably withheld.

Deutsche Bank AG New York Branch, as an Issuing Bank

By
Title:

ANNEX I

ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	U.S. Borrowers:	Host Marriott, L.P.

	U.S. Subsidiary Borrower:	Host Euro Business Trust

	Canadian Revolving Loan Borrowers:	Calgary Charlotte Partnership
HMC Toronto Air Company
HMC Toronto EC Company
HMC AP Canada Company

2.	Name and Date of Credit Agreement:

Second Amended and Restated Credit Agreement, dated as of May     , 2007, among Host Hotels & Resorts, L.P., the U.S. Subsidiary Borrower as listed therein, each Canadian Revolving Loan Borrower from time to time party thereto, various lenders from time to time party thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent for such Lenders.

3.	Date of Assignment Agreement:

4.	Amounts (as of date of item #3 above):

	Total Revolving Loan Commitment			Total Maximum Canadian Dollar Revolving Loan Sub-Commitment			Total Canadian Dollar Revolving Loan Sub-Commitment*
a. Aggregate Amount for Lenders	$			$			$

b. Assigned Share		%	[1]		%	[1]		%	[1]

c. Amount of Assigned Share	$			$			$

*	As of the date hereof.
[1]	Pursuant to Section 14.03(b), the assigned share percentage of the Total Revolving Loan Commitment must equal the assigned share of each Alternate Currency Revolving Loan Sub-Commitment.

	Outstanding Principal of Dollar Revolving Loans to U.S. Borrower	Outstanding Principal of Euro Revolving Loans to U.S. Borrower	Outstanding Principal of Euro Revolving Loans to U.S. Subsidiary Borrower	Outstanding Principal of Sterling Revolving Loans to U.S. Borrower	Outstanding Principal of Canadian Revolving Loans to Canadian Borrower

a. Aggregate Amount for Lenders	$	€	€	£	Cdn.$

b. Assigned Share

c. Amount of Assigned Share	$	€	€	£	Cdn.$

5.	Settlement Date:

6.	Rate of Interest to the Assignee:	As set forth in Section 2.09 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee, but without affecting the obligations of the Borrowers)[2]

7.	Commitment Commission:	As set forth in Section 4.01(a) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee, but without affecting the obligations of the Borrowers)

8.	Letter of Credit Fees to the Assignee:	As set forth in Section 3.01(b) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee, but without affecting the obligations of the Borrowers)

9.	Notice:

ASSIGNOR:

[2]

The Borrowers and the Administrative Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in Section 2.09 of the Credit Agreement, with the Assignor and Assignee effecting the agreed upon sharing of the interest through payments by the Assignee to the Assignor.

Attention:
Telephone:
Telecopier:
Reference:

ASSIGNEE:

Attention:
Telephone:
Telecopier:
Reference:

Payment Instructions:

ASSIGNOR:

Attention:
Reference:

ASSIGNEE:

Attention:
Reference:

Accepted and Agreed:

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By	By

EXHIBIT M

SENIOR NOTE INDENTURE, THE TWELFTH SUPPLEMENTAL INDENTURE AND

THE SPECIFIED INDENTURE

Filed separately as Exhibit 4.6 to Host Hotels & Resorts, Inc.’s annual report on Form 10-K for the year ended December 31, 2006, Exhibit 4.9 to Host Hotels & Resorts, Inc.’s annual report on Form 10-K for the year ended December 31, 2006 and Exhibit 4.14 to Host Hotels & Resorts, Inc.’s annual report on Form 10-K for the year ended December 31, 2006